As filed with the U.S. Securities and Exchange Commission on August 1, 2023
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW ATLAS HOLDCO INC.
(Exact name of registrant as specified in its
charter)

Delaware	1311	93-2154509
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512)
220-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Turner
President and Chief Financial Officer
New Atlas HoldCo Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512)
220-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Thomas G. Zentner
Vinson & Elkins L.L.P.
200 West 6th Street, Suite 2500
Austin, Texas 78701
(512)
542-8400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed information statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this information statement/prospectus is not complete and may be changed. New Atlas HoldCo Inc. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this information statement/prospectus is a part) is effective. This information statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION, DATED AUGUST 1, 2023

ATLAS ENERGY SOLUTIONS INC.

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

INFORMATION STATEMENT/PROSPECTUS

NOTICE OF ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACCOMPANYING INFORMATION STATEMENT IS FURNISHED ONLY TO INFORM STOCKHOLDERS OF THE ACTION DESCRIBED ABOVE BEFORE IT TAKES EFFECT IN ACCORDANCE WITH RULE 14c-2

                , 2023

Dear Stockholder:

This notice of action by written consent and the accompanying information statement/prospectus (the “Information Statement/Prospectus”) is being furnished by the Board of Directors (the “Board”) of Atlas Energy Solutions Inc., a Delaware corporation (“Atlas,” the “Company,” “we,” “us” or “our”), to the holders of record at the close of business on             , 2023 of the outstanding shares of our Class A common stock, par value $0.01 (“Class A Common Stock”), and Class B common stock, par value $0.01 (“Class B Common Stock” and, together with the Class A Common Stock, “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The purpose of the accompanying Information Statement/Prospectus is twofold. First, the Information Statement/Prospectus acts to inform the Company’s stockholders that on             , 2023, holders of approximately     % of the voting power of all outstanding shares of Common Stock acted by written consent (the “Written Consent”) in lieu of a special meeting of stockholders to approve the entry by the Company into a Master Reorganization Agreement, as amended from time to time (the “Master Reorganization Agreement”), in order to, among other things, add a new holding company above Atlas. The new holding company will initially be called New Atlas HoldCo Inc. (“New Atlas”). The creation of New Atlas will enable us to simplify our overall corporate structure and financial reporting by (i) eliminating our so-called “Up-C” structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New Atlas, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes of Common Stock of Atlas that are currently authorized, issued and outstanding (the “Reorganization”). Second, the Information Statement/Prospectus acts as a prospectus of New Atlas under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of New Atlas (“New Atlas Common Stock”) to be issued to existing Atlas stockholders in connection with the Reorganization.

We believe that one of the effects of this Reorganization will be to increase our market capitalization at our parent-level entity, which could enable certain investors (specifically, those with investment position limits tied to percentages of a company’s market capitalization) to own larger positions in our stock than before, and could also make shares of New Atlas Common Stock more likely to be included in or weighted more heavily by certain stock market indices than our existing Class A Common Stock. Improved weighting, in turn, could mean an increased demand for shares of New Atlas Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value.

As part of the Reorganization:

•

In connection with and immediately before the Opco Merger (as defined below), a newly-formed, wholly-owned subsidiary of New Atlas (which itself is a newly-formed, wholly-owned subsidiary of Atlas) will merge with and into Atlas, with Atlas surviving the merger as a wholly-owned subsidiary of New Atlas (the “Pubco Merger”).

•

In connection with the Pubco Merger, (i) each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be exchanged on a one-for-one basis for shares of New Atlas Common Stock, and (ii) each share of Class B Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be surrendered and cancelled for no consideration. By virtue of the PubCo Merger and effective as of the effective time of the PubCo Merger, each share of Class A Common Stock then held by New Atlas will be recapitalized into a single share of common stock.

•

In connection with and immediately after the Pubco Merger, another newly-formed, wholly-owned subsidiary of New Atlas will merge with and into Atlas Sand Operating, LLC, a Delaware limited liability company and the current operating subsidiary of Atlas (“Opco”), with Opco surviving the merger as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas (the “Opco Merger” and, together with the Pubco Merger, the “Mergers”).

•

In connection with the Opco Merger, each common unit of Opco (“Operating Units”) issued and outstanding immediately prior to the effective time of the Opco Merger, other than Operating Units held by Atlas, will be exchanged on a one-for-one basis for shares of New Atlas Common Stock. Operating Units held by Atlas will continue to be held by Atlas.

•	As a result of the Reorganization, Atlas will become a direct, wholly-owned subsidiary of New Atlas, and New Atlas and Atlas will together own 100% of the Operating Units.

•

Because both Mergers will result in exchanges on a one-for-one basis for shares of New Atlas Common Stock, the overall proportionate economic ownership a holder of Class A Common Stock will hold in New Atlas and the voting control percentage a holder of Class A Common Stock will hold in New Atlas will be the same as such holder’s current overall proportionate economic ownership and current voting control percentage in Atlas.

•

It is expected that the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code. Unlike an exchange of an Operating Unit (and corresponding share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the Opco LLC Agreement, the exchange of Operating Units for New Atlas Common Stock pursuant to the Reorganization is not expected to result in any tax basis increases related to the Opco assets, except to the extent of a limited amount of gain that might be recognized by the holders of Operating Units as a result of certain debt-financed deductions. Moreover, because no Operating Units will be held by any person other than New Atlas and Atlas after the Reorganization, there will be no future exchanges of Operating Units for shares of Class A Common Stock or New Atlas Common Stock. As a result, future tax benefits potentially available to us under the existing Up-C structure will no longer be available to us after the Reorganization.

•	We intend to apply to have the New Atlas Common Stock listed on The New York Stock Exchange (the “NYSE”) under Atlas’s current trading symbol, “AESI,” on or before the effective date of the Mergers.

•

Your current rights as a holder of Class A Common Stock of Atlas will be substantially the same as your rights as a common stockholder of New Atlas. There are differences, however, that you should carefully review that are described under the section of the accompanying Information Statement/Prospectus titled “Comparative Rights of Holders of New Atlas Common Stock and Atlas Common Stock.”

The total number of shares of New Atlas Common Stock to be issued in the Reorganization will not be known until immediately prior to completing the Reorganization, but is expected to be up to approximately 100.0 million shares of New Atlas Common Stock based on, among other factors, the number of shares of Class A Common Stock currently outstanding, and the number of Operating Units (other than Operating Units held by Atlas) currently outstanding and the number of shares of Class A Common Stock that may be issuable pursuant to outstanding equity-based incentive awards of Atlas prior to the completion of the Reorganization.

On July 31, 2023, the Special Committee (the “Special Committee”) of the Board reviewed and considered the terms and conditions of the Master Reorganization Agreement and, by unanimous vote, (i) determined that the proposed Reorganization, on the terms and conditions set forth in the Master Reorganization Agreement, is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Master Reorganization Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Master Reorganization Agreement, (iii) recommended that the Board approve the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, and the execution, delivery and performance of the Master Reorganization Agreement and transactions contemplated thereby, including the Mergers, and (iv) recommended that the Board resolve to direct that the Master Reorganization Agreement and the approval of the Reorganization be submitted to the holders of the Common Stock pursuant to the Amended and Restated Certificate of Incorporation of Atlas (the “Charter”) and authorized the holders of the Common Stock to act by written consent pursuant to the Charter.

Following the receipt of the Special Committee’s determination and approvals and its related recommendations, the Board, on July 31, 2023 (acting via unanimous written consent in accordance with the DGCL and the Charter, in part based upon the receipt of the Special Committee’s determination and approvals and its related recommendations), (i) determined that the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, are in the best interests of the Company and its stockholders, (ii) authorized and approved the execution and delivery of the Master Reorganization Agreement and the consummation of the transactions contemplated thereby, including the Mergers, on the terms and subject to the conditions set forth in the Master Reorganization Agreement and (iii) directed that the approval of the Master Reorganization Agreement and the approval of the Reorganization be submitted to the holders of the Common Stock pursuant to the Charter and authorized the holders of the Common Stock to act by written consent pursuant to the Charter.

On             , 2023, the holders of approximately     % of the voting power of all outstanding shares of Common Stock delivered the Written Consent approving the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers.

Pursuant to Rule 14c-2(b) of the Exchange Act, the actions approved by the Written Consent may not be taken until             , 2023, which is 20 calendar days after the accompanying Information Statement/Prospectus is first mailed or otherwise delivered to our stockholders.

We are mailing this notice of action by written consent and the accompanying Information Statement/Prospectus to our stockholders on or about             , 2023. The Information Statement/Prospectus is being provided to you for your information to comply with the requirements of the Exchange Act. However, no action is requested or required on your part in connection with the accompanying Information Statement/Prospectus and no stockholder meeting will be held in connection with the accompanying Information Statement/Prospectus. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The accompanying Information Statement/Prospectus provides you with detailed information about the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers. We encourage you to carefully read the entire Information Statement/Prospectus and its annexes, including the Master Reorganization Agreement. Please read the section of the Information Statement/Prospectus titled “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock” for a more complete discussion of the anticipated material U.S. federal income tax consequences to certain U.S. holders whose shares of Class A Common Stock are exchanged for shares of New Atlas Common Stock pursuant the Pubco Merger. You should also carefully consider the risk factors described in the section of the Information Statement/Prospectus titled “Risk Factors” beginning on page 22. You may also obtain additional information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”).

We thank you for your continued support.

Very truly yours,

Ben M. “Bud” Brigham

Chairman of the Board and Chief Executive Officer of Atlas Energy Solutions Inc.

The accompanying Information Statement/Prospectus is dated            , 2023 and is first being mailed to our stockholders on or about such date.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGERS OR DETERMINED THAT THIS INFORMATION STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ABOUT THIS INFORMATION STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by New Atlas HoldCo Inc. (“New Atlas”), constitutes a prospectus of New Atlas under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of New Atlas (“New Atlas Common Stock”) to be issued to Atlas stockholders pursuant to the Master Reorganization Agreement (as defined herein). This document also constitutes an information statement of Atlas Energy Solutions Inc. (“Atlas”) under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), informing the Atlas stockholders of the approval of the Reorganization (as defined herein) pursuant to the Written Consent (as defined herein) before the issuance of the shares of New Atlas Common Stock upon the effectiveness of the Reorganization.

You should rely only on the information contained in this information statement/prospectus (this “Information Statement/Prospectus”). Neither Atlas nor New Atlas has authorized anyone to provide you with information that is different from that contained in this Information Statement/Prospectus. This Information Statement/Prospectus is dated                , 2023 and is first being mailed to Atlas stockholders on or about such date. The information contained in this Information Statement/Prospectus is accurate only as of that date, unless the information specifically indicates that another date applies. Neither the mailing of this Information Statement/Prospectus to Atlas stockholders nor the issuance by New Atlas of New Atlas Common Stock will create any implication to the contrary.

This Information Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless the context otherwise requires, all references in this Information Statement/Prospectus to:

•

“2018 Term Loan Credit Facility” refer to the credit facility extended pursuant to the ABL Credit Agreement, dated as of December 14, 2018, among Atlas Sand Company, LLC, as borrower, the lender parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent, as amended;

•

“2021 Term Loan Credit Facility” refer to the credit facility extended pursuant to the Credit Agreement, dated October 20, 2021, by and between Atlas Sand Company, LLC, as borrower, and Stonebriar Commercial Finance, LLC, as lender, as amended;

•

“2023 ABL Credit Facility” refer to the credit facility extended pursuant to the Loan, Security and Guaranty Agreement, dated as of February 22, 2023, among Atlas Sand Company, LLC, as Borrower, certain of its subsidiaries, as Guarantors, Bank of America, N.A., as Agent and Bank of America, N.A., as Sole Lead Arranger and Sole Bookrunner;

•

“2023 Term Loan Credit Facility” refer to the credit facility extended pursuant to the 2023 Term Loan Credit Agreement, among Atlas Sand Company, LLC, as borrower, and Stonebriar Commercial Finance, LLC, as lender;

•

“A&R Registration Rights Agreement” refer to that certain Amended and Restated Registration Rights Agreement expected to be entered into by and among New Atlas and certain of the Legacy Owners in connection with the consummation of the Reorganization;

•

“A&R Stockholders’ Agreement” refer to that certain Amended and Restated Stockholders’ Agreement expected to be entered into by and among New Atlas and the Principal Stockholders in connection with the consummation of the Reorganization;

•	“ASC Incentive Plan” refer to the Atlas Sand Company, LLC Long-Term Incentive Plan;

•	“ASMC” refer to Atlas Sand Management Company, LLC, a Texas limited liability company;

•	“ASMC II” refer to Atlas Sand Management Company II, LLC, a Delaware limited liability company;

•	“ASMC Incentive Plan” refer to the Atlas Sand Management Company, LLC Long Term Incentive Plan;

•	“Atlas” refer to Atlas Energy Solutions Inc., a Delaware corporation;

i

•	“Atlas LLC” refer to Atlas Sand Company, LLC, a Delaware limited liability company and the predecessor of Atlas;

•	“BLM” refer to the Bureau of Land Management, a federal agency within the U.S. Department of the Interior;

•	“Board” refer to the Board of Directors of Atlas;

•	“Bylaws” refer to the Amended and Restated Bylaws of Atlas;

•	“CCAA” refer to the Candidate Conservation Agreement with Assurances relating to the DSL;

•	“Charter” refer to the Amended and Restated Certificate of Incorporation of Atlas;

•	“Class A Common Stock” refer to shares of Class A common stock, par value $0.01 per share, of Atlas;

•	“Class B Common Stock” refer to shares of Class B common stock, par value $0.01 per share, of Atlas;

•	“Code” refer to the Internal Revenue Code of 1986, as amended;

•	“Common Stock” refer to the Class A Common Stock and Class B Common Stock, collectively;

•	“Company,” “we,” “us,” “our” and like expressions refer to Atlas together with its subsidiaries, including Atlas LLC;

•	“DGCL” refer to the General Corporation Law of the State of Delaware;

•	“DOL” refer to the U.S. Department of Labor;

•	“DSL” refer to the dune sagebrush lizard;

•	“E&P” refer to exploration and production;

•	“EPA” refer to the Environmental Protection Agency;

•	“ESA” refer to the Endangered Species Act of 1973, as amended;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“Existing Atlas Plans” refer to the LTIP, Management Change in Control Severance Plan and the director compensation program described in the section titled “Director Compensation” herein;

•	“Existing Registration Rights Agreement” refer to that certain Registration Rights Agreement, dated March 8, 2023, by and among Atlas and certain Legacy Owners;

•	“Existing Stockholders’ Agreement” refer to that certain Stockholders’ Agreement, dated March 8, 2023, by and among Atlas and the Principal Stockholders;

•	“HoldCos” refer to Holdings, Holdings II, ASMC and ASMC II, collectively;

•	“Holdings” refer to Atlas Sand Holdings, LLC, a Delaware limited liability company;

•	“Holdings II” refer to Atlas Sand Holdings II, LLC, a Delaware limited liability company;

•	“HSR Act” refer to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“IPO” refer to the initial public offering of Class A Common Stock by Atlas completed on March 13, 2023;

•

“IPO Reorganization Agreement” refer to that certain Master Reorganization Agreement, dated March 8, 2023, by and among Atlas, Opco, Atlas LLC, ASMC, Holdings, Holdings II, ASMC II and Atlas Sand Merger Sub, LLC, a Delaware limited liability company;

•	“IRS” refer to the U.S. Internal Revenue Service;

•	“JOBS Act” refer to the Jumpstart Our Business Startups Act of 2012;

•	“Legacy Owners” refer to holders of membership interests in Holdings, Holdings II, ASMC and ASMC II, who, prior to the IPO, directly or indirectly held membership interests in Atlas LLC;

•	“Lock-Up Period” refer to the period beginning on the date of completion of the IPO, March 13, 2023, and ending 180 days from such date;

•	“LTIP” refer to the Atlas Energy Solutions Inc. 2023 Long Term Incentive Plan, adopted by the Board in March 2023;

•	“Master Reorganization Agreement” refer to that certain Master Reorganization Agreement, dated July 31, 2023, by and among Atlas, New Atlas, Pubco Merger Sub, Opco, Opco Merger Sub and Holdings;

•	“Mergers” refer to the Pubco Merger and Opco Merger, collectively;

•	“New Atlas” refer to New Atlas HoldCo Inc., a Delaware corporation;

•	“New Atlas Board” refer to the Board of Directors of New Atlas following the completion of the Reorganization;

•	“New Atlas Bylaws” refer to the Amended and Restated Bylaws of New Atlas, the form of which is attached to this Information Statement/Prospectus as Annex III;

•	“New Atlas Charter” refer to the Amended and Restated Certificate of Incorporation of New Atlas, the form of which is attached to this Information Statement/Prospectus as Annex II;

•	“New Atlas Common Stock” refer to shares of common stock, par value $0.01 per share, of New Atlas;

•	“New Atlas Preferred Stock” refer to shares of preferred stock, par value $0.01 per share, of New Atlas;

•	“NYSE” refer to The New York Stock Exchange;

•	“Opco” refer to Atlas Sand Operating, LLC, a Delaware limited liability company and the operating subsidiary of Atlas;

•	“Opco LLC Agreement” refer to the Amended and Restated Limited Liability Company Agreement of Opco, dated March 8, 2023;

•	“Opco Merger” refer to the merger of Opco Merger Sub with and into Opco, with Opco continuing as the surviving company, pursuant to the Master Reorganization Agreement;

•	“Opco Merger Sub” refer to Atlas Operating Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New Atlas;

•	“Operating Units” refer to membership interests in Opco;

•	“Principal Stockholders” refer to Holdings, Holdings II and Ben M. “Bud” Brigham;

•	“Pubco Merger Sub” refer to AESI Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of New Atlas;

•	“Pubco Merger” refer to the merger of Pubco Merger Sub with and into Atlas, with Atlas continuing as the surviving corporation, pursuant to the Master Reorganization Agreement;

•	“Record Date” refer to , 2023;

•	“Reorganization” refer to the transactions contemplated by the Master Reorganization Agreement, including the Mergers;

•	“Sarbanes-Oxley Act” refer to the Sarbanes-Oxley Act of 2002, as amended;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•

“Special Committee” refer to the special committee of independent and disinterested directors of the Board established by the Board to (i) review, evaluate, structure and, if deemed sufficiently attractive, negotiate the terms and provisions, and determine the advisability, of the Reorganization, (ii) consider, on behalf of the Company and the Board, the terms and provisions of the Reorganization and (iii) approve or disapprove the Reorganization;

•

“Underwriting Agreement” refer to that certain Underwriting Agreement, dated March 8, 2023, by and among Atlas and Goldman Sachs & Co. LLC, BofA Securities, Inc. and Piper Sandler & Co., as representatives of the underwriters named therein;

•	“USFWS” refer to the U.S. Fish and Wildlife Service; and

•	“Written Consent” refer to the irrevocable written consent delivered on , 2023 to Atlas by the holders of % of the voting power of all outstanding shares of Common Stock approving the Reorganization.

ADDITIONAL INFORMATION

You may request copies of this Information Statement/Prospectus, without charge, upon written or oral request to the Company’s principal executive office:

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

(512) 220-1200

You may obtain copies of documents filed by Atlas with the SEC free of charge through the SEC’s website at www.sec.gov or by accessing Atlas’s website at https://ir.atlas.energy/sec-filings.

We are not incorporating the contents of the websites of the SEC, Atlas or any other entity into this Information Statement/Prospectus.

In addition, if you have questions about the Reorganization or this Information Statement/Prospectus or would like additional copies of this Information Statement/Prospectus, contact Atlas at (512) 220-1200. You will not be charged for any of these documents that you request.

v

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

The following questions and answers are intended to briefly address some commonly asked questions regarding the Reorganization. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this Information Statement/Prospectus, the Annexes to this Information Statement/Prospectus and the documents referred to in this Information Statement/Prospectus.

Q:	Why am I receiving these materials?

A:

The purpose of this Information Statement/Prospectus is to inform you that on                 , 2023, holders of approximately     % of the voting power of all outstanding shares of Common Stock delivered the Written Consent approving the entry by Atlas into the Master Reorganization Agreement in order to, among other things, add a new holding company above Atlas.

The creation of New Atlas will enable us to simplify our overall corporate structure and financial reporting by (i) eliminating our so-called “Up-C” structure and causing all equityholders to hold all of their equity interests in our Company at the same top-level parent entity, which will be New Atlas, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes of Common Stock of Atlas that are currently authorized, issued and outstanding.

This document, which forms part of a registration statement on Form S-4 filed with the SEC by New Atlas, constitutes a prospectus of New Atlas under Section 5 of the Securities Act, with respect to the shares of New Atlas Common Stock to be issued to Atlas stockholders pursuant to the Master Reorganization Agreement. This document also constitutes an information statement of Atlas under Section 14(c) of the Exchange Act, informing the Atlas stockholders of the approval of the Reorganization pursuant to the Written Consent before the consummation of the Mergers and the issuance of the shares of New Atlas Common Stock upon the effectiveness of the Reorganization.

This Information Statement/Prospectus is first being mailed to Atlas stockholders on or about                 , 2023.

Q:	What transactions are contemplated by the Master Reorganization Agreement?

A:

The Reorganization will be governed by the terms and conditions of the Master Reorganization Agreement. A copy of the Master Reorganization Agreement is attached as Annex I to this Information Statement/Prospectus. You are encouraged to read the Master Reorganization Agreement carefully.

Pursuant to the Master Reorganization Agreement, and subject to the satisfaction or waiver of the conditions to the Reorganization, New Atlas will be a new holding company above Atlas as specified in the Master Reorganization Agreement, (i) the newly-formed and wholly-owned subsidiary of New Atlas, Pubco Merger Sub, will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly-owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) the other newly-formed and wholly-owned subsidiary of New Atlas, Opco Merger Sub, will merge with and into Opco, with Opco continuing as the surviving company and as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. As a result of the Mergers:

•

each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be exchanged for one share of New Atlas Common Stock and current holders of Class A Common Stock will become stockholders of New Atlas;

•	each outstanding share of Class B Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be surrendered and cancelled for no consideration;

•	each Operating Unit issued and outstanding immediately prior to the effective time of the Opco Merger, other than Operating Units held by Atlas, will be exchanged for one share of New Atlas

Common Stock and current holders of Operating Units (other than Atlas) will become stockholders of New Atlas;

•

Atlas will become a direct, wholly-owned subsidiary of New Atlas, each share of Class A Common Stock then held by New Atlas will be recapitalized into a single share of common stock, and New Atlas and Atlas will own 100% of the Operating Units; and

•	New Atlas, as the new holding company, will, through its subsidiaries, conduct all the operations currently conducted by Atlas.

Q:	Why am I not being asked to vote on the Reorganization?

A:

On                 , 2023, the holders of approximately     % of the voting power of all outstanding shares of Common Stock delivered to Atlas the Written Consent approving the Reorganization. Accordingly, the approval of the Reorganization by Atlas’s stockholders was effected in accordance with the Bylaws, the DGCL and the NYSE rules. No further approval of Atlas’s stockholders is required under the DGCL or NYSE rules to approve the Reorganization. As a result, we have not solicited and will not be soliciting your vote for the Reorganization and do not intend to call a meeting of stockholders for the purpose of voting on the approval of the Reorganization.

Q:	Has the Board voted in favor of the Reorganization?

A:

Yes. Following the receipt of the Special Committee’s determination and approvals and its related recommendations, the Board, on July 31, 2023 (acting via unanimous written consent in accordance with the DGCL and the Charter, in part based upon the receipt of the Special Committee’s determination and approvals and its related recommendations), (i) determined that the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, are in the best interests of the Company and its stockholders, (ii) authorized and approved the execution and delivery of the Master Reorganization Agreement and the consummation of the transactions contemplated thereby, including the Mergers, on the terms and subject to the conditions set forth in the Master Reorganization Agreement and (iii) directed that the approval of the Master Reorganization Agreement and the approval of the Reorganization be submitted to the holders of the Common Stock pursuant to the Charter and authorized the holders of the Common Stock to act by written consent pursuant to the Charter. See “The Reorganization—Approval of the Reorganization; Record Date; Action by Stockholder Consent.”

Q:	What will be the effect of the Reorganization?

A:	As a result of the Reorganization, New Atlas will replace Atlas as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Atlas.

Pursuant to the Master Reorganization Agreement, (i) Pubco Merger Sub will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) Opco Merger Sub will merge with and into Opco, with Opco continuing as the surviving company and as a wholly owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. In connection with the Mergers, each outstanding share of Class A Common Stock and each outstanding Operating Unit, other than Operating Units held by Atlas, will be exchanged for one share of New Atlas Common Stock, and each outstanding share of Class B Common Stock will be surrendered and cancelled for no consideration.

Following the completion of the Reorganization, (i) Atlas will be a direct, wholly-owned subsidiary of New Atlas, (ii) New Atlas and Atlas will collectively own 100% of the Operating Units that remain outstanding, (iii) New Atlas, as the new holding company, will, through its subsidiaries, conduct all of the operations conducted by Atlas immediately prior to the Reorganization and (iv) your overall proportionate economic ownership of our business and your voting percentage in New Atlas after the Reorganization will be the same as your current overall proportionate economic ownership of our business and voting percentage in Atlas immediately prior to the Reorganization.

Exchanges of Operating Units for Class A Common Stock pursuant to the terms of the Opco LLC Agreement under our current Up-C structure generally result in certain tax basis increases related to Opco’s assets. These tax basis increases were expected to generate additional depreciation, depletion, and amortization deductions which in turn, would reduce our taxable income and result in reduced cash tax liabilities. The exchange of Operating Units for New Atlas Common Stock pursuant to the tax-deferred Reorganization is not expected to result in any such tax basis increases, except to the extent of a limited amount of gain that might be recognized by the holders of Operating Units as a result of certain debt-financed deductions. Moreover, following completion of the Reorganization, because no Operating Units will be held by any person other than New Atlas and Atlas, there will be no future exchanges of Operating Units for shares of Class A Common Stock. Accordingly, the tax benefits expected to be available to us under the existing Up-C structure will no longer be available to us after the Reorganization. See “The Reorganization—Reasons for the Reorganization.”

Q:	What are the conditions to completion of the Reorganization?

A:

The Reorganization is expected to close during the third quarter of 2023, or such later date as agreed by the parties to the Master Reorganization Agreement, subject to the satisfaction or waiver of customary closing conditions, including:

•

the representations and warranties of the parties in the Master Reorganization Agreement will be true and correct on and as of immediately prior to the effective time, except as would not reasonably be expected to prevent or materially delay the consummation of the Reorganization;

•

the registration statement on Form S-4 will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement on Form S-4 will have been issued by the SEC and no proceeding for that purpose will have been initiated or, to the knowledge of New Atlas or Atlas, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Information Statement/Prospectus will have been initiated or, to the knowledge of New Atlas or Atlas, threatened by the SEC and not concluded or withdrawn;

•

Atlas will have received a legal opinion of Vinson & Elkins L.L.P. in form and substance reasonably satisfactory to it and the Special Committee indicating the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code;

•

all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required in order to consummate the Reorganization will have been obtained or made, as applicable;

•	the Written Consent will have been received by Atlas and be in full force and effect;

•

at least 20 calendar days will have elapsed since Atlas mailed to the stockholders of Atlas the Information Statement/Prospectus, as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act);

•

no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect will have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Reorganization or any of the other transactions contemplated by the Master Reorganization Agreement illegal or otherwise prohibited; and

•	the New Atlas Common Stock to be issued pursuant to the Reorganization will have been approved for listing by the NYSE.

There can be no assurance that these closing conditions will be satisfied or waived.

Q:	Why are you pursuing Reorganization?

A:

We believe that the Reorganization will help simplify our overall corporate structure and financial reporting by (i) eliminating Atlas’s so-called “Up-C” structure and causing all equityholders to hold all of their equity interests in our Company at the same top-level parent entity, which will be New Atlas, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes of Common Stock of Atlas that are currently authorized, issued and outstanding. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company’s market capitalization) to own larger positions in our stock than before, and could also make shares of New Atlas Common Stock more likely to be included in or weighted more heavily by certain stock market indices than our existing Class A Common Stock. This, in turn, could mean an increased demand for shares of New Atlas Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value. For more information, see “The Reorganization—Reasons for the Reorganization.”

Q:	Will the management or the businesses of the Company change as a result of the Reorganization?

A:	No. The management and businesses of our Company will not change as a result of the Reorganization.

Q:	What will be the name of the public company following the Reorganization?

A:

Effective as of the time of the completion of the Reorganization, Atlas and New Atlas will both be renamed. New Atlas, which will be the public company following the Reorganization, will be renamed “Atlas Energy Solutions Inc.” (in order to continue the use of the current public company name for our parent-level public registrant) and Atlas will be renamed “AESI Holdings Inc.” In order to avoid confusion regarding this post-closing name change, we will continue to refer in this Information Statement/Prospectus to “New Atlas” or “New Atlas Energy Solutions Inc.” rather than referencing the post-closing name of New Atlas.

Q:	Where will the New Atlas Common Stock trade after the Reorganization?

A:

We intend to apply for the shares of New Atlas Common Stock to be received in the Mergers to be listed on the NYSE under Atlas’s current trading symbol, “AESI,” at or before the effective time of the Mergers.

Q:	How will being a holder of New Atlas Common Stock be different from being a holder of Class A Common Stock of Atlas?

A:

Your rights as a holder of New Atlas Common Stock will be substantially the same as the rights of holders of Class A Common Stock, including rights as to voting and dividends. There are differences, however. You should carefully review the information set forth under the caption “Comparative Rights of Holders of New Atlas Common Stock and Atlas Common Stock.” For more information, also see “Description of New Atlas Capital Stock.” You should review these sections carefully as some of these differences may be more or less favorable to holders of Class A Common Stock.

Upon completion of the Mergers, New Atlas will adopt the New Atlas Charter and the New Atlas Bylaws, the forms of which are attached to this Information Statement/Prospectus as Annex II and Annex III.

Q:	What will happen to my Class A Common Stock as a result of the Reorganization?

A:	In the Reorganization, your shares of Class A Common Stock will be exchanged for the same number of shares of New Atlas Common Stock. As a result, you will become a stockholder of New Atlas and your overall proportionate economic ownership of our Company and your voting control percentage in New Atlas after the Reorganization will be the same as your current overall proportionate economic ownership of our Company and voting control percentage in Atlas immediately prior to the Reorganization. We intend to apply to have the New Atlas Common Stock listed on the NYSE under Atlas’s current trading symbol, “AESI,” at or before the effective time of the Mergers.

Q:	What will happen to my Class B Common Stock as a result of the Reorganization?

A:

In the Reorganization, your shares of Class B Common Stock of Atlas will be surrendered and cancelled for no consideration. As a result, holders of Class B Common Stock will receive no continuing equity interest in New Atlas in exchange for their Class B Common Stock. The Operating Units to which such shares of Class B Common Stock correspond will be exchanged on a one-for-one basis for shares of New Atlas Common Stock, and the holders of Operating Units (other than Atlas) will become stockholders of New Atlas. As a result, your overall proportionate economic ownership of our Company and your voting control percentage in New Atlas after the Reorganization will be the same as your current overall proportionate economic ownership of our Company and voting control percentage in Atlas immediately prior to the Reorganization.

Q:	How will I receive shares of New Atlas Common Stock?

A:

Each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the Mergers will be converted into one share of New Atlas Common Stock and upon conversion, will cease to be outstanding and automatically be cancelled and cease to exist. Shares of Class A Common Stock held by book-entry will, upon the effective time of the Mergers, represent shares of New Atlas Common Stock (without any requirement for the surrender of such book-entry shares), with each book-entry share of Class A Common Stock prior to the effective time of the Mergers automatically representing an equivalent number of shares of New Atlas Common Stock.

Q:	Will the Company’s CUSIP number change as a result of the Reorganization?

A:	Yes. The CUSIP number of the Class A Common Stock is 04930R107. The CUSIP number for the New Atlas Common Stock following the consummation of the Reorganization will be .

Q:	What are the material U.S. federal income tax consequences of the Pubco Merger to holders of Class A Common Stock?

A:

It is expected that the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code, with the result, that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of New Atlas Common Stock in exchange for shares of Class A Common Stock pursuant to the Pubco Merger. For more information on the material U.S. federal income tax consequences of the Pubco Merger to U.S. holders of Class A Common Stock, see the section entitled “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock.” Each U.S. holder of Class A Common Stock is strongly urged to consult with their tax advisor to determine the U.S. federal, state or local or non-U.S. income or other tax consequences of the Pubco Merger to it.

Q:	What if I object to the Reorganization? Do I have appraisal rights in connection with the Reorganization?

A:

If you are a holder of Class A Common Stock, you will not be entitled to appraisal rights under Section 262 of the DGCL because the only consideration you will receive in the Reorganization is new shares of publicly listed stock.

If you are a holder of Class B Common Stock, you would be entitled to appraisal rights and notice of appraisal rights in connection with the Reorganization under Section 262 of the DGCL However, the holders of the Class B Common Stock have waived their appraisal rights and the right to receive notice thereof under the Master Reorganization Agreement.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householding mailing and you would like to have additional copies of this Information Statement/Prospectus mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (512) 220-1200 or by mail to Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730. We will promptly send additional copies of this Information Statement/Prospectus upon receipt of such request.

Q:	Who can help answer my questions?

A:

If you have questions about the Reorganization after reading this Information Statement/Prospectus, please contact the Company by phone at (512) 220-1200 or by mail to Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730.

SUMMARY OF THE REORGANIZATION

This section highlights key aspects of the Reorganization, including the Master Reorganization Agreement, that are described in greater detail elsewhere in this Information Statement/Prospectus. This section does not contain all of the information that may be important to you. To better understand the Reorganization, and for a more complete description of the legal terms of the Master Reorganization Agreement, you should read this entire Information Statement/Prospectus carefully, including the Annexes. You can find information with respect to certain additional documents referenced herein under the section titled “Where You Can Find Additional Information.”

Unless we state otherwise or the context otherwise requires, references to “Atlas” are to Atlas Energy Solutions Inc., and references to the “Company,” “we,” “us” or “our” are to Atlas and its subsidiaries, including Atlas LLC, the predecessor of Atlas.

The Parties

Atlas Energy Solutions Inc.

Atlas is headquartered in Austin, Texas, and is our current top-level parent entity. Atlas was incorporated in Delaware in February 2022 in connection with the IPO. Atlas operates and controls all of the business and affairs, and consolidates the financial results, of Atlas LLC, which is described further below. Following the Reorganization, Atlas will become a direct, wholly-owned subsidiary of New Atlas, shares of Class A Common Stock will be exchanged, on a one-for-one basis, for shares of New Atlas Common Stock and shares of Class B Common Stock will be surrendered and cancelled for no consideration.

The Class A Common Stock is currently traded on the NYSE under the ticker symbol “AESI.” Our principal executive offices are located at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, and our telephone number at that address is (512) 220-1200.

New Atlas HoldCo Inc.

New Atlas is a newly-formed, direct, wholly-owned subsidiary of Atlas. Atlas formed New Atlas for the purpose of participating in the transactions contemplated by the Master Reorganization Agreement. Prior to the Reorganization, New Atlas will have no assets or operations other than those incident to its formation. If we complete the Reorganization, New Atlas will replace Atlas as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Atlas.

New Atlas’s offices are located at our headquarters: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (512) 220-1200.

AESI Merger Sub Inc.

Pubco Merger Sub is a newly-formed, direct, wholly-owned subsidiary of New Atlas. New Atlas caused Pubco Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Master Reorganization Agreement. Prior to the Reorganization, Pubco Merger Sub will have no assets or operations other than those incident to its formation.

Pubco Merger Sub’s offices are located at our headquarters: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (512) 220-1200.

Atlas Sand Operating, LLC

Opco is the majority-owned operating subsidiary of Atlas. Opco was formed in November 2022 in connection with the IPO and is the parent company of Atlas LLC. If we complete the Reorganization, New Atlas and Atlas will collectively own 100% of Opco.

Opco’s offices are located at our headquarters: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (512) 220-1200.

Atlas Operating Merger Sub, LLC

Opco Merger Sub is a newly-formed, direct, wholly-owned subsidiary of New Atlas. New Atlas caused Opco Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Master Reorganization Agreement. Prior to the Reorganization, Opco Merger Sub will have no assets or operations other than those incident to its formation.

Opco Merger Sub’s offices are located at our headquarters: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (512) 220-1200.

Atlas Sand Company, LLC

Atlas LLC, a Delaware limited liability company, was formed in April 2017 for the purpose of being an in-basin, pure-play producer and provider of proppant primarily in the Permian Basin. Atlas LLC is a direct, wholly-owned subsidiary of Opco, and if we complete the Reorganization, Atlas LLC will remain a direct, wholly-owned subsidiary of Opco and become an indirect wholly-owned subsidiary of New Atlas.

Atlas LLC’s offices are located at our headquarters: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (512) 220-1200.

The HoldCos

Four separate, recently-formed holding companies collectively hold approximately 68.5% of the Class A Common Stock, 100% of the Class B Common Stock and 42.9% of the Operating Units. The HoldCos include:

•	Holdings, which currently holds 42,852,499 Operating Units, 2,255,395 shares of Class A Common Stock and 42,852,499 shares of Class B Common Stock;

•	Holdings II, which currently holds 36,892,106 shares of Class A Common Stock;

•	ASMC, which currently holds 38,606,135 Class A units of Holdings; and

•	ASMC II, which currently holds 61,045,148 Class A units of Holdings II.

If we complete the Reorganization, Holdings and Holdings II will only own New Atlas Common Stock.

The HoldCos’ offices are located at our headquarters: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (512) 220-1200.

Please see the section of this Information Statement/Prospectus titled “The Parties.”

The Reorganization

Reasons for the Reorganization

We believe that the Reorganization will help simplify our overall corporate structure and financial reporting by (i) eliminating Atlas’s so-called “Up-C” structure and causing all equityholders to hold all of their equity interests in our Company at the same top-level parent entity, which will be New Atlas, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes of Common Stock of Atlas that are currently authorized, issued and outstanding.

We believe that one of the effects of this Reorganization will be to increase our market capitalization at our parent-level entity, which will assist in our stated goal of seeking to maximize long-term stockholder value. At this time, there is no trading market for our Class B Common Stock or the Operating Units. After completion of the Reorganization, our Class B Common Stock will be cancelled and the outstanding Operating Units will be exchanged on a one-for-one basis for shares of New Atlas Common Stock. We believe this exchange of Operating Units for New Atlas Common Stock will decrease confusion regarding our market capitalization (which is currently separated to reflect our dual classification of Common Stock) and could enable certain investors (those with investment position limits tied to percentages of a company’s market capitalization) to own larger positions in our stock than before, and could also make shares of New Atlas Common Stock more likely to be included in or weighted more heavily by certain stock market indices than our existing Class A Common Stock. This, in turn, could mean an increased demand for shares of New Atlas Common Stock. These potential benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the new attributes that we expect the Reorganization will afford us.

In addition to the anticipated benefits related to our market capitalization, we believe the Reorganization will have several ancillary benefits as well, including:

•

reducing the complexity of our capital structure, thereby relieving the administrative burden of maintaining an additional class of equityholders and increased communications related to individual investors;

•	reducing the costs associated with tax reporting, regulatory compliance and reporting and facilitating faster preparation and delivery of our financial statements;

•

potentially enhancing the liquidity of our equity securities in the public market by increasing the public float of shares of New Atlas Common Stock immediately after the Reorganization is completed and removing barriers to joining certain stock indices; and

•	potentially providing us with a more effective tool for management compensation by increasing trading liquidity.

Reorganization Procedure

Atlas currently owns all of the issued and outstanding common stock of New Atlas and 57.1% of the issued and outstanding Operating Units, and New Atlas currently owns all of the issued and outstanding common stock of Pubco Merger Sub and all of the issued and outstanding membership interests in Opco Merger Sub.

The Reorganization will be governed by the terms and conditions of the Master Reorganization Agreement. Pursuant to the Master Reorganization Agreement, and subject to the satisfaction or waiver of the other conditions to the Reorganization, New Atlas will be a new holding company above Atlas as specified in the Master Reorganization Agreement (which are described below), (i) the newly-formed and wholly-owned subsidiary of New Atlas, Pubco Merger Sub, will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly-owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) the other newly-formed and wholly-owned subsidiary of New Atlas, Opco

Merger Sub, will merge with and into Opco, with Opco continuing as the surviving company and as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. As a result of the Mergers:

•

each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be exchanged for one share of New Atlas Common Stock and current holders of Class A Common Stock will become stockholders of New Atlas;

•	each outstanding share of Class B Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be surrendered and cancelled for no consideration;

•

each Operating Unit issued and outstanding immediately prior to the effective time of the Opco Merger, other than Operating Units held by Atlas, will be exchanged for one share of New Atlas Common Stock and current holders of Operating Units (other than Atlas) will become stockholders of New Atlas;

•

Atlas will become a direct, wholly-owned subsidiary of New Atlas, each share of Class A Common Stock then held by New Atlas will be recapitalized into a single share of common stock, and New Atlas and Atlas will own 100% of the Operating Units; and

•	New Atlas, as the new holding company, will, through its subsidiaries, conduct all the operations currently conducted by Atlas.

Treatment of Common Stock in the Reorganization

Each outstanding share of Class A Common Stock will be exchanged for one share of New Atlas Common Stock. Each outstanding share of Class B Common Stock will be surrendered and cancelled for no consideration. Your overall proportionate economic ownership of the Company and your voting control percentage in New Atlas after the Reorganization will be the same as your current overall proportionate economic ownership of the Company and voting control percentage in Atlas immediately prior to the Reorganization.

Treatment of Atlas Equity Incentive Plans and Outstanding Awards in connection with the Reorganization

At the time of the Reorganization, New Atlas will assume the Existing Atlas Plans, including all performance share awards, restricted share awards, restricted stock units and other incentive awards covering shares of Class A Common Stock, whether vested or not vested, that are then outstanding under each Existing Atlas Plan. The same number of shares reserved under each Existing Atlas Plan will be reserved by New Atlas, and the terms and conditions that are in effect immediately prior to the Reorganization under each outstanding incentive award assumed by New Atlas will continue in full force and effect after the Reorganization, except that the shares of Class A Common Stock reserved under the plans and issuable under each such award will be replaced by shares of New Atlas Common Stock. Incentive awards granted outside of the U.S. will generally be treated as described above, except to the extent required by local law.

Conditions to Completion of the Reorganization

We will complete the Reorganization only if each of the following conditions is satisfied or waived:

•

the representations and warranties of the parties in the Master Reorganization Agreement will be true and correct on and as of immediately prior to the effective time, except as would not reasonably be expected to prevent or materially delay the consummation of the Reorganization;

•

the registration statement on Form S-4 will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement on Form S-4 will have been issued by the SEC and no proceeding for that purpose will have been initiated or, to the knowledge of New Atlas or Atlas, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Information Statement/Prospectus will have been initiated or, to the knowledge of New Atlas or Atlas, threatened by the SEC and not concluded or withdrawn;

•

Atlas will have received a legal opinion of Vinson & Elkins L.L.P. in form and substance reasonably satisfactory to it and the Special Committee indicating the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code;

•

all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required in order to consummate the Reorganization will have been obtained or made, as applicable;

•	the Written Consent will have been received by Atlas and be in full force and effect;

•

at least 20 calendar days will have elapsed since Atlas mailed to the stockholders of Atlas the Information Statement/Prospectus, as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act);

•

no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect will have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Reorganization or any of the other transactions contemplated by the Master Reorganization Agreement illegal or otherwise prohibited; and

•	the New Atlas Common Stock to be issued pursuant to the Reorganization will have been approved for listing by the NYSE.

There can be no assurance that these closing conditions will be satisfied or waived.

Termination of the Master Reorganization Agreement

The Master Reorganization Agreement may be terminated at any time prior to the effective time of the Merger by action of the Board, with the concurrence of the Special Committee if (i) it determines that, for any reason, the completion of the transactions provided for therein would not be in the best interests of our Company or our stockholders or (ii) if the Reorganization has not occurred within one year of the date of the Master Reorganization Agreement.

Please see the section of this Information Statement/Prospectus titled “The Reorganization—Termination of the Master Reorganization Agreement.”

Approval of the Reorganization; Record Date; Action by Stockholder Consent

On July 31, 2023, the Special Committee of the Board reviewed and considered the terms and conditions of the Master Reorganization Agreement and, by unanimous vote, (i) determined that the proposed Reorganization, on the terms and conditions set forth in the Master Reorganization Agreement, is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Master Reorganization Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Master Reorganization Agreement, (iii) recommended that the Board approve the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, and the execution, delivery and performance of the Master Reorganization Agreement and transactions contemplated thereby, including the Mergers, and (iv) recommended that the Board resolve to direct that the Master Reorganization Agreement and the approval of the Reorganization be submitted to the holders of the Common Stock pursuant to the Charter and authorized the holders of the Common Stock to act by written consent pursuant to the Charter.

Following the receipt of the Special Committee’s determination and approvals and its related recommendations, the Board, on July 31, 2023 (acting via unanimous written consent in accordance with the DGCL and the Charter, in part based upon the receipt of the Special Committee’s determination and approvals and its related recommendations), (i) determined that the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, are in the best interests of the Company and its stockholders, (ii) authorized and approved the execution and delivery of the Master Reorganization Agreement and the consummation of the transactions contemplated thereby, including the Mergers, on the terms and subject to the conditions set forth in the Master Reorganization Agreement and (iii) directed that the approval of the Master Reorganization Agreement and the approval of the Reorganization be submitted to the holders of the Common Stock pursuant to the Charter and authorized the holders of the Common Stock to act by written consent pursuant to the Charter.

On                  , 2023, the holders of approximately     % of the voting power of all outstanding shares of Common Stock delivered the Written Consent approving the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers. Accordingly, the approval of the Reorganization by our stockholders was effected in accordance with the Bylaws, the DGCL and the rules of the NYSE. No further approval of the stockholders of the Company under the DGCL or NYSE rules is required to approve the Reorganization. As a result, we have not solicited and will not be soliciting your vote for the Reorganization and do not intend to call a meeting of stockholders for the purpose of voting on the approval of the Reorganization. If the Master Reorganization Agreement is terminated in accordance with its terms, the Written Consent will be of no further force and effect.

Federal securities laws state that the Reorganization may not be completed until 20 calendar days after this Information Statement/Prospectus is first mailed or otherwise delivered to our stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent, the Reorganization will not occur until that 20-day period has elapsed. We currently expect the Reorganization to close during the third quarter of 2023, or such later date as agreed by the parties to the Master Reorganization Agreement, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the Master Reorganization Agreement. However, there can be no assurance that the transactions will be completed on or prior to that time, or at all.

This Information Statement/Prospectus constitutes notice to you from the Company that the Reorganization has been adopted by the holders of a majority of the voting power of the Common Stock by Written Consent in lieu of a special meeting in accordance with the DGCL.

Interests of Atlas’s Directors and Executive Officers in the Reorganization

Some of the directors and executive officers of Atlas have relationships, agreements or arrangements that provide them with interests in the Reorganization that may be in addition to or differ from those of Atlas’s stockholders, including, but not limited to:

•	the continued employment of Atlas’s executive officers as New Atlas’s executive officers and the continued service of Atlas’s directors as directors of New Atlas;

•	the indemnification of officers and directors of Atlas by New Atlas for their services as such up to the time of the consummation of the Mergers;

•

certain of the directors and executive officers of Atlas hold membership interests in the HoldCos, which currently directly or indirectly hold Operating Units that will be exchanged for New Atlas Common Stock in the Reorganization; and

•

unlike an exchange of an Operating Unit (and corresponding share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the Opco LLC Agreement, certain of the directors and executive officers of Atlas that indirectly hold Operating Units (and corresponding shares of Class B

Common Stock) through the HoldCos (i) are not expected to recognize taxable gain as a result of the exchange of their Operating Units for shares of New Atlas Common Stock except to the extent such holders have liabilities in excess of tax basis with respect to their Operating Units, and (ii) generally will ultimately realize solely long-term capital gain (which is taxed at lower rates) upon a sale of their investment in Atlas, as compared to recognizing part ordinary recapture income (which is taxed at higher rates) and part long-term capital gain under the existing Up-C structure.

Please see the sections of this Information Statement/Prospectus titled “The Reorganization—Interests of the Directors and Executive Officers of Atlas in the Reorganization” and “Security Ownership of Certain Beneficial Owners and Management.”

Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock

Assuming that the Reorganization is completed as currently contemplated, it is expected that the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code, and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code. An opinion of counsel with respect to this intended tax treatment is not binding on your tax advisor, the IRS or any court, and, accordingly, no assurance can be given that the IRS would not take, or that a court would not sustain, a contrary position. Further, the application of such rules must be finally determined after completion of the Reorganization, by which time there could be adverse changes to the relevant facts, law, and other circumstances. If the Pubco Merger qualifies either (i) as a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code, a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of New Atlas Common Stock in exchange for shares of Class A Common Stock pursuant to the Pubco Merger. If the Pubco Merger fails to qualify as both (i) a “reorganization” within the meaning of Section 368(a) of the Code and (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code, a U.S. holder would recognize gain upon the exchange of shares of Class A Common Stock for New Atlas Common Stock pursuant to the Pubco Merger.

The discussion of certain material U.S. federal income tax consequences contained in this Information Statement/Prospectus is intended to provide only a general summary and is not a complete description of all potential U.S. federal income tax consequences of the Reorganization. Tax matters are complicated and the tax consequences to a particular holder of Class A Common Stock will depend on the facts of such holder’s situation. In addition, the discussion does not address the effects of any state or local or non-U.S. tax laws. Each U.S. holder of Class A Common Stock is strongly urged to read the section titled “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock” and to consult with its tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Pubco Merger to it.

Accounting Treatment of the Reorganization

For accounting purposes, the Reorganization will be treated as a transaction between entities under common control of an acquisition of noncontrolling interest. Accordingly, the consolidated financial position and results of operations of Atlas will be included in the consolidated financial statements of New Atlas on the same basis as currently presented except for the acquisition of noncontrolling interest that will be accounted for as a capital transaction with no resulting gain or loss.

Please see the section of this Information Statement/Prospectus titled “The Reorganization— Accounting Treatment of the Reorganization.”

Appraisal Rights

If you are a holder of Class A Common Stock, you will not be entitled to appraisal rights under Section 262 of the DGCL because the only consideration you will receive in the Pubco Merger is new shares of publicly listed stock given that your shares of Class A Common Stock are being exchanged on a one-for-one basis for shares of New Atlas Common Stock.

If you are a holder of Class B Common Stock, you would be entitled to appraisal rights and notice of appraisal rights in connection with the Reorganization under Section 262 of the DGCL. However, the holders of the Class B Common Stock have waived their appraisal rights and the right to receive notice thereof under the Master Reorganization Agreement.

Procedure for Receiving New Atlas Common Stock

Each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the Mergers will be converted into one share of New Atlas Common Stock and upon conversion, will cease to be outstanding and automatically be cancelled and cease to exist. Shares of Class A Common Stock held by book-entry will, upon the effective time of the Mergers, represent shares of New Atlas Common Stock (without any requirement for the surrender of such book-entry shares), with each book-entry share of Class A Common Stock prior to the effective time of the Mergers automatically representing an equivalent number of shares of New Atlas Common Stock.

De-listing of Atlas Common Stock

Following the Reorganization, Atlas’s Class A Common Stock will no longer be listed on the NYSE and will no longer be registered under the Exchange Act.

New Atlas Charter and New Atlas Bylaws

The rights of stockholders of New Atlas will generally be governed by Delaware law and the New Atlas Charter and New Atlas Bylaws, which will be adopted by New Atlas upon completion of the Mergers, in substantially the forms attached as Annex II and Annex III, respectively, to this Information Statement/Prospectus. Summaries of key provisions of each of the New Atlas Charter and New Atlas Bylaws are provided under “Description of New Atlas Capital Stock.”

The rights of stockholders of New Atlas under the New Atlas Charter and New Atlas Bylaws are substantially similar to the rights of holders of Class A Common Stock under Atlas’s organizational documents. There are differences, however, that are listed in the section titled “Comparative Rights of Holders of New Atlas Common Stock and Atlas Common Stock,” and we encourage you to carefully review that section.

Agreements Related to the Reorganization

A&R Registration Rights Agreement

In connection with the consummation of the Reorganization, the Existing Registration Rights Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Registration Rights Agreement will be substantially similar to the Existing Registration Rights Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Pursuant to the A&R Registration Rights Agreement, and consistent with the terms and provisions of the Existing Registration Rights Agreement, the Legacy Owners party thereto and their permitted transferees will have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of New Atlas Common Stock held by them. Please see the sections of this Information Statement/Prospectus titled “Agreements Related to the Reorganization—A&R Registration Rights Agreement” and “Description of New Atlas Capital Stock—Registration Rights.”

A&R Stockholders’ Agreement

In connection with the consummation of the Reorganization, the Existing Stockholders’ Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Stockholders’ Agreement will be substantially similar to the Existing Stockholders’ Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Among other things, and consistent with the terms and provisions of the Existing Stockholders’ Agreement, the A&R Stockholders’ Agreement will provide Mr. Brigham, our Executive Chairman and Chief Executive Officer, the right to designate a certain number of nominees for election or appointment to our Board, and will require New Atlas to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election or appointment of the nominees designated by Mr. Brigham or his affiliates. In addition, the A&R Stockholders’ Agreement will require each of the Principal Stockholders to cause its respective shares of New Atlas Common Stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. Please see the sections of this Information Statement/Prospectus titled “Agreements Related to the Reorganization—A&R Stockholders’ Agreement” and “Description of New Atlas Capital Stock—Common Stock—Designation Rights.”

A&R LLC Agreement of Opco

As part of the Reorganization, the LLC Agreement of Opco is expected to be amended and restated in order to, among other things, reflect Atlas and New Atlas as its members.

Among other things, the A&R LLC Agreement of Opco will provide that Atlas is the managing member of Opco and that management of Opco will be exclusively vested in the Managing Member. The powers of Opco will be exercised by or under the authority of, and the business and affairs of Opco will be managed under the direction of, Atlas as its Managing Member.

For more information, please see the sections of this Information Statement/Prospectus titled “Certain Relationships and Related Party Transactions—A&R LLC Agreement of Opco.”

Other Agreements

In connection with the IPO, Atlas, its directors and officers and certain of its security holders entered into lock-up agreements (collectively, the “Lock-Up Agreements,” and such parties, the “Lock-Up Parties”) with the underwriters party to the Underwriting Agreement, pursuant to which, subject to certain exceptions, each Lock-Up Party agreed not to directly or indirectly sell, agree to sell or otherwise dispose of or transfer any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock held by any of them during the 180-day period commencing on March 8, 2023 (the “Lock-Up Period”), without the prior written consent of Goldman Sachs & Co. LLC, BofA Securities, Inc. and Piper Sandler & Co. (the “Representatives”). On July 31, 2023, the Representatives agreed to waive the applicable provisions of the Underwriting Agreement and the Lock-Up Agreements to the extent necessary to permit the applicable Lock-Up Parties to enter into the Master Reorganization Agreement and to effect the Reorganization. The waiver is conditioned upon the applicable restrictions of the Underwriting Agreement and each Lock-Up Agreement otherwise remaining in full force and effect, including with respect to any shares of New Atlas Common Stock received by any Lock-Up Party during the Lock-Up Period as a result of the consummation of the Reorganization.

Certain Beneficial Owners of Common Stock and New Atlas Common Stock

On                  , 2023, Atlas’s directors, executive officers and affiliates beneficially owned shares collectively representing approximately     % of the voting power of all the issued and outstanding shares of Common Stock, which includes the Class A Common Stock and Class B Common Stock voting together as a single class. Following the Reorganization, it is expected that New Atlas directors, executive officers and their affiliates will beneficially own shares collectively representing approximately 82.4% of the voting power of all the issued and outstanding shares of New Atlas Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Markets and Market Prices

New Atlas Common Stock is not currently traded on any stock exchange. We intend to apply to have the shares of New Atlas Common Stock listed on the NYSE under Atlas’s current trading symbol, “AESI,” at or before the effective time of the Mergers.

The Class A Common Stock has traded on the NYSE under the trading symbol “AESI” since the completion of the IPO in March 2023. On July 31, 2023, the last trading day before the public announcement of the Reorganization, the closing price per share of Class A Common Stock was $19.75.

Board of Directors and Executive Officers of New Atlas After Completion of the Reorganization

We expect that the directors and executive officers of New Atlas following the Reorganization will be the same as those of Atlas immediately prior to the Reorganization. See “Information About Atlas—Management and Board of Directors of Atlas” for the names, positions and biographies of Atlas’s executive officers and directors.

Comparison of Stockholders’ Rights

Your rights as a holder of New Atlas Common Stock will be substantially the same as the rights of holders of Class A Common Stock, including rights as to voting and dividends. There are differences, however. You should carefully review the information set forth in the section titled “Comparative Rights of Holders of New Atlas Common Stock and Atlas Common Stock.” For more information, also see the section titled “Description of New Atlas Capital Stock.” You should review these sections carefully as some of these differences may be more or less favorable to holders of Class A Common Stock.

Listing of New Atlas Common Stock

We intend to apply to have the New Atlas Common Stock listed on the NYSE under Atlas’s current trading symbol, “AESI,” at or before the effective time of the Mergers.

Risk Factors

Risks Related to the Reorganization

•	We may not obtain the expected benefits of the Reorganization, and the costs and detriments may significantly exceed any benefits actually obtained.

•	As a stockholder of New Atlas, your rights after the Reorganization in some instances will be different from, and may be more or less favorable than, your current rights as a stockholder of Atlas.

•

Members of the management and the Board and certain affiliates have interests in the Reorganization that are different from, or in addition to, those of holders of shares of Class A Common Stock and Class B Common Stock.

•

The Master Reorganization Agreement may be terminated at any time prior to the completion of the Reorganization by the Board, with the concurrence of the Special Committee. If the Master Reorganization Agreement is terminated and the Reorganization is not completed, Atlas will have incurred significant transaction, opportunity and other costs without realizing the expected benefits of the Reorganization.

•	Our Board may choose to defer or abandon the Reorganization.

•

If the Pubco Merger does not qualify as a tax-deferred transaction under either Section 368(a) or Section 351(a) of the Code, holders of Class A Common Stock may be required to pay material U.S. federal income taxes.

Risks Related to New Atlas’s Organizational Structure and Ownership of New Atlas Common Stock

•	New Atlas stock prices and trading volumes could be volatile, and you may not be able to resell shares of your New Atlas Common Stock when desired, at or above the price you paid, or at all.

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Future sales of New Atlas Common Stock in the public market, or the perception that such sales may occur, could reduce the trading price of New Atlas Common Stock, and any additional capital raised by New Atlas through the sale of equity or convertible securities may dilute your ownership in New Atlas.

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Certain of the Principal Stockholders will have the ability to direct the voting of a majority of the voting power of the New Atlas Common Stock, and their interests may conflict with those of other stockholders.

•	New Atlas will continue to be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements.

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As a result of the Reorganization, the anticipated net cash tax savings attributable to the Up-C structure will no longer be available to us. The expected loss of these tax benefits is likely to adversely impact our future tax liability, and this adverse impact could significantly outweigh any costs savings and/or other benefits resulting from the Restructuring, which could adversely affect our liquidity or the value of our Class A Common Stock.

•

The New Atlas structure following the Reorganization could impact our ability to offer equity consideration in acquisitive transactions on a tax-deferred basis, which could increase the price we must pay in such acquisition or adversely affect our ability to compete with other potential acquirors.

Risks Related to Our Business and Operations

•	Our proppant production and logistics operations depend on the level of activity in the oil and natural gas industries, which experience substantial volatility.

•	Decreased demand for proppant or the development of technically- and cost-effective alternative proppants or new processes to replace hydraulic fracturing would negatively impact our business.

•	Past performance by members of our management team, our directors or their respective affiliates may not be indicative of our future performance or an investment in us.

•	Failure to maintain effective quality control systems at our mining and production facilities could have an adverse effect on our business, financial condition and operations.

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The development of the Dune Express is a complex and challenging process that may take longer and cost more than estimated, or not be completed at all. In addition, successful development and operation of the Dune Express will depend on certain factors that may be outside of our control, and the storage and transportation capacity or other anticipated benefits of our Dune Express may not be achieved.

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Inaccuracies in our estimates of sand reserves and resource deposits, or deficiencies in our title to those deposits, could result in our inability to mine the deposits or require us to pay higher than expected costs.

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A large portion of our sales is generated by our top 10 customers, and the loss of or a significant reduction in purchases by our largest customers could adversely affect our business, financial condition and results of operations.

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Our autonomous driving technology and related hardware and software, when deployed, could have undetected defects, errors or bugs in hardware or software, which could create safety or cybersecurity issues and could expose us to liability and other claims that could adversely affect our business.

Risks Related to Our Financial Condition

•	Our indebtedness could adversely affect our financial flexibility and our competitive position.

•	We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments.

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We will need substantial additional capital to operate our business, and the inability to obtain needed capital or financing, on satisfactory terms, or at all, whether due to restrictions in our 2023 ABL Credit Facility, 2023 Term Loan Credit Facility or otherwise, could have an adverse effect on our growth and profitability.

Risks Related to Environmental, Mining and Other Regulations

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Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing and the potential for related litigation could result in increased costs, additional operating restrictions or delays for our customers, which could cause a decline in the demand for our proppant and negatively impact our business, results of operations and financial condition.

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Our and our customers’ operations are subject to a number of risks arising out of the threat of climate change, including regulatory, political, litigation and financial risks, which could result in increased operating and capital costs for our customers and reduced demand for our products and services.

General Risk Factors

•	If securities or industry analysts do not publish research or reports or publish unfavorable research about New Atlas, the price and trading volume of New Atlas Common Stock could decline.

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If New Atlas fails to develop or maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in its financial reporting, which would harm its business and the trading price of New Atlas Common Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this Information Statement/Prospectus regarding the Reorganization, the expected timetable for completing the Reorganization, benefits of the proposed Reorganization, our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Information Statement/Prospectus, the words “may,” “continue,” “could,” “would,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this Information Statement/Prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	our ability to successfully consummate the Reorganization on a timely basis or at all;

•

the possibility that the closing conditions to the Reorganization may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•	diversion of Atlas’s management’s time and attention in connection with the Reorganization;

•	higher than expected costs to operate our proppant production and processing facilities and develop our logistics assets;

•	the amount of proppant we are able to produce, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

•	the volume of proppant we are able to sell and our ability to enter into supply contracts for our proppant on acceptable terms;

•	the prices we are able to charge, and the margins we are able to realize, from our proppant sales;

•	the demand for and price of proppant, particularly in the Permian Basin;

•	the success of our electric dredging transition efforts;

•	fluctuations in the demand for certain grades of proppant;

•	the domestic and foreign supply of and demand for oil and natural gas;

•

the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries and other oil producing nations with respect to production levels or other matters related to the prices of oil and natural gas;

•	changes in the price and availability of natural gas, diesel fuel or electricity that we use as fuel sources for our proppant production facilities and related equipment;

•	the availability of capital and our liquidity;

•	the level of competition from other companies;

•	pending legal or environmental matters;

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changes in laws and regulations (or the interpretation thereof) or increased public scrutiny related to the proppant production and oil and natural gas industries, silica dust exposure or the environment;

•	facility shutdowns in response to environmental regulatory actions;

•	technical difficulties or failures;

•	liability or operational disruptions due to pit-wall or pond failure, environmental hazards, fires, explosions, chemical mishandling or other industrial accidents;

•	unanticipated ground, grade or water conditions;

•	inability to obtain government approvals or acquire or maintain necessary permits or mining, access or water rights;

•	changes in the price and availability of transportation services;

•	inability of our customers to take delivery;

•	difficulty collecting on accounts receivable;

•	the level of completion activity in the oil and natural gas industry;

•	inability to obtain necessary production equipment or replacement parts;

•	the amount of water available for processing;

•	any planned or future expansion projects or capital expenditures;

•	our ability to finance equipment, working capital and capital expenditures;

•	inability to successfully grow organically, including through future land acquisitions;

•	inaccuracies in estimates of volumes and qualities of our hydraulic fracture sand (“frac sand”) reserves;

•	failure to meet our minimum delivery requirements under our supply agreements;

•	material nonpayment or nonperformance by any of our significant customers;

•	development of either effective alternative proppants or new processes that replace hydraulic fracturing;

•	our ability to borrow funds and access the capital markets;

•	our ability to comply with covenants contained in our debt instruments;

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the severity, operational challenges and duration of the ongoing COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions, which have caused economic slowdowns and interruptions to our and our customers’ operations;

•	the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies;

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changes in global political or economic conditions, including sustained inflation as well as financial market instability or disruptions to the banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank and Signature Bank and associated changes in monetary policy, both generally and in the markets we serve;

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the impact of geopolitical developments and tensions, war and uncertainty in oil-producing countries (including the invasion of Ukraine by Russia and any related political or economic responses and counter-responses or otherwise by various global actors or the general effect on the global economy);

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health epidemics, such as the COVID-19 pandemic, natural disasters or inclement or hazardous weather conditions, including but not limited to cold weather, droughts, flooding, tornadoes and the physical impacts of climate change;

•	physical, electronic and cybersecurity breaches;

•	the effects of litigation;

•	plans, objectives, expectations and intentions described in this Information Statement/Prospectus that are not historical; and

•	other factors described in our public filings with the SEC, including our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, respectively.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Information Statement/Prospectus. Should one or more of the risks or uncertainties described in this Information Statement/Prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this Information Statement/Prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements to reflect events or circumstances after the date of this Information Statement/Prospectus.

RISK FACTORS

Investing in the Class A Common Stock and, following the Reorganization, the New Atlas Common Stock, involves risks. The risks described below as well as information in this Information Statement/Prospectus should be considered carefully, including our consolidated financial statements and the notes thereto, and the matters addressed under the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements,” before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially affect our business. The occurrence of any of the following risks or additional risks and uncertainties that are currently immaterial or unknown could materially and adversely affect our business, financial condition, liquidity, results of operations, cash flows and prospects. In such an event, the trading price of the Class A Common Stock and, following the Reorganization, the trading price of the New Atlas Common Stock, could decline, and you may lose all or part of your investment.

Risks Related to the Reorganization

We may not obtain the expected benefits of the Reorganization, and the costs and detriments may significantly exceed any benefits actually obtained.

We believe that the Reorganization will help simplify our overall corporate structure and financial reporting by (i) eliminating Atlas’s so-called “Up-C” structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New Atlas, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes of Common Stock, Class A and Class B, of Atlas that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company’s market capitalization) to own larger positions in our stock than before, and could also make shares of New Atlas Common Stock more likely to be included in or weighted more heavily by certain stock market indices than Atlas’s existing Class A Common Stock. This, in turn, could mean an increased demand for shares of New Atlas Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value. Additionally, we believe the Reorganization will reduce the costs associated with regulatory compliance and reporting and increased communications related to individual investors, thereby facilitating faster preparation and delivery of our financial statements.

The expected benefits may not materialize in part or in full, or the detriments may significantly outweigh the benefits that do materialize, due to an overestimation of such expected benefits or underestimation of detriments by management, market conditions or other circumstances that prevent us from taking advantage of the new attributes that we expect the Reorganization will afford us. As a result, we may incur costs and detriments of the Reorganization significantly in excess of the actual benefits.

As a stockholder of New Atlas, your rights after the Reorganization in some instances will be different from, and may be more or less favorable than, your current rights as a stockholder of Atlas.

Upon completion of the Mergers, New Atlas will adopt the New Atlas Charter and New Atlas Bylaws, the forms of which are attached to this Information Statement/Prospectus as Annex II and Annex III, respectively. Upon the completion of the Reorganization, your rights as a stockholder of New Atlas will be governed by these organizational documents, which are described in “Description of New Atlas Capital Stock.” Each of the New Atlas Charter and New Atlas Bylaws are substantially similar to the Charter and Bylaws currently in effect. There are differences, however, that you should carefully review under the caption “Comparative Rights of Holders of New Atlas Common Stock and Atlas Common Stock.” Some of these differences may be more or less favorable to holders of Class A Common Stock.

Members of the management and the Board and certain affiliates have interests in the Reorganization that are different from, or in addition to, those of holders of shares of Class A Common Stock and Class B Common Stock.

Members of Atlas’s management team and the Board may have interests in the Reorganization that differ from, or are in addition to, their interests as holders of Class A Common Stock and Class B Common Stock. These interests include, but are not limited to:

•	the continued employment of Atlas’s executive officers as New Atlas’s executive officers and the continued service of Atlas’s directors as directors of New Atlas;

•	the indemnification of officers and directors of Atlas by New Atlas for their services as such up to the time of the consummation of the Mergers;

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certain of the directors and executive officers of Atlas hold membership interests in the HoldCos, which currently directly or indirectly hold Operating Units that will be exchanged for New Atlas Common Stock in the Reorganization; and

•

unlike an exchange of an Operating Unit (and corresponding share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the Opco LLC Agreement, certain of the directors and executive officers of Atlas that indirectly hold Operating Units (and corresponding shares of Class B Common Stock) through the HoldCos (i) are not excepted to recognize taxable gain as a result of the exchange of their Operating Units for shares of New Atlas Common Stock except to the extent such holders have liabilities in excess of tax basis with respect to their Operating Units, and (ii) generally will ultimately realize solely long-term capital gain (which is taxed at lower rates) upon a sale of their investment in Atlas, as compared to recognizing part ordinary recapture income (which is taxed at higher rates) and part long-term capital gain under the existing Up-C structure.

Please see the sections of this Information Statement/Prospectus titled “The Reorganization—Interests of the Directors and Executive Officers of Atlas in the Reorganization” and “Security Ownership of Certain Beneficial Owners and Management.”

The Master Reorganization Agreement may be terminated at any time prior to the completion of the Reorganization by the Board, with the concurrence of the Special Committee. If the Master Reorganization Agreement is terminated and the Reorganization is not completed, Atlas will have incurred significant transaction, opportunity and other costs without realizing the expected benefits of the Reorganization.

The Master Reorganization Agreement may be terminated at any time prior to the effective time of the Merger by action of the Board, with the concurrence of the Special Committee if (i) it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interests of our Company or our stockholders or (ii) if the Reorganization has not occurred within one year of the date of the Master Reorganization Agreement.

If the Master Reorganization Agreement is terminated, Atlas will have incurred significant transaction costs and the pursuit of the Reorganization will have resulted in the distraction of Atlas’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies, without realizing the expected benefits of the Reorganization.

Our Board may choose to defer or abandon the Reorganization.

Completion of the Reorganization may be deferred or abandoned, at any time prior to consummation, by action of our Board, with the concurrence of the Special Committee. We currently expect the Reorganization to take place during the third quarter of 2023. However, the Board may elect to defer completion of the Reorganization or may terminate the Master Reorganization Agreement and abandon the Reorganization, with the concurrence of the Special Committee, should it determine, for any reason, that the Reorganization would not be in the best interests of our Company or our stockholders. In the event of such termination and abandonment, the Master Reorganization Agreement will become void and none of Atlas, New Atlas, Pubco Merger Sub, Opco Merger Sub or the HoldCos will have any liability with respect to such termination and abandonment.

If the Pubco Merger does not qualify as a tax-deferred transaction under either Section 368(a) or Section 351(a) of the Code, holders of Class A Common Stock may be required to pay material U.S. federal income taxes.

Assuming that the Reorganization is completed as currently contemplated, it is expected that the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code, with the result that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of New Atlas Common Stock in exchange for shares of Class A Common Stock pursuant to the Pubco Merger. Atlas will obtain an opinion of tax counsel as to this tax treatment. However, an opinion of counsel with respect to this intended tax treatment is not binding on your tax advisor, the IRS or any court, and, neither Atlas nor New Atlas intends to obtain a ruling from the IRS with respect to the tax consequences of the Reorganization. Accordingly, no assurance can be given that the IRS would not take, or that a court would not sustain, a contrary position. Further, the application of such rules must be finally determined after completion of the Reorganization, by which time there could be adverse changes to the relevant facts, law, and other circumstances. If it were determined that the Pubco Merger does not qualify as a tax-deferred transaction under either Section 368(a) or Section 351(a) of the Code, a U.S. holder of Class A Common Stock would generally recognize taxable gain or loss upon the exchange of Class A Common Stock for New Atlas Common Stock pursuant to the Pubco Merger and, in case of any gain recognition, may be required to pay material U.S. federal income taxes. Each holder of Class A Common Stock is strongly urged to read the section entitled “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock” and to consult with your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Pubco Merger to it.

Risks Related to New Atlas’s Organizational Structure and Ownership of New Atlas Common Stock

New Atlas stock prices and trading volumes could be volatile, and you may not be able to resell shares of your New Atlas Common Stock when desired, at or above the price you paid, or at all.

The stock market has experienced and continues to experience extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the underlying businesses. Recently, market volatility has been high due to the ongoing conflict in Ukraine, interest rate increases, rising inflation, instability of the banking sector, a softening U.S. economy and other factors. Broad market fluctuations may adversely affect the market price of New Atlas Common Stock, regardless of New Atlas’s actual operating performance. In addition to the other risks described in this section, the market price of New Atlas Common Stock may fluctuate significantly in response to a number of factors, many of which New Atlas cannot control, including:

•	its operating and financial performance;

•	quarterly variations in the rate of growth of its financial indicator;

•	the public reaction to its press releases, its other public announcements, and its filings with the SEC;

•	announcements by others in or affecting its industry or its customers;

•	strategic actions by its competitors;

•	its failure to meet revenue or earnings estimates by research analysts or other investors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	inaccurate or unfavorable research or ratings published by industry analysts about its business, or a cessation of coverage of it by industry analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover the New Atlas Common Stock;

•	sales of New Atlas Common Stock by New Atlas, the Legacy Owners or other stockholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by New Atlas stockholders;

•	general market conditions, including fluctuations in commodity prices, sand-based proppant or industrial and recreational sand-based products;

•	its acquisition of, investment in or disposition of other businesses;

•	domestic and international economic, legal and regulatory factors unrelated to its performance; and

•	the realization of any of the risks described under this “Risk Factors” section.

Volatility in the market price or trading volume of New Atlas Common Stock may make it difficult or impossible for you to sell your New Atlas Common Stock at or above the price at which you purchased the stock. As a result, you may suffer a loss on your investment. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, reduce New Atlas’s profits, divert its management’s attention and resources and harm its business.

Future sales of New Atlas Common Stock in the public market, or the perception that such sales may occur, could reduce the trading price of New Atlas Common Stock, and any additional capital raised by New Atlas through the sale of equity or convertible securities may dilute your ownership in New Atlas.

New Atlas may sell additional shares of New Atlas Common Stock in subsequent offerings. In addition, subject to certain limitations and exceptions, the Legacy Owners holding shares of New Atlas Common Stock may sell those shares in the future. Certain Legacy Owners who will own, in the aggregate, approximately     % of the New Atlas Common Stock, will be party to the A&R Registration Rights Agreement, which we expect will include provisions by which New Atlas agrees, after the expiration of any applicable lock-up period, to register under the U.S. federal securities laws the offer and resale of shares of New Atlas Common Stock by such Legacy Owners or certain of their respective affiliates or permitted transferees under the A&R Registration Rights Agreement.

New Atlas cannot predict with certainty the size of future issuances of New Atlas Common Stock or the effect, if any, that future issuances and sales of shares of New Atlas Common Stock will have on the market price of New Atlas Common Stock. Sales of substantial amounts of New Atlas Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of New Atlas Common Stock.

Certain of the Principal Stockholders will have the ability to direct the voting of a majority of the voting power of the New Atlas Common Stock, and their interests may conflict with those of other stockholders.

In connection with the consummation of the Reorganization, the Principal Stockholders are expected to enter into the A&R Stockholders’ Agreement with New Atlas. The Principal Stockholders will collectively own approximately 82.3% of New Atlas’s voting stock. As a result, on a combined basis, the Principal Stockholders will be able to control matters requiring stockholder approval, including the election of directors, changes to New Atlas’s organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of New Atlas Common Stock will be able to affect the way New Atlas is managed or the direction of its business. The interests of the Principal Stockholders with respect to matters potentially or actually involving or affecting New Atlas, such as future acquisitions, financings and other corporate opportunities and attempts to acquire New Atlas, may conflict with the interests of other stockholders. Given this concentrated ownership, the Principal Stockholders would have to approve any potential acquisition of New Atlas.

The A&R Stockholders’ Agreement will be substantially similar to the Existing Stockholders’ Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock. The A&R Stockholders’ Agreement will provide Mr. Brigham or his affiliates with the right to designate certain numbers of nominees to the New Atlas Board and the right to approve certain actions by New Atlas, so long as such Principal Stockholders and their affiliates collectively beneficially own specified percentages of the outstanding shares of New Atlas Common Stock. Additionally, the A&R Stockholders’ Agreement will provide that the Principal Stockholders agree to cause their respective shares of New Atlas Common Stock to be voted in favor of the election of each of the director nominees designated by Mr. Brigham or his affiliates.

Accordingly, Mr. Brigham or his affiliates will have the ability to strongly influence the election of the members of the New Atlas Board, and thereby its management and affairs. In addition, the Principal Stockholders will be able to strongly influence the outcome of all matters requiring stockholder approval, including mergers and other material transactions. This ownership by the Principal Stockholders may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of other stockholders to approve transactions that they may deem to be in the best interests of New Atlas. Moreover, this ownership by the Principal Stockholders may also adversely affect the trading price of the New Atlas Common Stock to the extent investors perceive a disadvantage in owning stock of a company with concentrated ownership.

Certain of the Principal Stockholders and members of the New Atlas Board will not be limited in their ability to compete with New Atlas, and the corporate opportunity provisions in the New Atlas Charter could enable certain of the Principal Stockholders and members of the New Atlas Board to benefit from corporate opportunities that might otherwise be available to New Atlas.

Consistent with the existing Charter, the New Atlas Charter will provide that the Principal Stockholders and any member of the New Atlas Board who is not at the time an officer of New Atlas and their respective affiliates are not restricted from owning assets or engaging in businesses that compete directly or indirectly with New Atlas and that New Atlas renounces any interest or expectancy in any business opportunity that may be from time to time presented to the Principal Stockholders and any member of the New Atlas Board who is not at the time an officer of New Atlas or their respective affiliates. In particular, subject to the limitations of applicable law, the New Atlas Charter will, among other things:

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permit the Principal Stockholders and any member of the New Atlas Board who is not at the time an officer of New Atlas and their respective affiliates to conduct business that competes with New Atlas and to make investments in any kind of property in which New Atlas may make investments; and

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provide that if the Principal Stockholders or any member of the New Atlas Board who is not at the time an officer of New Atlas or their respective affiliates becomes aware of a potential business opportunity, transaction or other matter, they will have no duty to communicate or offer that opportunity to New Atlas.

The Principal Stockholders or any member of the New Atlas Board who is not at the time an officer of New Atlas or their respective affiliates may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case New Atlas may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with New Atlas for these opportunities, possibly causing these opportunities to not be available to New Atlas or causing them to be more expensive for New Atlas to pursue. In addition, the Principal Stockholders and any member of the New Atlas Board who is not at the time an officer of New Atlas and their respective affiliates may dispose of mining or other properties or other assets in the future, without any obligation to offer New Atlas the opportunity to purchase any of those assets. As a result, New Atlas’s renouncing of its interest and expectancy in any business opportunity that may be from time to time presented to the Principal Stockholders and any member of the New Atlas Board who is not at the time an officer of New Atlas and their respective affiliates could adversely impact New Atlas’s business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for New Atlas’s. Please read “Description of New Atlas Capital Stock—Corporate Opportunity.”

Certain of the Principal Stockholders or their affiliates are established participants in the oil and natural gas industry and may have resources greater than New Atlas’s, which may make it more difficult for New Atlas to compete with the Principal Stockholders or their affiliates with respect to commercial activities as well as for potential acquisitions. New Atlas cannot assure you that any conflicts that may arise between it and its stockholders, on the one hand, and the Principal Stockholders or their affiliates, on the other hand, will be resolved in New Atlas’s favor. As a result, potential competition from the Principal Stockholders or their affiliates could adversely impact New Atlas’s results of operations.

New Atlas will continue to be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements.

Upon completion of the Reorganization, the Principal Stockholders will initially directly and indirectly own 82,300,000 shares of New Atlas Common Stock, representing approximately 82.3% of the voting power of New Atlas Common Stock. Pursuant to the terms of the A&R Stockholders’ Agreement, the Principal Stockholders will agree to vote their respective shares of New Atlas Common Stock in favor of the election of each of the director nominees designated by Mr. Brigham or his affiliates. As a result, New Atlas expects to be a controlled company within the meaning of the NYSE’s corporate governance standards. Under the rules of the NYSE, a company of which more than 50% of the voting power for the election of directors is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors as defined under the rules of the NYSE;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to New Atlas as long as it remains a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Anti-takeover provisions in the New Atlas organizational documents might discourage or delay acquisition bids or merger proposals, which may adversely affect the market price of New Atlas Common Stock and limit the price investors might be willing to pay in the future for New Atlas Common Stock.

The New Atlas Charter and New Atlas Bylaws will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions:

•	authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting,

special approval, dividend or other rights or preferences superior to the rights of New Atlas Common Stock;

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prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of New Atlas stockholders at such time as the Principal Stockholders cease to own more than a majority of the outstanding shares of New Atlas Common Stock;

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provide for New Atlas’s board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of New Atlas Preferred Stock, if any;

•	provide that New Atlas’s board of directors is expressly authorized to make, alter or repeal the New Atlas Bylaws; and

•	establish advance notice requirements for nominations of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of New Atlas altogether, even if doing so would benefit New Atlas stockholders. These provisions could also discourage proxy contests and make it more difficult for New Atlas stockholders to elect directors of their choosing and to cause New Atlas to take other corporate actions its stockholders desire. Further, the A&R Stockholders’ Agreement, the staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred stock may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New Atlas’s securities.

The New Atlas Charter will designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Atlas stockholders, which could limit such stockholders’ ability to obtain a favorable judicial forum for disputes with New Atlas or its directors, officers, employees or agents.

The New Atlas Charter will provide that, unless New Atlas consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on New Atlas’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Atlas’s current or former directors, officers, employees or stockholders to New Atlas or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the New Atlas Charter or the New Atlas Bylaws (as either may be amended or restated), or as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, the New Atlas Charter or New Atlas Bylaws, or (v) any other action asserting a claim against New Atlas that is governed by the internal affairs doctrine.

The New Atlas Charter will also provide that, unless New Atlas consents in writing to an alternate forum, to the fullest extent permitted by applicable law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provisions contained in the New Atlas Charter to be inapplicable or unenforceable in an action, New Atlas may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of New Atlas’s capital stock will be deemed to have notice of, and consented to, the provisions of the New Atlas Charter described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Atlas or its directors, officers, employees or agents, which may discourage such lawsuits against New Atlas and such persons. Alternatively, if a court were to find these provisions of the New Atlas Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Atlas may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

New Atlas is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New Atlas Common Stock less attractive to investors.

New Atlas is an “emerging growth company,” as defined in the JOBS Act, and intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. New Atlas intends to take advantage of these reporting exemptions until it is no longer an emerging growth company. New Atlas cannot predict if investors will find the New Atlas Common Stock less attractive because it will rely on these exemptions. If some investors find the New Atlas Common Stock less attractive as a result, there may be a less active trading market for the New Atlas Common Stock and its trading price may be more volatile.

As Atlas’s successor entity, New Atlas may remain an emerging growth company for up to five years after the IPO, although it will lose that status sooner if it has more than $1.235 billion of revenues in a fiscal year, has more than $700 million in market value of New Atlas Common Stock held by non-affiliates as of any June 30 or issue more than $1.0 billion of non-convertible debt over a rolling three-year period.

To the extent that New Atlas relies on any of the exemptions available to emerging growth companies, you will receive less information about its executive compensation and internal control over financial reporting than issuers that are not emerging growth companies.

New Atlas may issue preferred stock the terms of which could adversely affect the voting power or value of the New Atlas Common Stock.

The New Atlas Charter will authorize New Atlas to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over New Atlas Common Stock respecting dividends and distributions, as New Atlas’s board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of New Atlas Common Stock. For example, New Atlas might grant holders of preferred stock the right to elect some number of its directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences New Atlas might assign to holders of preferred stock could affect the residual value of the New Atlas Common Stock.

Because New Atlas will elect to take advantage of the extended transition period pursuant to Section 107 of the JOBS Act, its financial statements may not be comparable to those of other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Atlas will elect to take advantage of this extended transition period and, as a result, it will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Accordingly, its financial statements may not be comparable to companies that comply with public company effective dates, and New Atlas stockholders and potential investors may have difficulty in analyzing its operating results by comparing New Atlas to such companies.

As a result of the Reorganization, the anticipated net cash tax savings attributable to the Up-C structure will no longer be available to us. The expected loss of these tax benefits is likely to adversely impact our future tax liability, and this adverse impact could significantly outweigh any costs savings and/or other benefits resulting from the Restructuring, which could adversely affect our liquidity or the value of our Class A Common Stock.

Exchanges of Operating Units for Class A Common Stock pursuant to the terms of the Opco LLC Agreement under our current Up-C structure generally result in certain tax basis increases related to Opco’s assets. These tax basis increases were expected to generate additional depreciation, depletion, and amortization deductions which in turn, would reduce our taxable income and result in reduced cash tax liabilities. The exchange of Operating Units for New Atlas Common Stock pursuant to the tax-deferred Reorganization is not expected to result in any such tax basis increases, except to the extent of the limited amount of gain that might be recognized by the holders of Operating Units as a result of certain debt-financed deductions. Moreover, following completion of the Reorganization, because no Operating Units will be held by any person other than New Atlas and Atlas, there will be no future exchanges of Operating Units for shares of Class A Common Stock. Accordingly, the net cash tax savings expected to be available to us under the existing Up-C structure will no longer be available to us after the Reorganization. Foregoing these potential cash tax savings attributable to the Up-C structure is likely to increase our tax liability materially, and such increased tax liability could significantly outweigh the anticipated benefits of the Reorganization, reducing the amount of cash available to use in our business or distribute to our shareholders, which could adversely affect our liquidity or the value of our Class A Common Stock.

The New Atlas structure following the Reorganization could impact our ability to offer equity consideration in acquisitive transactions on a tax-deferred basis, which could increase the price we must pay in such acquisition or adversely affect our ability to compete with other potential acquirors.

Our current Up-C structure permits us to use Operating Units, rather than Class A Common Stock, as equity consideration in acquisitive transactions. Due to the classification of Opco as a partnership for U.S. federal income tax purpose, many sellers in potential acquisitive transactions would be able to receive Operating Units, but not shares of Class A Common Stock, as tax-deferred consideration for assets or equity of a target company, making Operating Units a preferable form of equity consideration. The Reorganization will eliminate our ability to offer Operating Units as equity consideration, such that we may not be able to offer tax-deferred equity consideration to potential sellers, while many other companies in the energy industry are organized as partnerships and would have this ability. As such, our inability to offer tax-deferred equity consideration in acquisitive transactions could require us to pay more for assets or target companies than we otherwise would or adversely affect our ability to compete with other potential acquirors.

Risks Related to Our Business and Operations

Our proppant production and logistics operations depend on the level of activity in the oil and natural gas industries, which experience substantial volatility.

Our operations that produce and transport proppant are materially dependent on the levels of activity in oil and natural gas exploration, development and production. More specifically, the demand for the proppant we produce is closely related to the number of oil and natural gas wells completed in geological formations where sand-based proppant is used in fracture treatments. These activity levels are affected by both short- and long-term trends in oil and natural gas prices. In recent years, oil and natural gas prices and, therefore, the level of exploration, development and production activity, have experienced significant volatility.

When oil and natural gas prices decrease, exploration and production companies may reduce their exploration, development, production and well completion activities. During such periods, demand for our products and services, which supply oil and natural gas wells, including our transportation and logistics solutions, may decline, and may lead to a decline in the market price of proppant, if the supply of proppant is not similarly reduced. When demand for proppant increases, there may not be a corresponding increase in the prices for our products or our customers may not increase use of our products, which could have an adverse effect on our business, financial condition and results of operations.

Worldwide economic, political and military events, including war, terrorist activity, events in the Middle East and initiatives by the Organization of the Petroleum Exporting Countries (“OPEC”), have contributed, and are likely to continue to contribute, to oil and natural gas price volatility. For example, in February 2022, Russia invaded Ukraine and the two countries are still engaged in active armed conflict. The conflict and the sanctions imposed in response have led to regional instability, caused dramatic fluctuations in global financial markets and have increased the level of global economic uncertainty, including uncertainty about world-wide oil supply and demand, which in turn has caused increased volatility in commodity prices. Additionally, warmer than normal winters in North America and other weather patterns may adversely impact the short-term demand for natural gas and, therefore, demand for our products. Reduction in demand for natural gas to generate electricity could also adversely impact the demand for proppant. In addition, any future decrease in the rate at which oil and natural gas reserves are discovered or developed, whether due to increased governmental regulation, limitations on exploration and drilling activity, technological innovations that result in new processes for oil and natural gas production that do not require proppant or other factors, could adversely affect the demand for our products, even in a stronger oil and natural gas price environment. Moreover, the energy transition to a low carbon economy, increased deployment of renewable power generation, renewable fuels and electric vehicles all have the potential to reduce demand for oil and natural gas and consequently the services we provide. The continued or future occurrence of any of these risks could have an adverse effect on our business, financial condition and results of operations.

Our business is subject to the cyclical nature of our customers’ businesses and on the oil and natural gas industry.

Our business is directly affected by capital spending to explore for, develop and produce oil and natural gas in the United States. The oil and natural gas industry is cyclical and historically has experienced periodic downturns in activity. During periods of economic slowdown in one or more of the industries or geographic regions we serve or in the worldwide economy, our customers often reduce their production and capital expenditures by deferring or canceling pending projects, even if such customers are not experiencing financial difficulties. These developments can have an adverse effect on sales of our products and our results of operations.

Weakness in the industries we serve has had, and may in the future have, an adverse effect on sales and our results of operations. A continued or renewed economic downturn in one or more of the industries that we serve, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results.

Industry conditions are influenced by numerous factors over which we have no control, including:

•	expected economic returns to E&P companies from new well completions;

•	domestic and foreign economic conditions and supply of and demand for oil and natural gas;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the level of global oil and natural gas E&P and inventories;

•	federal, state and local regulation of hydraulic fracturing and E&P activities;

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United States federal, tribal, state and local and non-United States governmental laws, regulations and taxes, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	changes in the transportation industry that services our business, including the price and availability of transportation;

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political and economic conditions in oil and natural gas producing countries, including uncertainty or instability resulting from civil unrest, terrorism or war, such as the current conflict between Russia and Ukraine;

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actions by members of OPEC, Russia and other oil-producing countries with respect to oil production levels and announcements of potential changes in such levels, including the failure of such countries to comply with supply limitation and production cuts;

•	global or national health epidemics, such as the ongoing COVID-19 pandemic (including the spread of variants or mutant strains);

•	political or civil unrest in the United States or elsewhere;

•	worldwide political, military and economic conditions;

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stockholder activism or activities by non-governmental organizations to limit certain sources of funding for the energy sector or restrict the exploration, development and production of oil and natural gas;

•	advances in exploration, development and production technologies or in technologies affecting energy consumption; and

•	the potential acceleration of development of alternative fuels, and the impact of related energy supply and conservation policies and regulations by governmental authorities.

Decreased demand for proppant or the development of technically- and cost-effective alternative proppants or new processes to replace hydraulic fracturing would negatively impact our business.

Frac sand is the most commonly used proppant in the completion and re-completion of oil and natural gas wells through hydraulic fracturing. A significant shift in demand from frac sand to other proppants, such as ceramic proppant, the development and use of other effective alternative proppants, or the development of new processes to replace hydraulic fracturing altogether, could cause a decline in demand for frac sand that we produce and would have an adverse effect on our business, financial condition and results of operations.

In addition, fuel conservation measures, alternative fuel requirements and increasing consumer demand for alternatives to oil and natural gas could reduce demand for oil and natural gas. The impact of the reduced demand for oil and natural gas may have an adverse effect on our business, financial condition, prospects, results of operations and cash flows. Additionally, the increased competitiveness of alternative energy sources (such as wind, solar, geothermal, tidal and biofuels) could reduce demand for oil and natural gas and therefore for our products and services, which would lead to a reduction in our revenues and negatively impact our business, financial condition and results of operations.

Our future performance will depend on our ability to succeed in competitive markets and on our ability to appropriately react to potential fluctuations in demand for, and supply of, our products and services.

We operate in a highly competitive market that is characterized by a small number of large, national producers and a larger number of small, regional or local producers. Transportation costs are a significant portion of the total cost to customers of proppant (in many instances, transportation costs can represent more than 50% of delivered cost), the proppant market is typically local, and competition from beyond the local area is limited. Further, competition in the industry is based on customer relationships, reliability of supply, consistency and quality of product, customer service, site location, distribution capability, breadth of product offering, technical support and price.

Some of our competitors may have or may develop greater financial, natural and other resources than we have. Periodically, some of our competitors may reduce the pricing that they offer to our customers for a variety of reasons. One or more of our competitors may develop technology superior to ours or may have production facilities located in closer proximity to certain customer locations than we do. For example, mobile mines may be able to mine resources in close proximity to wells, enabling them to deliver sand with significantly lower transportation costs. When the demand for hydraulic fracturing services decreases or the supply of proppant available in the market increases, prices in the proppant market can materially decrease. Our competitors may choose to consolidate, which could provide them with greater financial and other resources than we have and improve their competitive positioning. Furthermore, oil and natural gas exploration and production companies and other providers of hydraulic fracturing services have acquired, and in the future may acquire, their own proppant reserves to fulfill their proppant requirements, and these other market participants may expand their existing proppant production capacity, all of which would negatively impact demand for our proppant. In addition, increased competition in the proppant industry could have an adverse impact on our ability to enter into long-term contracts or to enter into contracts on favorable terms.

Past performance by members of our management team, our directors or their respective affiliates may not be indicative of our future performance or an investment in us.

Information regarding performance by, or businesses associated with, our management team, our directors and their affiliates is presented for informational purposes only. Past performance of our management team, our directors and their affiliates is not a guarantee of our future success or similar results. You should not rely on the historical record of the performance of our management team, our directors or their affiliates as being indicative of the future performance of an investment in us or the returns we will, or are likely to, generate going forward.

Increasing costs, a lack of dependability or availability of transportation services or infrastructure or an oversupply of transportation services could have an adverse effect on our business, financial condition and results of operations.

The transportation industry is subject to possible legislative and regulatory changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand or the cost of providing truckload services.

Transportation and related costs tend to be a significant component of the total delivered cost to our customers purchasing our proppant. The high relative cost of transportation related expense tends to favor manufacturers located in close proximity to the customer. Additionally, increases in the price of transportation costs, including freight charges, fuel surcharges and demurrage costs, could negatively impact operating costs if we are unable to pass those increased costs along to our customers. Failure to find long-term solutions to these logistical challenges could adversely affect our ability to respond quickly to the needs of our customers or result in additional increased costs, and thus could negatively impact our business, results of operations and financial condition.

Our operations are subject to operational hazards and inherent risks, some of which are beyond our control, and some of which may not be fully covered by insurance.

Our business and operations may be affected by natural or man-made disasters and other external events, many of which are not in our control. In addition to the other risks described in these risk factors, these risks include:

•	unanticipated ground, grade or water conditions;

•	environmental hazards;

•	physical facility security breaches;

•	inability to acquire or maintain necessary permits or mining or water rights;

•	failure to maintain dust controls and meet restrictions on respirable crystalline silica dust;

•	failures in quality control systems or training programs;

•	technical difficulties or key equipment failures;

•	inability to obtain necessary mining or production equipment or replacement parts;

•	fires, explosions or industrial accidents or other accidents; and

•	facility shutdowns in response to environmental regulatory actions.

These hazards can also cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension or cancellation of operations. Any prolonged downtime or shutdowns at our mining properties or production facilities could have an adverse effect on our business, financial condition and results of operations. In addition, our operations are subject to, and exposed to, employee/employer liabilities and risks such as wrongful termination, discrimination, labor organizing, retaliation claims and general human resource related matters.

Not all of these risks are reasonably insurable, and our insurance coverage contains limits, deductibles, exclusions and endorsements. Our insurance coverage may not be sufficient to meet our needs in the event of loss and any such loss may have an adverse effect on our business, financial condition and results of operations.

Our ability to produce our products economically and in commercial quantities could be impaired if we are unable to acquire adequate supplies of water for our dredging operations.

The dredging process that we currently employ to produce from our Kermit, Texas and Monahans, Texas proppant production and processing facilities requires significant quantities of water from the aquifer underlying our acreage. If in the future there is insufficient capacity available from this aquifer to provide a source of water for our dredging and associated processes as a result of drought or similar conditions affecting the environment, we will be required to obtain water from other sources that may not be readily available, or may be too costly, and we may be unable to continue our dredge mining operations entirely. The effects of climate change may also further exacerbate water scarcity in certain regions, including at the aquifer on our acreage. If an environmental, weather or other event were to require us to discontinue dredging and resume operations using traditional proppant production processes, this could impair our cost of operations and ability to economically produce our product and would have an adverse effect on our financial condition, results of operations and cash flows.

Failure to maintain effective quality control systems at our mining and production facilities could have an adverse effect on our business, financial condition and operations.

The quality and safety of our products are critical to the success of our business. These factors depend significantly on the effectiveness of our quality control systems, which, in turn, depend on a number of factors, including the design of our quality control systems, our quality-training program and our ability to ensure that our employees adhere to the quality control policies and guidelines. Any significant failure or deterioration of our quality control systems could have an adverse effect on our business, financial condition, results of operations and reputation.

Given the nature of our proppant production operations, we face a material risk of liability, delays and increased cash costs of production from environmental and industrial accidents and operational breakdowns.

Our business involves significant risks and hazards, including environmental hazards, industrial accidents and breakdowns of equipment and machinery. Our electric dredge mining operations are subject to delays and accidents associated with electrical supply, repositioning and maintenance. Furthermore, during operational breakdowns, the relevant facility may not be fully operational within the anticipated timeframe, which could result in further business losses. The occurrence of any of these or other hazards could delay production, suspend operations, increase repair, maintenance or medical costs and, due to the integration of our facilities, could have an adverse effect on the productivity and profitability of a particular facility or on our business as a whole. Although insurance policies provide limited coverage for these risks, such policies will not fully cover some of these risks.

The development of the Dune Express is a complex and challenging process that may take longer and cost more than estimated, or not be completed at all. In addition, successful development and operation of the Dune Express will depend on certain factors that may be outside of our control, and the storage and transportation capacity or other anticipated benefits of our Dune Express may not be achieved.

We may encounter adverse geological conditions, regulatory procedures or other legal requirements that could impede the construction or operation of the Dune Express. The inability to obtain any permits and other federal, state or local approvals that may be required, and any excessive delays in obtaining such permits and approvals due, for example, to litigation or third-party appeals, could potentially prevent us from successfully constructing and operating the Dune Express in a timely manner.

We plan to engage qualified construction firms to perform work associated with the construction of the Dune Express. However, if such firms experience delays, if they perform sub-standard work or if we fail to properly monitor the quality of their work or the timeliness of their progress, we may not be able to complete construction or begin operation of the Dune Express by the date or at the cost currently estimated. In any such circumstance, we could also face difficulties meeting certain delivery obligations to our customers or incur additional costs in making such deliveries by truck or other alternative means. Any material delay caused by our construction firms and subcontractors could therefore ultimately impact our ability achieve the anticipated benefits of the Dune Express and its integrated mining facilities and have an adverse effect on our business, financial condition and results of operations.

Operation of the Dune Express will depend on transmission and distribution facilities. If transmission to the Dune Express or any of its integrated mining facilities were to be interrupted physically, mechanically or with cyber means, it may hinder our ability to mine, sell or deliver proppant to our customers, satisfy our contractual obligations or otherwise operate or fully realize the expected benefits of the Dune Express.

A negative shift in investor sentiment towards the oil and natural gas industry and increased attention to environmental, social and governance (“ESG”) and conservation matters may adversely impact our business.

Businesses across all industries are facing increasing scrutiny from stakeholders related to their approach to ESG matters. Businesses that are perceived to be operating in contrast to investor or stakeholder expectations and standards, which are continuing to evolve, or businesses that are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such business entity could be materially and adversely affected. Increasing attention to climate change and natural capital, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG initiatives and disclosures, and consumer demand for alternative sources of energy may result in increased costs (including but not limited to increased costs associated with compliance, stakeholder engagement, contracting, and insurance), reduced demand for our customers’ hydrocarbon products and our products and services, reduced profits, increased legislative and judicial scrutiny, investigations and litigation, and negative impacts on our and our customers’ stock price and access to capital markets. To the extent that societal pressures or political or other factors are involved, it is possible that the Company could be subject to additional governmental investigations, private litigation or activist campaigns as stockholders may attempt to effect changes to the Company’s business or governance practices.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Accordingly, we may receive pressure from investors, lenders or other groups to adopt climate or other ESG-related goals. A failure or a perception (whether valid or not) of failure to implement ESG strategies or adopt ESG goals or commitments, including any voluntary GHG emission reduction or carbon intensity goals or commitments, could result in private litigation or reputational damage, cause investors or customers to lose confidence in us, harm our ability to effectively recruit or retain employees and negatively impact our operations and goodwill, all of which may adversely affect our financial performance. Moreover, even if we voluntarily elect to pursue climate or ESG goals, we cannot guarantee that we will be able to implement such goals because of potential costs, technical or operational obstacles, uncertainty in long-term assumptions and expectations or other market or technological developments beyond our control.

Our business may suffer if we lose or are unable to attract and retain members of our workforce.

We depend to a large extent on the services of our senior management team and other key personnel. These employees have extensive experience and expertise in evaluating and analyzing industrial mineral properties, maximizing production from such properties, marketing industrial mineral production and developing and executing financing and hedging strategies.

Competition for management and key personnel is intense, and the pool of qualified candidates is limited. The loss of any of these individuals or the failure to attract additional personnel as needed could have an adverse effect on our operations and could lead to higher labor costs or the use of less-qualified personnel. In addition, if any of our executives or other key employees were to join a competitor or form a competing company, we could lose customers, suppliers, know-how and other personnel. Our operations also rely on skilled laborers using modern techniques and equipment to mine efficiently. We may be unable to train or attract the necessary number of skilled laborers to maintain our operating costs.

With respect to our trucking services, the industry periodically experiences a shortage of qualified drivers, particularly during periods of economic expansion, in which alternative employment opportunities are more plentiful and freight demand increases, or during periods of economic downturns, in which unemployment benefits might be extended. The trucking industry suffers from a high driver turnover rate, which requires us to continually recruit a substantial number of drivers to operate our equipment and could negatively affect our operations and expenses if we are unable to do so. Our success will be dependent on our ability to continue to attract, employ and retain highly skilled personnel at all levels of our operations.

A shortage of skilled labor together with rising labor costs in the excavation industry may further increase operating costs, which could adversely affect our business, results of operations and financial condition.

Efficient sand excavation using modern techniques and equipment requires skilled laborers, preferably with several years of experience and proficiency in multiple tasks, including processing of mined minerals. If there is a shortage of experienced labor in areas in which we operate, we may find it difficult to hire or train the necessary number of skilled laborers to perform our own operations, which could have an adverse impact on our business, results of operations and financial condition.

As a result of the volatility of the oilfield services industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. Increased competition for their services could result in a loss of available, skilled workers or at a price that is not as advantageous to our business, both of which could negatively affect our operating results. If we are unable to retain or meet the growing demand for skilled technical personnel, our operating results and our ability to execute our growth strategies may be adversely affected.

Inaccuracies in our estimates of sand reserves and resource deposits, or deficiencies in our title to those deposits, could result in our inability to mine the deposits or require us to pay higher than expected costs.

We base our sand reserve and resource estimates on engineering, economic and geological data assembled and analyzed by our mining engineers, which are reviewed periodically by outside firms. However, frac sand reserve estimates are by nature imprecise and depend to some extent on statistical inferences drawn from available drilling data, which may prove unreliable. There are numerous uncertainties inherent in estimating quantities and qualities of frac sand reserves and non-reserve frac sand deposits and costs to mine recoverable reserves, many of which are beyond our control and any of which could cause actual results to differ materially from our expectations. These uncertainties include:

•	geological and mining conditions that may not be fully identified by available data or that may differ from experience;

•	assumptions regarding the effectiveness of our mining, quality control and training programs;

•	assumptions concerning future prices of frac sand, operating costs, mining technology improvements, development costs and reclamation costs; and

•	assumptions concerning future effects of regulation, including the issuance of required permits and taxes by governmental agencies.

In addition, title to, and the area of, mineral properties and water rights may also be disputed. Mineral properties sometimes contain claims or transfer histories that examiners cannot verify. A successful claim that we do not have title to one or more of our properties or lack appropriate water rights could cause us to lose any rights to explore, develop and extract any minerals on that property, without compensation for our prior expenditures relating to such property. Any inaccuracy in our estimates related to our mineral reserves and non-reserve mineral deposits, or our title to such deposits, could result in our inability to mine the deposits or require us to pay higher than expected costs.

Further, the SEC has adopted amendments to its disclosure rules (the “SEC Modernization Rules”) to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the Exchange Act, which are codified in Regulation S-K subpart 1300. Under the SEC Modernization Rules, the historical property disclosure requirements for mining registrants included in SEC Industry Guide 7 have been replaced. As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources.” However, compared to mineralization that has been characterized as reserves, mineralization described using these terms has a greater amount of uncertainty as to their existence and whether they can be mined legally or economically, and investors are therefore cautioned not to assume that any reported “measured mineral resources,” “indicated mineral resources” or “inferred mineral resources” are or will be economically or legally mineable.

All of our product sales are currently generated at two facilities. Any adverse developments at those facilities could have an adverse effect on our business, financial condition and results of operations.

All of our product sales are currently derived from our Kermit and Monahans facilities located in Winkler and Ward Counties in Texas. Any adverse development at these facilities due to catastrophic events or weather, adverse government regulatory impacts, transportation-related constraints or any other event that could cause us to curtail, suspend or terminate operations at either of these facilities, could result in our being unable to deliver our contracted volumes and related obligations. Although we maintain insurance coverage to cover a portion of these types of risks, there could be potential risks associated with our operations not covered by insurance. There also may be certain risks covered by insurance where the policy does not reimburse us for all of the costs related to such risks. Downtime or other delays or interruptions to our future operations that are not covered by insurance could have an adverse effect on our business, results of operations and financial condition. In addition, under our supply contracts, if we are unable to deliver contracted volumes, we may be required to pay liquidated damages that could have an adverse effect on our financial condition and results of operations.

Our operations consume large amounts of natural gas and electricity. An increase in the price or a significant interruption in the supply of these or any other energy sources could have an adverse effect on our business, financial condition and results of operations.

Natural gas and electricity costs represented approximately 3.4% and 0.7%, respectively, of our total product sales in the year ended December 31, 2022, and 5.9% and 1.9%, respectively, of our total product sales in the year ended December 31, 2021. Potential climate change regulations or carbon or emissions taxes could result in higher cost of production for energy, which may be passed on to us in whole or in part. A significant increase in the price of energy that is not recovered through an increase in the price of our products and services or covered through our hedging arrangements or an extended interruption in the supply of electricity or natural gas to our production facilities could have an adverse effect on our business, results of operations and financial condition.

A large portion of our sales is generated by our top 10 customers, and the loss of or a significant reduction in purchases by our largest customers could adversely affect our business, financial condition and results of operations.

Our 10 largest customers accounted for approximately 67.7% of total sales for the year ended December 31, 2022. During the years ended December 31, 2021 and 2020, our 10 largest customers accounted for 79.0% and 81.4% of total sales, respectively. Some of our customers have exited or could exit the business, or have been or could be acquired by other companies that purchase proppant solutions or logistics services we provide from other third-party providers. Our current customers also may seek to acquire proppant or logistics services from other providers that offer more competitive pricing or capture and develop their own sources of proppant solutions or logistics services. The loss of a customer or contract, or a reduction in the amount of proppant solutions or logistics services purchased by any customer, could have an adverse effect on our business, financial condition and results of operations. Further, as a result of market conditions, competition or other factors, these customers may not continue to purchase the same levels of our products in the future, if at all. Substantial reductions in purchase volumes across these customers could have an adverse effect on our business, financial condition and results of operations.

Upon the expiration of our current contracts, our customers may not continue to purchase the same levels of proppant solutions or logistics services due to a variety of reasons. In addition, we may choose to renegotiate our existing contracts on less favorable terms or at reduced volumes in order to preserve relationships with our customers. Any renegotiation of our contracts on less favorable terms, or inability to enter into new contracts on economically acceptable terms upon the expiration of our current contracts, could have an adverse effect on our business, financial condition and results of operations.

Our business and operations depend on our and our customers’ ability to obtain and maintain necessary permits.

We and our customers hold numerous governmental, environmental, mining and other permits and approvals authorizing operations at each of our facilities. Our future success depends on, among other things, our ability, and the ability of our customers, to obtain and maintain the necessary permits and licenses required to conduct operations. In order to obtain permits and renewals of permits in the future, we may be required to prepare and present data to governmental authorities pertaining to the impact that our activities may have on the environment. Compliance with these regulatory requirements is expensive and significantly lengthens the time needed to conduct operations. Additionally, obtaining or renewing required permits is sometimes delayed, conditioned or prevented due to community opposition, opposition from other parties, the location of existing or proposed third-party operations, or other factors beyond our control. The denial of a new or renewed permit essential to our operations, delays in obtaining such a permit or the imposition of conditions in order to acquire the permit could impair our ability to continue operations at the affected facilities, delay those operations, or involve significant unplanned costs, any of which could adversely affect our business, performance and financial condition.

Our supply agreements may preclude us from taking advantage of increasing prices for proppant or mitigating the effect of increased operational costs during the term of those contracts.

The supply agreements we have may negatively impact our results of operations. Our sales contracts require our customers to pay a specified price for a specified volume of proppant. Although some of our supply agreements provide for price adjustments based on various factors, such adjustments are generally calculated on a quarterly basis and do not adjust dollar-for-dollar with adjustments in spot market prices. As a result, in periods with increasing prices our sales will not keep pace with market prices.

Additionally, if our operational costs increase during the terms of our supply agreements, we will not be able to pass some of those increased costs to our customers. If we are unable to otherwise mitigate these increased operational costs, our net income could decline.

A proppant production facility closure entails substantial costs, and if we close any of our facilities sooner than anticipated, our results of operations may be adversely affected.

We base our assumptions regarding the life of our proppant production facilities on detailed studies that we perform from time to time, but our studies and assumptions do not always prove to be accurate. If we close any of our proppant production facilities sooner than expected, sales will decline unless we are able to increase production at any of our other proppant production facilities, which may not be possible. The closure of a proppant production facility may also involve significant fixed closure costs, including accelerated employment legacy costs, severance-related obligations, and potentially reclamation and other environmental costs and the costs of terminating long-term obligations, including energy contracts and equipment leases. We accrue for the estimated costs to retire the assets over the expected timing of settlement. If we were to reduce the estimated time to settlement, the fixed proppant production facilities closure costs could be applied to a shorter period of production, which would increase production costs per ton produced and could adversely affect our results of operations and financial condition.

In addition, some environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), impose strict, retroactive and joint and several liability for the remediation of releases of hazardous substances.

Certain of our contracts contain provisions requiring us to deliver minimum amounts of sand-based proppant. If we are unable to meet our minimum requirements under these contracts, we may be required to pay penalties or the contract counterparty may be able to terminate the agreement.

In certain instances, we commit to deliver products under penalty of nonperformance. We commit to deliver products to our customers prior to production, and we are obligated to deliver a minimum volume of sand-based proppant per year or per month under our supply agreements over their respective terms. Depending on the contract, our inability to deliver the requisite volume of sand-based proppant may permit our customers to terminate the agreement or require us to pay our customers a fee, the amount of which is generally calculated by multiplying the difference between the amount of volume contracted for and the amount delivered by a per-ton penalty specified in the contract. In such events, our results of operations may be adversely affected.

Currently, all of our operations are concentrated in the Permian Basin, making us vulnerable to risks associated with operating in a limited geographic area.

Currently, all of our operations are geographically concentrated in the Permian Basin. As a result, we may be disproportionately exposed to various factors, including, among others: (i) the impact of regional supply and demand factors, (ii) delays or interruptions of completion activity in such areas caused by governmental regulation, (iii) processing or transportation capacity constraints, (iv) market limitations, (v) availability of equipment and personnel or (vi) water shortages or other drought related conditions. This concentration in a limited geographic area also increases our exposure to changes in local laws and regulations, certain lease stipulations designed to protect wildlife and unexpected events that may occur in the regions such as natural disasters, seismic events, industrial accidents or labor difficulties. Any of the risks described above could have an adverse effect on our business, financial condition, results of operations and cash flow.

An increase in the supply of proppant having similar characteristics as the proppant we produce could make it more difficult for us to renew or replace our existing contracts on favorable terms, or at all.

If significant new reserves of proppant are discovered and developed and have similar characteristics to the proppant we produce, we may be unable to renew or replace our existing contracts on favorable terms, if at all. Specifically, if proppant is oversupplied, our customers may not be willing to enter into long-term take-or-pay contracts, may demand lower prices or both, which would have an adverse effect on our business, results of operations and financial condition. Similarly, the ongoing COVID-19 pandemic has caused a historic slowdown in oil and natural gas activity, which has led to an increase in available proppant supply relative to the reduced demand. The foregoing events have led to increased competition among our competitors, which could lead to pressure to further reduce prices to compete effectively.

Our results of operations are significantly affected by the market price of sand-based proppant, which have been historically subject to substantial price fluctuations.

Our results of operations and financial conditions are, and will continue to be, particularly sensitive to the long- and short-term changes in the market price of sand-based proppant. Among other factors, these prices also affect the value of our reserves and inventories, and could negatively impact the market price of our Class A Common Stock or the New Atlas Common Stock.

Market prices are affected by numerous factors beyond our control, including, among others, demand for high quality sand-based proppant, the availability and relative cost of alternate sources of sand, drilling and completion activity in the Permian Basin, prevailing commodity prices and overall economic activity.

Additionally, when demand for sand-based proppant increases, there may not be a corresponding or immediate increase in the prices for our products or our customers may choose to opt for lower-quality, lower-priced products, which could have an adverse effect on our results of operations and financial condition. For example, the average price of frac sand F.O.B. minegate in the Permian Basin in 2019 was approximately $17.86 per ton, compared to a low of approximately $13.25 per ton in 2020 during the COVID-19 pandemic. As activity recovered during 2021, the average price of frac sand F.O.B. minegate increased to approximately $18.59 per ton, recovering only a portion of the previous price decrease. In addition, any future decreases in the rate at which oil and natural gas reserves are discovered or developed, whether due to increased governmental regulation, limitations on exploration and drilling activity, including hydraulic fracturing or other factors, could have an adverse effect on our business and financial condition, even in a stronger oil and natural gas price environment.

Our E&P customers’ operations are subject to operating risks that are often beyond our control and could have an adverse effect on our business, financial condition and results of operations.

In addition to the sand-based proppant that we supply, the operations of our E&P customers rely on several other products and services in order to perform hydraulic fracturing activities, such as skilled laborers and equipment required for pumping proppant, water and fluids into oil and natural gas wells. Any failure by our E&P customers to obtain these other products and services could have an adverse effect on our business, financial condition and results of operations.

There are complex software and technology systems that need to be developed in coordination with our technology partner in connection with our autonomous trucking initiative, and there can be no assurance such systems will be successfully developed or implemented for use in our planned applications or at all.

One of our long-term logistics development goals is to bring autonomous wellsite delivery of our proppant to the Permian Basin. Our planned autonomous proppant-delivery vehicles, when deployed, will use a substantial amount of third-party software codes and complex hardware to operate. The development of these advanced technologies is inherently complex, and we will need to coordinate with our technology partner in connection with the design, production and deployment of our autonomous proppant-delivery vehicles. Defects and errors may be revealed over time and our control over the performance of such third-party services and systems may be limited. Accordingly, our potential inability to successfully develop and implement the necessary software and technology systems may harm our competitive position.

The autonomous trucking technologies are emerging technologies that may not be commercially viable when used in our planned applications or at all. There can be no assurances that our technology partner will be able to meet the technological requirements, production timing and end-use specifications required to successfully implement our planned autonomous trucking initiative. Any material delays or cost increases may also make us unable to meet certain proppant-delivery obligations to our customers or incur additional costs in making such deliveries by traditional trucking methods or other alternative means, which could have an adverse effect on our business, financial condition and results of operations.

Our autonomous driving technology and related hardware and software, when deployed, could have undetected defects, errors or bugs in hardware or software, which could create safety or cybersecurity issues and could expose us to liability and other claims that could adversely affect our business.

Autonomous driving technology is highly technical and very complex, and has in the past and may in the future experience defects, errors or bugs at various stages of implementation. In the event of such defect, error or bug, we may incur significant additional development costs, repair or replacement costs, or more importantly, liability for personal injury or property damage caused by such errors or defects. Any insurance that we carry may not be sufficient or it may not apply to all situations that may arise in connection with the planned applications of our autonomous delivery vehicles. In accidents involving semi-trucks, most of the resulting fatalities are victims outside of the vehicle. If we experience such an event or multiple events, our insurance premiums could significantly increase or insurance may not be available to us at all. In addition, lawmakers or governmental agencies could pass laws or adopt regulations that limit the use of autonomous-trucking technology or increase liability associated with its use. Any of these events could adversely affect our reputation, relationships with our customers, financial condition and results of operations.

In addition, we could face material legal claims as a result of these problems. Any such lawsuit may cause irreparable damage to our brand and reputation. In addition, defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products and services. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable to us on acceptable terms or at all. These product-related issues could result in claims against us and have an adverse effect on our business, financial condition and results of operations.

Any unauthorized control or manipulation of the information technology systems in our autonomous proppant-delivery vehicles could result in loss of customer confidence in us and the products and services we provide.

Our autonomous proppant-delivery vehicles, when deployed, will contain complex information technology systems and built-in data connectivity to log location data and accept and install periodic remote updates to improve or update their functionality or performance. Our technology partner expects to design, implement and test security measures intended to prevent unauthorized access to its and our information technology networks, the autonomous vehicle platforms it produces and related or connected systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of or to change our autonomous vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by our autonomous vehicles. Future vulnerabilities could be identified and manipulated and our or our technology partner’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our autonomous proppant-delivery vehicles, or any loss of data, could result in legal claims or proceedings against us and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to our autonomous proppant-delivery vehicles or our or our customers’ data, as well as other factors that may result in the perception that our autonomous proppant-deliver vehicles or data are capable of being “hacked,” could negatively affect our brand and harm our business, financial condition and results of operations.

Natural disasters and unusual weather conditions could disrupt business and result in operational delays and otherwise have an adverse effect on our business.

The occurrence of one or more natural disasters, such as tornadoes, hurricanes, tsunamis, fires, droughts, floods and earthquakes or unusual weather conditions or temperatures in the regions in which our facilities are located could result in delayed operations, repair costs or disruptions to our supply chains or similarly impact the operations of our customers. For example, in February 2021, Texas and New Mexico experienced record-setting cold temperatures from Winter Storm Uri. Proppant volumes were negatively impacted in February and March 2021 as the cold weather delayed completion schedules and pushed forecasted producer activity into the latter half of the year. Events such as this could have an adverse effect on our or our customers’ business and may become more frequent or intense as a result of climate change.

Risks Related to Our Financial Condition

Our indebtedness could adversely affect our financial flexibility and our competitive position.

On October 20, 2021, we entered into the 2021 Term Loan Credit Facility. As of December 31, 2022, $149.0 million of the principal amount of the term loan was outstanding under the 2021 Term Loan Credit Facility. The proceeds of the 2021 Term Loan Credit Facility were used, among other uses, to repay all outstanding indebtedness under the 2018 Term Loan Credit Facility. The term loan outstanding under the 2021 Term Loan Credit Facility (the “Term Loan”) bears interest at a rate of 8.47% per annum.

On July 31, 2023, we entered into the 2023 Term Loan Credit Agreement, pursuant to which Stonebriar Commercial Finance, LLC extended Atlas LLC a term loan credit facility comprised of a $180.0 million single advance term loan that was made on July 31, 2023 (the “Initial Term Loan”) and commitments to provide up to $100.0 million of delayed draw term loans.

The Initial Term Loan is payable in eighty-four consecutive monthly installments and a final payment of the remaining outstanding principal balance at maturity. The Initial Term Loan has a final maturity date of August 1, 2030. The Initial Term Loan bears interest at a rate equal to 9.50% per annum.

Proceeds from the 2023 Term Loan Credit Facility were used to repay outstanding indebtedness under our previous 2021 Term Loan Credit Facility, to repay obligations outstanding under certain equipment lease arrangements and for general corporate purposes.

Opco and its subsidiaries have, and we expect to maintain in the near term, a significant amount of indebtedness. Under our 2023 ABL Credit Facility, the lenders thereunder (the “ABL Lenders”) provide revolving credit financing to Atlas LLC in an aggregate principal amount of up to $75.0 million with availability thereunder subject to a borrowing base as described in the loan agreement governing the 2023 ABL Credit Facility (the “ABL Credit Agreement”). As of December 31, 2022, we had no loans outstanding under our previous asset-based loan credit facility (the “2018 ABL Credit Facility”) and we were using $1.1 million for outstanding letters of credit, leaving $48.9 million of borrowing availability under our 2018 ABL Credit Facility prior to its termination in February 2023.

Our debt agreements contain a number of significant covenants that may limit our ability to, among other things:

•	incur additional indebtedness;

•	sell or convey assets;

•	make loans to or investments in others;

•	enter into mergers;

•	make certain payments;

•	hedge future production or interest rates;

•	incur liens;

•	pay dividends; and

•	engage in certain other transactions without the prior consent of the lenders.

Our indebtedness could also have important consequences to you and significant effects on our business, including:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes, including dividend payments;

•	restricting us from exploiting business opportunities;

•	making it more difficult to satisfy our financial obligations, including payments on our indebtedness;

•	disadvantaging us when compared to our competitors that have less debt; and

•	increasing our borrowing costs or otherwise limiting our ability to borrow additional funds for the execution of our business strategy.

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments.

Our ability to make scheduled payments on or to refinance our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control. We may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to service our debt would likely result in a reduction of our future credit rating, if any, which could harm our ability to incur additional indebtedness. If we face substantial liquidity problems, we might be required to sell assets to meet debt and other obligations. Our debt restricts our ability to dispose of assets and dictates our use of the proceeds from such disposition. We may not be able to consummate dispositions, and the proceeds of any such disposition may be inadequate to meet our obligations.

We may be unable to access adequate funding as a result of a decrease in the borrowing base under the 2023 ABL Credit Facility due to an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover a defaulting lender’s portion. As a result, we may be unable to execute our development plan, make acquisitions or otherwise conduct operations, which would have an adverse effect on our financial condition and results of operations.

Changes to applicable tax laws and regulations, exposure to additional income tax liabilities, changes in our effective tax rates or an assessment of taxes resulting from an examination of our income or other tax returns could adversely affect our results of operations and financial condition, including our ability to repay our debt.

We are subject to various complex and evolving U.S. federal, state and local taxes. U.S. federal, state and local tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on our results of operations and financial condition, including our ability to repay our debt. The passage of any tax legislation or other changes in U.S. federal income tax laws could adversely affect our results of operations and financial condition.

Changes in our effective tax rates or tax liabilities could also adversely affect our results of operations and financial condition. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	expansion into future activities in new jurisdictions;

•	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities; and

•	tax effects of share-based compensation.

In addition, an adverse outcome arising from an examination of our income or other tax returns could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on our results of operations and financial condition.

We will need substantial additional capital to operate our business, and the inability to obtain needed capital or financing, on satisfactory terms, or at all, whether due to restrictions in our 2023 ABL Credit Facility, 2023 Term Loan Credit Facility or otherwise, could have an adverse effect on our growth and profitability.

Our business plan requires a significant amount of capital expenditures to maintain and grow our production levels over the long term. Although we currently use a significant amount of our cash reserves and cash generated from our operations to fund the maintenance and development of our existing sand reserves, we may need to depend on external sources of capital to fund future capital expenditures if proppant prices were to decline for an extended period of time, if the costs of our operations were to increase substantially or if other events were to occur that reduce our sales or increase our costs. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering, adverse market conditions or other contingencies and uncertainties that are beyond our control. Our failure to obtain the funds necessary to maintain, develop and increase our asset base could adversely impact our growth and profitability.

In addition, our existing 2023 ABL Credit Facility and 2023 Term Loan Credit Facility contain, and any future financing agreements we may enter into could also contain, operating and financial restrictions and covenants that may limit our ability to finance future operations or capital needs or to engage in, expand or pursue our business activities.

Our ability to comply with these restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and events and circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions or covenants in our 2023 ABL Credit Facility and 2023 Term Loan Credit Facility, a significant portion of our indebtedness may become immediately due and payable and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our 2023 Term Loan Credit Facility are secured by substantially all of our assets, and if we are unable to repay our indebtedness or satisfy our other obligations under these, the lenders could seek to foreclose on our assets.

Even if we are able to maintain existing financing or access the capital markets, incurring additional debt may significantly increase our interest expense and financial leverage, and our indebtedness could restrict our ability to fund future development and acquisition activities. In addition, the issuance of any additional equity interests may result in significant dilution to the holders of our Common Stock or, if the Reorganization is consummated, the holders of the New Atlas Common Stock.

We are subject to counterparty credit risk. Nonpayment or nonperformance by our customers, suppliers or vendors could have an adverse effect on our business, liquidity, financial condition and results of operations.

We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers, suppliers and vendors. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration in their creditworthiness, any resulting increase in nonpayment or nonperformance by them and our inability to re-market or otherwise use the production could have an adverse effect on our business, results of operations and financial condition. A decline in oil and natural gas prices could negatively impact the financial condition of our customers and sustained lower prices could impact their ability to meet their financial obligations to us. Further, our contract counterparties may not perform or adhere to our existing or future contractual arrangements. To the extent one or more of our contract counterparties is in financial distress or commences bankruptcy proceedings, contracts with these counterparties may be subject to renegotiation or rejection under applicable provisions of the United States Bankruptcy Code. Any material nonpayment or nonperformance by our contract counterparties due to inability or unwillingness to perform or adhere to contractual arrangements could adversely affect our business and results of operations. If our customers delay or fail to pay us a significant amount of our outstanding receivables, it could have an adverse effect on our business, liquidity financial condition and results of operations.

If we fail to comply with the restrictions and covenants in our debt agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of payment.

A breach of any representation, warranty or covenant in any of our debt agreements would result in a default under the applicable agreement after any applicable grace periods. A default could result in acceleration of the indebtedness which would have an adverse effect on us. If an acceleration occurs, it would likely accelerate all of our indebtedness through cross-default provisions and we would likely be unable to make all of the required payments to refinance such indebtedness. Even if new financing were available at that time, it may not be on terms that are acceptable to us.

Any future indebtedness could adversely affect our financial condition.

We are, subject to the terms and conditions in the ABL Credit Agreement and availability under the borrowing base described therein, able to borrow up to $75.0 million under our 2023 ABL Credit Facility.

In addition, subject to the limits contained in our 2023 ABL Credit Facility and 2023 Term Loan Credit Facility, we may incur substantial additional debt from time to time. Any borrowings we may incur in the future would have several important consequences for our future operations, including that:

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covenants contained in the documents governing such indebtedness may require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

•	we may be competitively disadvantaged as compared with our competitors that are less leveraged or have greater access to capital resources; and

•	we may be more vulnerable to adverse economic and industry conditions.

If we incur indebtedness in the future, we may have significant principal payments due at specified future dates under the documents governing such indebtedness. Our ability to meet such principal obligations will be dependent upon future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay any incurred indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of such indebtedness or to obtain additional financing.

Risks Related to Environmental, Mining and Other Regulations

Silica-related health issues and legislation, including compliance with existing or future regulations relating to respirable crystalline silica, or litigation could have an adverse effect on our business, reputation or results of operations.

We are subject to laws and regulations relating to human exposure to crystalline silica. For example, the federal Occupational Safety and Health Act (“OSHA”) has implemented rules establishing a more stringent permissible exposure limit for exposure to respirable crystalline silica and provided other provisions to protect employees. These rules require compliance with engineering control obligations to limit exposures to respirable crystalline silica in connection with hydraulic fracturing activities. In June 2022, the DOL’s Mine Safety and Health Administration (“MSHA”) launched a new enforcement initiative to better protect U.S. miners from health hazards resulting from repeated overexposure to respirable crystalline silica. MSHA reports that silica dust affects thousands of miners each year and, without adequate protection, miners face risks of serious illnesses, many of which can be fatal.

As part of the program, MSHA will conduct silica dust-related mine inspections and expand silica sampling at mines, while providing mine operators with compliance assistance and best practices to limit miners’ exposure to silica dust.

Specifically, the silica enforcement initiative will include:

•	Spot inspections at mines with a history of repeated silica overexposures to closely monitor and evaluate health and safety conditions.

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Increased oversight and enforcement of known silica hazards at mines with previous citations for exposing miners to silica dust levels over the existing permissible exposure limit of 100 micrograms. For mines where the operator has not timely abated hazards, MSHA will issue a withdrawal order until the silica overexposure hazard has been abated.

•	Expanded silica sampling at mines to ensure inspectors’ samples represent the mines, commodities, and occupations known to have the highest risk for overexposure.

•	A focus on sampling during periods of the mining process that present the highest risk of silica exposure for miners.

•	Reminding miners about their rights to report hazardous health conditions, including any attempt to tamper with the sampling process.

In addition, the DOL’s Educational Field and Small Mine Services staff will provide compliance assistance and outreach to mine operators, unions and other mining community organizations to promote and advance protections for miners. The MSHA initiative is intended to take immediate action to reduce the risks of silica dust exposure as the DOL’s development of a mining industry standard continues. Then, in a related subsequent regulatory action, on July 13, 2023, the DOL published a notice of proposed rulemaking which would require operators to limit miners’ Permissible Exposure Limit to respirable crystalline silica to 50 micrograms per cubic meter of air for a full shift exposure and take immediate corrective action if such exposure limits are exceeded. The proposed rule also establishes related requirements for exposure sampling, medical surveillance, and updated respiratory protection equipment standards.

If we are unable to satisfy these obligations, or are not able to do so in a manner that is cost effective or attractive to our customers, our business operations may be adversely affected or availability or demand for our products could be significantly affected. Federal and state regulatory authorities, including OSHA and MSHA, and analogous state agencies may continue to propose changes in their regulations regarding workplace exposure to crystalline silica, such as permissible exposure limits and required controls and personal protective equipment, and we can provide no assurance that we will be able to comply with any future laws and regulations relating to exposure to crystalline silica that are adopted, or that costs of complying with such future laws and regulations would not have an adverse effect on our operating results by requiring us to modify or cease our operations.

In addition, the inhalation of respirable crystalline silica is associated with health risks, including the lung disease silicosis. There is evidence of an association between crystalline silica exposure or silicosis and lung cancer and possible association with other diseases, including immune system disorders such as scleroderma. These health risks have been, and may continue to be, a significant issue confronting the hydraulic fracturing industry. Concerns over silicosis and other potential adverse health effects, as well as concerns regarding potential liability from the use of frac sand, may have the effect of discouraging our customers’ use of frac sand. The actual or perceived health risks of handling frac sand could adversely affect hydraulic fracturing service providers, including us, through reduced use of frac sand, the threat of product liability or employee lawsuits naming us as a defendant, increased scrutiny by federal, state and local regulatory authorities of us and our customers or reduced financing sources available to the hydraulic fracturing industry.

Over the past few decades, a number of companies that utilize silica in their operations have been named as a defendant, usually among many defendants, in numerous product liability lawsuits brought by or on behalf of current or former employees or customers alleging damages caused by silica exposure. The silica-related litigation brought against us to date and associated litigation costs, settlements and verdicts have not resulted in a material liability to us, and we presently maintain insurance policies where available. However, we may continue to have silica exposure claims filed against us in the future, including claims that allege silica exposure for periods or in areas not covered by insurance, and the costs, outcome and impact to us of any pending or future claims is not certain. Any such pending or future claims or inadequacies of our insurance coverage could have a material adverse effect on our business, reputation, financial condition, and results of operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing and the potential for related litigation could result in increased costs, additional operating restrictions or delays for our customers, which could cause a decline in the demand for our proppant and negatively impact our business, results of operations and financial condition.

We supply proppant to hydraulic fracturing operators in the oil and natural gas industry. Hydraulic fracturing is an important practice that is used to stimulate production of oil and natural gas from low permeability hydrocarbon bearing subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppant, and chemicals under pressure into the formation to fracture the surrounding rock, increase permeability and stimulate production.

Although we do not directly engage in hydraulic fracturing activities, our customers purchase our proppant for use in their hydraulic fracturing activities. Hydraulic fracturing is typically regulated by state oil and natural gas commissions and similar agencies. Some states have adopted, and other states are considering adopting, regulations that could impose new or more stringent permitting, disclosure or well construction requirements on hydraulic fracturing operations. Aside from state laws, local land use restrictions may restrict drilling in general or hydraulic fracturing in particular. Municipalities may adopt local ordinances attempting to prohibit hydraulic fracturing altogether or, at a minimum, allow such fracturing processes within their jurisdictions to proceed but regulating the time, place and manner of those processes. In addition, federal agencies have started to assert regulatory authority over the process and various studies have been conducted or are currently underway by the EPA, and other federal agencies concerning the potential environmental impacts of hydraulic fracturing activities. At the same time, certain environmental groups have suggested that additional laws may be needed and, in some instances, have pursued voter ballot initiatives to more closely and uniformly limit or otherwise regulate the hydraulic fracturing process, and legislation has been proposed by some members of Congress to provide for such regulation.

The adoption of new laws or regulations at the federal, state or local levels imposing reporting obligations on, or otherwise limiting, delaying, restricting, or prohibiting the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells, increase our customers’ costs of compliance and doing business, and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for our proppant. In addition, heightened political, regulatory, and public scrutiny of hydraulic fracturing practices could expose us or our customers to increased legal and regulatory proceedings, which could be time-consuming, costly, or result in substantial legal liability or significant reputational harm. We could be directly affected by adverse litigation involving us, or indirectly affected if the cost of compliance limits the ability of our customers to operate. Such costs and scrutiny could directly or indirectly, through reduced demand for our proppant, have an adverse effect on our business, financial condition and results of operations.

We and our customers are subject to extensive environmental and occupational health and safety regulations that impose, and will continue to impose, significant costs and liabilities. In addition, future regulations, or more stringent enforcement of existing regulations, could increase those costs and liabilities, which could adversely affect our results of operations.

We are subject to a variety of federal, state and local environmental laws and regulations affecting the mining and mineral processing industry, including, among others, those relating to employee health and safety, environmental permitting and licensing, plant and wildlife protection, wetlands protection, air and water emissions, greenhouse gas emissions, water pollution, waste management, including the transportation and disposal of waste and other materials, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, hazardous materials and natural resources. These laws and regulations have imposed, and will continue to impose, numerous obligations on our operations and the operations of our customers, including the acquisition of permits or other approvals to conduct regulated activities, the imposition of restrictions on the types, quantities and concentrations of various substances that may be released into the environment or injected in non-productive formations below ground in connection with oil and natural gas drilling and production activities, the incurrence of capital expenditures to mitigate or prevent releases of materials from our equipment or facilities or from customer locations where we are providing services, the imposition of substantial liabilities for pollution resulting from our operations, and the application of specific health and safety criteria addressing worker protection. Some environmental laws impose substantial penalties for noncompliance, and others, such as CERCLA, impose strict, retroactive and joint and several liability for the remediation of releases of hazardous substances.

The denial of a permit essential to our operations or the imposition of conditions with which it is not practicable or feasible to comply could have an adverse effect on our business. Significant opposition to a permit by neighboring property owners, members of the public or other third parties or delay in the environmental review and permitting process also could impair or delay our operations.

Moreover, environmental requirements, and the interpretation and enforcement of these requirements, change frequently and have tended to become more stringent over time. Future environmental laws and regulations could restrict our ability to expand our facilities or extract our mineral deposits or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. The costs associated with complying with such requirements could have an adverse effect on our business, financial condition and results of operations.

Any failure by us or by our customers to comply with applicable environmental laws and regulations may cause governmental authorities to take actions that could adversely impact our operations and financial condition, including:

•	assessment of sanctions including administrative, civil or criminal penalties;

•	denial, modification, or revocation of permits or other authorizations;

•	occurrence of restrictions, delays or cancellations in permitting or development or performance of projects or operations;

•	imposition of injunctive obligations or other limitations on our operations, including cessation of operations; and

•	requirements to perform site investigatory, remedial, or other corrective actions or the incurrence of capital expenditures.

Any such regulations could require us to modify existing permits or obtain new permits, implement additional pollution control technology, curtail operations, significantly increase our operating costs or impose additional operating restrictions among our customers that reduce demand for our products or services. Such permit proceedings are often subject to public notice and comment, and third parties, including nongovernmental environmental organizations, may challenge government actions related to permits required for our operations.

Further, our business activities present risks of incurring significant environmental costs and liabilities, including costs and liabilities resulting from our handling of oilfield and other wastes, because of air emissions and wastewater discharges related to our operations, and due to historical oilfield industry operations and waste disposal practices. Moreover, accidental releases or spills may occur in the course of our operations or at facilities where our wastes are taken for reclamation or disposal, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for injuries to persons or damages to properties or natural resources. Some environmental laws and regulations may impose strict liability, which means that in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Remedial costs and other damages arising as a result of environmental laws and costs associated with changes in environmental laws and regulations could be significant and have an adverse effect on our liquidity, consolidated results of operations and financial condition.

Laws and regulations protecting the environment generally have become more stringent in recent years and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. In particular, the ESA restricts activities that may result in a “take” of endangered or threatened species and provides for substantial penalties in cases where listed species are taken by being harmed. If the DSL is listed as an endangered or threatened species, our operations and the operations of our customers in any area that is designated as the DSL’s habitat may be limited, delayed or, in some circumstances, prohibited, and we and our customers could be required to comply with expensive mitigation measures intended to protect the DSL and its habitat. In 2021, we were accepted into the USFWS-approved CCAA for the DSL. We have supported and contributed to the development of the CCAA since its inception. Our participation in the CCAA and our other voluntary conservation measures for the benefit of the DSL, including plans to set aside as much as 17,000 acres for DSL habitat, helps reduce the risk of disruptions to our business and operations in the event the DSL is listed. Furthermore, new laws and regulations, amendment of existing laws and regulations, reinterpretation of legal requirements or increased governmental enforcement with respect to environmental matters could restrict, delay or curtail exploratory or developmental drilling for oil and natural gas by our customers and could limit our well servicing opportunities.

We may not be able to comply with any new or amended laws and regulations that are adopted, and any new or amended laws and regulations could have an adverse effect on our operating results by requiring us to modify our operations or equipment or shut down our facility. Additionally, our customers may not be able to comply with any new or amended laws and regulations, which could cause our customers to curtail or cease operations. We cannot at this time reasonably estimate our costs of compliance or the timing of any costs associated with any new or amended laws and regulations, or any material adverse effect that any new or modified standards will have on our customers and, consequently, on our operations.

Our and our customers’ operations are subject to a number of risks arising out of the threat of climate change, including regulatory, political, litigation and financial risks, which could result in increased operating and capital costs for our customers and reduced demand for our products and services.

The threat of climate change continues to attract considerable attention in the United States and around the world. Numerous proposals have been made and could continue to be made at the international, national, regional and state levels of government to monitor and limit existing emissions of greenhouse gases (“GHGs”). These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG disclosure obligations and regulations that directly limit GHG emissions from certain sources. President Biden highlighted addressing climate change as a priority under his Administration and has issued, and may continue to issue, executive orders related to climate change. As a result, our operations and the operations of our natural gas and crude oil exploration and production customers are subject to a series of regulatory, political, litigation, financial, and physical risks associated with the production and processing of fossil fuels and the emission of GHGs.

At the federal level, the EPA has adopted rules that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources, and impose new standards reducing methane emissions from oil and gas operations through limitations on venting and flaring and the implementation of enhanced emission leak detection and repair requirements. Although there has recently been considerable uncertainty surrounding regulation of methane emissions from oil and gas facilities, the EPA is currently proposing new and updated rules for both new and existing sources. The EPA’s proposed rules, if finalized, would making existing regulations more stringent, expand the scope of source types covered by the rules, and require states to develop plans to reduce methane and volatile organic compound (“VOC”) emissions from existing sources that must be at least as effective as presumptive standards set by EPA. The BLM has also proposed rules intended to curtail the waste of methane flared, vented, or leaked from oil and gas operations on federal and Tribal lands. In addition, the U.S. Congress may continue to consider and pass legislation related to the reduction of GHG emissions, including methane and carbon dioxide. For example, the Inflation Reduction Act (“IRA”), which appropriates significant federal funding for renewable energy initiatives and, for the first time ever, imposes a fee on GHG emissions from certain facilities, was signed into law in August 2022. Furthermore, the SEC has proposed rules that, amongst other matters, will establish a framework for the reporting of climate risks. These ongoing regulatory actions and the emissions fee and funding provisions of the IRA could increase operating costs within the oil and gas industry and accelerate the transition away from fossil fuels, which could in turn reduce demand for our products and services and adversely affect our and our customers’ business and results of operations. We note that the regulatory activities discussed above are subject to intense political debate and could be subject to major modification depending upon the outcome of the 2024 election cycle.

At the international level, the United Nations-sponsored Paris Agreement, though non-binding, calls for signatory nations to limit their GHG emissions through individually-determined reduction goals every five years after 2020. In February 2021, President Biden recommitted the United States to long-term international goals to reduce emissions, including those under the Paris Agreement. President Biden announced in April 2021 a new, more rigorous nationally determined emissions reduction level of 50 to 52 percent from 2005 levels in economy-wide net GHG emissions by 2030. Moreover, the international community convenes annually to negotiate further pledges and initiatives, such as the Global Methane Pledge (a collective goal to reduce global methane emissions by 30 percent from 2020 levels by 2030). The impacts of these orders, pledges, agreements and any legislation or regulation promulgated to fulfill the United States’ commitments under the Paris Agreement or other international agreements cannot be predicted at this time.

Litigation risks are also increasing, as a number of cities and other entities have sought to bring suit against various oil and natural gas companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to climate change and its effects, such as rising sea levels or extreme weather events, and therefore are responsible for resulting infrastructure damages, or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors by failing to adequately disclose those impacts. Our customers’ involvement in such a case, regardless of the substance of the allegations, could have adverse reputational impacts and any unfavorable ruling in any such case could significantly impact their operations and consequently could have an adverse impact on demand for our products and services.

There are also increasing financial risks for the oil and gas sector as shareholders, bondholders, and lenders currently may elect in the future to shift some or all of their investments into non-fossil fuel energy related businesses. Certain institutional lenders who provide financing to fossil-fuel energy sector companies also have shifted their investment practices to those that favor “clean” power sources, such as wind and solar, making those sources more attractive, and some of them may elect not to provide funding for fossil fuel energy sector companies in the short or long term. Many of the largest U.S. banks have made “net zero” carbon emission commitments and have announced that they will be assessing financed emissions across their portfolios and taking steps to quantify and reduce those emissions. Additionally, there is also a risk that financial institutions will be pressured or required to adopt policies that limit funding for the oil and gas sector. Although there has been recent political support to counteract these initiatives, these and other developments in the financial sector could lead to some lenders restricting access to capital for or divesting from certain industries or companies, including the oil and gas sector, or requiring that borrowers take additional steps to reduce their GHG emissions. Any material reduction in the capital available to us or our customers could make it more difficult to secure funding for exploration and production activities, which could reduce the demand for our products and services.

Finally, physical climate change impacts, including increased frequency and severity of storms, severe and persistent drought conditions, winter storms, floods and other climatic events, may potentially have a large impact on our operations and financial results, and our customers’ exploration and production operations. The potential impacts of climate change and climate change regulations are highly uncertain at this time, and thus we cannot currently anticipate or predict any material adverse effect of climate change-related matters on our consolidated financial condition, results of operations, or how our cash flows may be affected as a result of climate change and climate change regulations.

Restrictions on our operations and those of our customers intended to protect certain species of wildlife could have an adverse impact on our ability to expand some of our existing operations or limit our customers’ ability to develop new oil and natural gas wells.

Various federal and state statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, migratory birds, wetlands, and natural resources. These statutes include the ESA, the Migratory Bird Treaty Act (“MBTA”) and the federal Clean Water Act (“CWA”). The USFWS may designate critical habitat areas that it believes are necessary for survival of threatened or endangered species. As a result of a 2011 settlement agreement, the USFWS was required to determine whether to identify more than 250 species as endangered or threatened under the ESA by no later than completion of the agency’s 2017 fiscal year. The USFWS missed the deadline but reportedly continues to review new species for protected status under the ESA pursuant to the settlement agreement. A critical habitat designation could result in further material restrictions on federal land use or on private land use and could delay or prohibit land access or development. Where takings of or harm to species or damages to wetlands, habitat, or natural resources occur or may occur, government entities or at times private parties may act to prevent or restrict oil and natural gas exploration activities or seek damages for any injury, whether resulting from drilling or construction or releases of oil, wastes, hazardous substances or other regulated materials, and in some cases, criminal penalties may result. Similar protections are offered to migratory birds under the MBTA.

The DSL is one example of a species that, if listed as endangered or threatened under the ESA, could impact our operations and the operations of our customers. On June 3, 2023, the USFWS proposed to list the DSL as an endangered species under the ESA, but did not concurrently designate critical habitat. In the proposed rule the USFWS determined that designating DSL critical habitat was prudent, but not determinable at the time of issuance, thus triggering a one year review period for the future designation of critical habitat. If the DSL endangerment listing is finalized as proposed, our operations and the operations of our customers in any area that is later designated as DSL critical habitat may be limited, delayed or, in some circumstances, prohibited, and we and our customers could be required to comply with expensive mitigation measures intended to protect the DSL and its habitat. However, to mitigate the impact of some of these risks, we are a participant in CCAA for DSL habitat in non-federal lands in certain counties of western Texas, which was approved by the USFWS in January 2021. We have been a contributor to and supporter of the CCAA since its inception and our participation in the CCAA and our other voluntary conservation measures for the benefit of the DSL reduces the risk of disruptions to our business and operations in the event DSL critical habitat is designated in the areas in which we operate.

Another species the recent listing of which could impact the operations of our customers is the lesser prairie-chicken. In November 2022, the USFWS formally listed two Distinct Population Segments (“DPSs”) of the lesser prairie-chicken under the ESA. The Southern DPS, the habitat of which includes portions of southeast New Mexico and western Texas, was listed as endangered, while the Northern DPS, the habitat of which spans from northern Texas through eastern Oklahoma and into southeastern Colorado and southwestern Nebraska, was listed as threatened. The listed territory of the Southern DPS could overlap with the operating areas of some of our customers, who in turn may be adversely affected by any restrictions which arise as a result of the endangerment determination. The identification or designation of further previously unprotected species as threatened or endangered in areas where we or our customers operate could cause us to incur increased costs arising from species protection measures or could result in limitations on our customers that result in reduced demand for our services, adversely affecting our results of operations. There is also increasing interest from a variety of stakeholders, including investors and institutional lenders, in nature-related matters beyond protected species, such as general biodiversity, which may similarly require us to incur costs or take other measures which may materially impact our business or operations.

Any restrictions on oil and natural gas development on federal lands have the potential to adversely impact our operations and the operations of our customers.

Many of our customers possess leases in New Mexico, which are granted by the federal government and administered by the BLM. Operations conducted by our customers on federal oil and natural gas leases must comply with numerous additional statutory and regulatory restrictions. These leases contain relatively standardized terms requiring compliance with detailed regulations. Under certain circumstances, the BLM may require operations on federal leases to be suspended or terminated. Any such suspension or termination of our customers’ leases could reduce demand for our products or services and adversely impact our results of operations.

The Biden Administration has taken several actions to curtail oil and natural gas activities on federal lands including a temporary pause on new oil and gas leasing, increases in royalty rates, and a reduction in the total acreage available through lease sales. In November 2022, BLM also issued a proposed rule to reduce the waste of natural gas from venting, flaring, and leaks during oil and gas production activities on Federal and Native American leases. More recently, in July 2023, BLM proposed further reforms to the federal oil and gas leasing program, including increased bonding requirements and the codification of certain IRA provisions related to minimum bids, base rental rates, and royalty rates. While we cannot predict the ultimate impact of these actions or whether the DOI and BLM will implement further reforms or operating restrictions, any revisions to the federal leasing or permitting process that make it more difficult for our customers to pursue operations on federal lands and operate economically may materially may adversely impact our operations. The Biden Administration’s ongoing development and implementation of a Social Cost of Carbon (“SCC”) metric may also impact future regulatory decision-making and our customers’ ability to obtain federal leases. In April 2023 the Fifth U.S. Circuit Court of Appeals (the “Fifth Circuit”) dismissed challenges to preliminary SCC estimates for lack of standing. However, litigation related to the use of this metric could be revived once federal agencies beginning relying upon finalized SSC values for discrete agency actions. The potential future implementation of an SSC metric in agency decision-making, and the result of any related litigation, could impact the character of new regulations on certain of the federal oil and gas leases of our customers, which in turn could impact our results of operations.

Additionally, oil and natural gas operations on federal lands, and related infrastructure projects may be impacted by recent changes to National Environmental Policy Act (“NEPA”) implementing regulations. In 2020, the Trump Administration made a variety of substantive and procedural changes to NEPA, including limiting the scope of review to the direct effects of a proposed project on the environment. A new “Final Rule,” introduced by the Biden Administration in April 2022, which took effect in May 2022, reversed several changes introduced by the 2020 rule, including the scope limitations. The 2022 Final Rule requires NEPA reviews to incorporate consideration of indirect and cumulative impacts of the proposed project, including effects on climate change and GHGs, consistent with pre-2020 requirements. The new rule also allows agencies to create stricter NEPA rules as they see fit, but left in place the 2020 rule two-year time limit to complete environmental impact statements. The issuance of the new rule completed the first of a two-phased process by the Council on Environmental Quality (“CEQ”) to reconsider and revise the 2020 rule. The second phase of CEQ’s proposed changes to the NEPA implementing regulations are currently under review by the Office of Management and Budget prior to publication. To the extent changes to the NEPA implementing regulations, restrict or limit the ability of our customers to pursue oil and gas operations and development projects in an economical manner, demand for our products and services may be impacted, which could adversely affect our results of operations.

In addition to administrative and policy risks, operations on federal lands also face litigation risks. Ongoing litigation related to the federal oil and gas leasing program, the Biden Administration’s use of the SCC metric, and NEPA review may impact the federal oil and gas leases of our customers, which in turn could impact our results of operations. For example, a June 2022 settlement approved by a federal district court in Washington, D.C., obligates BLM to reissue its environmental reports under NEPA for all oil and gas leases sold between 2015 and 2020, including leases in New Mexico. The settlement stems from a 2016 lawsuit alleging that BLM was not properly accounting for the cumulative climate impacts of its federal leasing program. Separately, there is a risk that authorizations required for existing operations may be delayed to the point that it causes a business disruption, and we cannot guarantee that further action will not be taken to curtail oil and natural gas development on federal land. For example, certain lawmakers have proposed to reduce or ban further leasing on federal lands or to adopt further restrictions on such leasing. To the extent such legislation is passed, it may adversely impact our customers’ operations, which could negatively impact our financial performance or results of operations.

We and our customers are subject to regulations that impose stringent health and safety standards on numerous aspects of our operations.

Multiple aspects of our and our customers’ operations are subject to health and safety standards, including our mining operations, our trucking operations, and employee exposure to crystalline silica.

Our mining operations are subject to the Mine Safety and Health Act of 1977 (“Mine Act”), as amended by the Mine Improvement and New Emergency Response Act of 2006, which imposes stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures, operating equipment and other matters. Our operating locations are regularly inspected by MSHA for compliance with the Mine Act.

The Department of Transportation (the “DOT”) and various state agencies exercise broad powers over our trucking services, generally governing matters including authorization to engage in motor carrier service, equipment operation, safety, and financial reporting. In addition, our operations must comply with the Fair Labor Standard Act, which governs such matters as wages and overtime, and which is administered by the DOL. We may be audited periodically by the DOT or the DOL to ensure that we are in compliance with these safety, hours-of-service, wage and other rules and regulations.

We are also subject to laws and regulations relating to human exposure to crystalline silica. Several federal and state regulatory authorities, including MSHA and OSHA, may continue to propose changes to their regulations regarding workplace exposure to crystalline silica, such as permissible exposure limits, required controls and personal protective equipment. Our failure to comply with existing or new health and safety standards, or changes in such standards or the interpretation or enforcement thereof, could require us or our customers to modify operations or equipment, shut down some or all operating locations, impose significant restrictions on our ability to conduct operations or otherwise have an adverse effect on our business, financial condition and results of operations.

We and our customers are subject to other extensive regulations, including licensing, plant and wildlife protection and reclamation regulations, that impose, and will continue to impose, significant costs and liabilities. In addition, future regulations, or more stringent enforcement of existing regulations, could increase those costs and liabilities, which could adversely affect our results of operations.

In addition to the regulatory matters described above, we and our customers are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife protection, wetlands protection, reclamation and restoration activities at mining properties after mining is completed, the discharge of materials into the environment, and the effects that mining and hydraulic fracturing have on groundwater quality and availability. Our future success depends, among other things, on the quantity and quality of our proppant deposits, our ability to extract these deposits profitably, and our customers being able to operate their businesses as they currently do.

In order to obtain permits and renewals of permits in the future, we may be required to prepare and present data to governmental authorities pertaining to the potential adverse impact that any proposed excavation or production activities, individually or in the aggregate, may have on the environment. Certain approval procedures may require preparation of archaeological surveys, endangered species studies, and other studies to assess the environmental impact of new sites or the expansion of existing sites. Compliance with these regulatory requirements is expensive and significantly lengthens the time needed to develop a site. Finally, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. The denial of a permit essential to our operations or the imposition of conditions with which it is not practicable or feasible to comply could impair or prevent our ability to develop or expand a site. Significant opposition to a permit by neighboring property owners, members of the public, or other third parties, or delay in the environmental review and permitting process also could delay or impair our ability to develop or expand a site. New legal requirements, including those related to the protection of the environment, could be adopted that could adversely affect our mining operations (including our ability to extract or the pace of extraction of mineral deposits), our cost structure, or our customers’ ability to use our proppant. Such current or future regulations could have an adverse effect on our business, and we may not be able to obtain or renew permits in the future.

General Risk Factors

Our business and results of operations have been adversely affected by, and may again in the future be adversely affected by, the ongoing COVID-19 pandemic.

Public health crises, pandemics and epidemics, such as the COVID-19 pandemic, may adversely impact our operations, the operations of our customers and the global economy, including the worldwide demand for oil and natural gas and the level of demand for our products and services. Fear of such events has previously altered the level of capital spending by oil and natural gas companies for E&P activities and has adversely affected global economies and financial markets, resulting in economic downturns that have affected demand for our products and services. For instance, the outbreak of COVID-19 caused governmental authorities to impose mandatory closures, seek voluntary closures and impose restrictions on, or advisories with respect to, travel, business operations and public gatherings or interactions. The rig count in the Permian Basin decreased from a peak of 488 in 2019 to a trough of 117 in 2020, however our revenues and net cash provided by operating activities only contracted from $140.1 million and $22.7 million, respectively, for the year ended December 31, 2019, to $111.8 million and $12.5 million, respectively, for the year ended December 31, 2020, before recovering to $172.4 million and $21.4 million, respectively, for the year ended December 31, 2021. Our revenues and net cash provided by operating activities increased by $310.3 million and $184.6 million, respectively, from the year ended December 31, 2021, to $482.7 million and $206.0 million, respectively, for the year ended December 31, 2022.

The impact of future health crises, pandemics and epidemics and responsive measures could adversely affect our businesses in a number of ways.

If securities or industry analysts do not publish research or reports or publish unfavorable research about New Atlas, the price and trading volume of New Atlas Common Stock could decline.

The trading market for New Atlas Common Stock depends in part on the research and reports that securities or industry analysts publish about New Atlas and its business. If one or more of the analysts who covers New Atlas downgrades its securities, the price of its securities would likely decline. If one or more of these analysts ceases to cover New Atlas or fails to publish regular reports on it, interest in the purchase of its securities could decrease, which could cause the price of New Atlas Common Stock and other securities and their trading volume to decline.

If New Atlas fails to develop or maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in its financial reporting, which would harm its business and the trading price of New Atlas Common Stock.

Effective internal controls are necessary for New Atlas to provide reliable financial reports, prevent fraud and operate successfully as a public company. If New Atlas cannot provide reliable financial reports or prevent fraud, its reputation and operating results would be harmed. New Atlas cannot be certain that its efforts to develop and maintain its internal controls will be successful, that it will be able to maintain adequate controls over its financial processes and reporting in the future or that it will be able to comply with its obligations under Section 404 of the Sarbanes-Oxley Act. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving internal controls, could harm New Atlas’s operating results or cause it to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which would likely have a negative effect on the trading price of New Atlas Common Stock.

Our business and operations could suffer in the event of cybersecurity breaches, information technology system failures, network disruptions or other cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

We rely on our information technology systems and other digital information to process transactions, summarize our operating results, deliver our systems, perform many of our services and manage our business and operations. In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and personally identifiable information of our employees. Our information technology systems and networks, and those of our customers, vendors, suppliers and other business partners, are subject to damage or interruption from power outages; computer and telecommunications failures; computer viruses; cyberattack or other security breaches; catastrophic events, such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war or terrorism; and usage errors by our employees. If our information technology systems are damaged or cease to function properly, we may need to make a significant investment to fix or replace them, and we may suffer loss of critical data and interruptions or delays in our operations.

We have been the target of cyberattacks, and while to date none of these incidents has had a material impact on us, we expect to continue to be targeted in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the current global economic and political environment, the outsourcing of some of our business operations, the ongoing shortage of qualified cybersecurity professionals and the interconnectivity and interdependence of third parties to our systems.

As cyber incidents continue to evolve, we will likely be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. In addition, any technology required for any mandate by authorities requiring the transition to remote work increases our vulnerability to cybersecurity threats, including threats to gain unauthorized access to sensitive information or to render data or systems. Any material disruption in our information technology systems or systems that affect our business operations, delays or difficulties in implementing or integrating new systems or enhancing current systems, or any vulnerabilities rendering data or systems unusable following any mandated remote work situations, could have an adverse effect on our business and results of operations.

The systems we employ to detect and prevent cyberattacks may be insufficient to protect us from an incident or to allow us to minimize the magnitude and effects of such incident for a significant period of time. The occurrence of a cyberattack, breach, unauthorized access, misuse, computer virus or other cybersecurity event could jeopardize our systems, interrupt our operations or result in the unauthorized disclosure, gathering, monitoring, misuse, corruption, loss or destruction of confidential and other information that belongs to us, our customers, our counterparties or third-party service providers that is processed and stored in, and transmitted through, our computer systems and networks. Any such event could result in significant losses, loss of customers and business opportunities, reputational damage, litigation, regulatory fines, penalties or intervention, reimbursement or other compensatory costs, or otherwise adversely affect our business, financial condition or results of operations.

A terrorist attack or armed conflict could harm our business.

Global and domestic terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States could adversely affect the U.S. and global economies and could prevent us from meeting financial and other obligations. We could experience loss of business, delays or defaults in payments from payors or disruptions of fuel supplies and markets if pipelines, production facilities, processing plants, refineries or transportation facilities are direct targets or indirect casualties of an act of terror or war. Such activities could reduce the overall demand for oil and natural gas, which, in turn, could also reduce the demand for our proppant. Global and domestic terrorist activities and the threat of potential terrorist activities and any resulting physical damage and economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to realize certain business strategies.

THE PARTIES

Atlas Energy Solutions Inc.

We are a low-cost producer of high-quality, locally sourced 100 mesh and 40/70 sand used as a proppant during the well completion process. Proppant is necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. One hundred percent of Atlas LLC’s sand reserves are located in Winkler and Ward Counties, Texas, within the Permian Basin and operations consist of proppant production and processing facilities, including one facility near Kermit, Texas and a second facility near Monahans, Texas. As of June 30, 2023, our Kermit and Monahans facilities have a total combined annual production capacity in excess of 10.0 million tons.

We are currently building a logistics platform with the aim of increasing the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. This will include the Dune Express, an overland conveyor infrastructure solution currently under construction, coupled with our fleet of fit-for-purpose trucks and trailers.

Atlas is headquartered in Austin, Texas, and is our current top-level parent entity. Atlas was incorporated in Delaware in February 2022 in connection with the IPO. Atlas operates and controls all of the business and affairs, and consolidates the financial results, of Atlas LLC, which is described further below. Following the Reorganization, Atlas will become a direct, wholly-owned subsidiary of New Atlas, shares of Class A Common Stock will be exchanged, on a one-for-one basis, into shares of New Atlas Common Stock and shares of Class B Common Stock will be surrendered and cancelled for no consideration.

New Atlas HoldCo Inc.

New Atlas is a newly-formed, direct, wholly-owned subsidiary of Atlas. Atlas formed New Atlas for the purpose of participating in the transactions contemplated by the Master Reorganization Agreement. Prior to the Reorganization, New Atlas will have no assets or operations other than those incident to its formation. If we complete the Reorganization, New Atlas will replace Atlas as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Atlas.

AESI Merger Sub Inc.

Pubco Merger Sub, is a newly-formed, direct, wholly-owned subsidiary of New Atlas. New Atlas caused Pubco Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Master Reorganization Agreement. Prior to the Reorganization, Pubco Merger Sub will have no assets or operations other than those incident to its formation.

Atlas Sand Operating, LLC

Opco is the majority-owned operating subsidiary of Atlas. Opco was formed in November 2022 in connection with the IPO and is the parent company of Atlas LLC. If we complete the Reorganization, New Atlas and Atlas will collectively own 100% of Opco.

Atlas Operating Merger Sub, LLC

Opco Merger Sub is a newly-formed, direct, wholly-owned subsidiary of New Atlas. New Atlas caused Opco Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Master Reorganization Agreement. Prior to the Reorganization, Opco Merger Sub will have no assets or operations other than those incident to its formation.

Atlas Sand Company, LLC

Atlas LLC, a Delaware limited liability company, was formed in April 2017 for the purpose of being an in-basin, pure-play producer and provider of proppant primarily in the Permian Basin. Atlas LLC is a direct, wholly-

owned subsidiary of Opco, and if we complete the Reorganization, Atlas LLC will remain a direct, wholly-owned subsidiary of Opco and become an indirect, wholly-owned subsidiary of New Atlas.

The HoldCos

Four separate, recently-formed holding companies collectively hold approximately 68.5% of the Class A Common Stock, 100% of the Class B Common Stock and 42.9% of the Operating Units. The HoldCos include:

•	Holdings, which currently holds 42,852,499 Operating Units, 2,255,395 shares of Class A Common Stock and 42,852,499 shares of Class B Common Stock;

•	Holdings II, which currently holds 36,892,106 shares of Class A Common Stock;

•	ASMC, which currently holds 38,606,135 Class A units of Holdings; and

•	ASMC II, which currently holds 61,045,148 Class A units of Holdings II.

The HoldCos directly or indirectly hold the Class A Common Stock, Class B Common Stock and Operating Units for the benefit of the Legacy Owners. Following the Reorganization and on or before August 30, 2023, after the shares of Class A Common Stock and the Operating Units have been exchanged, on a one-for-one basis, for shares of New Atlas Common Stock and the shares of Class B Common Stock corresponding to the Operating Units have been cancelled, we will designate a date for distribution of the New Atlas Common Stock then held by the HoldCos to the Legacy Owners in accordance with the distribution provisions of the operating agreements of each respective HoldCo. Following this distribution, the HoldCos will be dissolved, and the Legacy Owners will hold shares of New Atlas Common Stock directly.

THE REORGANIZATION

Overview

Under the terms of the Master Reorganization Agreement, and subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, (i) the newly-formed and wholly-owned subsidiary of New Atlas, Pubco Merger Sub, will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly-owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) the other newly-formed and wholly-owned subsidiary of New Atlas, Opco Merger Sub,will merge with and into Opco, with Opco continuing as the surviving company and as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. As a result of the Reorganization:

•

each Operating Unit, other than Operating Units held by Atlas, will be exchanged for one share of New Atlas Common Stock and current holders of Operating Units (other than Atlas) will become stockholders of New Atlas;

•	each outstanding share of Class A Common Stock will be exchanged for one share of New Atlas Common Stock and current holders of Class A Common Stock will become stockholders of New Atlas;

•	each outstanding share of Class B Common Stock will be surrendered and cancelled for no consideration;

•	Atlas will become a direct, wholly-owned subsidiary of New Atlas, and New Atlas and Atlas will collectively own 100% of the Operating Units that remain outstanding; and

•	New Atlas, as the new holding company, will, through its subsidiaries, conduct all the operations currently conducted by Atlas.

This section of the Information Statement/Prospectus describes material aspects of the Reorganization and the Master Reorganization Agreement. While we believe that the description covers the material terms of Reorganization and the Master Reorganization Agreement, this summary may not contain all of the information that is important to you. You should carefully read this entire Information Statement/Prospectus and the other documents to which the Company refers, including the Master Reorganization Agreement, attached as Annex I, and the forms of New Atlas’s Charter and Bylaws, attached as Annex II and Annex III, respectively, for a more complete understanding of the Reorganization and the Master Reorganization Agreement.

Background of the Reorganization

History and Background of Existing Corporate Structure

Atlas currently has an “Up-C” (or “umbrella partnership C-corporation”) corporate structure, which was implemented in March 2023 in connection with the IPO. Prior to the IPO, Atlas LLC was the top-level parent entity of our corporate structure, and the owners of Atlas LLC at that time, the Legacy Owners, held various classes of membership units and other equity interests in Atlas LLC, representing all of the issued and outstanding equity interests in Atlas LLC at that time. In connection with the IPO, we engaged in the following series of transactions:

•	a merger was effected in which Atlas LLC survived as a wholly-owned subsidiary of Opco;

•	all of the outstanding equity securities of Atlas LLC were exchanged on a one-for-one basis for analogous equity interests in the HoldCos;

•

the Legacy Owners, indirectly through the HoldCos, transferred all or a portion of their Operating Units and voting rights, as applicable, in Opco to Atlas in exchange for shares of Class A Common Stock and, in the case of Legacy Owners who transferred voting rights and continued to hold Operating Units through the HoldCos, shares of Class B Common Stock (so that such Legacy Owners who transferred voting rights and continued to hold Operating Units, through the HoldCos, hold one share of Class B Common Stock for each Operating Unit held by them immediately following the IPO); and

•

Atlas contributed all of the net proceeds received by it in the IPO to Opco in exchange for a number of Operating Units (such that the total number of Operating Units held by Atlas equaled the number of shares of Class A Common Stock outstanding after the IPO), and Opco further contributed the net proceeds received to Atlas LLC.

In connection with the IPO, each Legacy Owner’s ownership interest in any shares of Class A Common Stock, Class B Common Stock or Operating Units, as the case may be, became indirect ownership of such securities by virtue of such Legacy Owner’s direct ownership interest in one or more of the HoldCos, which are the direct record owners of all such securities.

Following the consummation of the above transactions:

•

collectively, the Legacy Owners currently indirectly own all of the outstanding shares of Class B Common Stock and 39,147,501 shares of Class A Common Stock, collectively representing 82.0% of the voting power and 68.5% of the economic interest in Atlas;

•	Atlas owns an approximate 57.1% interest in Opco; and

•	collectively, the Legacy Owners that continue to hold Operating Units own an approximate 42.9% interest in Opco.

A simplified visual representation of our corporate structure immediately following the IPO in March 2023 is as follows:

(1)	Includes ASMC, ASMC II, Holdings and Holdings II.

Timeline of the Reorganization Discussions

In April 2023, Atlas management began specifically considering possible reorganization transactions involving the Company and its subsidiaries to, among other things, reduce the complexity of Atlas’s capital structure, thereby relieving the administrative burden of maintaining an additional class of equityholders and increased communications related to individual investors; reduce the costs associated with regulatory compliance and reporting and facilitating faster preparation and delivery of Atlas’s financial statements; potentially enhance the liquidity of Atlas’s equity securities in the public market by increasing the public float of shares of New Atlas Common Stock immediately after the Reorganization is completed and removing barriers to joining certain stock market indices; and potentially provide Atlas with a more effective tool for management compensation by increasing trading liquidity.

In April 2023, Atlas management informally approached its external legal counsel, Vinson & Elkins L.L.P. (“V&E”), and its tax advisor, KPMG LLP (“KPMG”), to discuss potential analyses and structures for a reorganization transaction involving the Company. These discussions included (i) information on the decrease in expected benefits associated with the Up-C structure based on updated information available after the Company’s IPO, (ii) fiduciary duties associated with the evaluation of any changes to the Company’s corporate structure and (iii) the structure and steps required to accomplish a simplification transaction. KPMG was not involved in the pre-IPO calculations of the estimated tax benefit associated with the Up-C structure, but did perform the post-IPO calculations.

On May 22, 2023, the Board established, in accordance with the Charter and Bylaws, a special committee of independent and disinterested directors of the Board to (i) review, evaluate, structure and, if deemed sufficiently attractive, negotiate the terms and provisions, and determine the advisability, of the Reorganization, (ii) consider, on behalf of the Company and the Board, the terms and provisions of the Reorganization, and (iii) approve or disapprove the Reorganization. Mr. Robb Voyles, Mr. Mark Mills and Ms. Gayle Burleson were appointed to serve on the Special Committee, with Mr. Voyles serving as the chair. The Board determined that each of Mr. Robb Voyles, Mr. Mark Mills and Ms. Gayle Burleson are independent and do not have any potential conflict of interest with respect to the Reorganization and, therefore, are disinterested with respect to the Reorganization.

In response to requests from Atlas management, representatives of V&E provided Atlas management materials and information regarding analysis of the Up-C structure, precedent simplification transactions as well as process and proposed steps for the reorganization plan discussed herein (the “Proposed Transaction”). KPMG provided calculations quantifying the estimated tax benefits of the current structure, as well as a summary of such calculations.

Atlas management sent presentation materials to the Special Committee prior to their videoconference meeting on June 7, 2023. At this meeting, Atlas management presented a preliminary overview of the Proposed Transaction including (i) advantages and disadvantages of the Up-C structure, (ii) the estimated tax benefits and associated costs, (iii) a comparison of the Company’s pre-IPO analysis to the updated post-IPO analysis of the Up-C structure, (iv) the associated decrease in anticipated benefits resulting from the Up-C structure and (v) and an overview of the steps and timeline associated with the Proposed Transaction. The Special Committee, among other things, requested more information regarding KPMG’s calculations of the estimated tax benefit expected to result from the Up-C structure.

On June 12, 2023, Atlas management sent materials summarizing KPMG’s calculations to the Special Committee prior to their videoconference meeting. Atlas management discussed the summary of KPMG’s calculations with the Special Committee, including underlying data, assumptions made and variables used. In addition, Atlas management and the Special Committee discussed (i) the estimated impact on the Company’s publicly traded common stock, (ii) the relative tax treatment of the Class A Common Stock and Class B Common Stock, and (iii) precedents from other reorganization transactions. The Special Committee also resolved to engage Baker Botts L.L.P. (“Baker Botts”) to assist it with the evaluation process and analysis of the Proposed Transaction.

On June 13, 2023, Baker Botts held a conference call with representatives of V&E and Mr. Dathan Voelter, the General Counsel of the Company, to discuss the background and meetings to date relating to the Proposed Transaction.

On June 16, 2023, the Special Committee formally engaged Baker Botts to assist it with the evaluation of the legal implications of the Proposed Transaction.

On June 17, 2023, Atlas management granted virtual data room access to representatives of Baker Botts.

Baker Botts sent their presentation materials to the Special Committee prior to the videoconference scheduled for June 19, 2023. During the meeting, Baker Botts discussed with the Special Committee preliminary matters relating to the Proposed Transaction including (1) the Special Committee’s fiduciary duties under applicable law and (2) the summary analysis provided by KPMG. Baker Botts outlined the advantages and disadvantages of the existing corporate structure from a tax perspective, particularly any step up in tax basis that potentially may occur upon an exchange of Operating Units for Class A Common Stock and the resulting increased depletion, depreciation and amortization deductions for Atlas which, in turn, reduces Atlas’s tax liabilities.

On June 23, 2023, KPMG’s full analysis materials were uploaded to the virtual data room. Baker Botts continued its ongoing legal due diligence review through the signing of the Master Reorganization Agreement.

On June 28, 2023, the Special Committee met over videoconference with Baker Botts. The primary areas of discussion related to (1) Baker Botts’ review of the KPMG analysis materials and (2) the advantages and disadvantages of the Proposed Transaction as expressed by Atlas management in its June 7, 2023 meeting with the Special Committee. The Special Committee asked Baker Botts to prepare a list of questions and requests for information from Atlas management.

On July 2, 2023, representatives from Baker Botts distributed the Special Committee’s list of questions to the Special Committee and Atlas management.

On July 3, 2023, members from the Special Committee, representatives from Baker Botts, representatives from Atlas management and representatives from V&E met telephonically for members of Atlas management to answer the list of questions from the Special Committee relating to the Proposed Transaction, for example, potential benefits to Atlas in eliminating the existing corporate structure and concerns of Atlas management as a consequence of keeping the existing corporate structure in place.

On July 5, 2023, the Special Committee and Baker Botts met via videoconference. The primary area of discussion concerned the July 3, 2023 meeting with Atlas management and a request for further analysis relating to potential tax benefit of the Proposed Transaction to holders of Operating Units.

On July 7, 2023, representatives from Baker Botts and V&E held a telephonic meeting to discuss the potential tax benefit to holders of Operating Units of exchanging their Operating Units for New Atlas Common Stock pursuant to the tax-free Reorganization and then later selling those shares (which would generate solely capital gain) versus exchanging their Operating Units for Class A Common Stock in a taxable exchange (as would be the case under the current Up-C structure) and then later selling those shares (which would generate ordinary recapture income as well as capital gain).

On July 8, 2023, V&E provided Baker Botts with an initial draft of the Master Reorganization Agreement. Between July 8, 2023 and July 11, 2023, V&E provided Baker Botts with initial drafts of the associated exhibits to the Master Reorganization Agreement.

On July 10, 2023, the Special Committee met over videoconference with Baker Botts to discuss (1) the analysis relating to the potential tax benefit of the Proposed Transaction to holders of Operating Units and (2) Baker

Botts’ review of drafts of the (a) Master Reorganization Agreement and summaries of the Proposed Transaction. The Special Committee and Baker Botts discussed revisions to be made, including proposing, among other items, the Special Committee request Atlas management’s counsel, V&E, give a tax opinion that the Pubco Merger will qualify as a nontaxable transaction to the holders of Class A Common Stock. The Special Committee resolved to have further discussions with Baker Botts relating to additional suggested modifications of the foregoing documents as such documents progressed.

Later on July 10, 2023 and subsequently on July 11, 2023, Baker Botts provided initial comments to V&E on the draft Master Reorganization Agreement. Additionally, between July 9, 2023 and July 14, 2023, Baker Botts provided initial comments to V&E on the drafts of the associated exhibits to the Master Reorganization Agreement, including the removal of reference to the post-IPO lock-up period from the Amended and Restated Certificate of Incorporation of New Atlas HoldCo Inc.

On July 25, 2023, V&E provided Baker Botts with a revised draft of the Master Reorganization Agreement. Among other things, the revised draft of the Master Reorganization Agreement included waiver of appraisal rights, updates to the termination provision, additions to the closing conditions and updates to the representations and warranties.

On July 26, 2023, the Special Committee met over videoconference with Baker Botts to discuss Baker Botts’ review of drafts of the Master Reorganization Agreement and summaries of the Proposed Transaction. The Special Committee and Baker Botts discussed revisions to be made, including proposing, among other items, the Special Committee request Atlas management’s counsel, V&E, give a tax opinion as a closing condition and that the Special Committee have termination and amendment consent rights in connection with the Master Reorganization Agreement.

On July 27, 2023, Baker Botts provided comments to V&E on the draft Master Reorganization Agreement addressing the Special Committee’s termination and amendment consent rights and closing conditions, including the V&E tax opinion that the Pubco Merger will qualify as a nontaxable transaction to the holders of Class A Common Stock.

Between July 28, 2023 and July 30, 2023, representatives of Baker Botts and V&E continued to negotiate minor revisions to the Master Reorganization Agreement.

On July 31, 2023, the Special Committee unanimously adopted resolutions that (i) determined that the Reorganization, on the terms and conditions set forth in the Master Reorganization Agreement, is advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Master Reorganization Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Master Reorganization Agreement, (iii) recommended to the Board the approval of the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, and the execution, delivery and performance of the Master Reorganization Agreement and transactions contemplated thereby, including the Mergers, and (iv) recommended that the Board resolve to direct that the Master Reorganization Agreement and the approval of the Reorganization be submitted to the stockholders pursuant to the Charter and authorize the Written Consent. The Master Reorganization Agreement was executed later that same day.

Historical Reasons for the Existing Corporate Structure

The existing corporate structure was put in place at the time of the IPO for several reasons, including, among others, the following:

•

Need for Parent C-corporation for IPO. As noted above, prior to the IPO, the top-level parent entity of our structure was Atlas LLC, which is a limited liability company. In recent years, the market for publicly traded partnerships has not been robust. Most initial public offerings in the United States are, therefore, conducted by traditional C-corporations. Given that, in connection with the IPO, the board of managers of Atlas LLC (the “Atlas LLC Board”) decided that the public company registrant and issuer in the IPO should be a C-corporation and, as a result, Atlas was created, and the pre-IPO transactions described above were consummated in connection therewith.

•

Provide for Continued “Pass-Through” Tax Status for Legacy Owners. Although the Atlas LLC Board believed it to be necessary that the public company registrant and issuer in the IPO be a C-corporation, a direct conversion of the limited liability company entity into a C-corporation immediately prior to the IPO would have had a number of implications and effects, including, among others, the triggering of taxable gain for certain holders that had liabilities in excess of tax basis with respect to their ownership in Atlas LLC and the loss of certain favorable “pass-through” income tax treatment for our Legacy Owners. The Atlas LLC Board believed that the Legacy Owners generally found it advantageous to defer any gain related to liabilities in excess of tax basis in Atlas LLC and to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes, such as Atlas LLC. Our current Legacy Owners that continued to hold Operating Units through the HoldCos generally (a) incur direct U.S. federal, state and local income taxes on their proportionate share of any taxable income of Opco, (b) are not subject to any additional taxes if/when they receive distributions of such income and (c) receive allocations of their proportionate share of any taxable losses of Opco. Additionally, with respect to certain Legacy Holders, continuing to hold Operating Units (instead of shares Class A Common Stock) through the HoldCos allowed such Legacy Holders to defer taxable gain to the extent liabilities exceeded of tax basis with respect to their Operating Units.

•

Atlas Receives Potential Tax Benefits Upon Exchange of Operating Units for Class A Common Stock. The current Up-C structure was anticipated to provide for certain net cash tax savings to Atlas. In particular, exchanges of Operating Units for Class A Common Stock pursuant to the terms of the Opco LLC Agreement under the current Up-C structure generally would result in certain increases in tax basis related to Opco’s assets. Such increases in tax basis would, in turn, result in an increase in associated depreciation, depletion, and amortization deductions that would have reduced Atlas’ taxable income. At the time of the IPO, based on a number of assumptions, the Atlas LLC Board believed such net cash tax savings to be significant. The Atlas LLC Board now believes those tax benefits could be significantly less than originally anticipated as discussed below.

•

Ability to Make Certain Acquisitions on a Tax-Deferred Basis. The Atlas LLC Board believed the Up-C structure (as compared to a traditional C-corporation) would provide Atlas with more flexibility to offer certain equity consideration to sellers in acquisitive transactions on a tax-deferred basis. Due to the classification of Opco as a partnership for U.S. federal income tax purpose, many sellers in potential acquisitive transactions would be able to receive Operating Units, but not shares of Class A Common Stock, as tax-deferred consideration for assets or equity of a target company, making Operating Units a preferable form of equity consideration. In addition to providing such sellers with tax deferral on the acquisition, potential sellers would also benefit from the pass-through Opco structure (single layer of tax).

Reasons for the Reorganization

Although the existing corporate structure has provided the benefits described above, the Special Committee and the Board determined that the new proposed corporate structure is advisable and in the best interests of the Company for the following reasons:

•

Value of Estimated Net Tax Benefits Has Likely Been Diminished. Prior to the IPO, our estimates of the future net tax benefits associated with our up-C structure were based on certain assumptions including the IPO price, the market price of the stock in the period following the IPO, the number of Legacy Owners that would hold Operating Units, and the timing and market price of future exchanges Operating Units into Class A shares. Since the IPO, some of the variables affecting these estimates, including the number of Legacy Owners that actually came to hold their interests in Atlas rather than Opco and the IPO price, the market price of the stock in the period following the IPO, the proportions in which any “step-up” in tax basis generated is allocated among our various categories of depreciable, depletable and amortizable assets, and the timing of utilization of such future net tax benefits, differed from our pre-IPO assumptions. Upon re-analysis of the estimated net tax benefits with this new information, management determined that the value of these estimated net tax benefits has been materially diminished as compared to pre-IPO estimates, while the administrative costs and costs associated with the complexity of the existing corporate structure have remained significant.

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Increased Market Capitalization of New Atlas Common Stock. After the completion of the Reorganization, the market capitalization of the New Atlas Common Stock will include not only shares exchanged on a one-for-one basis for the Class A Common Stock that was outstanding to prior to the Pubco Merger, but also shares exchanged on a one-for-one basis for the Operating Units that were outstanding prior to the Opco Merger. As of the Record Date, there were 57,147,501 outstanding shares of Class A Common Stock and 42,852,499 outstanding Operating Units. We believe that after the completion of the Reorganization, there will be a decrease in confusion regarding our market capitalization (which is currently separated to reflect our dual classification of Common Stock) which could enable certain investors (specifically, those with investment position limits tied to percentages of a company’s market capitalization) to own larger positions in our stock than before, and could also enable New Atlas Common Stock to be included in certain stock market indices in which shares of Class A Common Stock currently are not included, or may increase the weighting of New Atlas Common Stock in certain stock market indices in which our Class A Common Stock currently is included. Such increased index inclusion or weighting, in turn, could mean an increased demand for shares of New Atlas Common Stock.

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Reduction in Overall Complexity and Simplified Financial Reporting. Notwithstanding that the Up-C structure is a common IPO structure, our existing corporate structure is complex, and we have found that it is not easily understood by potential investors, research analysts, lenders, employees, business partners, and various other constituencies with whom we interact on a regular basis. We believe that the Reorganization substantially simplifies our overall corporate structure by transitioning our capital structure to a single class of outstanding stock. Moreover, we believe that the Reorganization will also help simplify our financial statements and overall financial reporting, in that it will result in the elimination of the redeemable non-controlling interest and the associated increase in our Stockholder’s equity due to the consolidation of our Class A Common Stock and Operating Units into a single class of common stock. Additionally, we expect the Reorganization to lead to significantly decreased communications related to individual investors’ election to redeem their Operating Units We believe that this simplification will help investors and research analysts more easily understand our financial statements and certain of our financial metrics, such as our earnings and our earnings per share calculations. We believe that this simplification will also cause our financial statements to be more readily comparable to other traditionally structured publicly traded companies.

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Reduction in Certain Administrative Costs of Maintaining Structure. In our existing corporate structure, each time a Legacy Owner elects to exchange his or her Operating Units for shares of Class A Common Stock, a number of internal administrative processes would have to occur in order to process the exchange, including interacting with Atlas’s transfer agent and issuing shares of Class A Common Stock to the exchanging Legacy Owner. In addition, our internal finance, accounting and tax personnel would also be required to calculate and reflect the impact of such exchange on our consolidated financial statements and measure the amount of any “step-up” in tax basis generated by such exchange. These processes and procedures may, among other things: (i) take time from our employees’ other day-to-day responsibilities in connection with operating our business, (ii) lead to increased costs and expenses to the extent outside parties are required to be involved, (iii) potentially complicate the preparation of our consolidated financial statements and (iv) potentially complicate the review and audit of our consolidated financial statements by our outside auditors.

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Potential Tax Benefits to Holders of Operating Units. Assuming that Reorganization is completed as currently contemplated and the PubCo Merger, together with the Opco Merger, qualifies as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code, holders of Operating Units (other than Atlas) should not recognize any gain or loss when they exchange all of their Operating Units for, on a one-for-one basis, shares of New Atlas Common Stock except to the extent such holders have liabilities in excess of tax basis with respect to their Operating Units. Further, 100% of any gain on future sales of New Atlas Common Stock received by the holder may be eligible for long-term capital gains treatment if the holding period in such New Atlas Common Stock is more than one year. Long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates as compared to ordinary income or short-term capital gain. Conversely, if holders of Operating Units were to exchange such Operating Units for Class A Common Stock pursuant to the Opco LLC Agreement, a substantial portion of the gain recognized by such holders would be ordinary income, rather than long-term capital gain.

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Potential for Greater Liquidity in our New Atlas Common Stock Over Time. Because holders of Operating Units (other than Atlas) may be able to benefit, in some circumstances, from long-term capital gains tax treatment rather than ordinary income tax treatment on future sales of New Atlas Common Stock following the Reorganization, we believe that this could make it more likely that such holders are willing to sell their shares of New Atlas Common Stock into the public trading market, which could result in greater liquidity and increased daily trading volume in the New Atlas Common Stock in the future. This potential increase in liquidity could then help promote less overall volatility in our stock price and potentially create a more efficient trading market in the New Atlas Common Stock, which benefits (if realized) would accrue to all holders of the New Atlas Common Stock.

Benefits of the Proposed Corporate Structure

As a result of the Reorganization, the following changes to our corporate structure will occur:

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One Class of Common Stock Held by All Stockholders. New Atlas, which will be our new publicly traded registrant, will have only one class of common stock, New Atlas Common Stock, authorized for issuance and outstanding, and all of the stockholders of New Atlas will hold shares of the same class of the same security as all other stockholders. The New Atlas Common Stock will carry full economic and voting rights, as does the current Class A Common Stock, and we intend to apply to have the New Atlas Common Stock approved for listing on the NYSE in connection with the Reorganization. The Class B Common Stock will be cancelled in the Reorganization, and New Atlas will have no similar class of common stock. In addition, all of our equityholders will hold their equity interests directly in New Atlas, as compared to some holders holding equity interests in Atlas and some holding equity interests in Opco.

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No Future Exchanges. Following the completion of the Reorganization, all the Operating Units will be owned, indirectly, by Atlas and New Atlas, and no Operating Units will be owned by the Legacy Owners. As such, there will be no future exchanges of Operating Units by Legacy Owners for shares of common stock of New Atlas. As such, no future tax benefits will be created by way of future exchanges, since such exchanges will no longer occur. However, we believe the lack of future exchanges may decrease certain administrative costs.

A simplified visual representation of our new proposed corporate structure immediately following the Reorganization is as follows:

(1)	Includes ASMC, ASMC II, Holdings and Holdings II

Loss of Tax Benefits

The existing corporate structure provided was originally put in place for the reasons described above, and the Reorganization is being implemented for the separate set of reasons also described above. However, as a result of the Reorganization, certain tax benefits will be lost, including the following:

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Elimination of Potential Net Cash Tax Savings. Exchanges of Operating Units for Class A Common Stock pursuant to the terms of the Opco LLC Agreement under our current Up-C structure generally would result in certain tax basis increases related to Opco’s assets. These tax basis increases were expected to generate additional depreciation, depletion, and amortization deductions which in turn, would reduce our taxable income and result in reduced cash tax liabilities. The exchange of Operating Units for New Atlas Common Stock pursuant to the Reorganization is not expected to result in any such tax basis increases, except to the extent of the limited amount of gain that might be recognized by the holders of Operating Units as a result of certain debt-financed deductions. Moreover, following completion of the Reorganization, because no Operating Units will be held by any person other than New Atlas and Atlas, there will be no future exchanges of Operating Units for shares of Class A Common Stock. Accordingly, the net cash tax savings expected to be available to us under the existing Up-C structure will no longer be available to us after the Reorganization. The Board believes that the tax benefits of the Up-C structure are significantly less than originally anticipated, but the amount of tax benefits lost as a result of the Reorganization is still expected to be material and will likely to increase our tax liability materially.

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Impact on Ability to Make Certain Acquisitions on a Tax-Deferred Basis. As a result of the Reorganization, our ability to offer Operating Units as equity consideration to sellers in potential acquisitive transactions will be eliminated, such that we may not be able to offer tax-deferred equity consideration to potential sellers. Our inability to offer tax-deferred equity consideration in acquisitive transactions could require us to pay more for assets or target companies than we otherwise would or adversely affect our ability to compete with other potential acquirors.

Recommendation of the Special Committee

The Special Committee consists of three directors of the Board who the Board determined were independent and did not have any potential conflict of interest with respect to the Reorganization and, therefore, were disinterested with respect to the Reorganization for service on a special committee: Mr. Robb Voyles (Chairman), Mr. Mark Mills and Ms. Gayle Burleson. The Board established the Special Committee to (i) review, evaluate, structure and, if deemed sufficiently attractive, negotiate the terms and provisions, and determine the advisability, of the Reorganization, (ii) consider, on behalf of the Company and the Board, the terms and provisions of the Reorganization and (iii) approve or disapprove the Reorganization.

The Special Committee retained Baker Botts L.L.P. as its legal counsel. The Special Committee oversaw the performance of legal due diligence by its legal counsel, conducted an extensive review and evaluation of the Reorganization and the transactions contemplated thereby, including with respect to maintaining the status quo. The Special Committee engaged in an extensive review of the proposed transactions and conducted negotiations with Atlas management with respect to the Master Reorganization Agreement and the other transaction documents. Throughout the negotiations until July 31, 2023, when the Master Reorganization Agreement and the transactions contemplated thereby were approved, the Special Committee considered not only such transactions as proposed by Atlas, but also modifications thereto and the possibility of maintaining the status quo. In determining to approve the Restructuring and the transactions contemplated thereby, the Special Committee considered the factors described below and the reasons, benefits and disadvantages listed earlier.

The Special Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the Board (not necessarily presented in order of relative importance):

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Reduction of the complexity of the existing capital structure, thereby relieving the administrative burden of maintaining an additional class of equityholders and increased communications related to individual investors.

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Reduction in the costs associated with tax reporting, regulatory compliance and reporting and facilitating faster preparation and delivery of financial statements in certain administrative costs of maintaining the existing corporate structure.

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Potentially enhancing the liquidity of the equity securities in the public market by increasing the public float of shares of New Atlas Common Stock immediately after the Reorganization is completed and removing barriers to joining or to the appropriate weighting of Atlas’s capital stock in certain stock indices.

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Increased market capitalization at the parent-level entity, which could enable certain investors (specifically, those with investment position limits tied to percentages of a company’s market capitalization) to own larger positions in the stock than before, and could also make shares of New Atlas Common Stock more likely to be included in or weighted more heavily by certain stock market indices than its existing Class A Common Stock. Improved weighting, in turn, could mean an increased demand for shares of New Atlas Common Stock, which could assist in the stated goal of seeking to maximize long-term stockholder value.

•	Potentially providing Atlas with a more effective tool for management compensation by increasing trading liquidity.

In addition, the Special Committee also considered a number of factors relating to the procedural safeguards involved in the evaluation of the Reorganization and negotiation of the transaction documents, including those discussed below (not necessarily presented in order of relative importance):

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The Board determined that each of the members of the Special Committee are independent and do not have any potential conflict of interest with respect to the Reorganization and, therefore, are disinterested with respect to the Reorganization.

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In connection with the consideration of the Reorganization, the Special Committee retained its own independent legal advisors with knowledge and experience advising publicly traded companies with respect to transactions similar to the Reorganization.

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The Special Committee and its legal counsel had access to diligence information, materials and personnel deemed necessary to conduct their review and evaluation of the proposed Reorganization and the New Atlas organizational structure.

•	The Special Committee reviewed and discussed KPMG’s independent analysis with representatives of Baker Botts.

•	The compensation of the members of the Special Committee is in no way contingent on their approving the proposed Reorganization or the Master Reorganization Agreement.

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The Reorganization will not result in the acceleration of vesting or payment of the outstanding LTIP awards. The members of the Special Committee will not personally benefit from the consummation of the Reorganization in a manner different from the public stockholders.

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The Special Committee will receive a legal opinion of Vinson & Elkins L.L.P. in form and substance reasonably satisfactory to it indicating the Reorganization will qualify for the intended tax treatment.

•	Any termination of the Master Reorganization will be with the concurrence of the Special Committee.

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The terms and conditions of the Master Reorganization Agreement and the Reorganization were determined through arm’s-length negotiations between the Special Committee, Atlas and their respective representatives and advisors.

The Special Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals (not necessarily presented in order of relative importance):

•	Litigation may occur in connection with the Reorganization and such litigation may increase costs and result in a diversion of management focus.

•	As a result of the Reorganization, the anticipated net cash tax savings attributable to the Up-C structure will no longer be available to Atlas which will likely increase Atlas’s future tax liability.

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The Legacy Owners and certain members of Atlas and Atlas management and the Board may have interests in the Reorganization that are in addition to, or different from, the interests of the public stockholders, including that the Reorganization will enable such members to exchange their Operating Units for Common Stock on a tax-free basis and generally ultimately realize solely long-term capital gain (which is taxed at lower rates) upon a sale of such Common Stock, as compared to recognizing part ordinary recapture income (which is taxed at higher rates) and part long-term capital gain on an exchange of Operating Units for Class A Common Stock under the existing Up-C structure.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Reorganization and the transactions contemplated thereby and the complexity of these matters, the Special Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Special Committee may have given differing weights to different factors. Overall, the Special Committee believed that the positive factors supporting the Reorganization and the transactions contemplated thereby outweighed the negative factors it considered.

Approval of the Reorganization; Record Date; Action by Stockholder Consent

On July 31, 2023, the Special Committee of the Board reviewed and considered the terms and conditions of the Master Reorganization Agreement and, by unanimous vote, (i) determined that the proposed Reorganization, on the terms and conditions set forth in the Master Reorganization Agreement, is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Master Reorganization Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Master Reorganization Agreement, (iii) recommended that the Board approve the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, and the execution, delivery and performance of the Master Reorganization Agreement and transactions contemplated thereby, including the Mergers, and (iv) recommended that the Board resolve to direct that the Master Reorganization Agreement and the approval of the Reorganization be submitted to the holders of the Common Stock pursuant to the Charter and authorized the holders of the Common Stock to act by written consent pursuant to the Charter.

Following the receipt of the Special Committee’s determination and approvals and its related recommendations, the Board, on July 31, 2023 (acting via unanimous written consent in accordance with the DGCL and the Charter, in part based upon the receipt of the Special Committee’s determination and approvals and its related recommendations), (i) determined that the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers, are in the best interests of the Company and its stockholders, (ii) authorized and approved the execution and delivery of the Master Reorganization Agreement and the consummation of the transactions contemplated thereby, including the Mergers, on the terms and subject to the conditions set forth in the Master Reorganization Agreement and (iii) directed that the approval of the Master Reorganization Agreement and the approval of the Reorganization be submitted to the holders of the Common Stock pursuant to the Charter and authorized the holders of the Common Stock to act by written consent pursuant to the Charter.

On                  , 2023, the holders of approximately     % of the voting power of all outstanding shares of Common Stock delivered the Written Consent approving the Master Reorganization Agreement and the transactions contemplated thereby, including the Mergers. Accordingly, the approval of the Reorganization by our stockholders was effected in accordance with the Bylaws, the DGCL and the rules of the NYSE. No further approval of the stockholders of the Company under the DGCL or NYSE rules is required to approve the Reorganization. As a result, we have not solicited and will not be soliciting your vote for the Reorganization and do not intend to call a meeting of stockholders for the purpose of voting on the approval of the Reorganization. If the Master Reorganization Agreement is terminated in accordance with its terms, the Written Consent will be of no further force and effect.

Federal securities laws state that the Reorganization may not be completed until 20 calendar days after this Information Statement/Prospectus is first mailed or otherwise delivered to our stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent, the Reorganization will not occur until that 20-day period has elapsed. We currently expect the Reorganization to close during the third quarter of 2023, or such later date as agreed by the parties to the Master Reorganization Agreement, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the Master Reorganization Agreement. However, there can be no assurance that the transactions will be completed on or prior to that time, or at all.

The Master Reorganization Agreement

Reorganization Procedure

Atlas currently owns all of the issued and outstanding common stock of New Atlas and 57.1% of the issued and outstanding Operating Units, and New Atlas currently owns all of the issued and outstanding common stock of Pubco Merger Sub and all of the issued and outstanding membership interests of Opco Merger Sub.

The Reorganization will be governed by the terms and conditions of the Master Reorganization Agreement. Pursuant to the Master Reorganization Agreement, and subject to the satisfaction or waiver of the other conditions to the Reorganization, New Atlas will be a new holding company above Atlas as specified in the Master Reorganization Agreement (which are described below), (i) Pubco Merger Sub will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly-owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) Opco Merger Sub will merge with and into Opco, with Opco continuing as the surviving company and as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. As a result of the Mergers:

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each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be exchanged for one share of New Atlas Common Stock and current holders of Class A Common Stock will become stockholders of New Atlas;

•	each outstanding share of Class B Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be surrendered and cancelled for no consideration;

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each Operating Unit issued and outstanding immediately prior to the effective time of the Opco Merger, other than Operating Units held by Atlas, will be exchanged for one share of New Atlas Common Stock and current holders of Operating Units (other than Atlas) will become stockholders of New Atlas;

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Atlas will become a direct, wholly-owned subsidiary of New Atlas, each share of Class A Common Stock then held by New Atlas will be recapitalized into a single share of common stock, and New Atlas and Atlas will own 100% of the Operating Units; and

•	New Atlas, as the new holding company, will, through its subsidiaries, conduct all the operations currently conducted by Atlas.

Conditions to Completion of the Reorganization

We will complete the Reorganization only if each of the following conditions is satisfied or waived:

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the representations and warranties of the parties in the Master Reorganization Agreement will be true and correct on and as of immediately prior to the effective time, except as would not reasonably be expected to prevent or materially delay the consummation of the Reorganization;

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the registration statement on Form S-4 will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement on Form S-4 will have been issued by the SEC and no proceeding for that purpose will have been initiated or, to the knowledge of New Atlas or Atlas, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Information Statement/Prospectus will have been initiated or, to the knowledge of New Atlas or Atlas, threatened by the SEC and not concluded or withdrawn;

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Atlas will have received a legal opinion of Vinson & Elkins L.L.P. in form and substance reasonably satisfactory to it and the Special Committee indicating the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code.

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all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required in order to consummate the Reorganization will have been obtained or made, as applicable;

•	the Written Consent will have been received by Atlas and be in full force and effect;

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at least 20 calendar days will have elapsed since Atlas mailed to the stockholders of Atlas the Information Statement/Prospectus, as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act);

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no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect will have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Reorganization or any of the other transactions contemplated by the Master Reorganization Agreement illegal or otherwise prohibited; and

•	the New Atlas Common Stock to be issued pursuant to the Reorganization will have been approved for listing by the NYSE.

There can be no assurance that these closing conditions will be satisfied or waived.

Effectiveness of the Reorganization

The Reorganization will become effective on the date specified in the certificates of merger filed with the Secretary of State of the State of Delaware.

Termination of the Master Reorganization Agreement

The Master Reorganization Agreement may be terminated at any time prior to the effective time of the Merger by action of the Board, with the concurrence of the Special Committee if (i) it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interests of our Company or our stockholders or (ii) if the Reorganization has not occurred within one year of the date of the Master Reorganization Agreement.

Treatment of Common Stock in the Reorganization

Each outstanding share of Class A Common Stock will be exchanged for one share of New Atlas Common Stock. Each outstanding share of Class B Common Stock will be surrendered and cancelled for no consideration. Your overall proportionate economic ownership of our business and your voting control percentage in New Atlas after the Reorganization will be the same as your current overall proportionate economic ownership of our business and voting control percentage in Atlas immediately prior to the Reorganization.

Treatment of Atlas Equity Incentive Plans and Outstanding Awards in connection with the Reorganization

At the time of the Reorganization, New Atlas will assume the Existing Atlas Plans, including all performance share awards, restricted share awards, restricted stock units and other incentive awards covering shares of Class A Common Stock, whether vested or not vested, that are then outstanding under each Existing Atlas Plan. The same number of shares reserved under each Existing Atlas Plan will be reserved by New Atlas, and the terms and conditions that are in effect immediately prior to the Reorganization under each outstanding incentive award assumed by New Atlas will continue in full force and effect after the Reorganization, except that the shares of Class A Common Stock reserved under the plans and issuable under each such award will be replaced by shares of New Atlas Common Stock. Incentive awards granted outside of the U.S. will generally be treated as described above, except to the extent required by local law.

Issuances of New Atlas Common Stock Under the Existing Atlas Plans

As part of the Reorganization, New Atlas will assume each of the Existing Atlas Plans (including the existing share reserves under such plans), and all the outstanding awards under such plans and all future issuances of shares of New Atlas Common Stock will be made in lieu of shares of Class A Common Stock under each of the Existing Atlas Plans, as each will be amended in connection with the Reorganization without further stockholder action.

Corporate Name Following the Reorganization

Effective as of the time of the completion of the Reorganization, Atlas and New Atlas will both be renamed. New Atlas, which will be the public company following the Reorganization, will be renamed “Atlas Energy Solutions

Inc.” (in order to continue the use of the current public company name for our parent-level public registrant) and Atlas will be renamed “AESI Holdings Inc.” In order to avoid confusion regarding this post-closing name change, throughout this Information Statement/Prospectus we only refer to “New Atlas” and “New Atlas Energy Solutions Inc.” rather than referencing the post-closing name of New Atlas.

Accounting Treatment of the Reorganization

For accounting purposes, the Reorganization will be treated as a transaction between entities under common control of an acquisition of noncontrolling interest. Accordingly, the consolidated financial position and results of operations of Atlas will be included in the consolidated financial statements of New Atlas on the same basis as currently presented except for the acquisition of noncontrolling interest that will be accounted for as a capital transaction with no resulting gain or loss.

Authorized Capital Stock

The Charter currently authorizes the issuance of 2,000,000,000 shares of capital stock, comprising: 1,000,000,000 shares of Class A Common Stock, 500,000,000 shares of Class B Common Stock and 500,000,000 shares of preferred stock, par value $0.01 per share. The New Atlas Charter, which will govern the rights of stockholders of New Atlas after the Reorganization, authorizes the issuance of 2,000,000,000 shares of capital stock, comprising: 1,500,000,000 shares of New Atlas Common Stock and 500,000,000 shares of New Atlas Preferred Stock. Upon completion of the Reorganization, the number of shares of New Atlas Common Stock that will be outstanding will be equal to the sum of: (i) the number of shares of Class A Common Stock outstanding immediately prior to the Reorganization and (ii) the number of Operating Units (other than those Operating Units held by Atlas) outstanding immediately prior to the Reorganization. There will be no shares of New Atlas Preferred Stock outstanding.

Security Ownership of Directors and Executive Officers

On                  , 2023, the Record Date, directors, executive officers and their affiliates beneficially owned shares representing approximately     % of the voting power of all of the issued and outstanding shares of Common Stock, which includes the Class A Common Stock and Class B Common Stock voting together as a single class.

Markets and Market Prices

The New Atlas Common Stock is not currently traded on any stock exchange. The completion of the Reorganization is conditioned on the approval for listing of the shares of New Atlas Common Stock issuable in the Reorganization (and any other shares to be reserved for issuance in connection with the Reorganization) on the NYSE. We intend to apply to have the shares of New Atlas Common Stock to be issued in the Reorganization listed on the NYSE under Atlas’s current trading symbol, “AESI,” at or before the effective time of the Mergers. On July 31, 2023, the last trading day before the announcement of the Reorganization, the closing price per share of Class A Common Stock was $19.75.

De-listing of Class A Common Stock

Following the Reorganization, the Class A Common Stock will no longer be listed on the NYSE and will no longer be registered under the Exchange Act.

Board of Directors and Executive Officers of New Atlas Following the Reorganization

We expect that the directors and executive officers of New Atlas following the Reorganization will be the same as those of Atlas immediately prior to the Reorganization.

Interests of the Directors and Executive Officers of Atlas in the Reorganization

Some of the directors and executive officers of Atlas have relationships, agreements or arrangements that provide them with interests in the Reorganization that may be in addition to or differ from those of Atlas’s stockholders, including, but not limited to:

•	the continued employment of Atlas’s executive officers as New Atlas’s executive officers and the continued service of Atlas’s directors as directors of New Atlas;

•	the indemnification of officers and directors of Atlas by New Atlas for their services as such up to the time of the consummation of the Mergers;

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certain of the directors and executive officers of Atlas hold membership interests in the HoldCos, which currently directly or indirectly hold Operating Units that will be exchanged for New Atlas Common Stock in the Reorganization; and

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unlike an exchange of an Operating Unit (and corresponding share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the Opco LLC Agreement, certain of the directors and executive officers of Atlas that indirectly hold Operating Units (and corresponding shares of Class B Common Stock) through the HoldCos (i) are not expected to recognize taxable gain as a result of the exchange of their Operating Units for shares of New Atlas Common Stock except to the extent such holders have liabilities in excess of tax basis with respect to their Operating Units, and (ii) generally will ultimately realize solely long-term capital gain (which is taxed at lower rates) upon a sale of their investment in Atlas, as compared to recognizing part ordinary recapture income (which is taxed at higher rates) and part long-term capital gain under the existing Up-C structure.

These interests may present actual or potential conflicts of interest and you should be aware of these interests. The Special Committee and the Board were aware of and considered these interests in reaching the determination to approve the Master Reorganization Agreement and deem the Master Reorganization Agreement, the Reorganization and the other transactions contemplated by the Master Reorganization Agreement to be fair to, and in the best interests of, the Company and its stockholders.

Appraisal Rights

If you are a holder of Class A Common Stock, you will not be entitled to appraisal rights under Section 262 of the DGCL because the only consideration you will receive in the Merger is new shares of publicly listed stock given that your shares of Class A Common Stock are being exchanged on a one-for-one basis for shares of New Atlas Common Stock.

If you are a holder of Class B Common Stock, you would be entitled to appraisal rights and notice of appraisal rights in connection with the Reorganization under Section 262 of the DGCL. However, the holders of the Class B Common Stock have waived their appraisal rights and the right to receive notice thereof under the Master Reorganization Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REORGANIZATION TO U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a discussion of certain material U.S. federal income tax considerations for U.S. holders (as defined below) of shares of Class A Common Stock who exchange their Class A Common Stock for New Atlas Common Stock in the Pubco Merger. This discussion addresses only U.S. holders of Class A Common Stock, as applicable, who hold their stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion assumes that the Reorganization will be completed in accordance with the Master Reorganization Agreement and as further described in this Information Statement/Prospectus but does not address (a) the exchange of Operating Units for New Atlas Common Stock pursuant to the Opco Merger with respect to Holdings I and its direct and indirect owners, including any Legacy Owner, (b) the exchange of shares of Class A Common Stock for shares of New Atlas Common Stock pursuant to the Pubco Merger with respect to Holdings II and its direct and indirect owners, including any Legacy Owner, and (c) the surrender and cancellation of shares of Class B Common Stock in connection with the Pubco Merger. This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. Except as otherwise provided herein, we have not sought and will not seek any rulings from the IRS or formal opinions of tax advisors with respect to the statements made and the conclusions reached in the following discussion. The statements and conclusions herein are not free from doubt, and there can be no assurance that your tax adviser, the IRS or a court will agree with such statements and conclusions.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Class A Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion does not address any U.S. federal estate, gift or alternative minimum tax laws nor does it address any tax consequences arising under the Medicare or surtax on net investment income. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to holders of Class A Common Stock, as applicable, in light of their particular circumstances, or to holders subject to special rules, including but not limited to:

•	non-U.S. persons, including those holders subject to the special provisions of the U.S. federal income tax laws known as the “Foreign Investment in Real Property Tax Act of 1980,” or FIRPTA;

•	tax-exempt entities and organizations and governmental organizations;

•	persons who hold their Class A Common Stock through tax-qualified retirement plans;

•	banks, insurance companies or other financial institutions;

•	mutual funds and exchange traded funds;

•	brokers, traders or dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	real estate investment trusts;

•	S corporations, partnerships or other entities or arrangements treated as partnerships, pass-through entities or disregarded entities for U.S. federal income tax purposes (and investors therein);

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•

persons who hold Class A Common Stock as part of a hedging, synthetic security or conversion transaction as part of a short-sale or straddle or other integrated or risk-reduction transaction for U.S. federal income tax purposes;

•	persons deemed to sell Class A Common Stock under the constructive sale provisions of the Code;

•	persons who acquired their Class A Common Stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquire Class A Common Stock pursuant to the exercise of compensatory options or otherwise as compensation or holders of employee stock options;

•	the HoldCos and any current or former indirect and direct owners therein, such as the Legacy Owners; or

•	persons who own (or are deemed to own) five-percent (5%) or more of the outstanding Class A Common Stock.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE REORGANIZATION TO HOLDERS OF CLASS A COMMON STOCK. TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REORGANIZATION TO THE HOLDERS OF CLASS A COMMON STOCK WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

General

The obligation of Atlas to complete the Reorganization is conditioned upon the receipt of an opinion from Vinson & Elkins L.L.P., legal counsel to Atlas, in form and substance reasonably satisfactory to Atlas, to the effect that the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code. This opinion will be based upon certain customary factual assumptions, representations and statements made by New Atlas, Atlas and certain affiliates thereof, as well as certain covenants and undertakings of New Atlas, Atlas and certain affiliates thereof. If any such assumptions, facts, representations, statements, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the PubCo Merger could differ materially from those described in this discussion. An opinion of counsel represents counsel’s best judgment but is not binding on the IRS or any court. We have not sought and will not seek any rulings from the IRS as to such tax treatment. As a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in the opinion.

Anticipated Tax Consequences of the Pubco Merger to U.S. Holders of the Exchange of Class A Common Stock for New Atlas Common Stock

Subject to the limitations and qualifications set forth in this section “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock,” and on the basis that the Pubco

Merger will be treated as described above, the following are the anticipated material United States federal income tax consequences to the U.S. holders whose shares of Class A Common Stock are exchanged for shares of New Atlas Common Stock pursuant to the Pubco Merger:

•	no gain or loss will be recognized upon the exchange of shares of Class A Common Stock for shares of New Atlas Common Stock pursuant to the Pubco Merger;

•

the aggregate tax basis for the shares of New Atlas Common Stock received in the Pubco Merger will be equal to the aggregate tax basis for shares of Class A Common Stock surrendered in exchange therefor in the Pubco Merger; and

•

the holding period for shares of New Atlas Common Stock received in the Pubco Merger will include the holding period for its shares of Class A Common Stock surrendered in exchange therefor in the Pubco Merger.

Each U.S. holder who receives shares of New Atlas Common Stock in the Pubco Merger is generally required to retain permanent records pertaining to the Pubco Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such transaction. Additionally, certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of Class A Common Stock. A “significant holder” is a holder of Class A Common Stock, that, immediately before the Pubco Merger, owned at least 1% (by vote or value) of the outstanding Class A Common Stock the aggregate federal income tax basis of which was at least $1 million.

Tax Consequences if the Pubco Merger Fails to Qualify as Both a Reorganization within Section 368(a) of the Code and Together with the Opco Merger as Integrated Transactions Constituting a Related Transfer Governed by Section 351(a) of the Code

If the Pubco Merger fails to qualify as both (i) a “reorganization” within the meaning of Section 368(a) of the Code and (ii) together with the Opco Merger as integrated transactions constituting a related transfer governed by Section 351(a) of the Code, a U.S. holder of Class A Common Stock generally would recognize gain or loss for U.S. federal income tax purposes with respect to each share of Class A Common Stock surrendered in the Pubco Merger in an amount equal to the difference between the fair market value, at the time of the Pubco Merger, of the New Atlas Common Stock received in the Pubco Merger and such U.S. holder’s tax basis in the Class A Common Stock surrendered in the Pubco Merger.

Gain or loss would be calculated separately for each block of Class A Common Stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Class A Common Stock exceeds one year at the effective time of the Pubco Merger. Long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates as compared to short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of New Atlas Common Stock received in the Pubco Merger would be equal to the fair market value thereof as of the effective time of the Pubco Merger, and such U.S. holder’s holding period in such shares would begin on the day following the Pubco Merger.

Backup Withholding

If the Pubco Merger qualifies as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code, backup withholding will not apply to U.S. holders.

HOLDERS OF CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE REORGANIZATION IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL OR NON-U.S. TAX LAWS AND OF ANY FUTURE CHANGES IN SUCH LAWS.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR NEW ATLAS

We have not provided historical financial statements of New Atlas because, prior to the Reorganization, it will have no assets, liabilities or operations other than those incident to its formation. For the historical consolidated financial data of Atlas, see the Audited Historical Consolidated Financial Information for Atlas beginning on page F-2.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

New Atlas was formed in June 2023 and has no historical assets or operations. For purposes of this information statement/prospectus, our accounting predecessors are Atlas Energy Solutions Inc., which was formed to effect Atlas’s initial public offering in March 2023, and Atlas Sand Company, LLC, which was the predecessor for periods prior to Atlas’s initial public offering. References hereinafter to “Atlas” refer to the financial results of Atlas following the initial public offering in March 2023 and to Atlas LLC for periods before March 2023.

The unaudited pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, using assumptions set forth in the notes to the unaudited pro forma financial statements. The following unaudited pro forma consolidated financial statements reflect the historical consolidated results of Atlas, on a pro forma basis to give effect to the Reorganization transactions, which are described in further detail below, as if they had occurred on June 30, 2023, for unaudited pro forma balance sheet purposes, and on January 1, 2022, for unaudited pro forma statement of operations purposes.

The unaudited pro forma balance sheet of New Atlas is based on the unaudited historical balance sheet of Atlas as of June 30, 2023 and includes pro forma adjustments to give effect to the described Reorganization transactions as if they had occurred on June 30, 2023. The unaudited pro forma statement of operations of New Atlas is based on the audited historical statements of operations Atlas for the year ended December 31, 2022, as adjusted to give effect to the described Reorganization transactions as if they occurred on January 1, 2022. The unaudited pro forma statement of operations of New Atlas is based on the unaudited historical statements of operations of Atlas for the six months ended June 30, 2023, as adjusted to give effect to the described Reorganization transactions as if they occurred on January 1, 2022.

The unaudited pro forma financial statements have been prepared on the basis that New Atlas will be taxed as a corporation under the Internal Revenue Code of 1986 and, as a result, will be a tax-paying entity subject to U.S. federal and state taxes, and should be read in conjunction with the audited historical financial statements and related notes of Atlas included elsewhere in this Information Statement/Prospectus.

The pro forma data presented reflects transaction accounting adjustments related to the described transactions. The pro forma data is not necessarily indicative of financial results that would have been attained had the described transactions occurred on the date indicated or which could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expenses associated with being a public company. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the Reorganization contemplated herein had occurred in the past, New Atlas’s operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma financial statements should not be relied upon as an indication of operating results that New Atlas would have achieved if the Reorganization contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma financial statement of operations and should not be relied upon as an indication of the future results New Atlas will have after the contemplation of the Reorganization contemplated by these unaudited pro forma financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of June 30, 2023

(In thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$341,674			$341,674
Accounts receivable	85,940			85,940
Accounts receivable - related parties	—			—
Inventories	3,301			3,301
Spare part inventories	13,506			13,506
Prepaid expenses and other current assets	9,847			9,847

Total current assets	454,268			454,268
Property, plant and equipment, net	700,018			700,018
Finance lease right-of-use assets	36,609			36,609
Operating lease right-of-use assets	4,188			4,188
Other long-term assets	3,537			3,537

Total assets	$1,198,620			$1,198,620

Liabilities & Members’ Equity
Current liabilities:
Accounts payable	$47,681			$47,681
Accounts payable - related parties	177			177
Accrued liabilities	51,380			51,380
Current portion of long-term debt	29,746			29,746
Other current liabilities	12,224			12,224

Total current liabilities	141,208	—		141,208
Long-term debt, net of discount and deferred financing costs	101,201	—		101,201
Deferred tax liabilities	39,070	73,330	[a]	112,400
Other long-term liabilities	38,012	—		38,012

Total liabilities	319,491	73,330		392,821
Redeemable noncontrolling interest	802,443	(802,443)	[b]	—
Stockholders’ equity:	—
New Atlas common stock	—	1,000	[b], [c]	1,000
Atlas Class A common stock	571	(571)	[c]	—
Atlas Class B common stock	429	(429)	[d]	—
Additional paid-in-capital	44,150	729,113	[a], [b], [c], [d]	773,263
Retained earnings	31,536	—		31,536
Total Stockholders’ Equity	76,686	729,113		805,799

Total Liabilities, Redeemable Noncontrolling Interest, and Stockholders’ Equity	$1,198,620	$—		$1,198,620

The accompanying notes are an integral part of the pro forma financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2023

(In thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Product sales	$253,358			$253,358
Service sales	61,848			61,848

Total sales	315,206			315,206
Cost of sales (excluding depreciation, depletion and accretion expense)	126,059			126,059
Depreciation, depletion and accretion expense	17,952			17,952

Gross profit	171,195			171,195
Selling, general and administrative expense (including stock and unit-based expense of $622)	20,687			20,687

Operating income	150,508			150,508
Interest expense, net	(3,963)			(3,963)
Other income	302			302

Income before income taxes	146,847			146,847
Income tax expense	12,731	19,223	[e]	31,954

Net income	134,116	(19,223)		114,893

Less: Pre-IPO net income attributable to Atlas, LLC	54,561	(54,561)	[f]	—
Less: Net income attributable to redeemable noncontrolling interest	39,303	(39,303)	[f]	—

Net income attributable to Atlas.	$40,252	$74,641		$114,893

Net income per share of Class A common stock
Basic	$0.70			$1.15
Diluted	$0.70			$1.15
Weighted average per share of Class A common stock
Basic	57,148	42,852	[g]	100,000
Diluted	57,420	42,852	[g]	100,272

The accompanying notes are an integral part of the pro forma financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

Year Ended December 31, 2022

(In thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Product sales	$408,446			$408,446
Service sales	74,278			74,278

Total sales	482,724			482,724
Cost of sales (excluding depreciation, depletion and accretion expense)	198,918			198,918
Depreciation, depletion and accretion expense	27,498			27,498

Gross profit	256,308			256,308
Selling, general and administrative expense	24,317			24,317

Operating income	231,991			231,991
Interest expense, net	(15,760)			(15,760)
Other income	2,631			2,631

Income before income taxes	218,862			218,862
Income tax expense	1,856	45,961	[e]	45,961

Net income	$217,006	$(45,961)		$171,045

Less: Pre-IPO net income attributable to Atlas, LLC	—
Less: Net income attributable to redeemable noncontrolling interest	—

Net income attributable to Atlas	$217,006	$(45,961)		$171,045

Net income per share of Class A common stock
Basic				$1.71
Diluted				$1.71
Weighted average per share of Class A common stock
Basic	100,000		[g]	100,000
Diluted	100,272		[g]	100,272

The accompanying notes are an integral part of the pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation and Reorganization

The historical financial information is derived from the financial statements of Atlas LLC and Atlas included elsewhere in this Information Statement/Prospectus. For purposes of the pro forma balance sheet, it is assumed that the Reorganization transactions took place on June 30, 2023. For purposes of the pro forma statements of operations, it is assumed the Reorganization transactions took place on January 1, 2022.

The Reorganization will be governed by the terms and conditions of the Master Reorganization Agreement. Pursuant to the Master Reorganization Agreement, and subject to the satisfaction or waiver of the other conditions to the Reorganization specified in the Master Reorganization Agreement (which are described below), (i) Pubco Merger Sub will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly-owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) Opco Merger Sub will merge with and into Opco, with Opco continuing as the surviving company and as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. As a result of the Mergers:

•

each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be exchanged for one share of New Atlas Common Stock and current holders of Class A Common Stock will become stockholders of New Atlas;

•	each outstanding share of Class B Common Stock issued and outstanding immediately prior to the effective time of the Pubco Merger will be surrendered and cancelled for no consideration;

•

each Operating Unit issued and outstanding immediately prior to the effective time of the Opco Merger, other than Operating Units held by Atlas, will be exchanged for one share of New Atlas Common Stock and current holders of Operating Units (other than Atlas) will become stockholders of New Atlas;

•

Atlas will become a direct, wholly-owned subsidiary of New Atlas, each share of Class A Common Stock then held by New Atlas will be recapitalized into a single share of common stock, and New Atlas and Atlas will own 100% of the Operating Units; and

•	New Atlas, as the new holding company, will, through its subsidiaries, conduct all the operations currently conducted by Atlas.

After completion of the Reorganization, New Atlas will consolidate the financial results of Atlas and its subsidiaries, including Atlas LLC.

Note 2 - Pro Forma Adjustments and Assumptions

The Company made the following adjustments and assumptions in the preparation of the pro forma financial statements:

(a)

Reflected the differences between the tax and book basis of the redeemable noncontrolling interest holders’ contribution to New Atlas, resulting in an adjustment of $73.3 million of deferred tax liabilities. The offset of this adjustment decreased additional paid-in-capital.

(b)

Reflected the reclassification of the redeemable noncontrolling interest balance of $802.4 million to additional paid-in capital and New Atlas Common Stock aggregate par value of $0.4 million in connection with the exchange of each Operating Unit held by noncontrolling interest holders for 42.9 million shares of New Atlas Common Stock.

(c)

Reflected the exchange of $0.6 million par value of 57.1 million shares of Class A Common Stock for an equivalent number of shares of New Atlas Common Stock with an aggregate par value of $0.6 million.

(d)	Reflected the $0.4 million aggregate par value of Class B Common Stock transferred to Atlas and cancelled for no consideration.

(e)

Reflected estimated income tax provision associated with New Atlas’s historical results of operations assuming New Atlas’s net income had been subject to federal and state income tax as a subchapter C corporation using a blended statutory rate of approximately 21.8%. Prior to the initial public offering, Atlas’ predecessor was treated as a pass-through entity for U.S. federal income tax purposes and, thus, historical income tax expense for the year ended December 31, 2022 reflects no U.S. income taxes or income taxes in any state or locality other than margin tax in the State of Texas.

(f)

Reflected the elimination of the net income attributable to noncontrolling interest holders, including the pre-IPO net income attributable to Atlas LLC, as a result of the exchange of all noncontrolling interests for New Atlas Common Stock.

(g)	Reflected basic and diluted earnings per share of Class A Common Stock for the issuance of New Atlas Common Stock in the Reorganization.

AGREEMENTS RELATED TO THE REORGANIZATION

Master Reorganization Agreement

Pursuant to the Master Reorganization Agreement, and subject to the satisfaction or waiver of the conditions to the Reorganization, New Atlas will be a new holding company above Atlas as specified in the Master Reorganization Agreement, (i) Pubco Merger Sub will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly-owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) Opco Merger Sub will merge with and into Opco, with Opco continuing as the surviving company and as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. In connection with the Mergers, each outstanding share of Class A Common Stock and each outstanding Operating Unit, other than Operating Units held by Atlas, will be exchanged for one share of New Atlas Common Stock, and each outstanding share of Class B Common Stock will be surrendered and cancelled for no consideration.

As a result of the Reorganization, (i) Atlas will be a direct, wholly-owned subsidiary of New Atlas, (ii) New Atlas and Atlas will collectively own 100% of the Operating Units that remain outstanding, (iii) New Atlas, as the new holding company, will, through its subsidiaries, conduct all of the operations currently conducted by Atlas. For additional information see the section of this Information Statement/Prospectus titled “The Reorganization—The Master Reorganization Agreement.”

A&R Registration Rights Agreement

In connection with the consummation of the Reorganization, the Existing Registration Rights Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Registration Rights Agreement will be substantially similar to the Existing Registration Rights Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Pursuant to the A&R Registration Rights Agreement, and consistent with the terms and provisions of the Existing Registration Rights Agreement, the Legacy Owners party thereto and their permitted transferees will have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of New Atlas Common Stock held by them.

For more information, please see the sections of this Information Statement/Prospectus titled “Description of New Atlas Capital Stock—Registration Rights” and “Certain Relationships and Related Party Transactions—Existing Registration Rights Agreement.”

A&R Stockholders’ Agreement

In connection with the consummation of the Reorganization, the Existing Stockholders’ Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Stockholders’ Agreement will be substantially similar to the Existing Stockholders’ Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Among other things, and consistent with the terms and provisions of the Existing Stockholders’ Agreement, the A&R Stockholders’ Agreement will provide Mr. Brigham, our Executive Chairman and Chief Executive Officer, the right to designate a certain number of nominees for election or appointment to our Board, and will require New Atlas to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election or appointment of the nominees designated by Mr. Brigham or his affiliates. In addition, the A&R Stockholders’ Agreement will require each of the Principal Stockholders to cause its respective shares of New Atlas Common Stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates.

For more information, please see the sections of this Information Statement/Prospectus titled “Description of New Atlas Capital Stock—Designation Rights” and “Certain Relationships and Related Party Transactions—Existing Stockholders’ Agreement.”

A&R LLC Agreement of Opco

As part of the Reorganization, the LLC Agreement of Opco will be amended and restated in order to, among other things, reflect Atlas and New Atlas as its members.

Among other things, the A&R LLC Agreement of Opco will provide that Atlas is the managing member of Opco and that management of Opco will be exclusively vested in the Managing Member. The powers of Opco will be exercised by or under the authority of, and the business and affairs of Opco will be managed under the direction of, Atlas as its Managing Member.

For more information, please see the sections of this Information Statement/Prospectus titled “Certain Relationships and Related Party Transactions—A&R LLC Agreement of Opco.”

Other Agreements

In connection with the IPO, Atlas, its directors and officers and certain of its security holders entered into the Lock-Up Agreements with the underwriters party to the Underwriting Agreement, pursuant to which, subject to certain exceptions, each Lock-Up Party agreed not to directly or indirectly sell, agree to sell or otherwise dispose of or transfer any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock held by any of them during the 180-day period commencing on March 8, 2023, without the prior written consent of the Representatives. On July 31, 2023, the Representatives agreed to waive the applicable provisions of the Underwriting Agreement and the Lock-Up Agreements to the extent necessary to permit the applicable Lock-Up Parties to enter into the Master Reorganization Agreement and to effect the Reorganization. The waiver is conditioned upon the applicable restrictions of the Underwriting Agreement and each Lock-Up Agreement otherwise remaining in full force and effect, including with respect to any shares of New Atlas Common Stock received by any Lock-Up Party during the Lock-Up Period as a result of the consummation of the Reorganization.

DESCRIPTION OF NEW ATLAS CAPITAL STOCK

New Atlas is incorporated in the State of Delaware. The rights of stockholders of New Atlas will generally be governed by Delaware law and the New Atlas Charter and New Atlas Bylaws, which will be adopted by New Atlas immediately prior to or upon completion of the Pubco Merger, in substantially the forms attached as Annex II and Annex III, respectively, to this Information Statement/Prospectus. The rights of stockholders of New Atlas under the New Atlas Charter and New Atlas Bylaws are substantially similar to the rights of holders of Class A Common Stock under Atlas’s organizational documents. There are differences, however, that are listed under the caption “Comparative Rights of Holders of New Atlas Common Stock and Atlas Common Stock,” and we encourage you to carefully review that section.

The following description of the capital stock of New Atlas is a summary and is qualified in its entirety by reference to the New Atlas Charter and New Atlas Bylaws, the forms of which are attached as Annex II and Annex III to this Information Statement/Prospectus.

General

New Atlas’s authorized capital stock consists of 2,000,000,000 shares of stock, comprising: 1,500,000,000 shares of New Atlas Common Stock and 500,000,000 shares of New Atlas Preferred Stock. Unless New Atlas’s board of directors determines otherwise, New Atlas will issue all shares of its capital stock in uncertificated form.

Common Stock

Voting Rights

Holders of shares of New Atlas Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of New Atlas Common Stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of New Atlas Common Stock are entitled to ratably receive dividends when and if declared by New Atlas’s board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding New Atlas Preferred Stock.

Liquidation Rights

Upon New Atlas’s liquidation, dissolution, distribution of assets or other winding up, the holders of New Atlas Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any outstanding shares of New Atlas Preferred Stock.

Other Matters

The shares of New Atlas Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by New Atlas. There are no redemption or sinking fund provisions applicable to the New Atlas Common Stock. All outstanding shares of New Atlas Common Stock are fully paid and non-assessable.

Lock-Up Provisions

The New Atlas Charter will provide that, subject to customary exceptions, any shares of New Atlas Common Stock held by the Legacy Owners may not be sold, pledged, transferred or otherwise disposed of during the

Lock-Up Period without prior written consent. Following the expiration of such lock-up restrictions, the Legacy Owners, subject to compliance with the Securities Act or exceptions therefrom, will be able to freely trade their New Atlas Common Stock.

Preferred Stock

The New Atlas Charter authorizes New Atlas’s board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and issue from time to time one or more classes or series of New Atlas Preferred Stock covering up to an aggregate of 500,000,000 shares. Each class or series of New Atlas Preferred Stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by New Atlas’s board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of New Atlas Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Delaware Law and New Atlas’s Organizational Documents

New Atlas Charter and New Atlas Bylaws

Provisions of the New Atlas Charter and New Atlas Bylaws, which will become effective concurrently with the Pubco Merger, may delay or discourage transactions involving an actual or potential change in control or change in New Atlas’s management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that New Atlas stockholders might otherwise deem to be in their best interests.

Among other things, the New Atlas Charter and New Atlas Bylaws will:

•

establish advance notice procedures regarding stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to New Atlas’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at New Atlas’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The New Atlas Bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

•

provide New Atlas’s board of directors the ability to authorize undesignated New Atlas Preferred Stock. This ability makes it possible for New Atlas’s board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of New Atlas. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of New Atlas.

•

provide that subject to the rights of the holders of any series of New Atlas Preferred Stock to elect directors under specified circumstances and the terms of the A&R Stockholders’ Agreement, the authorized number of directors may be changed only by resolution of the New Atlas Board.

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of New Atlas Preferred Stock, and subject to the terms of the A&R Stockholders’ Agreement, be filled by the affirmative vote of a majority of directors then in office, even if such directors constitute less than a quorum.

•	provide that, subject to the terms of the A&R Stockholders’ Agreement, the New Atlas Bylaws can be amended or repealed at any regular or special meeting of stockholders or by the New Atlas Board.

•

provide that, prior to the Trigger Date (such term as defined in the New Atlas Charter), any action required or permitted to be taken by the stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders if a consent or consents setting forth the action to be taken is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is or are delivered to New Atlas. On or after the Trigger Date, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of New Atlas Preferred Stock with respect to such series.

•

provide that, subject to the terms of the A&R Stockholders’ Agreement, each of the New Atlas Charter and New Atlas Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of then-outstanding New Atlas Common Stock on or after the Trigger Date, and prior to such time, each of the New Atlas Charter and New Atlas Bylaws may be amended by the affirmative vote of the holders of a majority of the then-outstanding New Atlas Common Stock.

•

provide that special meetings of our stockholders may only be called by the New Atlas Board (pursuant to a resolution adopted by a majority of the board of directors), the chief executive officer or the chairman of the board of directors on or after the Trigger Date, and prior to such time, a special meeting may also be called at the request of the stockholders holding a majority of the outstanding shares entitled to vote.

•

provide for New Atlas’s board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of New Atlas Preferred Stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of New Atlas because it generally makes it more difficult for stockholders to replace a majority of the directors.

•

provide that, subject to the terms of the A&R Stockholders’ Agreement, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Atlas capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office and such removal may only be for cause.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the New Atlas Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then-outstanding number of shares of New Atlas Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved New Atlas Common Stock or New Atlas Preferred Stock may be to enable the board of directors of New Atlas to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Atlas by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of New Atlas of opportunities to sell their shares of New Atlas Common Stock at prices higher than prevailing market prices.

Anti-Takeover Provisions under Section 203 of the Delaware General Corporation Law

Under New Atlas’s Charter, New Atlas has elected not to be governed by or subject to the provisions of Section 203 of the DGCL.

Designation Rights

As part of the Reorganization, the Existing Stockholders’ Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Stockholders’ Agreement will be substantially similar to the Existing Stockholders’ Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Among other things, the A&R Stockholders’ Agreement will provide the right to designate nominees for election to New Atlas’s board of directors as follows:

•

so long as the Principal Stockholders collectively beneficially own greater than 50% of the New Atlas Common Stock, Mr. Brigham, the Company’s Executive Chairman and Chief Executive Officer, or his affiliates will have the right to determine the size of the board of directors and designate all members of the board of directors, including the right to designate all individuals to be included in the slate of directors to be nominated by the board of directors for election by the stockholders of New Atlas;

•

so long as the Principal Stockholders collectively beneficially own at least 35% but not greater than 50% of the New Atlas Common Stock, Mr. Brigham or his affiliates will have the right to designate four members of the board of directors, including the right to designate four individuals to be included in the slate of directors to be nominated by the board of directors for election by the stockholders of New Atlas;

•

so long as the Principal Stockholders collectively beneficially own at least 25% but not greater than 35% of the New Atlas Common Stock, Mr. Brigham or his affiliates will have the right to designate three members of the board of directors, including the right to designate three individuals to be included in the slate of directors to be nominated by the board of directors for election by the stockholders of New Atlas;

•

so long as the Principal Stockholders collectively beneficially own at least 10% but not greater than 25% of the New Atlas Common Stock, Mr. Brigham or his affiliates will have the right to designate two members of the board of directors, including the right to designate two individuals to be included in the slate of directors to be nominated by the board of directors for election by the stockholders of New Atlas; and

•

so long as the Principal Stockholders collectively beneficially own at least 5% but not greater than 10% of the New Atlas Common Stock, Mr. Brigham or his affiliates will have the right to designate one member of the board of directors, including the right to designate one individual to be included in the slate of directors to be nominated by the board of directors for election by the stockholders of New Atlas.

Additionally, each of the Principal Stockholders will agree to cause its respective shares of New Atlas Common Stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Corporate Opportunity

Under the New Atlas Charter, to the extent permitted by law:

•

the Principal Stockholders and their affiliates, and any member of the New Atlas Board that is not also an officer of New Atlas, have the right to, and have no duty to abstain from exercising such right to, conduct business with any business that is competitive or in the same line of business as we are, do business with any of our clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as we are;

•

if the Principal Stockholders or their affiliates, or any member of the New Atlas Board that is not also an officer of New Atlas, acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us; and

•	New Atlas has renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.

Forum Selection

The New Atlas Charter will provide that unless New Atlas consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring:

•	any derivative action or proceeding brought on New Atlas’s behalf;

•	any action asserting a claim for a breach of a fiduciary duty owed by any of New Atlas’s directors, officers, employees or stockholders to New Atlas or its stockholders;

•

any action asserting a claim arising pursuant to any provision of the DGCL, the New Atlas Charter or the New Atlas Bylaws (as either may be amended or restated), or as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, the New Atlas Charter or New Atlas Bylaws; or

•	any other action asserting a claim against New Atlas that is governed by the internal affairs doctrine.

The New Atlas Charter will also provide that, unless New Atlas consent in writing to an alternate forum, to the fullest extent permitted by applicable law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provisions contained in the New Atlas Charter to be inapplicable or unenforceable in an action, New Atlas may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of New Atlas capital stock will be deemed to have notice of and to have consented to this forum selection provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Atlas or its directors, officers, employees or agents, which may discourage such lawsuits against New Atlas and such persons. Alternatively, if a court were to find these provisions of the New Atlas Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Atlas may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Limitation of Liability and Indemnification Matters

The New Atlas Charter will limit the liability of New Atlas’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to New Atlas or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

The New Atlas Bylaws will also provide that New Atlas will indemnify its directors and officers to the fullest extent permitted by Delaware law. The New Atlas Bylaws also will permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as New Atlas’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. New Atlas will assume Atlas’s obligations under its indemnification agreements with each of our current directors and officers, and New Atlas intends to enter into indemnification agreements with each of its future directors and officers. These agreements will require New Atlas to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to New Atlas, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that will be in the New Atlas Bylaws and the indemnification agreements will facilitate New Atlas’s ability to continue to attract and retain qualified individuals to serve as directors and officers.

Registration Rights

As part of the Reorganization, the Existing Registration Rights Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Registration Rights Agreement will be substantially similar to the Existing Registration Rights Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Pursuant to the A&R Registration Rights Agreement, at any time after the Lock-Up Period and subject to the certain limitations, a holder of securities registrable under the A&R Registration Rights Agreement (a “Holder”) will have the right to require New Atlas to prepare and file a registration statement registering the offer and sale of a certain number of its shares of New Atlas Common Stock. Generally, New Atlas is required to provide notice of the request to certain other Holders under the A&R Registration Rights Agreement who may, in certain circumstances, participate in the registration. Subject to certain exceptions, New Atlas will not be obligated to effect a demand registration more than three times in any 12-month period or within 120 days after the closing of any requested underwritten offering of shares of New Atlas Common Stock.

Subject to certain exceptions, if at any time New Atlas proposes to register an offering of New Atlas Common Stock or conduct an underwritten offering, whether or not for its own account, then we must notify the Holders and allow them to include a specified number of their shares of New Atlas Common Stock in that registration statement or underwritten offering, as applicable.

These registration rights are subject to certain conditions and limitations, and New Atlas will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. The A&R Registration Rights Agreement also requires New Atlas to indemnify each Holder against certain liabilities under the Securities Act.

Our Transfer Agent

American Stock Transfer & Trust Company, LLC (“AST”) is transfer agent and registrar for Atlas’s Common Stock. We expect AST to be the transfer agent and registrar for the New Atlas Common Stock as well.

Listing of Common Stock

We intend to apply to have the New Atlas Common Stock be listed on the NYSE under the symbol “AESI.”

COMPARATIVE RIGHTS OF HOLDERS OF NEW ATLAS COMMON STOCK AND ATLAS COMMON STOCK

After completion of the Reorganization, holders of Class A Common Stock will hold shares of New Atlas Common Stock and the rights of holders of New Atlas Common Stock will be governed by the DGCL and the New Atlas Charter and the New Atlas Bylaws. The rights that will be afforded to New Atlas stockholders under the New Atlas Charter and the New Atlas Bylaws are substantially similar to the rights afforded to holders of Class A Common Stock and Class B Common Stock under Atlas’s organizational documents. There are differences, however, that are listed below, and we encourage you to carefully review this summary.

This summary does not purport to be complete. Stockholders should carefully read the relevant provisions of the Charter and Bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find Additional Information.”

Stockholders should also carefully read the relevant provisions of the New Atlas Charter and the New Atlas Bylaws, the forms of which are attached as Annex II and Annex III to this Information Statement/Prospectus.

Topic	Atlas	New Atlas
Capital Stock

• Classes of Stock	• Class A Common Stock • Class B Common Stock • Preferred Stock (undesignated)	• Common Stock • Preferred Stock (undesignated)

• Authorized Shares	• 2,000,000,000 shares total • 1,000,000,000 shares Class A Common Stock • 500,000,000 shares Class B Common Stock • 500,000,000 shares Preferred Stock (undesignated)	• 2,000,000,000 shares total • 1,500,000,000 shares Common Stock • 500,000,000 shares Preferred Stock (undesignated)

• Dividend Rights

•  Holders of Class A Common Stock have the right to receive dividends when, as and if declared by the Board of Directors

•  Subject to limited exceptions, dividends shall not be declared or paid on the Class B Common Stock

• Holders of Common Stock have the right to receive dividends when, as and if declared by the Board of Directors

INFORMATION ABOUT ATLAS

Overview

We are a leading provider of proppant and logistics services to the oil and natural gas industry within the Permian Basin of West Texas and New Mexico, the most active oil and natural gas basin in North America. Our core mission is to maximize value for our stockholders by generating strong cash flow and allocating our capital resources efficiently, including providing a regular and durable return of capital to our investors through industry cycles. In our pursuit of this mission, we deploy innovative techniques and technologies to develop our high-quality resource base and efficiently deliver our products to customers through leading-edge logistics solutions.

We were founded in 2017 by Ben M. “Bud” Brigham, our Executive Chairman and Chief Executive Officer, and are led by an entrepreneurial team with a history of constructive disruption bringing significant and complementary experience to this enterprise, including the perspective of longtime E&P operators, which provides for an elevated understanding of the end users of our products and services. While we believe this experience and our associated knowledge base differentiates us from our competitors and facilitates our ability to identify and execute as an early mover on critical value drivers, enabling us to maximize the full potential of our business and outcomes for our stockholders and stakeholders alike, past performance is not a guarantee of our future success or similar results. You should not rely on the historical record of our management team, our directors or their affiliates as indicative of the future performance of an investment in us or the returns we will, or are likely to, generate going forward.

Our executive management team has a proven track record and over 90 years of combined industry experience with a history of generating positive returns and value creation. Our experience as E&P operators was instrumental to our understanding of the opportunity created by in-basin sand production and supply in the Permian Basin, which we view as North America’s premier shale resource and which we believe will remain its most active through economic cycles. Though the industry has always been focused on increasing efficiencies in resource development, mission critical proppant production and related logistics were historically chaotic and inefficient, particularly given the long and inefficient legacy midwestern supply chain.

We identified the two giant open dunes of the Winkler Sand Trend as the premier sand resource in the region due to their differentiated geologic characteristics, advantaged water access and their large scale/long resource life. As the reserves of these large open dunes have not been subjected to the same degree of soil development, organics and impurities as buried sand deposits, they tend to produce higher and more consistent mining yields relative to buried sand deposits, making the large open dunes economically superior deposits. The giant open dunes’ advantaged access to water stems from the nature of the perched aquifers that have been found to form within these deposits. It is the nature of this water table that has enabled Atlas to become the first and, to our knowledge, the only proppant producer in the Permian Basin to mine by electric dredge, and we expect to transition more of our mining to electric dredging over the next twelve to twenty-four months. We control over 14,500 acres on the giant open dunes, which represents more than 70% of the total giant open dune acreage available for mining. Large open-dune reserves accounted for 100% of our produced volumes for the years ended December 31, 2022 and 2021. As the reserves of these large open dunes have not been subjected to the same degree of soil development, organics and impurities as buried sand deposits, they tend to produce better yields relative to buried sand deposits. Large open-dune reserves have also been proven to produce a higher-quality product (as measured by tests of crush strength, turbidity, etc.) more efficiently and with a smaller environmental footprint as compared to buried sand reserves throughout the Permian Basin.

Atlas Electric Dredges

As our geologic analysis and land acquisition program was ongoing, we developed a thesis that a substantial redesign of the typical proppant plant was necessary to fit the just-in-time logistics model that we believed would develop in the Permian Basin due to the growing scale of proppant demand and the industry’s focus on efficiency gains, and began engineering our facilities to fit this model. Our final engineered design resulted in a more expensive construction project on the front-end as we invested in redundant equipment in order to maximize our potential utilization rates. Construction commenced in the second half of 2017 on our Kermit and Monahans facilities and we began selling proppant in July 2018. Once operational, the relationships we had formed over many years in the industry helped us to quickly build a brand centered around quality and reliability.

Based on our current total annual production capacity of approximately 10.0 million tons, as of December 31, 2022, our properties have an aggregate expected reserve life of approximately 36 years based on the currently defined mineral reserves, with a potential extension of our reserve life to approximately 200 years based on our total mineral resources.

We believe we are the leader in meeting the evolving proppant needs of an increasingly efficiency-focused oil and natural gas industry. From our inception, our disruptive approach has met the needs of the just-in-time supply model we believed would become the best fit for the industry’s increasingly efficiency-driven focus, and we engineered our facilities to fit this model. Our plants include substantial investments in redundant equipment that aim to maximize our uptime and utilization rates. We believe these are key differentiating factors from some other proppant producers serving the Permian Basin.

Atlas Plants Designed with Redundancy to Maximize Reliability

The shift to in-basin sand proved to be a disruptive event for the proppant industry, but not sufficient to provide all participants a meaningful advantage. While many companies have attempted to capture the efficiency gains promised by this relocation of the proppant production hub from the midwestern United States to an in-basin model, few have been able to optimize their efficiency with geologically superior acreage positions and properly designed facilities. It is this combination of geology, water availability and plant design that significantly differentiates our proppant production facilities and we believe makes us more reliable than our competition.

Significant Innovation Projects

The Dune Express Electric Conveyor System

The Dune Express, which will originate at our Kermit facility and stretch into the middle of the Northern Delaware Basin, will be the first long-haul proppant conveyor system in the world. While this is the first application of conveyor infrastructure to long-haul proppant, conveyors are widely used in the proppant industry for short movements of product, and are a preferred method of transporting bulk materials in many other industries due to the low transportation cost and increased safety of the accompanying decrease in truck traffic.

Upon completion, we expect the Dune Express to be 42 miles in length, capable of transporting 13 million tons of proppant annually and to have more than 84,000 tons of dry storage within the system. We view the Dune Express as the premier method of moving proppant across the basin and the industry’s best analog to the pipeline infrastructure that moves oil, natural gas, and water around the major producing basins in the United States. We have secured the contiguous right-of-way, substantially completed the requisite federal and state permitting necessary for construction of the Dune Express and have signed sand supply and logistics contracts with major oil companies for the delivery of proppant by means of the Dune Express. This conveyor system will be strategically located to deliver proppant to the core of the most prolific producing region of the Delaware Basin with flexible loadout capabilities, including both permanent and mobile loadouts. We expect the Dune Express to make public roadways safer by removing trucks from public roadways, thus reducing traffic, accidents and fatalities on public roadways in the region.

The system is comprised of multiple conveyors that transfer proppant from belt to belt at various stages of the transportation process. We plan to install two permanent loadouts near the middle of the conveyor system close to the Texas side of the Texas-New Mexico state line and at the end of the Dune Express right-of-way on BLM land near the Lea-Eddy County line in New Mexico. The system will also utilize one or more “mobile” loadouts, which can be mobilized and relocated from time to time, to maximize delivery efficiencies particularly for operators pursuing a concentrated development plan in the area that is proximate to the conveyor system but not proximate to one of the two permanent loadouts connected to the system. The acquisition of the initial Dune Express right-of-way took three years to complete and was finalized in 2021. All material permits, including a federal permit to construct and operate the system (which was needed due to the right-of-way extending onto BLM lands) have been acquired. Detailed engineering and design have also been completed, as have environmental and traffic studies, evaluation of various alternative delivery methods, detailed survey work and customer education and market sizing. The location of the Dune Express right-of-way provides efficient access to some of the highest rate of return well locations and deepest inventory in the Permian Basin.

Wellsite Delivery Assets

Our existing logistics business utilizes third-party transportation contractors which we currently supplement and plan to bring in-house with our own trucks and trailers. As our trucks and trailers continue to be deployed, we expect to deliver significant productivity gains, as measured by tons per truck that can be delivered daily, compared to the throughput performance of traditional trucking assets. These immediate productivity gains will be made possible through a combination of process improvements and targeted investments in fit-for-purpose equipment. We have also partnered with a provider of autonomy and robotic technology with experience in the field of GPS-denied off-road autonomous driving applications to develop a fleet of vehicles equipped with technology designed to test and ultimately support autonomous wellsite delivery over the next several years.

Assets and Operations

We currently control the largest and, we believe, the highest quality sand position in West Texas. We have developed our Kermit and Monahans facilities as in-basin proppant mines on approximately 38,000 surface acres that we own or lease in Winkler and Ward Counties, Texas. We control 14,575 acres of large open-dune reserves and resources, which represent more than 70% of the total giant open dune acreage in the Winkler Sand Trend available for sand mining. The Monahans Dune consists of approximately 8,750 acres of premium open-dune reserves. Additionally, we have substantial off-dune acreage at Monahans that is not included in our estimated reserves or resources but that could be mined following our removal of material, such as soil and unusable sand, that lies above the useable sand and must be removed to excavate the useable sand, which we refer to as “overburden.” The Kermit Dune consists of approximately 5,826 acres of premium open-dune reserves.

The following map shows the location of our Kermit and Monahans facilities in Winkler and Ward Counties, Texas, as well as the secured right-of-way for the Dune Express alongside a recent snapshot of the rig count in the Permian Basin as of December 31, 2022:

Map of Operations

Source: Enverus, Baker Hughes.

Our “twin” mines, located on the bookends of the Winkler Sand Trend, provide optimal logistics to serve both the Southern and Northern portions of the Delaware and Midland Basins and, as of December 31, 2022, have a combined annual production capacity of 10.0 million tons, 70,000 tons of dry storage, 700,000 tons of wet storage and 14 loadout lanes. Innovative plant design and large-scale operations ensure low-cost operations and continuity on site. Redundancies were designed into our facilities to remove singular points of failure that could disrupt the production process, ensuring maximum reliability of proppant production and delivery.

Atlas’s Facilities are Strategically Located

Our Kermit and Monahans facilities were built to produce high quality 40/70-mesh and 100-mesh sands, each of which are used extensively in upstream operations in the Permian Basin. As of December 31, 2022, each facility is capable of producing 5.0 million tons of proppant annually for a combined annual production capacity of 10.0 million tons.

Each facility was constructed with a modular design that provides us with the flexibility to expand one or both of the existing facilities to achieve incremental production capacity gains if such expansion were found to be necessary or desirable in light of customer demand, broader market conditions or other relevant considerations. The facilities are capable of operating year-round and feature advanced safety designs, onsite water supply, power infrastructure and access to low-cost natural gas through connections to interstate natural gas lines. Further, we strategically benefit from the locations of our facilities proximal to major highways at the south and north ends of the Winkler Sand Trend. Our Kermit facility is bisected by two state highways, while our Monahans facility its adjacent to two highways, one of which is Interstate 20, facilitating efficient transportation of our proppant to customers located at various points within the Permian Basin.

The operations of both sand facilities are managed and monitored in a highly automated manner from our command center in Austin, Texas. We have designed and/or adopted cutting-edge technology that we believe delivers one of the most efficient production and truck loading processes in the industry. The remote ecosystem allows our employees to simultaneously manage processes at both facilities, resulting in significant personnel productivity gains.

As of December 31, 2022, we had 357 million tons of proven and probable sand reserves at our Kermit and Monahans facilities according to estimates by John T. Boyd Company, our independent mining engineers and geologists. Based on our current total annual expected production capacity of approximately 10.0 million tons as of December 31, 2022, our reserve life is expected to be approximately 36 years. As of December 31, 2022, our reserves are composed of approximately 59% 40/70-mesh and 41% 70/140-mesh substrate sand. We believe our reserve composition is attractive to customers that want to consolidate sourcing and positions us as a go-to provider of high quality in-basin proppant.

In response to the significant increase in market demand, and also in connection with the expansion of our logistics offering, we are expanding our Kermit production capacity to add a facility capable of 5.0 million tons of annual production capacity by the end of 2023. Our plants were designed modularly to accommodate efficient expansion—maximizing the increase in production capacity while minimally increasing the facilities’ footprint.

Our Facilities

We currently operate our Kermit and Monahans facilities in Winkler and Ward Counties, Texas. The following map shows the location of both facilities:

TEXAS
FIGURE AREA
Jal
ANDREWS CO.
LEA CO.
Bennett
NEW MEXICO
TEXAS
N
KERMIT
Kermit
WINKLER CO.
ECTOR CO.
Wink
MONAHANS
Monahans Sand Hills State Park
WARD CO.
Wickett
Monahans
SCALE (Miles)
Legend
Approximate Property Boundary
Railroads
Roads
RAILROAD INDEX
Abbreviation
Name
TXN
Texas New Mexico Railway, LLC
UP
Union Pacific Railroad

FIGURE 1.1

GENERAL LOCATION MAP

Showing

KERMIT AND MONAHANS PROPERTIES

Winkler and Ward Counties, Texas

Prepared For

ATLAS SAND COMPANY, LLC

John T. Boyd Company

December 2021

Scale 1" = 5 Miles

Kermit, Texas

As of December 31, 2022, our Kermit mine had annual production capacity of 5.0 million tons and is located on 5,826 gross acres of land (of which 5,341 net acres are controlled by us either through lease or fee ownership) in Winkler County, Texas, with onsite processing and truck loading facilities. We commenced construction of our Kermit mine in October of 2017, and commenced operations in June 2018. Geographically, our Kermit facility is located at approximately 31° 58’ 6.29” N latitude and 103° O’ 39.46” W longitude and is situated approximately 7 miles northeast of Kermit, Texas, and is accessible via Texas State Highway 18. The Midland International Air and Space Port is located approximately 45 miles southeast of the facility. The facility’s primary utilities include three phase power, natural gas from an interstate transmission line and groundwater from onsite wells, all of which are present in sufficient quantities to sustainably support a facility producing in excess of 10 million tons annually. The facility was designed with redundancies to provide enhanced reliability and minimize the potential for bottlenecks throughout the processing and loadout operation.

The Kermit facility has 188.0 million tons of associated proven reserves as of December 31, 2022. The sand deposits generally range from 60 to over 100 feet thick and consist of 40/70-mesh and 100-mesh sand, with an anticipated production mix of approximately 30% 40/70-mesh and approximately 70% 100-mesh. The crush strength of the sand mined at the facility is between 7,000 to 8,000 pounds-per-square-inch (“PSI”) for 40/70-mesh and between 10,000 to 11,000 PSI for 100-mesh. Given the open-dune reserves and natural aquifer, sand is generally extracted from the mine through surface excavation through mining by electric dredge. The facility was constructed with a modular design that facilitates future expansion opportunities. The Kermit facility and has onsite transportation infrastructure capable of loading more than 35 trucks per hour on average.

In December 2017, we entered into a royalty agreement with Permian Dunes Holding Company, LLC (“Permian Dunes”) in connection with certain leased property at the Kermit facility. The royalty agreement associated with the Kermit facility terminated on the date of our IPO, pursuant to the terms of the agreement.. See Please see “Certain Relationships and Related Party Transactions—Historical Transactions with Affiliates—Permian Dunes Holding Company, LLC” and “—Our Lease and Royalty Arrangements” for more information. We have received the material permits required to operate our Kermit facility from the Air Permits Division of the Texas Commission on Environmental Quality (the “TCEQ”), Winkler County, the MSHA and TxDOT. Please see “—Our Permits” for more information.

Monahans, Texas

As of December 31, 2022, our Monahans mine had annual production capacity of 5.0 million tons and is located on approximately 32,224 gross acres of land in Ward County, Texas, with onsite processing and truck loading facilities. We commenced construction of our Monahans mine in February of 2018 and commenced operations in October 2018. Geographically, our Monahans facility is located at approximately 31° 39’ 32.53” N latitude and 102° 52’ 55.46” W longitude and is situated approximately three miles northeast of Monahans, Texas, and is accessible via Texas State Highway 115 and Interstate 20. The Midland International Air and Space Port is located approximated 40 miles east of the facility. The facility’s primary utilities include three phase power from natural gas from an interstate transmission line and groundwater from onsite wells, all of which are present in sufficient quantities to sustainably support a facility producing in excess of 10 million tons annually. The facility was designed with redundancies to provide enhanced reliability and minimize the potential for bottlenecks throughout the processing and loadout operation.

The Monahans facility has 113.5 million tons of associated proven reserves as of December 31, 2022. The sand deposits generally range from 60 to over 100 feet thick and consist of 40/70-mesh and 100-mesh sand, with an anticipated production mix of approximately 50% 40/70-mesh and approximately 50% 100-mesh. The crush strength of the sand mined at the facility is 7,000 to 8,000 PSI for 40/70-mesh and between 10,000 to 11,000 PSI for 100-mesh. Given the open-dune reserves and natural aquifer, sand is generally extracted from the mine through surface excavation through mining by electric dredge. The facility was constructed with a modular design that facilitates future expansion opportunities. The Monahans facility has onsite transportation infrastructure capable of loading more than 35 trucks per hour on average.

The rights and cess to the mineral reserves associated with our Monahans operations are secured under the Monahans Lease with Permian Dunes. We also entered into a mining agreement with Permian Dunes in connection with certain leased property at our Monahans facility. Under the mining agreement, we are committed to pay royalties on product sold from that facility and are required to pay a minimum royalty of $1.0 million for any lease year following our IPO. Please see “Certain Relationships and Related Party Transactions—Historical Transactions with Affiliates—Permian Dunes Holding Company, LLC” and “—Our Lease and Royalty Arrangements” for more information. We have received the material permits required to operate our Monahans facility from the TCEQ Air Permits Division, Ward County, MSHA and TxDOT. Please see “—Our Permits” for more information.

Our Products

We serve the oil and gas end markets, and our sand reserves contain deposits of fine grade 40/70-mesh and 100-mesh sizes that API specifies for use in wellsite fracturing operations. We believe that this mix of finer grade sand reserves is in higher demand and meets current industry preferences. Proppant from our Kermit and Monahans facilities is stored in our onsite silos before transport and delivery by truck to customers’ well sites located primarily in the Delaware and Midland Basins.

Our proppant is offered to our customers at the mine or as an integrated mine-to-wellhead solution. By providing access to an integrated logistics infrastructure, we are able to provide our customers with a solution-based approach.

Our Reserves

Information concerning our material mining properties in this Information Statement/Prospectus has been prepared in accordance with the requirements of Subpart 1300 of Regulation S-K, which first became applicable to us for the fiscal year ended December 31, 2021. As used in this Information Statement/Prospectus, the terms “mineral resource,” “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” are defined and used in accordance with Subpart 1300 of Regulation S-K.

We categorize our mineral reserves as proven or probable based on the standards set by our independent mining engineers and geologists, John T. Boyd Company. We estimate that we had a total of approximately 357.4 million tons of proven and probable mineral reserves as of December 31, 2022. As of December 31, 2022, we had approximately 188.0 million tons of proven mineral reserves and 4.8 million tons of probable recoverable mineral reserves associated with our Kermit facility and approximately 113.5 million tons of proven mineral reserves and 51.1 million tons of probable recoverable mineral reserves associated with our Monahans facility. The quantity and nature of the mineral reserves at each of our properties are estimated by our internal geology department. We use drone surveys and three-dimensional models to regularly update our reserve estimates, making necessary adjustments for operations and mine plans at each location during the year. Our internal reserve estimates are provided to John T. Boyd Company for review annually so that third-party approved additions or reductions can be made to our mineral reserves and mineral resource calculations due to ore extraction, additional drilling and delineation, property acquisitions and dispositions or quality adjustments. Before acquiring new mineral reserves, we perform surveying, drill core analysis and other tests to confirm the quantity and quality of the acquired mineral reserves. John T. Boyd Company has reviewed our December 31, 2022 mineral reserves, and we intend to continue retaining third-party engineers to review our mineral reserves on an annual basis.

We lease a portion of the mineral reserves associated with our Kermit facility and all of the mineral reserves associated with our Monahans facilities. As of December 31, 2022, we owned approximately 70% of our mineral reserves and leased approximately 30% of our mineral reserves from third-party landowners at our Kermit facility. To opine as to the economic viability of our mineral reserves, John T. Boyd Company reviewed our operating cost and revenue per ton data at the time of the proven reserve determination. The sand deposits at our facilities do not require crushing or extensive processing to eliminate clays or other contaminants, enabling us to cost-effectively produce high-quality proppant meeting API specifications.

Summary of Reserves

The following tables provide the tonnage and mesh size characteristics of the proven and probable mineral reserves associated with our Kermit and Monahans facilities as of December 31, 2022, based on $30.00 per ton. Since the commissioning of our wet plants in 2018 through the end of 2022, the actual process yield for both plants is approximately 90%. In general, for every 100 tons of run-of-mine (“ROM”) material fed into the plant, 90 tons of saleable product is produced. It should be noted that these actual process yields are slightly different than the overall process yields used to estimate our mineral reserves and our mineral resources. Our mineral reserve estimates utilized the average of all of the core-hole laboratory analysis data for each of our Kermit and Monahans facilities, respectively.

Kermit Facility

	Tons By Classification and Mesh Size (In thousands)
	Proven			Probable			By Mesh Size
Control	40/70	70/140	Total	40/70	70/140	Total	40/70	70/140	Total
Owned	78,433	56,554	134,987	—	—	—	78,433	56,554	134,987
Leased	28,580	24,433	53,013	2,599	2,232	4,831	31,179	26,665	57,844

Total	107,013	80,987	188,000	2,599	2,232	4,831	109,612	83,219	192,831

Monahans Facility

	Tons By Classification and Mesh Size (In thousands)
	Proven			Probable			By Mesh Size
Control	40/70	70/140	Total	40/70	70/140	Total	40/70	70/140	Total
Leased	70,053	43,454	113,507	32,041	19,057	51,098	102,094	62,511	164,605

Combined Kermit and Monahans Facilities

The following table provides the tonnage and mesh size characteristics of the proven and probable mineral reserves associated with our Kermit and Monahans operations as of December 31, 2022, based on $30.00 per ton, presented on a combined basis.

	Tons By Classification and Mesh Size (In thousands)
	Proven			Probable			Total
Facility	40/70	70/140	Total	40/70	70/140	Total	40/70	70/140	Total
Kermit	107,013	80,987	188,000	2,599	2,232	4,831	109,612	83,219	192,831
Monahans	70,053	43,454	113,507	32,041	19,057	51,098	102,094	62,511	164,605

Total	177,066	124,441	301,507	34,640	21,289	55,929	211,706	145,730	357,436

Drilling density utilized by us to determine proven versus probable mineral reserves is based upon the relative characteristics of the mineral resource field evaluated, including the consistency and density of the mineral resource within the drilling core sample. The target drill-hole spacing utilized by John T. Boyd Company to estimate our proven and probable mineral reserves are as follows:

•	Proven—less than or equal to 1,500 feet

•	Probable—less than or equal to 2,500 feet

Material Assumptions:

Estimates of frac sand reserves for our Kermit and Monahans operations were derived contemporaneously with estimates of frac sand resources. To derive an estimate of saleable product tons (proven and probable frac sand reserves), the following modifying factors were applied to the in-place measured and indicated frac sand resources underlying the respective mine plan areas:

•

A 95% mining recovery factor which assumes that 5% of the mineable (in-place) frac sand resource will not be recovered for various reasons. Applying this recovery factor to the in-place resource results in the estimated ROM sand tonnage that will be delivered to the wet process plant.

•

Overall processing recoveries, based on exploration sample gradation testing, are 80.9% for the Kermit operation, and 87.6% for the Monahans operation. These recovery factors account for removal of out-sized (i.e. larger than 40-mesh and smaller than 140-mesh) sand and losses in the wet processing plant, and minor dry processing plant inefficiencies.

Further information can be found in Section 6.3.1 of our technical report summary prepared by John T. Boyd Company, which is filed as Exhibit 99.1 to the registration statement of which this Information Statement/Prospectus forms a part.

Our Resources

A “mineral resource” is defined by Subpart 1300 of Regulation S-K as a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. Further, mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. Subpart 1300 of Regulation S-K divides resources between “measured mineral resources” and “indicated mineral resources” and “inferred mineral resources,” which are defined as follows:

•

Measured mineral resources. Resources for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

•

Indicated mineral resources. Resources for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

•

Inferred mineral resources. Resources for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

The target drill-hole spacing utilized by John T. Boyd Company to estimate our measured, indicated and inferred resources are as follows:

•	Measured – less than or equal to 1,500 feet

•	Indicated – greater than 1,500 feet, but less than or equal to 2,500 feet

•	Inferred – greater than 2,500 feet, but less than or equal to 5,000 feet

The following tables set forth the mineral resource estimates, exclusive of mineral reserves, associated with our Kermit and Monahans facilities as of December 31, 2021, based on $30.00 per ton. Since the commissioning of our wet plants in 2018 through the end of 2021, the actual process yield for both plants is approximately 90%. In general, for every 100 tons of ROM material fed into the plant, 90 tons of saleable product is produced. It should be noted that these actual process yields are slightly different than the overall process yields used to estimate our mineral reserves and our mineral resources. Our mineral reserve estimates utilized the average of all of the core-hole laboratory analysis data for each of our Kermit and Monahans facilities, respectively.

Kermit Facility

Resource Category	Acres	Average Sand Thickness (ft)	Estimated In-Place Frac Sand Tons (in thousands)
			Owned	Leased	Adverse	Total
Measured	65		—	9,700	—	9,700
Indicated	603		—	95,390	—	95,390
Measured + Indicated	668		—	105,090	—	105,090
Inferred	1,719		38,904	197,750	56,636	293,290

Total	2,387	79	38,904	302,840	56,636	398,380

Monahans Facility

Resource Category	Acres	Average Sand Thickness (ft)	Estimated In-Place Frac Sand Tons (in thousands)
			Owned	Leased	Total
Measured	454		—	64,144	64,144
Indicated	809		—	108,726	108,726
Measured + Indicated	1,263		—	172,870	172,870
Inferred	8,906		—	1,093,869	1,093,869

Total	10,169	60	—	1,266,739	1,266,739

As of December 31, 2021, our mineral resources are estimated at 1.665 billion tons (398 million tons at the Kermit facility and 1.267 billion tons at the Monahans facility). As of December 31, 2021, we leased a portion of the resources associated with our Kermit facility and all of the resources associated with our Monahans facility.

Material Assumptions:

Estimates of in-place frac sand resources for the Kermit and Monahans operations were prepared by performing the following tasks:

•

Available drilling logs and laboratory testing results were compiled and reviewed to check for accuracy and to support development of each operation’s geologic model. The geologic databases utilized for modeling and estimation consist of results from 61 drill holes completed on the Kermit property, and

80 drill holes completed on the Monahans property. The geologic data was imported into Carlson Software, a geologic modeling and mine planning software suite that is widely used and accepted by the mining industry.

•

A geologic model of each deposit was created in Carlson Software using industry-standard grid modeling methods well-suited for simple stratigraphic deposits. Each geologic model delineates the top and bottom of the mineable sand horizon and the distribution of the product size fractions across the deposits. The top and bottom of the mineable frac sand interval were established as follows:

•

As there is minimal overburden material across the subject properties, the top of the mineable sand interval was defined as the current ground surface, as provided by a combination of originally flown aerial topographic surveys and recently surveyed active mining pits.

•

The bottom of the mineable sand interval on both properties was determined by Westward geologists and geological technicians present during the various exploration and sampling campaigns. Westward defined the bottom of the mineable sand interval as the depth at which a drilled interval no longer contained sand as either the first or second most abundant material present.

•	After reviewing the continuity and variability of the deposit, suitable resource classification criteria were developed and applied.

•

Our Independent Mining Engineers then reviewed the proposed initial mining regions identified by Atlas management. Estimation of the in-place frac sand resources for the Kermit and Monahans properties assumes mining operations using a combination of standard surface excavation equipment for the near-surface initial operations and dredging equipment once initial excavation had reached appropriate depths. This sequence of operating is widely utilized for mining of similar deposit types. As such, the estimates were subject to the following setbacks and slope requirements:

•	50 ft inside of property lines.

•	100 ft from pipelines.

•	50 ft around the wet and dry process plant areas and main access road/right of way.

•	An overall pit wall slope of 3:1 (approximately 19 degrees).

•

In-place volumes for each property were estimated from the geologic model within Carlson Software. A dry, in-place, bulk density of 100 pounds per cubic foot was used to calculate the in-place tonnage of frac sand.

Further information can be found in Section 6.2.1 of our technical report summary prepared by John T. Boyd Company, which is filed as Exhibit 99.1 to the registration statement of which this Information Statement/Prospectus forms a part.

Our Lease and Royalty Arrangements

We lease a portion of the mineral reserves associated with our Kermit operations and all of the mineral reserves associated with our Monahans operations. The rights and access to the mineral reserves associated with our Monahans operations are secured under a lease agreement (the “Monahans Lease”) with Permian Dunes, a related party and our largest unitholder. In December 2017, we entered into a royalty agreement with Permian Dunes in connection with certain leased property at the Kermit facility. The royalty agreement associated with the Kermit facility terminated on the date of our IPO, pursuant to the terms of the agreement. We also entered into a mining agreement with Permian Dunes in connection with the leased property at our Monahans facility. Under the mining agreement, we are committed to pay royalties on product sold from that facility and are required to pay a minimum royalty of $1.0 million for any lease year following our IPO. Our royalty payments are included in our cost of sales.

Our Transportation Logistics and Infrastructure

We have established a last-mile logistics network that we believe positions us to be highly responsive to our customers’ needs. We believe providing a reliable mine-to-wellhead solution is important because it is the only way to assure customers certainty of supply and efficient delivered cost. Our focus on locating our Kermit and Monahans facilities within close proximity to prolific well activity enables us to deliver proppant directly to our customers’ wellheads using traditional pneumatic assets, portable silos, boxes or portable conveyance systems and significantly reduces handling costs and delivery lead times. The integrated nature of our logistics operations allows us to better serve oil and natural gas companies seeking more control over their well completion schedules and overall well performance by directly sourcing sand and limiting operational delays and wellhead costs.

Our Permits

We have obtained numerous federal, state and local permits required for operations at our Kermit and Monahans facilities. The Kermit and Monahans operations are predominantly regulated by the TCEQ with respect to environmental compliance. The predominant permitting requirement is an active NSR permit for air pollution control. Both of our operations have a current NSR permit which is renewable next in 2028. Other permits held by our operations include Stormwater, Above Ground Storage Tank, Aggregate Production Operation, and a septic permit. A spill prevention plan is also active at both operations.

While resources invested in securing permits are significant, this cost has not had a material adverse effect on our results of operations or financial condition. We cannot be certain that existing environmental laws and regulations will not be reinterpreted or revised or that new environmental laws and regulations will not be adopted or become applicable to us. Revised or additional environmental requirements that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our business.

Our Customers and Contracts

Customers

Our core customers include some of the most active and well capitalized oil and natural gas and oilfield services companies in the Permian Basin. We have signed several supply agreements, which mitigates our risk of non-performance by such customers. We provide our products and services to other customers on the spot market.

Contracts

We sell a portion of our produced volumes under supply agreements. As of December 31, 2022, on a volume basis, approximately 74% of our production capacity for fiscal year 2022 was sold or is contracted under supply agreements during the year ended December 31, 2022. Certain of these agreements require the customer to purchase a specified percentage of its proppant requirements from us. Other agreements require the customer to purchase a minimum volume of proppant from us.

Certain of the Company’s contracts contain shortfall provisions that calculate agreed upon fees that are billed when the customer does not meet the minimum purchases over a period of time defined in each contract.

Our proppant is generally sold F.O.B. at our facilities, with title and risk of loss transferring to the customer when we load the proppant onto a truck for delivery to the customer. However, we frequently manage the delivery logistics for our customers and pass on the transportation and related logistics costs to them. Generally, our supply agreements contain customary termination provisions for matters such as bankruptcy-related events and uncured breaches of the applicable agreement.

We also enter into spot contract arrangements whereby we can elect to sell proppant to customers to the extent we have capacity available on our systems at the time of request. We refer to these volumes as spot volumes.

Competition

The market in which we operate is highly competitive. We compete with both public and private regional, local in-basin proppant providers, such as Covia Corp., High Roller Sand, Black Mountain Sand, Freedom Proppants, Hi-Crush Inc., U.S. Silica Inc., Signal Peak Silica, Alpine Silica, Badger Mining Corporation, Vista Proppants and Logistics and Capital Sand Company, among others. Competition in the proppant production industry is based on the geographic location of facilities.

Human Capital and Employees

Our employees are a critical asset to our innovative culture and overall success. We are focused on our high-performance culture through attracting, engaging, developing, retaining and rewarding top talent. We strive to enhance the economic and social wellbeing of our employees and the communities in which we operate. We are committed to providing a welcoming, inclusive environment for our workforce, with best-in-class training and career development opportunities to enable employees to thrive and achieve their career goals.

As of December 31, 2022, we had a total of 371 employees, of which 108 service our corporate headquarters and 263 work in field locations. We foster a culture of diversity and inclusivity, and greater than approximately 64% of our workforce is minority and/or female as of December 31, 2022. None of our employees are represented by labor unions or subject to collective bargaining agreements. We consider our employee relations to be good.

Health and Safety

The health, safety, and wellbeing of our employees is of the utmost importance. We are an industry leader with a proven track record in safety.

We provide employees the option to participate in health and welfare plans, including medical, dental, life, accidental death and dismemberment and short-term and long-term disability insurance plans. We also offer a number of health and wellness programs, including telemedicine, health screens and fitness reimbursement as well as access to the Employee Assistance Program which provides employees and their family members access to professional providers to help navigate challenging life events 24 hours a day, 365 days a year.

In response to COVID-19, we adopted enhanced safety measures and practices to protect employee health and safety and continue to follow guidelines from the Centers for Disease Control to protect our employees and minimize the risk of business disruption.

Management and Board of Directors of Atlas

Set forth below are the names, positions and descriptions of the business experience of Atlas’s executive officers and directors:

Name	Age	Position with Atlas Energy Solutions Inc.
Ben M. “Bud” Brigham	63	Executive Chairman, Chief Executive Officer and Director
John Turner	51	President and Chief Financial Officer
Chris Scholla	39	Chief Supply Chain Officer
Dathan C. Voelter	51	General Counsel and Secretary
Jeffrey Allison	59	Executive Vice President, Sales & Marketing
Gayle Burleson	57	Director
Stephen C. Cole	62	Director
Stacy Hock	45	Director
A. Lance Langford	60	Director
Mark P. Mills	70	Director
Douglas Rogers	63	Director
Robb L. Voyles	65	Director

Directors and Executive Officers

Ben M. “Bud” Brigham—Executive Chairman, Chief Executive Officer and Director. Ben M. “Bud” Brigham is our founder and has served as the Executive Chairman of the Board since our inception and as our Chief Executive Officer since August 2022. Mr. Brigham has founded several upstream energy enterprises, including Brigham Exploration Company (“Brigham Exploration”) in 1990, which completed its IPO in 1997. Mr. Brigham served as its President, Chief Executive Officer and Chairman of the board of directors until its sale to Statoil ASA (“Statoil”) in December 2011.

In 2012, Mr. Brigham founded Anthem Ventures, LLC, a family office. In that same year he and others founded Brigham Resources Operating, LLC, which was subsequently sold to Diamondback Energy, Inc. (NASDAQ: FANG) in 2017. In 2012 he also co-founded Brigham Minerals, Inc. (“Brigham Minerals”) to pursue mineral acquisitions in top-tier domestic shale resource plays. Brigham Minerals completed its IPO in 2019, and Mr. Brigham served as its Executive Chairman until its merger with Sitio Royalties Corp. (NYSE: STR) (“Sitio Royalties”) in 2022.

In 2017, Mr. Brigham founded Brigham Exploration Company, LLC (the second entity founded by Mr. Brigham with such name) (“Brigham Exploration LLC”), a non-operating company focused on the Permian Basin. BEXP I, LP (“BEXP I”) was initially funded with Mr. Brigham’s capital, with subsequent investments by friends and family and a large institution. In the fourth quarter of 2021, new acreage and working interest acquisitions ceased in BEXP I, and BEXP II, LP commenced acreage and working interest acquisitions, with a larger capitalization including most of the BEXP I participants as well as additional institutions.

In 2022, he was a co-founder of Langford Energy Partners LLC, which pursues the acquisition, development and optimization of operated oil and gas properties in top-tier shale resource plays.

Prior to founding Brigham Exploration in 1990, Mr. Brigham served for six years as an exploration geophysicist with Rosewood Resources, Inc., an independent oil and natural gas exploration and production company, and as a seismic data processing geophysicist for Western Geophysical, a provider of 3D seismic services. Mr. Brigham earned a Bachelor of Science in Geophysics from the University of Texas at Austin. Mr. Brigham is a member of the National Petroleum Council, The Bureau of Economic Geology Visiting Committee and the University of Texas Chancellor’s Council Executive Committee. Mr. Brigham was inducted into the All American Wildcatters in April 2012.

John Turner—President and Chief Financial Officer. John Turner has served as our Chief Financial Officer since April 2017 and our President since November 2022. Mr. Turner has over 20 years of oil and natural gas industry experience. Prior to assuming his current role, Mr. Turner worked in various capacities for both public and private entities, with a focus on corporate finance, business development and strategic planning, including as Chief Financial Officer of Brigham Exploration LLC, Chief Financial Officer of Mediterranean Resources, LLC and Vice President of Brigham Exploration. Collectively, Mr. Turner has participated and advised on over $2.0 billion of capital market transactions, including mergers, restructurings and special situations. Mr. Turner received a Bachelor of Business Administration and a Masters of Business Administration from the McCombs School of Business at the University of Texas at Austin.

Chris Scholla—Chief Supply Chain Officer. Chris Scholla currently serves as our Chief Supply Chain Officer and served previously as our Vice President of Supply Chain and Logistics from November 2017 until his promotion to his current role in November of 2022. Mr. Scholla is responsible for our end-to-end supply chain operations, as well as customer service and support. Mr. Scholla led our entry into the oilfield logistics market in 2019 and oversees our strategic logistics growth initiatives. Prior to joining us in 2017, Mr. Scholla worked at Hexion Inc. and DuPont de Nemours, Inc. (NYSE: DD) in a number of business strategy, supply chain, procurement and operations roles. Mr. Scholla has over a decade of proppant experience and almost 20 years of global supply chain experience. He holds a bachelor’s degree in Supply Chain & Information Systems from The

Pennsylvania State University and a Master of Business Administration with concentrations in operations and finance from the College of William & Mary. He also currently serves on the Board of Directors of the Permian Road Safety Coalition.

Dathan C. Voelter—General Counsel and Secretary. Dathan C. Voelter currently serves as our General Counsel and Secretary and served previously as our Deputy General Counsel and Secretary from April 2019 until his promotion to his current role in December 2021. Prior to joining us, Mr. Voelter served as Managing Counsel and Assistant Secretary of Andeavor and its midstream subsidiary Andeavor Logistics LP from September 2017 until February 2019, shortly after they were acquired by Marathon Petroleum Corp. (NYSE: MPC). Mr. Voelter also served as Associate General Counsel and Chief Compliance Officer of Itron, Inc. (NASD: ITRI) from 2016 to 2017 and held various executive leadership roles at Freescale Semiconductor Ltd. (NYSE: FSL) including Vice President and Chief Securities, Ethics and Compliance Counsel from 2005 until 2016, shortly after Freescale was acquired by NXP Semiconductors N.V. (NASDAQ: NXPI). Previously, Mr. Voelter was an attorney with Vinson & Elkins L.L.P. and he started his professional career as a public accountant with Coopers & Lybrand, L.L.P. Mr. Voelter received a Bachelor of Business Administration in International Business from the University of Texas at Austin and a Doctor of Jurisprudence summa cum laude from Baylor University School of Law.

Jeffrey Allison—Executive Vice President, Sales & Marketing. Jeffrey Allison has served as our Executive Vice President, Sales & Marketing since May 2022. Prior to joining us, Mr. Allison served as President of Allison Energy Consulting, LLC from July 2020 until May 2022. Mr. Allison also served in various roles with Halliburton Company (NYSE: HAL) (“Halliburton”) over a 20-year period, including Mid-Continent Area Vice President from May 2018 until March 2020, where he led Halliburton’s business delivery in the area with accountability over business development (sales), operations, financial performance, HSE, capital execution and personnel development, and Executive Account Vice President from June 2010 until April 2018, where he provided oversight of strategic clients and accountability of all geographies, products and services, technology and commercial growth. Previously, Mr. Allison held various leadership and strategic roles with Baker Hughes INTEQ GmbH, Afognak Native Corporation and ConocoPhillips (NYSE: COP) both domestically and internationally and served on several industry advisory boards throughout his career. Mr. Allison currently sits on the Industry Advisory Board of Directors for the University of Oklahoma, and has sat on several industry advisory boards, including the Petroleum Alliance of Oklahoma and the Petroleum Equipment & Services Association of Oklahoma. Mr. Allison received a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Gayle Burleson—Director. Gayle Burleson has served as a member of our Board since March 2023. Ms. Burleson served as a director of Brigham Minerals from January 2022 until its merger with Sitio Royalties in December 2022, where she currently serves on the board of directors. Ms. Burleson has served as a director for Select Energy Services, Inc. since 2021, and previously served as a director for privately held Chisholm Energy Holdings, LLC from May 2021 until its acquisition by Earthstone Energy, Inc. (NYSE: ESTE) in February 2022. Ms. Burleson was most recently with Concho Resources Inc. (NYSE: CXO) (“Concho”) as the Senior Vice President of Business Development and Land and held that position from May 2017 until Concho’s acquisition by ConocoPhillips in January 2021. She was employed for 15 years at Concho in various roles and capacities with ever-increasing leadership responsibilities. Prior to joining Concho, Ms. Burleson served in a number of engineering and operations positions with BTA Oil Producers, LLC, Mobil Oil Corporation, Parker & Parsley Petroleum Company and Exxon Corporation. Ms. Burleson received her B.S. in Chemical Engineering from Texas Tech University. Ms. Burleson was selected to serve on our Board in light of her knowledge of the energy industry.

Stephen C. Cole—Director. Stephen C. Cole has served as a member of our Board since March 2023. Mr. Cole is an entrepreneur who has led and managed his own businesses in the oil and gas industry since 1982. These businesses include CXC Operating, LLC and Champion Exploration, LP, private energy-exploration companies specializing in the Barnett Shale and 3D seismic throughout Texas and Louisiana, where he has served as

President since 2001, Champion Lone Star, LLC, a private E&P company operating in the Central Basin Platform and Delaware Basin, where he has served as President since 2004, and S. Cole Holdings, LP, where he has served as President since 2014. Mr. Cole pursued his bachelor’s degree in Business Administration from Texas Tech University. Mr. Cole was selected to serve on our Board in light of his knowledge of the energy industry and familiarity with our predecessor, Atlas LLC.

Stacy Hock—Director. Stacy Hock has served as a member of our Board since March 2023. Since 2008, Ms. Hock has been a private investor and philanthropist. Ms. Hock served on the board of directors of Brigham Minerals from January 2022 until its merger with Sitio Royalties in December 2022. Since 2015, Ms. Hock has served on the boards of Aminex Therapeutics, a privately held clinical stage drug development company, and the Texas Public Policy Foundation. She has also served for the last ten years on the board of the African Dream Initiative. Since 2016, she has served on multiple boards associated with the University of Texas, including the Blanton Museum of Art National Leadership Board and The University of Texas at Austin McCombs MBA Advisory Board. In 2021, Ms. Hock joined the University of Austin Board of Advisors. Ms. Hock previously held senior management positions in the software industry, including IBM’s WebSphere Software Services business. Ms. Hock received her B.S. in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology, and her M.B.A from the University of Texas in Austin. Ms. Hock was selected to serve on the Board due to her finance and investment experience as a private investor.

A. Lance Langford—Director. A. Lance Langford has served as a member of our Board since March 2023. Mr. Langford served as a director of our predecessor, Atlas LLC, since 2018, and previously served as a director of Brigham Minerals from August 2020 until its merger with Sitio Royalties in December 2022. Mr. Langford has over 30 years of oil and gas industry experience. He has served as the Chief Executive Officer of Langford Energy Partners I, LLC since 2020. Previously, he was the Chief Executive Officer, Co-Founder, and director of Luxe Energy LLC and Luxe Minerals LLC from 2015 to 2020. Prior to that, Mr. Langford served as Senior Vice President for Equinor ASA (formerly named Statoil ASA) from 2011 to 2015. From 1995 to 2011, Mr. Langford built and led Brigham Exploration’s engineering, operations, marketing and midstream departments, ultimately serving as Executive Vice President—Operations at the time the company was purchased by Statoil. He started his engineering career with Burlington Resources Inc. from 1987 to 1995. Mr. Langford earned a Bachelor of Science in Petroleum Engineering from Texas Tech University. Mr. Langford was selected to serve on our Board in light of his knowledge of the energy industry and familiarity and experience with our predecessor, Atlas LLC.

Mark P. Mills—Director. Mark P. Mills has served as a member of our Board since March 2023. Mr. Mills has been a senior fellow at the Manhattan Institute, an economics and policy research institute, since 2013, and a faculty fellow at Northwestern University’s McCormick School of Engineering and Applied Science since 2014. He has also served as a strategic non-operating partner with Montrose Lane (an energy-tech venture fund) since 2017, and Chief Executive Officer of Digital Power Capital LLC, a boutique venture fund he co-founded in 2001 (which ceased operation in 2009). Previously, Mr. Mills was chairman and Chief Technology Officer of ICx Technologies, Inc., from 2005 to 2008, aiding in its public offering in 2007. Mr. Mills served in the White House Science Office under President Reagan and subsequently provided science and technology policy counsel to a variety of private-sector firms, the Department of Energy and U.S. research laboratories. Mr. Mills was a technology advisor for Bank of America Securities, Inc. and coauthor of the Huber-Mills Digital Power Report, a tech investment newsletter. Early in his career, Mr. Mills was an experimental physicist and development engineer at Bell Northern Research (Canada’s Bell Labs) and at the RCA David Sarnoff Research Center on microprocessors, fiber optics and missile guidance, earning several patents for his work. In 2016, Mr. Mills was named “Energy Writer of the Year” by the American Energy Society. Mr. Mills holds a degree in physics from Queen’s University, Ontario, Canada. Mr. Mills was selected to serve on our Board in light of his management skills and knowledge of the energy and the technology industries.

Douglas G. Rogers—Director. Douglas G. Rogers has served as a member of our Board since March 2023. Since 2015, Mr. Rogers has served as the Executive Director and Secretary/Treasurer of The Sealy & Smith Foundation, a charitable organization that has provided John Sealy Hospital and the University of Texas Medical

Branch with over $1 billion in funding in furtherance of its mission to provide healthcare on Galveston Island, Texas. Mr. Rogers is also a member of the board of directors of The Sealy & Smith Foundation. Mr. Rogers holds a Bachelor of Business Administration degree from Texas A&M University. Mr. Rogers was selected to serve on our Board as a representative of The Sealy & Smith Foundation and because of his background in banking, real estate and investments.

Robb L. Voyles—Director. Robb L. Voyles has served as a member of our Board since March 2023. Mr. Voyles has served as a Mediator, Arbitrator and Referee/Special Master with JAMS, the largest private provider of alternative dispute resolution services worldwide since 2021. Mr. Voyles previously served as Executive Vice President, Secretary and Chief Legal Officer at Halliburton from 2014 through 2021, where he led the company’s litigation, commercial law, mergers and acquisitions, intellectual property, labor and employment and ethics and compliance departments. He was also responsible for Halliburton’s corporate governance, directed its enterprise risk management program and guided the company’s sustainability and ESG design, practices and reporting. Mr. Voyles also served as Halliburton’s interim Chief Financial Officer in 2017. Prior to his tenure at Halliburton, Mr. Voyles spent 26 years with Baker Botts L.L.P., where he was a senior partner and the global chair of the litigation department. Mr. Voyles earned a Juris Doctor degree from the University of Michigan Law School and a Bachelor of Business Administration in accounting from the University of Dayton. Mr. Voyles was selected to serve on our Board in light of his experiences in the oil field services industry, and with corporate governance and legal matters.

Status as a Controlled Company

The Principal Stockholders currently own approximately 82.3 million shares of Common Stock, representing approximately 82.3% of the voting power of the Common Stock. Pursuant to the terms of the Existing Stockholders’ Agreement, the Principal Stockholders have agreed to vote their respective shares of Class A Common Stock and Class B Common Stock in favor of the election of each of the director nominees designated by Mr. Brigham or his affiliates. As a result, Atlas is a controlled company within the meaning of the NYSE’s corporate governance standards. Under the rules of the NYSE, a controlled company is not required to have a majority of independent directors or to maintain an independent compensation or nominating and governance committee. Atlas currently has six (6) independent directors, which constitutes a majority of the directors on the Board.

Composition of the Atlas Board

The Board currently consists of eight members. Atlas plans to appoint one additional director within one year of the IPO.

The Existing Stockholders’ Agreement provides Mr. Brigham or his affiliates with the right to designate certain numbers of nominees to the Board so long as such Principal Stockholders and their affiliates collectively beneficially own specified percentages of the outstanding shares of Class A Common Stock and Class B Common Stock. Additionally, the Existing Stockholders’ Agreement provides that the Principal Stockholders agree to cause their respective shares of Class A Common Stock and Class B Common Stock to be voted in favor of the election of each of the director nominees designated by Mr. Brigham or his affiliates. Each of the eight directors currently serving on the Board are serving pursuant to the Existing Stockholders’ Agreement.

In evaluating director candidates, Atlas assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct Atlas’s affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

Atlas’s directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until Atlas’s annual meetings of stockholders in 2024, 2025 and 2026, respectively. Messrs.

Brigham and Cole are assigned to Class I, Messrs. Rogers, Mills and Langford are assigned to Class II and Mses. Burleson and Hock and Mr. Voyles are assigned to Class III. At each annual meeting of stockholders held after the initial classification, directors will be elected to succeed the class of directors whose terms have expired. This classification of the Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board.

Director Independence

Currently, the Board has determined that Messrs. Cole, Langford, Mills and Voyles and Mses. Burleson and Hock are independent within the meaning of NYSE listing standards currently in effect and within the meaning of Section 10A-3 of the Exchange Act.

Committees of the Board of Directors

The committees of the Board include an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Rules implemented by the NYSE and the SEC require Atlas to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the one-year period following the completion of the IPO. The audit committee consists of Messrs. Voyles and Mills and Ms. Burleson, who are independent under the rules of the SEC. Mr. Voyles serves as chairman of the Audit Committee. As required by the rules of the SEC and listing standards of the NYSE, the audit committee consists solely of independent directors. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her expertise, possesses the attributes outlined in such rules. Mr. Voyles satisfies the definition of “audit committee financial expert.”

The audit committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including the selection of Atlas’s independent accountants, the scope of its annual audits, fees to be paid to the independent accountants, the performance of its independent accountants and Atlas’s accounting practices. In addition, the audit committee oversees Atlas’s compliance programs relating to legal and regulatory requirements. Atlas maintains an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE or market standards.

Compensation Committee

The members of the compensation committee are Messrs. Langford and Mills and Mses. Burleson and Hock. Ms. Burleson serves as chairman of the compensation committee.

The Board has determined that each of Messrs. Langford and Mills and Mses. Burleson and Hock are independent. Atlas maintains a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of the other Section 16 executive officers; reviewing the executive compensation policies and plans;

•	implementing and administering the incentive compensation equity-based remuneration plans;

•	assisting management in complying with the proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the executive officers and employees; and

•	producing a report on executive compensation to be included in the annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee must consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Cole and Langford and Ms. Hock. Mr. Langford serves as chairman of the nominating and corporate governance committee. The Board has determined that each of Messrs. Cole and Langford and Ms. Hock are independent.

The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The nominating and corporate governance committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and also considers the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Interlocks and Insider Participation

None of Atlas’s executive officers serve on the Board or compensation committee of a company that has an executive officer that serves on the Board or compensation committee. No member of the Board is an executive officer of a company in which one of Atlas’s executive officers serves as a member of the board of directors or compensation committee of that company.

Corporate Code of Business Conduct and Ethics

The Board has adopted a code of conduct applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE.

Executive Compensation

We are currently considered an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to our principal executive officer and our next two most highly compensated executive officers (our “Named Executive Officers”).

2022 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Ben M. “Bud” Brigham Executive Chairman and Chief Executive Officer	2022	$0	$0	$0	$0
John Turner President and Chief Financial Officer	2022	$393,847	$490,000	$0	$883,847
Jeffrey Allison (2) Executive Vice President, Sales & Marketing	2022	$203,885	$103,617	$229,411	$536,912
Hunter Wallace (3) Former Chief Operating Officer	2022	$380,000	$60,000	$429,150	$869,150

(1)	The bonuses disclosed in this column reflect discretionary amounts that were earned by the applicable Named Executive Officers during the 2022 calendar year and paid in the 2022 calendar year.
(2)

Amounts reflected in the Salary column for Mr. Allison include his regular base salary as well as holiday pay in the amount of $11,923. The amounts within the All Other Compensation column are comprised of (i) $221,251 in relocation bonuses and expenses; (ii) an automobile allowance of $7,846; and (iii) a phone allowance of $313.

(3)

Mr. Wallace transitioned into a consultant role during the 2022 year, as described further below. Amounts reflected within the Salary column for Mr. Wallace include his regular base salary as well as holiday and paid time off in the amount of $65,385. The amounts within the All Other Compensation column are comprised of a $20,000 in payments made in connection with his consultant transition during 2022, the Company’s matching contribution of $9,150 to his 401(k) plan account and both of the $200,000 installments of separation pay, which is described in more detail below.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2022. Atlas LLC has historically maintained the ASC Incentive Plan and ASMC has historically maintained the ASMC Incentive Plan (collectively, the “Incentive Plans”). Our Named Executive Officers were eligible to receive grants of Class P Units under each of the Incentive Plans and the respective LLC Agreements for Atlas LLC and ASMC, respectively, which were granted in 2018. The Class P Units were initially granted to the Named Executive Officers for their services to Atlas LLC, ASMC and their affiliates at that time, but all service-based requirements that the executives were required to meet in order to receive those potential incentive interests have been satisfied in previous years. The Class P Units operate as profits interests awards, rather than capital interests, and have no voting rights. Mr. Allison was not an employee at the time of the original 2018 grants and, as of December 31, 2022, did not hold any outstanding equity-based compensation awards.

		Option Awards (1)
Name	Governing Plan	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ben M. “Bud” Brigham	ASC Incentive Plan	25,000	—	N/A	N/A
	ASMC Incentive Plan	25,000	—	N/A	N/A
John Turner	ASC Incentive Plan	10,000	—	N/A	N/A
	ASMC Incentive Plan	10,000	—	N/A	N/A
Hunter Wallace	ASC Incentive Plan	15,000	—	N/A	N/A
	ASMC Incentive Plan	15,000	—	N/A	N/A

(1)

We believe that, despite the fact that the Class P Units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Each Class P Unit is granted with a specific hurdle amount, or distribution threshold, and will only provide value to the holder based upon our growth above that hurdle amount.

(2)

The Class P Unit awards are reflected as “exercisable” because they were vested as of December 31, 2022, although not yet settled. None of the Named Executive Officers held unvested Class P Units as of the end of the 2022 year.

Additional Narrative Disclosure

Base Salary, Bonus, Welfare and Separation Benefits

We did not maintain employment agreements, severance or change in control agreements with our Named Executive Officers during the 2022 year. While we did adopt a severance plan during the first half of 2023, described further below, the contractual severance benefits that could have been provided to our Named Executive Officers in 2022 were provided within the Class P Unit arrangements described below. Base salaries were determined by our Executive Chairman based upon the responsibilities of each officer’s role, duties and experience. Annual bonuses are determined at the discretion of our Executive Chairman based upon the success of our operations and the impact of each officer’s service on our success during any given year.

We do not provide our executive officers with material perquisites or benefits that are not provided to our employee population generally, with the exception of an executive level relocation program in the event that we request a new hire to relocate on our behalf. The amounts in the Summary Compensation Table above for Mr. Allison reflect our payments to him under this program in the 2022 year in connection with his entry into our employment. We maintain a 401(k) retirement plan for all eligible employees, including our Named Executive Officers, but do not maintain deferred compensation or pension plan arrangements.

On November 8, 2022, Mr. Wallace began providing services to us in the capacity as a consultant rather than as a full-time employee. In connection with that transition we entered into a separation and release agreement with him. This agreement confirms Mr. Wallace’s entitlement to the cash salary continuation payment previously provided pursuant to the Incentive Plans award agreements described above, which is equal to $400,000, payable in equal installments commensurate with our normal payroll practices, and to a separation payment of $400,000, payable in two installments on December 1, 2022 and December 31, 2023, which were both paid in December 2022. Further, the Company shall provide Mr. Wallace with monthly payments required to maintain COBRA benefits through December 31, 2024 (unless terminated earlier due to his employment with a new employer). The foregoing are conditioned on Mr. Wallace’s execution of a general release of claims in favor of the Company. In addition, in exchange for his agreement to act as an independent contractor and strategic advisor, the Company has agreed to pay Mr. Wallace a retainer of $5,000 per month until the earlier of December 31, 2024 or the end of the month in which Mr. Wallace is employed by a third-party.

Equity-Based Compensation Awards

The Class P Units reflected in the Outstanding Equity Awards table above were initially granted with a three year vesting schedule, which was fully satisfied for each named executive officer over the first three years following the 2018 grant date, therefore none of the executives above held an unvested or unearned award as of the end of the 2022 calendar year. The Class P Units reflected above were each granted with a hurdle amount, or distribution threshold, which was set at a value that would make the awards a profits interest award under applicable US tax laws. The hurdle amount is calculated at the time of grant as the aggregate amount that could be distributed to the Class P units pursuant to the governing LLC agreement distribution provisions if the applicable granting entity sold all of its assets for fair market value and immediately liquidated, with all debts and liabilities being satisfied in connection with such a liquidation. In other words, if the applicable entity had liquidated on the date of grant of the Class P Units listed above, each holder would have received $0. Each of the Class P Units held by the Named Executive Officers that was granted under the ASC Incentive Plan in 2018 was designed to participate in the return to all classes of units that are required to share profits with the Class P Units, and each Class P Units held by the Named Executive Officers that was granted under the ASMC Incentive Plan in 2018 was designed to participate in the return to all class of units that are required to share profits with the Class P Units. Because the vesting requirements were met in 2020 and the value of all units at the IPO exceeded the amount of the initial investment made by all unitholders, the Class P Units received Exchanged Rights at the time of the IPO, as described below. Therefore the Named Executive Officers now solely hold a right to receive the value of their vested interests when the applicable entities determine to make a distribution.

Under the terms of the award agreements, upon a termination of an officer’s employment due to cause, the officer would forfeit all Class P Units held at the time of that termination, whether vested or unvested, for no consideration. If the officer’s employment terminated for any other reason, including death or disability, any unvested Class P Units would be forfeited without consideration, while any vested Class P Units would be subject to our right of repurchase. If we exercised a repurchase right, the vested Class P Units would be repurchased from the holder at a purchase price equal to the fair market value of the units on the date of the officer’s termination of employment. The fair market value would be determined by us and the officer, although in the event that an agreement of value could not be reached between the parties, an independent appraiser would be engaged to determine the appropriate value. In addition, if the holder of a Class P Unit incurred a termination of employment for any reason other than cause or a voluntary resignation, the officer would receive one year’s base salary and benefits that are commensurate with the regular payroll practices of our Company as of the date of the termination of employment.

If a Class P Unit holder engages in certain restricted activities or violates any non-solicitation or noncompetition arrangements at any time during their employment, or within a two year period following the termination of their employment, all Class P Units, whether vested or unvested, may be cancelled without consideration, at the discretion of the administrator of the Incentive Plans.

In connection with the IPO, our applicable Named Executive Officers received, in exchange for their Class P Units, substantially equivalent securities in one or more of our affiliates (the “Exchanged Rights”). Those affiliate entities became responsible for settling and financially satisfying the Exchanged Rights with the applicable Named Executive Officers. The relevant affiliate entities may choose to settle the Exchanged Rights by issuing the Named Executive Officers shares of our common stock, which those entities currently hold as a result of our previous corporate reorganization and IPO. We are not financially responsible for the settlement of the Exchanged Rights.

Director Compensation

We did not maintain a director compensation program with respect to the 2022 calendar year, therefore we do not have historical director compensation to disclose. However, we developed a non-employee director compensation program following our IPO, which is intended to include a significant element of equity-based compensation awards from the LTIP in order to align the interests of our directors and our stockholders. For each year that an individual serves as a non-employee director, that individual will receive an annual cash retainer in the amount of $75,000 (paid pro-rata in quarterly installments), with additional cash fees to be paid in connection with committee chairmanship in the following amounts: (i) $20,000 for services as the chair of the compensation committee (currently Ms. Burleson); (ii) $20,000 for services as the chair of the nominating and governance committee (currently Mr. Langford); and (iii) $30,000 for services as the chair of the audit committee (currently Mr. Voyles). We also reimburse directors for fees or expenses incurred in connection with attending meetings.

Non-employee directors will also receive an annual award from our LTIP in the form of restricted stock units with a grant date value equal to $145,000. With respect to the 2023 year, the restricted stock unit awards are generally subject to forfeiture in the event that the director does not provide continuous service to the Board until the one-year anniversary of the grant date. Additional terms of the 2023 director equity awards are described below with our other 2023 compensation matters.

Long Term Incentive Plan and 2023 Compensation Matters

In order to incentivize management members, in March 2023, our Board adopted the LTIP for employees, consultants, and directors. Also on March 8, 2023, our Board approved grants of equity-based compensation awards to certain employees and members of the Board pursuant to the LTIP, which were effective March 13, 2023, on which date the compensation committee of the Board (the “Compensation Committee”) approved each of the following form award agreements (i) the Atlas Energy Solutions Inc. Restricted Stock Unit Grant Notice (the “RSU Agreement”), (ii) the Atlas Energy Solutions Inc. Restricted Stock Unit Grant Notice (Director Form) (the “Director RSU Agreement”), and (iii) the Atlas Energy Solutions Inc. Performance Share Unit Grant Agreement (the “PSU Agreement”). In addition to the award types that we are currently using, the LTIP provides for the grant of options, stock appreciation rights, restricted stock, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of service providers (including the Named Executive Officers) with those of our shareholders.

Restricted Stock Units. A restricted stock unit is a right to receive cash, common stock or a combination of cash and common stock at the end of a specified period equal to the fair market value of one share of our Common Stock on the date of vesting (the “RSUs”). RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the administrator.

2023 RSU Agreements. On March 13, 2023, certain executive officers and directors received grants of time-based equity awards pursuant to the LTIP. Under both the RSU Agreement and the Director RSU Agreement (collectively, the “RSU Agreements”), the participants received a number of RSUs, which vest and become exercisable with respect to employees in three equal installments starting on the first anniversary of the date of grant with respect to officers, and on the one year anniversary of the date of grant with respect to directors, so long as the participant either remains continuously employed or continues to provide services to our Board, as applicable. To the extent vested, each RSU represents the right to receive one share of Class A Common Stock. If the participant’s employment or service with us is terminated prior to the vesting of all of the RSUs, any unvested RSUs will generally terminate automatically and be forfeited without further notice and at no cost to us, except in certain termination scenarios described below. In the event that we declare and pay a dividend in respect of our outstanding shares of Class A Common Stock and, on the record date for such dividend, the participant holds RSUs granted under the RSU Agreements that have not been settled, then we will record the amount of such dividend in a bookkeeping account and pay to the participant an amount in cash equal to the cash dividends the participants would have received if the participant was the holder of record as of such record date of a number of shares of Class A Common Stock equal to the number of RSUs held by the participant that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such RSUs vest. The RSUs will receive full vesting acceleration upon a change in control. With respect to both employees and directors, a termination of employment due to death or disability will result in full acceleration of vesting at the time of the termination. With respect to the employees, the RSU Agreement states that a termination due to our termination of the participant without cause or by the employee for good reason (collectively, a “Qualifying Termination”), will also result in full vesting acceleration. The Named Executive Officers that received an RSU grant on March 13, 2023 are identified below, along with the number of shares of Class A Common Stock that are subject to their RSU grant.

2023 RSU Recipients	Number of Shares Subject to RSU
John Turner (President and Chief Financial Officer)	45,833
Jeff Allison (Executive Vice President, Sales & Marketing)	19,028

Performance Awards. Performance awards represent awards with respect to which a participant’s right to receive cash, shares of our Class A Common Stock, or a combination of both, is contingent upon the attainment of one or more specified performance measures during a specified period (the “PSUs”). The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to each PSU. The administrator may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a PSU.

2023 PSU Agreement. On March 13, 2023, certain executive officers received grants of performance-based LTIP awards pursuant to the LTIP and the PSU Agreement. Pursuant to the PSU Agreement, the participant receives a target number of performance share units (the “Target PSUs”). Each PSU represents the right to receive one share of Class A Common Stock multiplied by the number of PSUs that become earned, and the number of PSUs that may vest range from 0% to 200% of the Target PSUs, subject to the Compensation Committee’s discretion to increase the ultimate number of vested PSUs above the foregoing maximum level. Each PSU also includes a tandem dividend equivalent right, which is a right to receive an amount equal to the cash dividends made with respect to a share of Class A Common Stock during the performance period, which will be adjusted to correlate to the number of PSUs that ultimately become vested pursuant to the PSU Agreement. The performance goals for the 2023 PSUs are based on a combination of Return on Capital Employed (“ROCE”) and relative Total Shareholder Return (“TSR”), with 25% weight applied to ROCE and 75% weight applied to relative TSR, each as measured during the three-year performance period of 2023-2025. If the participant’s employment is terminated other than because of a Qualifying Termination or due to death or disability, then the participant’s PSUs are automatically forfeited without payment upon such termination. If, prior to the end of the performance period, the participant is terminated by reason of a Qualifying Termination, then the participant is deemed to have satisfied all service-based employment requirements on a pro-rata basis; if the participant’s termination is due to a death or disability prior to the end of the performance period, then the participant is deemed to have satisfied all service-based employment requirements in full. With respect to a termination due to a Qualifying

Termination, a death or a disability within the first two years of the performance period, all performance-based vesting conditions will be deemed to be met at 100% and the resulting vested PSUs will be settled within a 30-day period following the termination. If the participant’s employment is terminated due to a Qualifying Termination or death or disability during the third calendar year of the performance period, then the PSUs will continue to be subject to the performance goals for the remainder of the performance period and performance will be deemed to be met at the actual performance level satisfied at the end of the performance period. In the event of a change in control during the performance period, any PSUs determined to become vested PSUs are payable to the participant in connection with that event. The Compensation Committee will determine the actual performance levels achieved as of the date of such change in control, if determinable, and all service-based requirements will be deemed to be satisfied. The Named Executive Officers that received PSU grants on March 13, 2023 are identified below, along with the number of shares of Class A Common Stock that are subject to their Target PSU grant.

2023 PSU Recipients	Target Grant Number
Bud Brigham (Executive Chairman and Chief Executive Officer)	277,778
John Turner (President and Chief Financial Officer)	45,833
Jeff Allison (Executive Vice President, Sales & Marketing)	19,028

Clawback. All awards granted under the LTIP are subject to reduction, cancelation or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the LTIP.

Management Change in Control Severance Plan

On May 22, 2023, the Compensation Committee recommended, and our Board adopted and approved, our Management Change in Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted to provide for severance pay and benefits to participating members of management (a “Manager”) upon a Qualifying Termination or a termination due to death or disability, and to attract and retain talent in the event of any change in control.

Non-Change in Control Termination. Upon a Qualifying Termination of a Manager outside of the period of time beginning six months prior to the occurrence of a change in control and lasting through the 18-month anniversary of the occurrence of the change in control (the “Covered Period”) or a termination due to death or disability (collectively, a “Non-CIC Termination”), so long as the Manager satisfies the conditions to payment of severance benefits described below, the Manager will be entitled to receive the following severance benefits: (i) a lump sum cash severance payment calculated by multiplying the Manager’s individual severance multiplier (described below) by the aggregate amount of the Manager’s base salary and target cash bonus amount for the year in which the applicable termination occurs; (ii) a lump-sum cash payment equal to the pro-rated amount of the Manager’s target cash bonus award set for the year in which the applicable termination occurs, pro-rated on a daily basis for the applicable calendar year; (iii) subject to the Manager’s timely election of continuation coverage pursuant to COBRA, a lump sum equal to the employer portion of continued coverage for 18 months following the separation date for the Manager and the Manager’s spouse and eligible dependents under our health plans; and (iv) payment or reimbursement, as applicable, of (x) earned but unpaid base salary as of the date of the applicable termination; (y) all incurred but unreimbursed expenses for which the Manager is entitled to reimbursement; and (z) benefits to which the Manager is entitled under the terms of any of our applicable benefit plans or programs (collectively, the “Accrued Benefits”).

Change in Control Termination. Upon a Qualifying Termination of a Manager during the Covered Period (a “CIC Termination”), so long as the Manager satisfies the conditions to payment of severance benefits described below, the Manager will be entitled to receive the following severance benefits: (i) a lump sum cash severance payment calculated by multiplying the Manager’s individual severance multiplier by the aggregate amount of the Manager’s base salary and target cash bonus amount for the year in which the applicable Qualifying Termination occurs; (ii) a lump-sum cash payment equal to the amount of the Manager’s target cash bonus award set for the year in which the applicable Qualifying Termination occurs; (iii) subject to the Manager’s timely election of continuation coverage pursuant to COBRA, a lump sum equal to the employer portion of continued coverage for 24 months following the separation date for the Manager and the Manager’s spouse and eligible dependents under our health plans; and (iv) the Accrued Benefits.

Severance Conditions. Each Manager will receive an individual participation agreement that contains that Manager’s terms of eligibility and any provisions that may be applicable to the Manager in addition to or as modification of the terms of the Severance Plan, including an individualized severance multiplier that will be applicable for calculating the lump sum cash payments described above. The individual severance multipliers for Bud Brigham, John Turner, and Jeffrey Allison are, with respect to any Non-CIC Termination, 2X for Bud Brigham and Jeffrey Allison, and 1.5X for John Turner and, with respect to any CIC Termination, 3X for Bud Brigham and Jeffrey Allison, and 2X for John Turner. Payment of the severance benefits under the Severance Plan is subject to a Manager’s execution and non-revocation of a general release of claims and the Manager’s continued compliance with the terms of the Severance Plan, including, but not limited to, the restrictive covenant obligations set forth therein.

ATLAS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes presented herein.

Overview

We are a low-cost producer of high-quality, locally sourced 100 mesh and 40/70 sand used as a proppant during the well completion process. Proppant is necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. One hundred percent of Atlas LLC’s sand reserves are located in Winkler and Ward Counties, Texas, within the Permian Basin and operations consist of proppant production and processing facilities, including one facility near Kermit, Texas, a second facility under development at the Kermit location, and a third facility near Monahans, Texas. As of June 30, 2023, our Kermit and Monahans facilities have a total combined annual production capacity in excess of 10.0 million tons.

We also operate a logistics platform that is designed to increase the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. This will include the Dune Express, an overland conveyor infrastructure solution currently under construction, coupled with our fleet of fit-for-purpose trucks and trailers.

Recent Developments

Initial Public Offering

On March 13, 2023, Atlas completed its IPO of 18.0 million shares of its Class A Common Stock at a price to the public of $18.00 per share. The IPO generated combined net proceeds of $291.2 million, after deducting underwriter discounts and commissions and estimated offering costs.

Reorganization

Pursuant to the IPO Reorganization Agreement, Atlas and the parties thereto completed certain restructuring transactions (the “IPO Reorganization”) in connection with the IPO. As part of the IPO Reorganization:

•	Atlas Sand Merger Sub, LLC merged with and into Atlas LLC, with Atlas LLC surviving as a wholly-owned subsidiary of Opco;

•	Holdings, Holdings II and ASMC II were formed, through which (with ASMC) the Legacy Owners were issued (and continue to hold a portion of) the Operating Units;

•

certain Legacy Owners, through the HoldCos, transferred all or a portion of their Operating Units and voting rights, as applicable, in Opco to Atlas in exchange for an aggregate of 39,147,501 shares of Class A Common Stock and, in the case of Legacy Owners who transferred voting rights and continued to hold Operating Units through the HoldCos, an aggregate of 42,852,499 shares of Class B Common Stock, so that such Legacy Owners that continue to hold Operating Units also hold, through the HoldCos, one share of Class B Common Stock for each Operating Unit held by them;

•	the 1,000 shares of Class A Common Stock issued to Atlas LLC at the formation of Atlas were redeemed and canceled for nominal consideration; and

•

Atlas contributed all of the net proceeds received by it in the IPO to Opco in exchange for a number of Operating Units (such that the total number of Operating Units held by Atlas equals the number of shares of Class A Common Stock outstanding after the IPO), and Opco further contributed the net proceeds received to Atlas LLC.

On or before August 30, 2023, we will designate a date for distribution of the Operating Units and shares of Common Stock currently held by the HoldCos to the Legacy Owners in accordance with the distribution provisions of each respective HoldCo operating agreement. Following this distribution, and assuming the Reorganization is completed prior thereto, the HoldCos will be dissolved, and the Legacy Owners will hold shares of New Atlas Common Stock directly.

August Dividend and Distribution

On July 31, 2023, Atlas Operating approved a distribution of $0.20 per Operating Unit, in the aggregate amount of $20.0 million, as permitted by the Atlas Operating LLCA, and the Company declared a quarterly base dividend of $0.15 per share and a quarterly variable dividend of $0.05 per share of Class A common stock. The dividend and distribution, as applicable, will be payable on August 17, 2023 to holders of record of Class A common stock and Operating Units, as applicable, at the close of business on August 10, 2023.

Up-C Simplification

On July 31, 2023, the Company entered into a master reorganization agreement (the “Simplification MRA”) to reorganize under a new public holding company (the “Up-C Simplification”). The Up-C Simplification will allow the Company to, among other things, eliminate its “Up-C” structure and transition to a single class of common stock held by all stockholders, as opposed to the two classes of common stock of the Company that are currently authorized, issued and outstanding: the Class A common stock (such shares, for the purposes of this discussion, the “Existing Class A Shares”), and the Class B common stock (such shares, for the purposes of this discussion, the “Existing Class B Shares” and, together with the Existing Class A Shares, the “Existing Common Stock”).

The parties to the Simplification MRA are: the Company; Atlas Operating; New Atlas HoldCo Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“New Atlas”); AESI Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Atlas (“PubCo Merger Sub”); Atlas Operating Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Atlas (“OpCo Merger Sub”); and Holdings. Holdings currently holds all of the Existing Class B Shares and all of the issued and outstanding Operating Units not held by Atlas Inc. The term “Downstairs Holder(s)” refers to Holdings or, in the event that any of the Operating Units and corresponding Existing Class B Shares currently held by Holdings are distributed or otherwise transferred prior to the consummation of the Up-C Simplification, the holders of such securities following such distribution or transfer.

Pursuant to the Simplification MRA, (a) PubCo Merger Sub will be merged with and into Atlas Inc. (the “PubCo Merger”), as a result of which (i) each of the Existing Class A Shares then issued and outstanding will be exchanged for one share of common stock of New Atlas, par value $0.01 per share (the “New Atlas Common Stock”), (ii) all of the Existing Class B Shares then issued and outstanding will be surrendered by the Downstairs Holder(s) and cancelled for no consideration and (iii) Atlas Inc. will survive the PubCo Merger (in such capacity, the “Surviving Corporation”) as a direct, wholly-owned subsidiary of New Atlas; and (b) OpCo Merger Sub will be merged with and into Atlas Operating (the “OpCo Merger” and, together with the PubCo Merger, the “Mergers”), as a result of which (i) each of the Operating Units then issued, outstanding and held by the Downstairs Holder(s) will be exchanged for one share of New Atlas Common Stock and (ii) Atlas Operating will become a wholly-owned subsidiary (partially direct and partially indirect through the Surviving Corporation) of New Atlas.

As a result of the Up-C Simplification, New Atlas will replace Atlas Inc. as the publicly held entity and, through its subsidiaries, will conduct all of the operations currently conducted by Atlas Inc., and Atlas Inc. will remain the managing member of Atlas Operating.

Under the terms of the Simplification MRA, New Atlas is required to file with the SEC a registration statement on Form S-4 in order to provide for the registration under the Securities Act of the shares of New Atlas Common

Stock issuable by New Atlas in connection with the Mergers (the “Simplification Registration Statement”), and containing an information statement and prospectus relating to the Mergers (the “Information Statement/Prospectus). Pursuant to the terms of the Simplification MRA and in connection with the consummation of the Up-C Simplification, that certain Registration Rights Agreement, dated March 8, 2023, by and among Atlas Inc. and the other parties thereto (the “Existing Registration Rights Agreement”), and that certain Stockholders’ Agreement, dated March 8, 2023, by and among Atlas Inc. and the other parties thereto (the “Existing Stockholders’ Agreement”), are expected to be amended and restated in order to, among other things, provide for the assumption of Atlas Inc.’s obligations thereunder by New Atlas. The amended and restated registration rights agreement and the amended and restated stockholders’ agreement will each be substantially similar to the Existing Registration Rights Agreement and Existing Stockholders’ Agreement, respectively, but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

The consummation of the Up-C Simplification, including the Mergers, is subject to the satisfaction or waiver of certain specified conditions in the Simplification MRA, including, among other things, (i) the receipt of approval of the Up-C Simplification by the holders of a majority of the voting power of the outstanding shares of Existing Common Stock entitled to vote thereon, (ii) the Simplification Registration Statement having been declared effective by the SEC under the Securities Act, (iii) the shares of New Atlas Common Stock issuable in connection with the Mergers having been approved for listing on the New York Stock Exchange, and (iv) at least 20 calendar days having elapsed since Atlas Inc. mailed the Information Statement/Prospectus to its stockholders.

Non-recurring transaction costs associated with the Up-C Simplification are shown as an add-back to Adjusted EBITDA. Refer to “— How We Evaluate Our Operations — Non-GAAP Financial Measures” for additional disclosure.

A more detailed description of the Simplification MRA and the Up-C Simplification was included in the Company’s Current Report on Form 8-K filed by the Company with the SEC on August 1, 2023 (the “Up-C Simplification 8-K”). The foregoing summary of the Simplification MRA and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Simplification MRA, which is filed as Exhibit 2.1 of the Up-C Simplification 8-K.

2023 Term Loan Credit Facility

On July 31, 2023, Atlas LLC entered into a credit agreement (the “2023 Term Loan Credit Agreement”) with Stonebriar Commercial Finance LLC (“Stonebriar”), as administrative agent and initial lender, pursuant to which Stonebriar extended Atlas LLC a term loan credit facility comprised of a $180.0 million single advance term loan that was made on July 31, 2023 (the “Initial Term Loan”) and commitments to provide up to $100.0 million of delayed draw term loans (collectively, the “2023 Term Loan Credit Facility”).

The Initial Term Loan is payable in eighty-four consecutive monthly installments and a final payment of the remaining outstanding principal balance at maturity. The Initial Term Loan has a final maturity date of August 1, 2030 (the “Maturity Date”). The Initial Term Loan bears interest at a rate equal to 9.50% per annum.

Each delayed draw term loan under the 2023 Term Loan Credit Facility (“DDT Loans”) will be payable in equal monthly installments, with the monthly installments comprising 80% of the delayed draw term loan and a final payment of the remaining 20% of the outstanding principal balance due at maturity, unless earlier prepaid. The DDT Loans will bear interest at a rate equal to the applicable Term SOFR Rate (as defined in the 2023 Term Loan Credit Agreement) plus 5.95% per annum. All monthly installments with respect to the Initial Term Loan and the DDT Loans payable on or prior to January 1, 2025 will be interest only.

At any time prior to the Maturity Date, Atlas LLC may redeem loans outstanding under the 2023 Term Loan Credit Facility, in whole or in part, at a price equal to 100% of the principal amount being prepaid (the

“Prepayment Amount”) plus a prepayment fee. The prepayment fee is 8% of the Prepayment Amount for any prepayment that occurs on or prior to December 31, 2024, 4% of the Prepayment Amount for any prepayment that occurs after December 31, 2024 but on or prior to December 31, 2025, 3% of the Prepayment Amount for any prepayment that occurs after December 31, 2025 but on or prior to December 31, 2026 and 2% of the Prepayment Amount for any prepayment that occurs thereafter. Upon the maturity of the 2023 Term Loan Credit Facility, the entire unpaid principal amount of the loans outstanding thereunder, together with interest, fees and other amounts payable in connection with the facility, will be immediately due and payable without further notice or demand.

Dividends and distributions to equity holders are permitted to be made pursuant to certain limited exceptions and baskets described in the 2023 Term Loan Credit Agreement and otherwise generally subject to certain restrictions set forth in the 2023 Term Loan Credit Agreement, including the requirements that (a) no Event of Default (as defined under the 2023 Term Loan Credit Agreement) has occurred and is continuing and (b) Atlas LLC maintains at least $30.0 million of Liquidity (as defined under the 2023 Term Loan Credit Agreement) pro forma for the Restricted Payment (as defined under the 2023 Term Loan Credit Agreement).

The 2023 Term Loan Credit Facility includes certain non-financial covenants, including but not limited to restrictions on incurring additional debt and certain distributions. The 2023 Term Loan Credit Facility is subject to a maximum 4.0 to 1.0 Leverage Ratio (as defined in the 2023 Term Loan Credit Agreement) financial covenant. Such financial covenant is tested as of the last day of each fiscal quarter.

Proceeds from the 2023 Term Loan Credit Facility were used to repay outstanding indebtedness under our previous 2021 Term Loan Credit Facility with Stonebriar, to repay obligations outstanding under certain equipment lease arrangements with Stonebriar and for general corporate purposes.

The 2023 Term Loan Credit Facility is unconditionally guaranteed, jointly and severally, by Atlas LLC and its subsidiaries and secured by substantially all of the assets of Atlas LLC and its subsidiaries. The 2023 Term Loan Credit Facility is also unconditionally guaranteed on an unsecured basis by Atlas Inc.

Our Predecessor

Our predecessor consists of Atlas LLC and certain of its wholly-owned subsidiaries: Atlas Sand Employee Holdings, LLC; Atlas Sand Employee Company, LLC; Atlas OLC Employee Company, LLC; Atlas Construction Employee Company, LLC; Fountainhead Logistics Employee Company, LLC; Fountainhead Transportation Services, LLC; Atlas Sand Construction, LLC; OLC Kermit, LLC; OLC Monahans, LLC; and Fountainhead Logistics, LLC on a consolidated basis (which we refer to collectively as “Atlas Predecessor”). Historical periods for Atlas Predecessor are presented on a consolidated basis given the common control ownership. Unless otherwise indicated, the historical consolidated financial information included in this Information Statement/Prospectus presents the historical financial information of Atlas Predecessor. Historical consolidated financial information is not indicative of the results that may be expected in any future periods.

Recent Trends and Outlook

Current global macroeconomic concerns include rising interest rates, financial institution solvency, and the possibility of a recession. Despite these headwinds, the oil market remained healthy in the first quarter of 2023. During the first quarter of 2023, the price for West Texas Intermediate crude oil averaged $76.08 per barrel (“Bbl”), as compared to $82.79 per Bbl during the fourth quarter of 2022.

We believe the fundamental outlook for hydrocarbons remains strong. Global demand for hydrocarbons has returned to pre-pandemic levels and we believe years of underinvestment in the oil and natural gas industry’s production capacity will lead to a structural supply imbalance. While demand currently remains strong, we acknowledge that there continues to be a concern of a recession risk in global markets. We believe that the impact on the oil and gas industry from a possible recession would be relatively muted in 2023 due to low inventory levels and rather sparse spare global production capacity, which can be exacerbated by geopolitical and regulatory decisions.

Current commodity prices continue to offer returns for oil and gas E&P, particularly those in oilier basins. Both major operators and independents are focusing their capital spending on North America, and in particular the Permian Basin. As a result, the Permian Basin proppant market remains healthy, with proppant demand presently at an all-time high. While the available Permian Basin proppant supply has marginally grown over the past year, the market currently remains undersupplied and that deficit is likely to grow based on forecasted demand levels.

How We Generate Revenue

We generate revenue by mining, processing and distributing proppant that our customers use in connection with their operations. We sell proppant to our customers under supply agreements or as spot sales at prevailing market rates, which is dependent upon the cost of producing proppant, the proppant volumes sold and the desired margin and prevailing market conditions.

Revenues also include charges for sand logistics services provided to our customers. Our logistics service revenue fluctuates based on several factors, including the volume of proppant transported and the distance between our facilities and our customers. Revenue is generally recognized as products are delivered in accordance with the contract.

Some of our contracts contain shortfall provisions that calculate agreed upon fees that are billed when the customer does not satisfy the minimum purchases over a period of time defined in each contract.

Costs of Conducting Our Business

We incur operating costs primarily from direct and indirect labor, freight charges, utility costs, fuel and maintenance costs and royalties. We incur labor costs associated with employees at our Kermit and Monahans facilities, which represent the most significant cost of converting proppant to finished product. Our Kermit and Monahans facilities undergo maintenance to minimize unscheduled downtime and ensure the ongoing quality of our proppant and ability to meet customer demands. We may incur variable utility costs in connection with the operation of our processing facilities, primarily natural gas and electricity, which are both susceptible to market fluctuations. We lease equipment in many areas of our operations, including our proppant production hauling equipment. We incur variable royalty expense and/or delay rentals related to our agreement with the owner of our leased reserves. In addition, other costs including overhead allocation, depreciation and depletion are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Our logistics services incur operating costs primarily composed of variable freight charges from trucking companies’ delivery of sand to customer wellsites, direct and indirect labor, fuel and maintenance costs and royalties.

How We Evaluate Our Operations

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted EBITDA less Capital Expenditures, Adjusted Free Cash Flow Margin, Adjusted EBITDA less Capital Expenditures Margin, Adjusted Free Cash Flow Conversion, Contribution Margin, Maintenance Capital Expenditures and Net Debt are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow and Adjusted EBITDA less Capital Expenditures, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure or historical cost basis.

We define Adjusted EBITDA as net income (loss) before depreciation, depletion and accretion, interest expense, income tax expense, stock and unit-based compensation, gain (loss) on extinguishment of debt and unrealized commodity derivative gain (loss). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.

We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. We define Adjusted EBITDA less Capital Expenditures as Adjusted EBITDA less Net Cash Used in Investing Activities. We believe that Adjusted Free Cash Flow and Adjusted EBITDA less Capital Expenditures are useful to investors as they provide measures of the ability of our business to generate cash.

We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.

We define Adjusted EBITDA less Capital Expenditures Margin as Adjusted EBITDA less Capital Expenditures divided by total sales.

We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.

We define Contribution Margin as gross profit plus depreciation, depletion and accretion expense.

We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures.

We define Net Debt as total debt, net of discount and deferred financing costs, plus right-of-use lease liabilities, less cash and cash equivalents.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted EBITDA less Capital Expenditures, Adjusted Free Cash Flow Margin, Adjusted EBITDA less Capital Expenditures Margin, Adjusted Free Cash Flow Conversion, Contribution Margin, Maintenance Capital Expenditures and Net Debt do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted EBITDA less Capital Expenditures have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted EBITDA less Capital Expenditures, Adjusted EBITDA less Capital Expenditures Margin, Adjusted Free Cash Flow Conversion, Contribution Margin, Maintenance Capital Expenditures and Net Debt may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted EBITDA less Capital Expenditures, Adjusted Free Cash Flow Margin, Adjusted EBITDA less Capital Expenditures Margin, Adjusted Free Cash Flow Conversion, Contribution Margin, Maintenance Capital Expenditures and Net Debt to the most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
	(In thousands)
Net income (1)	$71,211	$68,521	$134,116	$89,367
Depreciation, depletion and accretion expense	9,814	6,746	18,622	13,229
Interest expense	4,027	3,921	8,048	7,923
Income tax expense	5,054	593	12,731	818

EBITDA	$90,106	$79,781	$173,517	$111,337
Stock and unit-based compensation	1,624	178	2,246	383
Unrealized commodity derivative gain (loss)	—	450	—	(318)
Non-recurring transaction costs	1,116	—	1,116	—

Adjusted EBITDA	$92,846	$80,409	$176,879	$111,402
Maintenance capital expenditures	$10,937	$10,851	$18,051	$19,497

Adjusted Free Cash Flow	$81,909	$69,558	$158,828	$91,905

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
	(In thousands)
Net income (1)	$71,211	$68,521	$134,116	$89,367
Depreciation, depletion and accretion expense	9,814	6,746	18,622	13,229
Interest expense	4,027	3,921	8,048	7,923
Income tax expense	5,054	593	12,731	818

EBITDA	$90,106	$79,781	$173,517	$111,337
Stock and unit-based compensation expense	1,624	178	2,246	383
Unrealized commodity derivative gain (loss)	—	450	—	(318)
Non-recurring transaction costs	1,116	—	1,116	—

Adjusted EBITDA	$92,846	$80,409	$176,879	$111,402
Capital expenditures	$85,895	$12,391	$146,835	$18,428

Adjusted EBITDA less Capital Expenditures	$6,951	$68,018	$30,044	$92,974

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
	(In thousands)
Net cash provided by operating activities	$103,883	$51,732	$158,118	$75,431
Current income tax expense (benefit) (2)	(765)	593	3,104	818
Change in operating assets and liabilities	(15,212)	24,336	7,107	27,441
Cash interest expense (2)	3,804	3,694	7,619	7,478
Maintenance capital expenditures (2)	(10,937)	(10,851)	(18,051)	(19,497)
Non-recurring transaction costs	1,116	—	1,116	—
Other	20	54	(185)	234

Adjusted Free Cash Flow	$81,909	$69,558	$158,828	$91,905

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
	(In thousands, except percentages)
Net cash provided by operating activities	$103,883	$51,732	$158,118	$75,431
Current income tax expense (benefit) (2)	(765)	593	3,104	818
Change in operating assets and liabilities	(15,212)	24,336	7,107	27,441
Cash interest expense (2)	3,804	3,694	7,619	7,478
Capital expenditures	(85,895)	(12,391)	(146,835)	(18,428)
Non-recurring transaction costs	1,116	—	1,116	—
Other	20	54	(185)	234

Adjusted EBITDA less Capital Expenditures	$6,951	$68,018	$30,044	$92,974

Adjusted EBITDA Margin	57.4%	61.2%	56.1%	58.3%
Adjusted EBITDA less Capital Expenditure Margin	4.3%	51.8%	9.5%	48.6%
Adjusted Free Cash Flow Margin	50.6%	53.0%	50.4%	48.1%
Adjusted Free Cash Flow Conversion	88.2%	86.5%	89.8%	82.5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
	(In thousands)
Gross Profit	$88,851	$77,869	$171,195	$107,111
Depreciation, depletion and accretion expense	9,433	6,404	17,952	12,571

Contribution Margin	$98,284	$84,273	$189,147	$119,682

(1)

Atlas Inc. is a corporation and is subject to U.S. federal income tax. Atlas LLC has elected to be treated as a partnership for income tax purposes and, therefore, was not subject to U.S. federal income tax at an entity level during the periods presented. As a result, the consolidated net income in our historical financial statements does not reflect the tax expense we would have incurred if we had been subject to U.S. federal income tax at an entity level during such periods.

(2)	A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
	(In thousands)
Current tax expense reconciliation:
Income tax expense	$5,054	$593	$12,731	$818
Less: deferred tax expense	(5,819)	—	(9,627)	—

Current income tax expense (benefit)	$(765)	$593	$3,104	$818

Cash interest expense reconciliation:
Interest expense, net	$521	$3,904	$3,963	$7,894
Less: Amortization of debt discount	(120)	(113)	(238)	(222)
Less: Amortization of deferred financing costs	(104)	(114)	(191)	(223)
Less: Interest income	3,507	17	4,085	29

Cash interest expense	$3,804	$3,694	$7,619	$7,478

Maintenance capital expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$85,895	$12,391	$146,835	$18,428
Changes in operating assets and liabilities associated with investing activities (3)	20,996	3,879	27,807	7,471
Less: Growth capital expenditures	(95,954)	(5,419)	(156,591)	(6,402)

Maintenance Capital Expenditures, accrual basis	$10,937	$10,851	$18,051	$19,497

	June 30, 2023	June 30, 2022
	(unaudited)
	(In thousands)
Total Debt	$130,947	$162,631
Discount and deferred financing costs	1,475	2,163
Finance right-of-use lease liabilities	39,330	3,522
Cash and cash equivalents	341,674	69,009

Net Debt	$(169,922)	$99,307

(3)

Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Factors Affecting the Comparability of Our Results of Operations

Long-Term Incentive Plan

In order to incentivize management members, in March 2023, our Board adopted the LTIP for the benefit of employees, directors and consultants of the Company and its affiliates. The LTIP provides for the grant of all or any of the following types of awards: (1) incentive stock options qualified as such under U.S. federal income tax laws; (2) stock options that do not qualify as incentive stock options; (3) stock appreciation rights; (4) restricted stock awards; (5) restricted stock units (“RSUs”); (6) bonus stock; (7) dividend equivalents; (8) other stock-based awards; (9) cash awards; and (10) substitute awards. As such, our historical financial data may not present an accurate indication of what our actual results would have been if we had implemented the LTIP program prior to the periods presented.

Public Company Expenses

As a result of the IPO, we incurred direct, incremental selling, general and administrative expenses as a result of being a publicly traded company, including, but not limited to, costs associated with hiring new personnel, implementation of compensation programs that are competitive with our public company peer group, including stock-based compensation, preparing quarterly reports to stockholders, tax return preparation, independent and internal auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. These direct, incremental selling, general and administrative expenses are not included in our results of operations prior to the IPO.

Income Taxes

Atlas is a corporation subject to U.S. federal, state and local income taxes. Although Atlas Predecessor is subject to margin tax in the State of Texas (at less than 1% of modified pre-tax earnings), it is and historically has been treated as a pass-through entity for U.S. federal, state and local income tax purposes, and as such generally is and was not subject to U.S. federal, state or local income taxes. Rather, the tax liability with respect to the taxable income of Atlas Predecessor is and was passed through to its owners. Accordingly, the financial data attributable to Atlas Predecessor contains no provision for U.S. federal income taxes or income taxes in any state or locality (other than margin tax in the State of Texas). Atlas Inc. is subject to U.S. federal, state and local taxes at a blended statutory rate of approximately 22%.

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled pursuant to the provisions of Accounting Standards Codification 740, Income Taxes. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

On March 13, 2023 (the closing date of the IPO), a corresponding deferred tax liability of approximately $27.5 million associated with the differences between the tax and book basis of the investment in Atlas LLC was recorded. The offset of the deferred tax liability was recorded to additional paid-in capital.

Results of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
	(In thousands)
Product sales	$125,216	$112,531	$253,358	$167,343
Service sales	36,572	18,792	61,848	23,834

Total sales	161,788	131,323	315,206	191,177
Cost of sales (excluding depreciation, depletion and accretion expense)	63,504	47,050	126,059	71,495
Depreciation, depletion and accretion expense	9,433	6,404	17,952	12,571

Gross profit	88,851	77,869	171,195	107,111
Operating expenses:
Selling, general and administrative expense (including stock and unit-based compensation expense of $1,624, $178, $2,246, and $383, respectively.)	12,183	5,365	20,687	10,640

Operating income	76,668	72,504	150,508	96,471
Interest expense, net	(521)	(3,904)	(3,963)	(7,894)
Other income	118	514	302	1,608

Income before income taxes	76,265	69,114	146,847	90,185
Income tax expense	5,054	593	12,731	818

Net income	$71,211	$68,521	$134,116	$89,367

Three Months Ended June 30, 2023 Compared to Three Months Ended June 30, 2022

Product Sales. Product sales increased by $12.7 million to $125.2 million for the three months ended June 30, 2023, as compared to $112.5 million for the three months ended June 30, 2022. An increase in proppant prices between the periods contributed to a $1.4 million positive impact, while an increase in sales volume contributed a $11.3 million positive impact.

Service Sales. Services sales, which includes freight for last-mile logistics services, increased by $17.8 million to $36.6 million for the three months ended June 30, 2023, as compared to $18.8 million for the three months ended June 30, 2022. The increase in logistics revenue was due to higher sales volumes shipped to last-mile logistics customers.

Cost of sales (excluding depreciation, depletion and accretion expense). Cost of sales (excluding depreciation, depletion and accretion expense) increased by $16.4 million to $63.5 million for the three months ended June 30, 2023, as compared to $47.1 million for the three months ended June 30, 2022. Cost of sales (excluding depreciation, depletion and accretion) related to product sales increased by $1.6 million to $31.6 million for the three months ended June 30, 2023, as compared to $30.0 million for the three months ended June 30, 2022, due to higher sales volumes, which increased costs for maintenance and transition costs related to purchase of dredge equipment, requiring temporary usage of traditional mining rental equipment.

Cost of sales (excluding depreciation, depletion and accretion expense) related to services increased by $14.8 million to $31.9 million for the three months ended June 30, 2023, as compared to $17.1 million for the three months ended June 30, 2022, due to higher sales volumes shipped to last-mile logistics customers during the period.

Depreciation, depletion and accretion expense. Depreciation, depletion and accretion expense increased by $3.0 million to $9.4 million for the three months ended June 30, 2023, as compared to $6.4 million for the three months ended June 30, 2022. The increase in depreciation, depletion and accretion expense is due to increased units of production depletion due to higher proppant production and additional depreciable assets placed into service when compared to the prior period.

Selling, general and administrative expense. Selling, general and administrative expense increased by $6.8 million to $12.2 million for the three months ended June 30, 2023, as compared to $5.4 million for the three months ended June 30, 2022. The increase is primarily due to an increase of $3.1 million of employee costs, including an increase of $1.4 million of stock and unit-based compensation expense, $2.6 million of travel, sales and other corporate expenses associated with increased opportunities to conduct commercial business development efforts, incremental costs incurred in conjunction with our transition to a publicly traded company and $1.1 million for non-recurring transaction costs related to the Up-C Simplification during the three months ended June 30, 2023, compared to the three months ended June 30, 2022.

Our selling, general and administrative expense includes the non-cash expense for stock and unit-based compensation expense for equity awards granted to our employees. For the three months ended June 30, 2023, stock-based compensation expense was $1.6 million, as compared to $0.2 million of unit-based compensation expense and no stock-based compensation expense for the three months ended June 30, 2022.

Interest expense, net. Interest expense, net decreased by $3.4 million to $0.5 million for the three months ended June 30, 2023, as compared to $3.9 million for the three months ended June 30, 2022. The decrease is driven by an increase in interest income of $3.5 million related to interest earned on net IPO proceeds.

Income tax expense. Income tax expense increased by $4.5 million to $5.1 million for the three months ended June 30, 2023, as compared to $0.6 million for the three months ended June 30, 2022. The increase is primarily due to Atlas Inc. incurring U.S. federal income taxes subsequent to our Reorganization on March 8, 2023.

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Product Sales. Product sales increased by $86.1 million to $253.4 million for the six months ended June 30, 2023, as compared to $167.3 million for the six months ended June 30, 2022. An increase in proppant prices between the periods contributed to a $62.3 million positive impact, while an increase in sales volume contributed a $23.8 million positive impact.

Service Sales. Services sales, which includes freight for last-mile logistics services, increased by $38.0 million to $61.8 million for the six months ended June 30, 2023, as compared to $23.8 million for the six months ended June 30, 2022. The increase in logistics revenue was due to higher sales volumes shipped to last-mile logistics customers.

Cost of sales (excluding depreciation, depletion and accretion expense). Cost of sales (excluding depreciation, depletion and accretion expense) increased by $54.6 million to $126.1 million for the six months ended June 30, 2023, as compared to $71.5 million for the six months ended June 30, 2022. Cost of sales (excluding depreciation, depletion and accretion) related to product sales increased by $21.6 million to $71.4 million for the six months ended June 30, 2023, as compared to $49.8 million for the six months ended June 30, 2022, due to higher sales volumes, which increased costs for maintenance, royalties and transition costs related to purchase of dredge equipment, requiring temporary usage of traditional mining rental equipment.

Cost of sales (excluding depreciation, depletion and accretion expense) related to services increased by $33.0 million to $54.7 million for the six months ended June 30, 2023, as compared to $21.7 million for the six months ended June 30, 2022, due to higher sales volumes shipped to last-mile logistics customers during the period.

Depreciation, depletion and accretion expense. Depreciation, depletion and accretion expense increased by $5.4 million to $18.0 million for the six months ended June 30, 2023, as compared to $12.6 million for the six months ended June 30, 2022. The increase in depreciation, depletion and accretion expense is due to increased units of production depletion due to higher proppant production and additional depreciable assets placed into service when compared to the prior period.

Selling, general and administrative expense. Selling, general and administrative expense increased by $10.1 million to $20.7 million for the six months ended June 30, 2023, as compared to $10.6 million for the six months ended June 30, 2022. The increase is primarily due to an increase of $5.4 million of employee costs, including an increase of $1.9 million of stock and unit-based compensation expense, and $3.6 million of travel, sales and other corporate expenses associated with increased opportunities to conduct commercial business development efforts, incremental costs incurred in conjunction with our transition to a publicly traded company, and $1.1 million for non-recurring transaction costs related to the Up-C Simplification during the six months ended June 30, 2023, compared to the six months ended June 30, 2022.

Our selling, general and administrative expense includes the non-cash expense for stock and unit-based compensation expense for equity awards granted to our employees. For the six months ended June 30, 2023, unit-based compensation expense was $0.4 million and stock-based compensation expense was $1.9 million, as compared to $0.4 million of unit-based compensation expense and no stock-based compensation expense for the six months ended June 30, 2022.

Interest expense, net. Interest expense, net decreased by $3.9 million to $4.0 million for the six months ended June 30, 2023, as compared to $7.9 million for the six months ended June 30, 2022. The decrease is driven by an increase in interest income of $4.0 million related to interest earned on net IPO proceeds.

Income tax expense. Income tax expense increased by $11.9 million to $12.7 million for the six months ended June 30, 2023, as compared to $0.8 million for the six months ended June 30, 2022. The increase is primarily due to Atlas Inc. incurring U.S. federal income taxes subsequent to our Reorganization on March 8, 2023.

Year Ended December 31, 2022 Compared To Year Ended December 31, 2021

	Predecessor
	For the Year Ended December 31,
	2022	2021	2020
	(in thousands)
Product sales	$408,446	$142,519	$80,527
Service sales	74,278	29,885	31,245

Total sales	482,724	172,404	111,772
Cost of sales (excluding depreciation, depletion and accretion expense)	198,918	84,656	73,118
Depreciation, depletion and accretion expense	27,498	23,681	20,887

Gross profit	256,308	64,067	17,767
Selling, general and administrative expense	24,317	17,071	17,743
Impairment of long-lived assets	—	—	1,250

Operating income (loss)	231,991	46,996	(1,226)
Interest expense, net	(15,760)	(42,198)	(32,819)
Other income (loss)	2,631	291	(25)
Income tax expense	(1,856)	(831)	(372)

Net income (loss)	$217,006	$4,258	$(34,442)

Product Sales. Product sales increased by $265.9 million to $408.4 million for the year ended December 31, 2022, as compared to $142.5 million for the year ended December 31, 2021. An increase in proppant prices between the periods contributed to a $233.1 million positive impact, while an increase in sales volume contributed a $32.8 million positive impact.

Service Sales. Services sales, which includes freight for last-mile logistics services, increased by $44.4 million to $74.3 million for the year ended December 31, 2022, as compared to $29.9 million for the year ended December 31, 2021. The increase in logistics revenue was due to higher sales volumes shipped to last-mile logistics customers.

Cost of sales (excluding depreciation, depletion and accretion expense). Cost of sales (excluding depreciation, depletion and accretion expense) increased by $114.2 million to $198.9 million for the year ended December 31, 2022, as compared to $84.7 million for the year ended December 31, 2021. Cost of sales (excluding depreciation, depletion and accretion) related to product sales increased by $73.0 million due to higher sales volumes, which increased costs for utilities, maintenance, royalties and transition costs related to purchase of dredge equipment, requiring temporary usage of traditional mining rental equipment.

Cost of sales (excluding depreciation, depletion and accretion expense) related to services increased by $41.2 million due to higher sales volumes shipped to last-mile logistics customers during the period.

Depreciation, depletion and accretion expense. Depreciation, depletion and accretion expense increased by $3.8 million to $27.5 million for the year ended December 31, 2022, as compared to $23.7 million for the year ended December 31, 2021. The increase in depreciation, depletion and accretion expense is due to increased units of production depletion due to higher sand production and additional depreciable assets placed into service when compared to the prior period.

Selling, general and administrative expense. Selling, general and administrative expense increased by $7.2 million to $24.3 million for the year ended December 31, 2022, as compared to $17.1 million for the year ended December 31, 2021. The increase is primarily due to an increase of $5.1 million of employee costs, including an increase of $0.6 million of unit-based compensation expense, and $2.1 million of travel, sales and other corporate expenses associated with increased opportunities to conduct commercial business development efforts in person during the year ended December 31, 2022, compared to the year ended December 31, 2021.

Our selling, general and administrative expenses include the non-cash expense for unit-based compensation for equity awards granted to our employees. For the year ended December 31, 2022, unit-based compensation expense was $0.7 million, as compared to $0.1 million of unit-based compensation expense for the year ended December 31, 2021.

Interest expense, net. Interest expense, net decreased by $26.4 million to $15.8 million for the year ended December 31, 2022, as compared to $42.2 million for the year ended December 31, 2021. The decrease is primarily due to the recognition of a loss on extinguishment of debt of $16.4 million resulting from the recognition of unamortized debt discount and deferred financing costs of $11.9 million and a make-whole premium of $4.5 million paid upon redemption of the 2018 Term Loan Credit Facility during the year ended December 31, 2021. This decrease was partially offset by the recognition of gain on extinguishment of debt of $4.5 million due to the forgiveness of the SBA Paycheck Protection Program Loan and the related accrued interest expense during the year ended December 31, 2021. The remaining decrease is due to the outstanding 2021 Term Loan Credit Facility, which accrued $14.0 million of interest expense and $0.7 million of amortization of debt discount and deferred financing costs during the year ended December 31, 2022, as compared to the 2018 Term Loan Credit Facility and 2021 Term Loan Facility, which accrued $22.0 million of interest expense and $7.7 million of amortization of debt discount and deferred financing costs during the year ended December 31, 2021.

Income tax expense. Income tax expense increased by $1.1 million to $1.9 million for the year ended December 31, 2022, as compared to $0.8 million for the year ended December 31, 2021. The increase is primarily due to increased revenues, which increased our liability related to Texas franchise taxes.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Product Sales. Product sales increased by $62.0 million to $142.5 million for the year ended December 31, 2021, as compared to $80.5 million for the year ended December 31, 2020. An increase in proppant prices between the periods contributed to a $37.0 million positive impact, while an increase in sales volume contributed a $25.0 million positive impact.

Service Sales. Services sales, which includes freight for last-mile logistics services decreased by $1.3 million to $29.9 million for the year ended December 31, 2021, as compared to $31.2 million for the year ended December 31, 2020. The decrease in logistics revenue was due to lower sales volumes shipped to last-mile logistics customers.

Cost of sales (excluding depreciation, depletion and accretion expense). Cost of sales (excluding depreciation, depletion and accretion expense) increased by $11.6 million to $84.7 million for the year ended December 31, 2021, as compared to $73.1 million for the year ended December 31, 2020. Cost of sales (excluding depreciation, depletion and accretion) related to product sales increased by $10.7 million due to increased sales volumes, which increased costs for utilities, maintenance and royalties. These increases were partially offset by decreased mining and rental equipment costs, due to dredge mining for the full year, and cost efficiencies gained during the period.

Cost of sales (excluding depreciation, depletion and accretion expense) related to services increased by $0.9 million due to higher operating costs, despite lower sales volumes shipped to last-mile logistics customers during the period.

Depreciation, depletion and accretion expense. Depreciation, depletion and accretion expense increased by $2.8 million to $23.7 million for the year ended December 31, 2021, as compared to $20.9 million for the year ended December 31, 2020. The increase in depreciation, depletion and accretion expense is due to increased component depreciation for certain product belts used in the proppant production process, as well as increased units of production depletion due to higher sand production when compared to the prior period.

Selling, general and administrative expense. Selling, general and administrative expense decreased by $0.6 million to $17.1 million for the year ended December 31, 2021, as compared to $17.7 million for the year ended December 31, 2020. The decrease is primarily due to a decrease of $2.4 million in unit-based compensation expense during the year ended December 31, 2021, compared to the year ended December 31, 2020. This decrease was partially offset by an increase of $1.8 million of employee and marketing costs associated with increased economic activity, from historic lows brought about by the COVID-19 pandemic during the year ended December 31, 2021, compared to the year ended December 31, 2020.

Our selling, general and administrative expenses include the non-cash expense for unit-based compensation for equity awards granted to our employees. For the year ended December 31, 2021, unit-based compensation expense was $0.1 million, as compared to unit-based compensation expense of $2.5 million for the year ended December 31, 2020.

Impairment of Long-Lived Assets. We recognized no impairment of long-lived assets expense for the year ended December 31, 2021. We recognized $1.3 million of impairment of long-lived assets expense for the year ended December 31, 2020, due to a write off of a vendor deposit during the period.

Interest expense, net. Interest expense, net increased by $9.4 million to $42.2 million for the year ended December 31, 2021, as compared to $32.8 million for the year ended December 31, 2020. The increase is primarily due to the recognition of a loss on extinguishment of debt of $16.4 million resulting from the recognition of unamortized debt discount and deferred financing costs of $11.9 million and a make-whole premium of $4.5 million paid upon redemption of the 2018 Term Loan Credit Facility. This increase was partially offset by the recognition of gain on extinguishment of debt of $4.5 million due to the forgiveness of the SBA Paycheck Protection Program Loan and the related accrued interest expense during the period, and decreased interest expense of $1.7 million and decreased debt discount amortization of $0.8 million related to the 2021 Term Loan Credit Facility.

Income tax expense. Income tax expense increased by $0.4 million to $0.8 million for the year ended December 31, 2021, as compared to $0.4 million for the year ended December 31, 2020. The increase is primarily due to increased revenues, which increased our liability related to Texas franchise taxes.

Liquidity and Capital Resources

Overview

Historically, our primary sources of liquidity to date have been capital contributions from our owners, cash flows from operations, and borrowings under our 2018 Term Loan Credit Facility, which was refinanced by our 2021 Term Loan Credit Facility (as defined below), and our previous asset-based loan credit facility (the “2018 ABL Credit Facility”). Going forward, we expect our primary sources of liquidity to be the net proceeds retained from the IPO, cash flows from operations, availability under our 2023 ABL Credit Facility (defined below), borrowings under our 2023 Term Loan Credit Facility or any other credit facility we enter into in the future and proceeds from any future issuances of debt or equity securities. We expect our primary use of capital will be for the payment of any distributions and dividends to our stockholders and for investing in our business, specifically for construction of the Dune Express, construction of our second facility at the Kermit location, and acquisition of fit-for-purpose equipment for our trucking fleet used in our logistics platform. In addition, we have routine facility upgrades and additional ancillary capital expenditures associated with, among other things, contractual obligations and working capital obligations.

As of June 30, 2023, we had working capital, defined as current assets less current liabilities, of $313.1 million and $73.9 million of availability under the 2023 ABL Credit Facility. Our cash and cash equivalents totaled $341.7 million.

Cash Flow

The following table summarizes our cash flow for the periods indicated:

	For The Six Months Ended June 30,
	2023	2022
	(unaudited)
	(In thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$158,118	$75,431
Net cash used in investing activities	(146,835)	(18,428)
Net cash provided by (used in) financing activities	248,381	(28,395)

Net increase in cash	$259,664	$28,608

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Net Cash Provided by Operating Activities. Net cash provided by operating activities was $158.1 million and $75.4 million for the six months ended June 30, 2023 and 2022, respectively. The increase is primarily attributable to increased revenues of $124.0 million. The increase was partially offset by a $54.6 million increase in cost of sales (excluding depreciation, depletion and accretion expense).

Net Cash Used in Investing Activities. Net cash used in investing activities was $146.8 million and $18.4 million for the six months ended June 30, 2023 and 2022, respectively. The increase was due to an increase in capital spending at the Kermit and Monahans facilities, Dune Express and logistics assets during the six months ended June 30, 2023 when compared to the six months ended June 30, 2022.

Net Cash Provided by (Used in) Financing Activities. Net cash provided by financing activities was $248.4 million and net cash used in financing activities was $28.4 million for the six months ended June 30, 2023 and 2022, respectively. The increase is primarily due to cash inflows of $303.4 million from net IPO proceeds during the six months ended June 30, 2023. This was offset by an increase of $8.6 million of dividends paid to holders of Class A common stock, $6.4 million of distributions paid to holders of Operating Units and an increase of $3.8 million for payments of term loan borrowings during the six months ended June 30, 2023 compared to the six months ended June 30, 2022.

Year Ended December 31, 2022 Compared To The Year Ended December 31, 2021

Cash Flow

The following table summarizes our cash flow for the periods indicated:

	Predecessor
	For the Year Ended December 31,
	2022	2021	2020
	(in thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$206,012	$21,356	$12,486
Net cash used in investing activities	(89,592)	(19,371)	(9,532)
Net cash provided by (used in) financing activities	(74,811)	2,344	11,826

Net increase in cash	$41,609	$4,329	$14,780

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $206.0 million and $21.4 million for the years ended December 31, 2022 and 2021, respectively. The increase is primarily attributable to increased net income.

Net Cash Used in Investing Activities

Net cash used in investing activities was $89.6 million and $19.4 million for the years ended December 31, 2022 and 2021, respectively. The increase was due to an increase in capital spending at the Kermit and Monahans facilities, Dune Express and logistics assets during the year ended December 31, 2022 when compared to the year ended December 31, 2021.

Net Cash Provided by and Used in Financing Activities

Net cash used in financing activities was $74.8 million year ended December 31, 2022. Net cash provided by financing activities was $2.3 million for the year ended December 31, 2021. The change is due to a decrease of $178.2 million of proceeds from term loan borrowings related to the funding of the 2021 Term Loan Credit Facility, a decrease of $148.8 million of payments on payments on term loan borrowings and debt prepayment and extinguishment costs related to the repayment of the 2018 Term Loan Credit Facility, an increase of $35.0 million for member distributions, and a decrease in proceeds from equity issuances of $12.6 million during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Year Ended December 31, 2021 Compared To The Year Ended December 31, 2020

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $21.4 million and $12.5 million for the year ended December 31, 2021 and 2020, respectively. The increase is primarily attributable to increased revenues of $60.6 million. The increase was partially offset by an $11.5 million increase in cost of sales (excluding depreciation, depletion and accretion expense), a $22.2 million increase in repayment of paid-in-kind interest upon the repayment of the 2018 Term Loan Credit Facility and an $8.8 million decrease in interest paid-in-kind through the issuance of additional term loans, as we elected not to pay certain term loan interest in-kind as of June 30, 2021.

Net Cash Used in Investing Activities

Net cash used in investing activities was $19.4 million and $9.5 million for the year ended December 31, 2021 and 2020, respectively. The increase was due to the purchase of Wyatt’s Lodge and an increase in capital spending at the Kermit and Monahans facilities during the year ended December 31, 2021 when compared to the year ended December 31, 2020.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $2.3 million and $11.8 million for the year ended December 31, 2021 and 2020, respectively. The decrease is primarily due to an increase of $165.6 million for the repayment of the 2018 Term Loan Credit Facility partially offset by an increase of $163.2 million from proceeds of term loan borrowings during the year ended December 31, 2021 compared to the year ended December 31, 2020.

Capital Requirements

Our primary growth and technology initiatives include construction of the Dune Express, expansion of the Kermit facility, and acquisition of fit-for-purpose equipment for our trucking fleet. Outside of our growth and technology initiatives, our business is not presently capital intensive in nature and only requires the maintenance of our Kermit and Monahans facilities. In addition to capital expenditures, we have certain contractual long-term capital requirements associated with our lease, royalty payments and debt. See Note 5 – Leases, Note 6 – Debt and Note 7 – Commitments and Contingencies of the condensed consolidated financial statements included elsewhere in this Information Statement/Prospectus. Our current level of maintenance capital expenditures is expected to remain within our cash on hand and internally generated cash flow.

We expect to use net proceeds from the IPO to fund construction of the Dune Express over the next 18 to 20 months. We intend to fund our other capital requirements through our primary sources of liquidity, which include cash on hand and cash flows from operations and, if needed, our borrowing capacity under the 2023 ABL Credit Facility.

At any time that our Board declares a dividend to holders of our Class A Common Stock, we currently expect such dividend to be paid from cash provided by operating activities. We do not expect to borrow funds to finance dividends on our Class A Common Stock. The timing and amount of any future dividends will be subject to the discretion of our Board from time to time.

Debt Agreements

2023 ABL Credit Facility

On February 22, 2023, Atlas LLC, certain of its subsidiaries, as guarantors, Bank of America, N.A., as administrative agent, and certain financial institutions party thereto as lenders (the “ABL Lenders”) entered into a Loan, Security and Guaranty Agreement (the “2023 ABL Credit Agreement”) pursuant to which the ABL

Lenders provide revolving credit financing to the Company in an aggregate principal amount of up to $75.0 million, with Availability (as defined in the 2023 ABL Credit Agreement) thereunder subject to a “Borrowing Base” as described in the 2023 ABL Credit Agreement. The 2023 ABL Credit Facility includes a letter of credit sub-facility, which permits issuances of letters of credit up to an aggregate amount of $25.0 million. The scheduled maturity date of the 2023 ABL Credit Facility is February 22, 2028; provided that the 2023 ABL Credit Facility will mature on June 30, 2027 if any amount of the 2021 Term Loan Credit Facility that has a maturity date less than 91 days prior to February 22, 2028 is outstanding on June 30, 2027.

Borrowings under the 2023 ABL Credit Facility bear interest, at the Company’s option, at either a base rate or Term SOFR, as applicable, plus an applicable margin based on average availability as set forth in the 2023 ABL Credit Agreement. Term SOFR loans bear interest at Term SOFR for the applicable interest period plus an applicable margin, which ranges from 1.50% to 2.00% per annum based on average availability as set forth in the 2023 ABL Credit Agreement. Base rate loans bear interest at the applicable base rate, plus an applicable margin, which ranges from 0.50% to 1.00% per annum based on average availability as set forth in the 2023 ABL Credit Agreement. In addition to paying interest on outstanding principal under the 2023 ABL Credit Facility, the Company is required to pay a commitment fee which ranges from 0.375% per annum to 0.500% per annum with respect to the unutilized commitments under the 2023 ABL Credit Facility, based on the average utilization of the 2023 ABL Credit Facility. The Company is also required to pay customary letter of credit fees, to the extent that one or more letter of credit is outstanding.

Under the 2023 ABL Credit Agreement, Atlas LLC is permitted to make payments of dividends and distributions pursuant to certain limited exceptions and baskets set forth therein and otherwise generally subject to certain restrictions, including that (i) no Event of Default (as defined under the 2023 ABL Credit Agreement) has occurred and is continuing, (ii) and no loans and no more than more than $7.5 million in letters of credit are outstanding, and liquidity exceeds $30.0 million at all times during the 30 days prior to the date of the dividend or distribution; provided that if any loans are outstanding or outstanding letters of credit exceed $7.5 million and no event of default has occurred and is continuing, Atlas LLC is permitted to make payments of dividends and distributions, subject to a minimum Fixed Charge Coverage Ratio (as defined under the 2023 ABL Credit Agreement) of 1.00 to 1.00 and satisfaction of minimum availability thresholds under the Borrowing Base (as defined under the 2023 ABL Credit Agreement), as provided under the 2023 ABL Credit Agreement. Additionally, Atlas LLC may make additional payments of dividends and distributions in qualified equity interests and may make Permitted Tax Distributions (as defined under the 2023 ABL Credit Agreement).

The 2023 ABL Credit Facility is unconditionally guaranteed, jointly and severally, by Atlas LLC and certain of its subsidiaries and secured by substantially all of the assets of Atlas LLC and certain of its subsidiaries, excluding: OLC Kermit, LLC, OLC Monahans, LLC and Atlas OLC Employee Company, LLC.

2021 Term Loan Credit Facility

On October 20, 2021, Atlas LLC entered into a credit agreement with Stonebriar pursuant to which Stonebriar extended us a $180.0 million single advance term loan credit facility (the “2021 Term Loan Credit Facility”). The term loan outstanding under the 2021 Term Loan Credit Facility is payable in seventy-two consecutive monthly installments and has a final maturity date of October 1, 2027. The amortization of the 2021 Term Loan Credit Facility carries an implied interest rate of 8.47% per annum.

At any time prior to the maturity date, we may redeem the 2021 Term Loan Credit Facility, in whole or in part, at a price equal to 100% of the principal amount being prepaid plus a prepayment fee. The prepayment fee is 2% for prepayments made on or before October 19, 2023 and 1% with respect to any prepayments made thereafter. Upon the maturity of the 2021 Term Loan Credit Facility, the entire unpaid principal amount of the loans outstanding thereunder, together with interest, fees and other amounts payable in connection with the facility, will be immediately due and payable without further notice or demand. Mandatory debt service (inclusive of principal repayment and interest) is $30 million per year for the first two years of the 2021 Term Loan Credit Facility, increasing to $45 million for the final four years.

Dividends and distributions to equity holders are permitted to be made pursuant to certain limited exceptions and baskets described in the credit agreement governing the 2021 Term Loan Credit Facility (the “2021 Term Loan Credit Agreement”) and otherwise generally subject to certain restrictions set forth in the 2021 Term Loan Credit Agreement, including the requirements that (a) no Event of Default (as defined under the 2021 Term Loan Credit Agreement) has occurred and is continuing, (b) Atlas maintains a $30.0 million cash balance pro forma for the Restricted Payment (as defined under the 2021 Term Loan Credit Agreement), (c) the Annualized Leverage Ratio (as defined under the 2021 Term Loan Credit Agreement) is not greater than 2.00 to 1.00 and (d) Atlas LLC makes a concurrent prepayment of the loans outstanding under the 2021 Term Loan Credit Facility, which prepayment is not subject to a prepayment penalty fee, in an amount equal to one-third or one-fourth of the total equity distributions being made, based on a pro forma leverage ratio as set forth in the 2021 Term Loan Credit Agreement. Furthermore, the 2021 Term Loan Credit Facility permits dividends and distributions in certain other circumstances subject to the terms of the 2021 Term Loan Credit Agreement, including dividends and distributions made in equity interests, tax distributions, and dividends of up to 10.0% per annum of the net proceeds raised in our IPO.

The 2021 Term Loan Credit Facility includes certain non-financial covenants, including but not limited to restrictions on incurring additional debt and certain distributions. The 2021 Term Loan Credit Facility is not subject to financial covenants, but does require us to maintain a minimum average liquidity balance of not less than $20.0 million at any time there are loans of $5.0 million or more in the aggregate outstanding under our 2018 ABL Credit Facility.

Proceeds from the 2021 Term Loan Credit Facility were used to repay outstanding indebtedness under our previous 2018 Term Loan Credit Facility with BlackGold Capital Management, to make permitted distributions, and for general corporate purposes.

The 2021 Term Loan Credit Facility is unconditionally guaranteed, jointly and severally, by Atlas LLC and certain of its subsidiaries and secured by substantially all of the assets of Atlas LLC and certain of its subsidiaries, excluding: OLC Kermit, LLC, OLC Monahans, LLC and Atlas OLC Employee Company, LLC.

2018 ABL Credit Facility

Prior to entering into the 2023 ABL Credit Facility, the Company maintained a revolving credit facility with a borrowing capacity of up to $50.0 million. On February 22, 2023, the Company terminated the 2018 ABL Credit Facility. The Company did not have borrowings under the credit facility at termination.

Critical Accounting Policies and Estimates

As of June 30, 2023, there have been no material changes to our critical accounting policies and related estimates previously disclosed in our IPO registration statement, except the accounting policies discussed in the notes to our condensed consolidated financial statements under Note 2 – Summary of Significant Accounting Policies.

Property, Plant and Equipment, Including Depreciation and Depletion

In order to calculate depreciation of our fixed assets, other than plant facilities and mine development costs, we use the best estimated useful lives at the time the asset is placed into service.

Mining property and development costs, including plant facilities directly associated with mining properties, are amortized using the units of production method on estimated measures of tons of in-place reserves. The impact to reserve estimates is recognized on a prospective basis. Drilling and related costs are capitalized for deposits where proven and probable reserves exist. These activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves, with the benefit being realized over a period greater than one year. At a minimum, we will assess the useful lives and residual values of all long-lived assets on an annual basis to determine if adjustments are required. The actual reserve life may differ from the assumptions we have made about the estimated reserve life.

We review property, plant and equipment for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, the Company will reduce the carrying amount of such assets to fair value.

Emerging Growth Company Status

Under the JOBS Act, we meet the definition of an “emerging growth company,” which allows us to have an extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. We have elected to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act, until we are no longer an emerging growth company.

Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and that will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Quantitative and Qualitative Disclosure about Market Risk

Commodity Price Risks

The market for our services is indirectly exposed to fluctuations in the price of crude oil and natural gas, to the extent such fluctuations impact drilling and completion activity levels and thus impact the activity levels of our customers in the exploration and production and oilfield services industries. We do not currently intend to hedge our indirect exposure to commodity price risk.

Our natural gas purchases expose us to commodity price risk. Our facility operations require natural gas consumption for equipment used in the manufacturing of proppant. Pricing for natural gas has been volatile and unpredictable for several years, and this volatility is expected to continue in the future. The cost we pay for our natural gas depends on many factors outside of our control, such as the strength of the global economy and global supply and demand for the commodities we produce. To reduce the impact of fluctuations in natural gas prices on our operational costs, we periodically enter into commodity derivative contracts with respect to certain of our forecasted natural gas usage through various transactions that reduce the impact of price volatility. We plan to continue our practice of entering into such transactions to reduce the impact of commodity price volatility on our cash flow from operations. These hedging activities are intended to manage our exposure to natural gas price fluctuations.

Interest Rate Risks

We are subject to interest rate risk on a portion of our long-term debt under the 2023 ABL Credit Facility. The amounts owed under our 2023 ABL Credit Facility use SOFR as a benchmark for establishing the rate at which interest accrues. We do not currently have any borrowings under our 2023 ABL Credit Facility and do not currently have or intend to enter into any derivative arrangements to protect against fluctuations in interest rates applicable to our outstanding indebtedness under our 2023 ABL Credit Facility.

Market Risks

The demand, pricing and terms for proppant and last-mile services provided by us are largely dependent upon the level of drilling activity in the oil and natural gas industry in the Permian Basin. These activity levels are influenced by numerous factors over which we have no control, including, but not limited to: the supply of and demand for oil and natural gas; the level of prices, and expectations about future prices of oil and natural gas; the cost of exploring for, developing, producing and delivering oil and natural gas; the expected rates of declining current production; the discovery rates of new oil and natural gas reserves; available rail and other transportation capacity; weather conditions; domestic and worldwide economic conditions; political instability in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the price and availability of alternative fuels; the ability of oil and natural gas companies to raise equity capital and debt financing; and merger and divestiture activity among oil and natural gas companies.

The level of U.S. oil and natural gas drilling is volatile. Expected trends in oil and natural gas production activities may not materialize and demand for our services may not reflect the level of activity in the industry. Any prolonged and substantial reduction in oil and natural gas prices would likely affect oil and natural gas production levels and therefore affect demand for our services. A material decline in oil and natural gas prices or Permian Basin activity levels could have an adverse effect on our business, financial condition, results of operations and cash flows.

Credit Risks

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. We examine the creditworthiness of third-party customers to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees, although collateral is generally not required. For the year ended December 31, 2022, we had 39 customers, of which ten were investment grade. For the year ended December 31, 2021, we had 39 customers, of which seven were investment grade.

Inflation Risks

Inflationary factors such as increases in the cost of our products and overhead costs may adversely affect our results of operations. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenue if the selling prices of our products do not increase with these increased costs.

INFORMATION ABOUT NEW ATLAS

New Atlas, a Delaware corporation, has been formed by Atlas for the purpose of participating in the transactions contemplated by the Master Reorganization Agreement. Prior to the Reorganization, New Atlas will have no assets or operations other than those incident to its formation. If we complete the Reorganization, New Atlas will replace Atlas as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Atlas.

MANAGEMENT AND BOARD OF DIRECTORS OF NEW ATLAS

Presently, Ben M. “Bud” Brigham serves as the Chief Executive Officer of New Atlas and John Turner serves as the President and Chief Financial Officer of New Atlas. Dathan C. Voelter currently serves as the sole director of the New Atlas Board. For the biographies of these individuals, see “Management and Board of Directors of Atlas.”

In connection with the consummation of the Reorganization, additional directors and executive officers of New Atlas will be appointed and Mr. Voelter will resign from his position on the New Atlas Board, such that following the Reorganization, the directors and executive officers of New Atlas will be the same as those of Atlas immediately prior to the Reorganization. For the biographies of these individuals, see “Management and Board of Directors of Atlas.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of Atlas’s Common Stock as of July 26, 2023, and the expected beneficial ownership of the New Atlas Common Stock immediately following the completion of the Reorganization by:

•	each person known to us to beneficially own more than 5% of any class of Atlas’s outstanding voting securities;

•	each member of the Board;

•	each of our Named Executive Officers; and

•	all of our directors and Named Executive Officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each of the Company’s directors and Named Executive Officers and each beneficial owner of more than 5% of any class of Atlas’s outstanding voting securities listed in the tables below is c/o Atlas Energy Solutions Inc., 5918 W. Courtyard Dr., Suite 500, Austin, Texas 78730.

	Shares of Atlas Common Stock Beneficially Owned						Shares of New Atlas Common Stock Beneficially Owned
	Class A Common Stock		Class B Common Stock(1)		Combined Voting Power(2)
	Number	%	Number	%	Number	%	Number	%
Over 5% Stockholders
Atlas Sand Holdings, LLC (3)	2,255,395	3.95%	42,852,499	42.85%	45,107,894	45.11%	45,107,894	45.11%
Atlas Sand Holdings II, LLC (4)	36,892,106	64.56%	—	—	36,892,106	36.89%	36,892,106	36.89%
Directors, Director Nominees and Named Executive Officers:
Ben M. Brigham (5)	39,447,501	69.03%	42,852,499	42.85%	82,300,000	82.30%	82,397,169	82.30%
John Turner	45,833	*	—	—	—	—	45,833	*
Jeffrey Allison	30,528	*	—	—	—	—	30,528	*
Gayle Burleson	8,056	*	—	—	—	—	8,056	*
Stephen C. Cole	8,056	*	—	—	—	—	8,056	*
Stacy Hock	8,056	*	—	—	—	—	8,056	*
A. Lance Langford	8,056	*	—	—	—	—	8,056	*
Mark P. Mills	8,056	*	—	—	—	—	8,056	*
Douglas G. Rogers	3,000	*	—	—	—	—	3,000	*
Robb L. Voyles	8,056	*	—	—	—	—	8,056	*
Directors, Director Nominees and Executive Officers as a group (12 persons)	39,544,670	69.20%	42,852,499	42.85%	82,397,169	82.40%	82,397,169	82.40%

*	Less than 1%.
(1)

Subject to the terms of the Opco LLC Agreement, holders of Operating Units (other than Atlas) have the right to redeem all or a portion of their Operating Units for Class A Common Stock (or cash, at Opco’s election), at a redemption ratio of one share of Class A Common Stock for each Operating Unit redeemed. In connection with any such redemption of Operating Units, a corresponding number of shares of Class B Common Stock would be cancelled. If the Reorganization is effected, all the outstanding Operating Units

(other than those held by Atlas) will be exchanged on a one-for-one basis for shares of New Atlas Common Stock, and all the corresponding shares of Class B Common Stock will be cancelled for no consideration. Please see “Certain Relationships and Related Party Transactions—Opco LLC Agreement.” Beneficial ownership of Operating Units is not reflected above as beneficial ownership of shares of our Class A Common Stock for which such units may be redeemed.
(2)

Represents percentage of voting power of the Class A Common Stock and Class B Common Stock voting together as a single class. Holders of Operating Units hold one share of Class B Common Stock for each Operating Unit held.

(3)

Holdings is the record holder of such shares. ASMC is the managing member of Holdings. Ben M. Brigham is the sole managing member of ASMC. Therefore, ASMC and Mr. Brigham may be deemed to share the right to direct the voting or disposition of the shares held by Holdings. Each of ASMC and Mr. Brigham disclaim beneficial ownership of the shares held by Holdings except to the extent of their pecuniary interest therein, if any.

(4)

Holdings II is the record holder of such shares. ASMC II is the managing member of Holdings II. Ben M. Brigham is the sole managing member of ASMC II. Therefore, ASMC II and Mr. Brigham may be deemed to share the right to direct the voting or disposition of the shares held by Holdings II. Each of ASMC II and Mr. Brigham disclaim beneficial ownership of the shares held by Holdings II except to the extent of their pecuniary interest therein, if any. Additionally, pursuant to that certain Voting Agreement, dated as of March 8, 2023, by and among Holdings, Holdings II, ASMC and ASMC II (the “Voting Agreement”), Holdings II has the right to direct the vote of a number of shares equal to 51.0% of the aggregate number of shares held by Holdings and Holdings II. Therefore Holdings II, ASMC II and Mr. Brigham may be deemed to have beneficial ownership of such shares as a result of the Voting Agreement. Each entity and Mr. Brigham disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein, if any.

(5)

Includes (i) 300,000 shares of Class A Common Stock held by Mr. Brigham, (ii) 45,107,894 shares held by Holdings and (iii) 36,892,106 shares held by Holdings II. With respect to the shares held by Holdings and Holdings II, Mr. Brigham may deemed to have or share beneficial ownership of the shares held thereby as the sole manager of each of ASMC and ASMC II, respectively. Additionally, Mr. Brigham may be deemed to have shared voting power over all securities held by the Principal Stockholders party to the Existing Stockholders’ Agreement, in light of his right to designate nominees for election to the Board and the obligation of the Principal Stockholders to vote their respective shares in favor of Mr. Brigham’s nominees. See the section titled “Certain Relationships and Related Party Transactions—Existing Stockholders’ Agreement” herein. Because Mr. Brigham may be deemed to have shared voting power with respect to the shares held by the Principal Stockholders, he may be deemed to be the beneficial owner of such shares. Mr. Brigham disclaims beneficial ownership of the shares held by Holdings, Holdings II and the Principal Stockholders and each of their respective affiliated entities, except to the extent of his pecuniary interest therein, if any.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our directors or one of our executive officers;

•	any person who is known by us to be the beneficial owner of more than 5.0% of our Class A or Class B Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Class A or Class B Common Stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of our Class A or Class B Common Stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

We have adopted a written related party transactions policy pursuant to which our audit committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our audit committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Furthermore, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

Opco LLC Agreement

Redemption Rights

Under the Opco LLC Agreement, holders of Operating Units (the “Opco Unitholders”), other than Atlas, have the right, subject to certain limitations, to cause Opco to acquire all or a portion of their Operating Units (the “Redemption Right”) for, at Opco’s election, (i) shares of Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Operating Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. We will determine whether to issue shares of Class A Common Stock or cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including the trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Operating Unit and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, Atlas (instead of Opco) has the right, for administrative convenience, to acquire each tendered Operating Unit directly from the redeeming Opco Unitholder (the “Call Right”) for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of Operating Units pursuant to the Redemption Right or the Call Right, a corresponding number of shares of Class B Common Stock will be cancelled.

As any Legacy Owners that hold Operating Units cause their Operating Units to be redeemed, holding other assumptions constant, Atlas’s membership interest in Opco will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

If the Reorganization is effected, each outstanding Operating Unit (other than those held by Atlas) will be exchanged on a one-for-one basis for a share of New Atlas Common Stock, and each outstanding share of Class B Common Stock corresponding to such Operating Unit will be cancelled for no consideration, such that following the consummation of the Reorganization, the only holder of Operating Units will be Atlas, and there will be no shares of Class B Common Stock outstanding.

Distributions and Allocations

Under the Opco LLC Agreement, subject to the obligations of Opco to make certain tax distributions and to reimburse Atlas for its corporate and other overhead expenses, we have the right to determine when distributions will be made to Opco Unitholders and the amount of any such distributions. Such distributions are made to the holders of Operating Units generally on a pro rata basis in accordance with their respective percentage ownership of Operating Units. To the extent Opco has available cash and subject to the terms of any current or future debt instruments, the Opco LLC Agreement (i) requires Opco to make pro rata cash distributions to the Atlas Unitholders, including Atlas, in an amount sufficient to allow Atlas to pay its taxes and (ii) permits Atlas, as managing member of Opco, to cause Opco to make additional pro rata distributions to the Opco Unitholders, including to the Legacy Owners that hold Operating Units, in an amount generally intended to allow such holders (other than Atlas) to satisfy their respective income tax liabilities with respect to their allocable share of the income of Opco, based on certain assumptions and conventions, to the extent such liabilities exceed amounts otherwise distributed by Opco. In addition, the Opco LLC Agreement requires Opco to make non-pro rata payments to Atlas to reimburse it for its corporate and other overhead expenses, which payments will not be treated as distributions under the Opco LLC Agreement.

Opco allocates its net income or net loss for each year to the holders of Operating Units pursuant to the terms of the Opco LLC Agreement, and the holders of Operating Units, including Atlas, generally incur U.S. federal, state and local income taxes on their share of any net taxable income of Opco. Net income and losses of Opco generally are allocated to the holders of Operating Units on a pro rata basis in accordance with their respective percentage ownership of Operating Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances.

As mentioned above, if the Reorganization is effected, each outstanding Operating Unit (other than those held by Atlas) will be exchanged on a one-for-one basis for a share of New Atlas Common Stock, such that following the consummation of the Reorganization, the only holder of Operating Units will be Atlas.

Issuance of Equity

The Opco LLC Agreement generally provides that at any time Atlas issues a share of its Class A Common Stock or any other equity security, the net proceeds received by Atlas with respect to such issuance, if any, must be concurrently invested in Opco, and Opco must issue to Atlas one Operating Unit or other economically equivalent equity interest. Conversely, if at any time any shares of Atlas’s Class A Common Stock are redeemed, repurchased or otherwise acquired, Opco must redeem, repurchase or otherwise acquire an equal number of Operating Units held by Atlas, upon the same terms and for the same price as the shares of Class A Common Stock are redeemed, repurchased or otherwise acquired.

Competition

Under the Opco LLC Agreement, the members have agreed that the Principal Stockholders and any member of the Board who is not at the time an officer of the Company, and their respective affiliates, are permitted to engage in business activities or invest in or acquire businesses that may compete with our business or do business with our customers.

Dissolution

Opco will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Opco will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Opco, (b) second, to establish cash reserves for contingent or unforeseen liabilities, and (c) third, to the Opco Unitholders in proportion to the number of Operating Units owned by each of them.

Second A&R Opco LLC Agreement

Redemption Rights

If the Reorganization is effected, each outstanding Operating Unit (other than those held by Atlas) will be exchanged for one share of New Atlas Common Stock.

Distributions

Under the Opco LLC Agreement, New Atlas and Atlas shall be entitled to receive all distributions made by Opco.

As mentioned above, if the Reorganization is effected, each outstanding Operating Unit (other than those held by Atlas) will be exchanged on a one-for-one basis for a share of New Atlas Common Stock, such that following the consummation of the Reorganization, the only holders of Operating Units will be Atlas and New Atlas.

Dissolution

Opco will be dissolved only upon an election by us to dissolve the company.

Existing Registration Rights Agreement

In connection with the closing of the IPO, we entered into the Existing Registration Rights Agreement with certain Legacy Owners covering, in the aggregate, approximately 38.4% of the Class A and Class B Common Stock on a combined basis. The Existing Registration Rights Agreement includes provisions by which we agreed, after the expiration of the Lock-Up Period, to register under the U.S. federal securities laws the offer and resale of shares of Class A Common Stock (including shares issued in connection with any redemption of Operating Units pursuant to the Redemption Right or the Call Right) held by such Legacy Owners or certain of their respective affiliates or permitted transferees. These registration rights are subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Existing Stockholders’ Agreement

In connection with the closing of the IPO, we entered into the Existing Stockholders’ Agreement with the Principal Stockholders.

Among other things, the Existing Stockholders’ Agreement provides the right to designate nominees for election to the Board as follows:

•

so long as the Principal Stockholders collectively beneficially own greater than 50% of the Class A and Class B Common Stock (taken together as a single class), Mr. Brigham or his affiliates have the right to determine the size of the Board and designate all members of the Board, including the right to designate all individuals to be included in the slate of directors to be nominated by the Board for election by Atlas’s stockholders;

•

so long as the Principal Stockholders collectively beneficially own at least 35% of our Class A and Class B Common Stock (taken together as a single class), Mr. Brigham or his affiliates have the right to designate four members of the Board, including the right to designate four individuals to be included in the slate of directors to be nominated by the Board for election by Atlas’s stockholders;

•

so long as the Principal Stockholders collectively beneficially own at least 25% but not greater than 35% of our Class A and Class B Common Stock (taken together as a single class), Mr. Brigham or his affiliates have the right to designate three members of the Board, including the right to designate three individuals to be included in the slate of directors to be nominated by the Board for election by Atlas’s stockholders;

•

so long as the Principal Stockholders collectively beneficially own at least 10% but not greater than 25% of our Class A and Class B Common Stock (taken together as a single class), Mr. Brigham or his affiliates have the right to designate two members of the Board, including the right to designate two individuals to be included in the slate of directors to be nominated by the Board for election by Atlas’s stockholders; and

•

so long as the Principal Stockholders collectively beneficially own at least 5% but not greater than 10% of our Class A and Class B Common Stock (taken together as a single class), Mr. Brigham or his affiliates have the right to designate one member of the Board, including the right to designate one individual to be included in the slate of directors to be nominated by the Board for election by Atlas’s stockholders.

If the authorized size of the Board is increased or decreased at any time to constitute other than nine directors, the number of directors that Mr. Brigham or his affiliates is entitled to designate pursuant to the Existing Stockholders’ Agreement will be proportionately increased or decreased, respectively, rounded to the nearest whole number.

Pursuant to the Existing Stockholders’ Agreement, we are required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by Mr. Brigham or his affiliates, and each of the Principal Stockholders has agreed to cause its respective shares of Class A and Class B Common Stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. Mr. Brigham or his affiliates will be entitled to designate the replacement for any of his respective Board designees whose Board service terminates prior to the end of such director’s term.

In addition, the Existing Stockholders’ Agreement provides that for so long as Mr. Brigham or his affiliates is entitled to designate any members of the Board, we are required to take all necessary actions to cause each of the audit committee, compensation committee and nominating and governance committee of the Board to include in its membership at least one director designated by Mr. Brigham or his affiliates, except to the extent that such membership would violate applicable securities laws or stock exchange rules.

Furthermore, so long as the Principal Stockholders collectively beneficially own at least a majority of the outstanding shares of Class A and Class B Common Stock (taken together as a single class), we have agreed not to take, and will cause our subsidiaries not to take, the following actions (or enter into an agreement to take such actions) without the prior consent of Mr. Brigham or his affiliates, subject to certain exceptions:

•	adopting or proposing any amendment, modification or restatement of or supplement to our certificate of incorporation or bylaws;

•	increasing or decreasing the size of our Board; or

•

issuing any equity securities that will rank senior to the Class A and Class B Common Stock as to voting rights, dividend rights or distribution rights upon liquidation, winding up or dissolution of the Company.

Historical Transactions with Affiliates

Brigham Oil & Gas, LLC

On January 26, 2021, Atlas LLC entered into a Joint Development Agreement with, among others, Brigham Oil & Gas, LLC (“BOG”), which is controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. Under the Joint Development Agreement, the Company has agreed to supply sand for certain wells to be drilled and completed by BOG. For the three and six months ended June 30, 2023 and 2022, the Company made no sales to this related party. As of June 30, 2023 and December 31, 2022, we had no outstanding accounts receivable and $0.9 million outstanding accounts receivable with Brigham Oil & Gas, respectively.

Brigham Land Management LLC

Brigham Land Management LLC (“Brigham Land”) provides the Company with landman services for certain of our projects and initiatives. The services are provided on a per hour basis at market prices. Brigham Land is owned and controlled by Vince Brigham, an advisor to the Company and the brother of our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023, we made aggregate payments to Brigham Land equal to approximately $0.3 million and $0.5 million, respectively. For the three and six months ended June 30, 2022, we made aggregate payments to Brigham Land equal to approximately $0.2 million and $0.5 million, respectively. As of June 30, 2023 and December 31, 2022, our outstanding accounts payable to Brigham Land was $0.1 million and $0.1 million, respectively.

Brigham Earth, LLC

Brigham Earth, LLC provides the Company with professional and consulting fees as well as access to certain information and software systems. Brigham Earth, LLC is owned and controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023, we made aggregate payments to Brigham Earth for these services equal to approximately $0.1 million and $0.2 million, respectively. For the three and six months ended June 30, 2022, we made aggregate payments to Brigham Earth for these services equal to approximately $0.2 million and $0.4 million, respectively. As of June 30, 2023 and December 31, 2022, we had no outstanding accounts payable and $0.1 million outstanding accounts payable to Brigham Earth, respectively.

Anthem Ventures, LLC

Anthem Ventures, LLC provides us with transportation services. Anthem Ventures, LLC is owned and controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023, we made aggregate payments to Anthem Ventures for these services equal to approximately $0.1 million and $0.2 million, respectively. For the three and six months ended June 30, 2022, we made de minimis aggregate payments to Anthem Ventures for these services. As of June 30, 2023 and December 31, 2022, we had $0.1 million outstanding accounts payable and no outstanding accounts payable balance with Anthem Ventures.

In a Good Mood, LLC

In a Good Mood, LLC provides the Company with access, at cost, to reserved space in the Moody Center in Austin, Texas for concerts, sporting events and other opportunities as a benefit to our employees and for business entertainment. In a Good Mood, LLC is owned and controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023 and 2022, we made de minimis aggregate payments to In a Good Mood for these services. As of June 30, 2023 and December 31, 2022, we did not have an outstanding accounts payable balance with this related party.

Permian Dunes Holding Company, LLC

We entered into a royalty agreement associated with its leased property at the Kermit facility and a mining agreement associated with its leased property at the Monahans facility, in each case, with Permian Dunes Holding Company, LLC, a related party. The royalty agreement associated with the Kermit facility terminated on the date of our IPO, pursuant to the terms of the agreement. Under the mining agreement associated with the Monahans facility, we are committed to pay royalties on product sold from that facility and are required to pay a minimum royalty of $1.0 million for any lease year following our IPO. Royalty expense associated with these agreements is recorded as the product is sold, is included in costs of sales, and totaled between 5% and 10% of cost of sales for the three and six months ended June 30, 2023, and totaled between 10% and 15% of cost of sales for the three and six months ended June 30, 2022.

Agreements Related to the Reorganization

A&R Registration Rights Agreement

In connection with the consummation of the Reorganization, the Existing Registration Rights Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Registration Rights Agreement will be substantially similar to the Existing Registration Rights Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Pursuant to the A&R Registration Rights Agreement, and consistent with the terms and provisions of the Existing Registration Rights Agreement, the Legacy Owners party thereto and their permitted transferees will have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of New Atlas Common Stock held by them.

For more information, see the sections titled “Description of New Atlas Capital Stock—Registration Rights” and “Agreements Related to the Reorganization—A&R Registration Rights Agreement.”

A&R Stockholders’ Agreement

In connection with the consummation of the Reorganization, the Existing Stockholders’ Agreement is expected to be amended and restated in order to, among other things, provide for the assumption of Atlas’s obligations thereunder by New Atlas. The A&R Stockholders’ Agreement will be substantially similar to the Existing Stockholders’ Agreement but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.

Among other things, and consistent with the terms and provisions of the Existing Stockholders’ Agreement, the A&R Stockholders’ Agreement will provide Mr. Brigham, our Executive Chairman and Chief Executive Officer, the right to designate a certain number of nominees for election or appointment to our Board, and will require New Atlas to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election or appointment of the nominees designated by Mr. Brigham or his affiliates. In addition, the A&R Stockholders’ Agreement will require each of the Principal Stockholders to cause its respective shares of New Atlas Common Stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates.

For more information, see the sections titled “Description of New Atlas Capital Stock—Designation Rights” and “Agreements Related to the Reorganization—A&R Stockholders’ Agreement.”

Master Reorganization Agreement

Pursuant to the Master Reorganization Agreement, and subject to the satisfaction or waiver of the conditions to the Reorganization, New Atlas will be a new holding company above Atlas as specified in the Master

Reorganization Agreement, (i) Pubco Merger Sub will merge with and into Atlas, with Atlas continuing as the surviving corporation and as a wholly-owned subsidiary of New Atlas, and the separate corporate existence of Pubco Merger Sub will cease, and (ii) Opco Merger Sub will merge with and into Opco, with Opco continuing as the surviving company and as a wholly-owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas, and the separate corporate existence of Opco Merger Sub will cease. See the section titled “The Reorganization—The Master Reorganization Agreement.”

Other Agreements

In connection with the IPO, Atlas, its directors and officers and certain of its security holders entered into the Lock-Up Agreements with the underwriters party to the Underwriting Agreement, pursuant to which, subject to certain exceptions, each Lock-Up Party agreed not to directly or indirectly sell, agree to sell or otherwise dispose of or transfer any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock held by any of them during the 180-day period commencing on March 8, 2023, without the prior written consent of the Representatives. On July 31, 2023, the Representatives agreed to waive the applicable provisions of the Underwriting Agreement and the Lock-Up Agreements to the extent necessary to permit the applicable Lock-Up Parties to enter into the Master Reorganization Agreement and to effect the Reorganization. The waiver is conditioned upon the applicable restrictions of the Underwriting Agreement and each Lock-Up Agreement otherwise remaining in full force and effect, including with respect to any shares of New Atlas Common Stock received by any Lock-Up Party during the Lock-Up Period as a result of the consummation of the Reorganization.

LEGAL MATTERS

The validity of the shares of New Atlas Common Stock offered hereby will be passed upon for New Atlas by Vinson & Elkins, L.L.P., Austin, Texas. Certain U.S. federal income tax consequences relating to the Mergers will be passed upon for New Atlas by Vinson & Elkins, L.L.P.

EXPERTS

The consolidated financial statements of our predecessor at December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, appearing in this Information Statement/Prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Atlas Energy Solutions Inc. as of December 31, 2022 and February 3, 2022, appearing in this Information Statement/Prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information appearing in this Information Statement/Prospectus concerning estimates of our proven mineral reserves was derived from the report of John T. Boyd Company, independent mining engineers and geologists, as of December 31, 2021, and as updated for December 31, 2022, and has been included herein on the authority of John T. Boyd Company as experts with respect to the matters covered by such report and in giving such report.

HOUSEHOLDING

The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householding mailing and you would like to have additional copies of this Information Statement/Prospectus mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (512) 220-1200 or by mail to Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730. We will promptly send additional copies of this Information Statement/Prospectus upon receipt of such request.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Atlas is subject to the informational requirements of the Exchange Act. We file reports and other information with the SEC. The SEC also maintains an internet site that contains our reports, information statements and other information at www.sec.gov.

We will make available a copy of the documents we file with the SEC on the “Investors” section of our website at https://atlas.energy/ as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this Information Statement/Prospectus, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge on our website.

INDEX TO FINANCIAL STATEMENTS
Atlas Sand Company, LLC (Predecessor)

Atlas Energy Solutions Inc.

Audited Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F-35
Balance Sheets as of December 31, 2022 and February 3, 2022	F-36
Notes to Balance Sheets	F-37

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022	F-45
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2023 and 2022	F-46
Condensed Consolidated Statements of Stockholders’ and Members’ Equity and Redeemable Noncontrolling Interest for the Six Months Ended June 30, 2023 and 2022	F-47
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022	F-48
Notes to Unaudited Condensed Consolidated Financial Statements	F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the members and Board of Managers of Atlas Sand Company, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Atlas Sand Company, LLC (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, members’ equity and cash flows for each of the three years in the period ended December 31, 2022 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2017.
/s/ Ernst & Young LLP
Austin, Texas
February 15, 2023

ATLAS SAND COMPANY, LLC
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$82,010	$40,401
Accounts receivable	73,341	29,135
Accounts receivable - related parties	1,051	283
Inventories	5,614	3,199
Spare part inventories	10,797	7,207
Prepaid expenses and other current assets	5,918	4,048

Total current assets	178,731	84,273
Property, plant and equipment, net	541,524	458,317
Finance lease right-of-use assets	19,173	—
Operating lease right-of-use assets	4,049	—
Other long-term assets	7,522	1,260

Total assets	$750,999	$543,850

Liabilities & Members’ Equity
Current liabilities:
Accounts payable	$31,645	$12,180
Accounts payable - related parties	154	617
Accrued liabilities	30,630	9,153
Current portion of long-term debt	20,586	15,563
Deferred revenues	—	2,000
Other current liabilities	5,659	1,125

Total current liabilities	88,674	40,638
Long-term debt, net of discount and deferred financing costs	126,588	159,712
Deferred tax liabilities	1,906	1,908
Asset retirement obligation	1,245	1,179
Other long-term liabilities	21,229	1,716

Total liabilities	239,642	205,153

Members’ equity:
Class A units, 316,273,129 units outstanding as of December 31, 2022 and 2021	276,273	276,273
Class C units, 94,639,647 units outstanding as of December 31, 2022 and 2021	94,640	94,640
Class D units, 45,492,305 units outstanding as of December 31, 2022 and 2021	36,225	36,225
Class P units, 85,333 and 83,833 units outstanding as of December 31, 2022 and 2021, respectively	—	—
Unit-based compensation	20,379	19,701
Other capital	(882)	(882)
Retained earnings (accumulated deficit)	84,722	(87,260)

Total members’ equity	511,357	338,697

Total liabilities and members’ equity	$750,999	$543,850

The accompanying notes are an integral part of these financial statements

ATLAS SAND COMPANY, LLC
Consolidated Statements of Operations
(In thousands)

	For the Year Ended December 31,
	2022	2021	2020
Product sales	$408,446	$142,519	$80,527
Service sales	74,278	29,885	31,245

Total sales	482,724	172,404	111,772
Cost of sales (excluding depreciation, depletion and accretion expense)	198,918	84,656	73,118
Depreciation, depletion and accretion expense	27,498	23,681	20,887

Gross profit	256,308	64,067	17,767
Selling, general and administrative expense	24,317	17,071	17,743
Impairment of long-lived assets	—	—	1,250

Operating income (loss)	231,991	46,996	(1,226)
Interest expense, net	(15,760)	(42,198)	(32,819)
Other income (loss)	2,631	291	(25)

Income (loss) before income taxes	218,862	5,089	(34,070)
Income tax expense	1,856	831	372

Net income (loss)	$217,006	$4,258	$(34,442)

The accompanying notes are an integral part of these financial statements

ATLAS SAND COMPANY, LLC
Consolidated Statements of Cash Flows
(In thousands)

	For the Year Ended December 31,
	2022	2021	2020
Operating activities:
Net income (loss)	$217,006	$4,258	$(34,442)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and accretion expense	28,617	24,604	21,579
Impairment of long-lived assets	—	—	1,250
Loss on extinguishment of debt	—	11,922	—
Amortization of debt discount	457	7,320	8,110
Amortization of deferred financing costs	442	739	791
Unit-based compensation expense	678	129	2,545
Deferred tax liabilities	(2)	360	372
Interest paid-in-kind through issuance of additional term loans	—	3,039	11,794
Repayment of paid-in-kind interest borrowings	—	(22,233)	—
Commodity derivatives gain	(1,842)	(55)	—
Settlements on commodity derivatives	2,137	—	—
Non-cash lease expense	(220)	—	—
Other	513	(105)	118
Changes in operating assets and liabilities:
Accounts receivable	(44,207)	(17,626)	13,466
Accounts receivable - related party	(768)	(188)	49
Inventories	(2,415)	(364)	1,031
Spare part inventories	(4,239)	(617)	1,631
Prepaid expenses and other current assets	(2,030)	(1,175)	216
Other long-term assets	(6,549)	(596)	(66)
Accounts payable	7,881	5,744	(11,721)
Accounts payable - related parties	(464)	480	127
Deferred revenue	(2,000)	2,000	—
Accrued liabilities and other liabilities	13,017	3,720	(4,364)

Net cash provided by operating activities	206,012	21,356	12,486

Investing activities:
Purchases of property, plant and equipment	(89,592)	(19,371)	(9,532)

Net cash used in investing activities	(89,592)	(19,371)	(9,532)

Financing Activities:
Proceeds from equity issuances	—	12,613	—
Proceeds from warrant exercises	—	—	25
Proceeds from term loan borrowings	—	178,200	15,000
Payments on term loan borrowings	(28,544)	(172,872)	(7,291)
Debt extinguishment cost	—	(4,514)	—
Proceeds from SBA Loan	—	—	4,413
Issuance costs associated with debt financing	(233)	(660)	—
Payments under finance leases and capital leases	(1,010)	(423)	(318)
Member distributions	(45,024)	(10,000)	(3)

Net cash provided by (used in) financing activities	(74,811)	2,344	11,826

The accompanying notes are an integral part of these financial statements

	For the Year Ended December 31,
	2022	2021	2020
Net increase in cash and cash equivalents	41,609	4,329	14,780
Cash and cash equivalents, beginning of period	40,401	36,072	21,292

Cash and cash equivalents, end of period	$82,010	$40,401	$36,072

Supplemental cash flow information
Cash paid during the period for:
Interest	$14,904	$19,155	$12,106

Taxes	$468	$14	$—

Non-cash items:
Property, plant and equipment in accounts payable and accrued liabilities	$23,298	$2,551	$440

Issuance of warrants	$—	$—	$2,154

The accompanying notes are an integral part of these financial statements

ATLAS SAND COMPANY, LLC
Consolidated Statements of Members’ Equity
(In thousands)

	Class A		Class C		Class D		Class P		Unit-Based Compensation	Other Capital	Retained Earnings (Accumulated Deficit)	Total Members’ Equity
	Units	Value	Units	Value	Units	Value	Units	Value
Balance at December 31, 2019	313,701	$273,701	84,599	$84,599	42,977	$34,046	52	$—	$17,027	$—	$(47,073)	$362,300
Issuance of class D units	—	—	—	—	2,515	2,154	—	—	—	—	—	2,154
Issuance of class P units	—	—	—	—	—	—	30	—	—	—	—	—
Member distributions	—	—	—	—	—	—	—	—	—	—	(3)	(3)
Unit-based compensation expense	—	—	—	—	—	—	—	—	2,545	—	—	2,545
Proceeds from warrant exercises	—	—	—	—	—	25	—	—	—	—	—	25
Deferred tax liabilities	—	—	—	—	—	—	—	—	—	(882)	—	(882)
Net loss	—	—	—	—	—	—	—	—	—	—	(34,442)	(34,442)

Balance at December 31, 2020	313,701	$273,701	84,599	$84,599	45,492	$36,225	82	$—	$19,572	$(882)	$(81,518)	$331,697
Issuance of class A units	2,572	2,572	—	—	—	—	—	—	—	—	—	2,572
Issuance of class C units	—	—	10,041	10,041	—	—	—	—	—	—	—	10,041
Issuance of class P units	—	—	—	—	—	—	2	—	—	—	—	—
Member distributions	—	—	—	—	—	—	—	—	—	—	(10,000)	(10,000)
Unit-based compensation expense	—	—	—	—	—	—	—	—	129	—	—	129
Net income	—	—	—	—	—	—	—	—	—	—	4,258	4,258

Balance at December 31, 2021	316,273	$276,273	94,640	$94,640	45,492	$36,225	84	$—	$19,701	$(882)	$(87,260)	$338,697
Issuance of class P units	—	—	—	—	—	—	1	—	—	—	—	—
Member distributions	—	—	—	—	—	—	—	—	—	—	(45,024)	(45,024)
Unit-based compensation expense	—	—	—	—	—	—	—	—	678	—	—	678
Net income	—	—	—	—	—	—	—	—	—	—	217,006	217,006

Balance at December 31, 2022	316,273	$276,273	94,640	$94,640	45,492	$36,225	85	$—	$20,379	$(882)	$84,722	$511,357

The accompanying notes are an integral part of these financial statements

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1—Business and Organization
Atlas Sand Company, LLC, (the “Company”) is a Delaware limited liability company formed on April 20, 2017. The Company is a pure-play, low-cost
producer of high-quality, locally sourced 100 mesh and 40/70 raw sand, used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells, exclusively in the Permian Basin. One hundred percent of the Company’s sand reserves are located in Winkler and Ward Counties, Texas, and operations consist of proppant production and processing facilities, including one facility near Kermit, Texas (“the Kermit facility”) and a second facility near Monahans, Texas (“the Monahans facility”).
The Company sells product and services primarily to oil and natural gas exploration and production companies and oilfield service companies either under supply agreements or through spot sales in the open market. The Company also offers complete mine to wellsite proppant logistics solutions.
The Company is controlled by Atlas Sand Management Company, LLC (“ASMC”). The Company also has several wholly owned subsidiaries, which include Atlas Sand Employee Company, LLC; Atlas OLC Employee Company, LLC; Atlas Construction Employee Company, LLC; Fountainhead Logistics Employee Company, LLC; Atlas Sand Employee Holding Company, LLC; Atlas Sand Construction, LLC; OLC Kermit, LLC; and OLC Monahans, LLC; Fountainhead Logistics, LLC; Atlas Energy Solutions, Inc.; Atlas Sand Holdings, LLC; Atlas Sand Management Company II, LLC; Atlas Sand Holdings II, LLC; Atlas Sand Operating, LLC; and Atlas Sand Merger Sub, LLC. All subsidiaries are included in the consolidated financial statements of the Company.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation
These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and Securities and Exchange Commission (“SEC”) requirements. The consolidated financial statements include the account of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
The Company has evaluated events occurring after the balance sheet date as possible subsequent events through February 15, 2023. Any material subsequent events that occurred during this time have been properly recognized or disclosed in the financial statements.
Consolidation
The Financial Statements include the accounts of the Company and wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.
Use of Estimates
The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of these financial statements include, but are not limited to: the sand reserves and their impact on calculating the depletion expense under the units-of-production
method; the depreciation and amortization associated with property, plant and equipment; stock-based compensation; spare parts inventory reserve; collectability of receivables; and certain liabilities. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cash and cash equivalents
Cash and cash equivalents consist of all highly liquid investments that are readily convertible into cash and have original maturities of three months or less when purchased. The Company places cash deposits with high-credit- quality financial institutions. At times, cash may be uninsured or in deposit accounts that exceed or are not covered under the Federal Deposit Insurance Corporation limit.
Concentrations of Credit Risk
Throughout 2022 and 2021, the Company has maintained cash balances on deposit and time deposits with financial institutions in excess of federally insured amounts; however, all these financial institutions hold an investment-grade rating by one or more major rating agencies.
For the year ended December 31, 2022, one customer comprised 12% of the Company’s sales. For the year ended December 31, 2021, one customer comprised 13% of the Company’s sales. For the year ended December 31, 2020, two customers comprised 29% and 10% of the Company’s sales, respectively.
Accounts Receivable
Accounts receivable are recorded at cost when earned and represent claims against third parties that will be settled in cash. The carrying value of the Company’s receivables, net of allowance for doubtful accounts, represents the estimated collectable amount. If events or changes in circumstances indicate specific receivable balances may be impaired, further consideration is given to the Company’s ability to collect those balances and the allowance is adjusted accordingly.
Past-due
receivable balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amounts due. The Company performs credit evaluations of new customers and sometimes require deposits and prepayments, to mitigate credit risk. When it is probable that all or part of an outstanding balance will not be collected, the Company establishes an allowance for doubtful accounts. The Company recognized $0.1 million of bad debt expense during the year ended December 31, 2021. During the year ended December 31, 2021, the Company determined the bad debt was not collectable and the allowance for doubtful accounts was written off. The Company did not recognize bad debt expense during the years ended December 31, 2022 and 2020. As of December 31, 2022 and 2021, there was no allowance for doubtful accounts.
As of December 31, 2022, two customers represented 19% and 13% of the Company’s outstanding accounts receivable balance. As of December 31, 2021, three customers represented 13%, 11% and 10% of the Company’s outstanding accounts receivable balance.
Accounts Receivable—Related Parties
These amounts represent reimbursement of vendor payments from related parties and outstanding billings with a customer.
Inventories
Inventories include raw sand stockpiles,
in-process
product, and finished product available for shipment. Inventories are valued at the lower of cost or net realizable value. Cost is determined using a weighted average cost method. Production costs include direct excavation costs, production personnel and benefits costs, processing costs, rental equipment costs, other costs directly attributable to plant operations, depreciation, and depletion.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Spare Part Inventories
Spare part inventories include critical spares, materials and supplies. Spare part inventories are valued at the lower of cost or net realizable value. Cost is determined using a weighted average cost method. As of December 31, 2022 and 2021, there was $0.7 million and $0.1 million in spare parts inventory reserve, respectively.
Prepaid Expenses and Other Current Assets
Prepaid expenses consist primarily of prepaid software fees, prepaid rent, delay rental payments on leased land, insurance, trade show fees and sales events. These expenses are recognized over the contract period as events occur or when the future benefit is realized. As of December 31, 2022 and 2021, prepaid expenses were $5.2 million and $2.7 million, respectively. Other current assets consist of certain short-term supplier deposits for leased equipment, which were $0.7 million and $1.2 million as of December 31, 2022 and 2021, respectively. During the year ended December 31, 2021, the Company entered into commodity derivative instruments to reduce the effect of price changes on a portion of the Company’s future natural gas usage at the facilities. The commodity derivative instruments are measured at fair value using Level 2 inputs and are included in prepaid expenses and other current assets on the consolidated balance sheets. As of December 31, 2022, the Company did not have any outstanding commodity derivative instruments. As of December 31, 2021, the current derivative asset was $0.2 million. The Company has not designated any of the derivative contracts as fair value or cash flow hedges. Therefore, the Company does not apply hedge accounting to the commodity derivative instruments. Net gains and losses on commodity derivatives instruments are recorded based on the changes in the fair values of the derivative instruments and are included in other income (loss) on the consolidated statements of operations. For the years ended December 31, 2022 and 2021, net gains on commodity derivatives instruments were $1.8 million and $0.1 million, respectively. There was no commodity derivative instrument activity for the year ended December 31, 2020. The Company’s cash flow is only impacted when the actual settlements under the commodity derivative contracts result in making or receiving a payment to or from the counterparty. These settlements under the commodity derivative contracts are reflected as operating activities in the Company’s consolidated statements of cash flows.
Any premiums paid on derivative contracts are capitalized as part of the derivative assets or derivative liabilities, as appropriate, at the time the premiums are paid. Premium payments are reflected in cash flows from operating activities in the Company’s consolidated statements of cash flows. Over time, as the derivative contracts settle, the differences between the cash received and the premiums paid or fair value of contracts acquired are recognized in net gains or losses on commodity derivative contracts, and the cash received is reflected in cash flows from operating activities in the Company’s consolidated statements of cash flows.
The Company’s valuation estimate takes into consideration the counterparties’ credit worthiness, the Company’s credit worthiness, and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a marketplace participant’s view. Management believes that this approach provides a reasonable, non-biased,
verifiable, and consistent methodology for valuing commodity derivative instruments.
Property, Plant and Equipment, Including Depreciation and Depletion
Property, plant and equipment are recorded at cost and depreciated over their estimated useful lives using either the straight-line method or the units of production method. Construction in progress is comprised of assets which have not been placed into service and is not depreciated until the related assets or improvements are ready to be placed into service.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Interest incurred during the construction of plant facilities was capitalized. Capitalized interest was recorded within plant facilities associated with productive, depletable properties, until the plant facilities were placed into service, and is being amortized using the units of production method. The Company did not capitalize interest for the years ended December 31, 2022, 2021 and 2020.
Costs of improvements that extend economic life or improve service potential are capitalized and depreciated over the remaining useful life of the asset, with routine repairs and maintenance expensed as incurred.
Fixed assets are carried at historical cost. Fixed assets, other than plant facilities associated with productive, depletable properties, are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Plant Equipment	1–40 years
Furniture and office Equipment	3–15 years
Asset retirement obligation	50 years
Computer and network equipment	3–7 years
Buildings and leasehold improvements	5–40 years
Logistic Equipment	4–7 years
Mine development project costs are capitalized once the deposit is classified as a proven and probable reserve. Mine development costs include engineering, mineralogical studies, drilling and other related costs to develop the mine and remove the overburden to initially expose the mineral and allow for the construction of an access way. Exploration costs are expensed as incurred and classified as exploration expense.
Mining property and development costs are amortized using the units of production method on estimated recoverable tonnage, which equals estimated proven and probable reserves. The impact to reserve estimates is recognized on a prospective basis. Drilling and related costs are capitalized for deposits where proven and probable reserves exist. These activities are directed at obtaining additional information on the deposit or converting non-reserve
minerals to proven and probable reserves, with the benefit being realized over a period greater than one year.
Impairment or Disposal of Property, Plant and Mine Development
The Company periodically evaluates whether current events or circumstances indicate that the carrying value of our property, plant and equipment assets may not be recoverable. If circumstances indicate that the carrying value may not be recoverable, the Company estimates future undiscounted net cash flows using estimates, including but not limited to estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors), operating costs and anticipated capital expenditures. If the undiscounted cash flows are less than the carrying value of the assets, the Company recognizes an impairment loss equal to the amount by which the carrying value exceeds the fair value of the assets.
The recoverability of the carrying value of the Company’s mining property and development costs are dependent upon the successful development and commercial production of the Company’s mineral deposit and the related processing facilities. The Company’s evaluation of mineral properties for potential impairment primarily includes evaluating changes in the mineral reserves, or the underlying estimates and assumptions, including estimated production costs. Assessing the economic feasibility requires certain estimates including the prices of products to be produced and processing recovery rates, as well as operating and capital costs.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred Offering Costs
Deferred offering costs consist primarily of accounting, legal, and other fees related to our proposed initial public offering (“IPO”). Upon consummation of the proposed IPO, the deferred offering costs will be offset against the proceeds from the offering. In the event the offering is aborted, deferred offering costs will be expensed. As of December 31, 2022 and 2021, the Company capitalized $6.3 million and $0.4 million of deferred offering costs within other long-term assets on the consolidated balance sheets, respectively.
Asset Retirement Obligations
In accordance with ASC
410-20,
Asset Retirement Obligations, the Company records a liability for asset retirement obligations at the fair value of the estimated costs to retire a tangible long-lived asset at the time the liability is incurred, when there is a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. The Company has asset retirement obligations with respect to certain assets due to various contractual obligations to clean and/or dispose of those assets at the time they are retired.
A liability for the fair value of an asset retirement obligation, with a corresponding increase to the carrying value of related long-lived assets, is recognized at the time of an obligating event. The asset is depreciated using the straight-line method, and the discounted liability is increased through accretion over the expected timing of settlement.
The estimated liability is based on third-party estimates of costs to abandon the mine site, including estimated economic lives and external estimates as to the cost to bring the land to a state required by the lease agreements. The Company utilized a discounted rate reflecting management’s best estimate of the credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in the estimated costs, changes in the mine’s economic life or if federal or state regulators enact new requirements regarding the abandonment of mine sites. Accretion expense, which was $0.1 million for all three years ended December 31, 2022, 2021 and 2020, respectively, is recorded on the consolidated statement of operations in depreciation, depletion and accretion expense.
Changes in the asset retirement obligations are as follows (in thousands):

	For the Year Ended December 31,
	2022	2021
Beginning Balance	$1,179	$1,116
Additions to liabilities	—	—
Accretion expense	66	63

Ending Balance	$1,245	$1,179

Deferred Revenues
The Company occasionally receives prepayments from customers for future deliveries of product. These prepayments represent consideration that is unconditional for which the Company has yet to transfer title to the product. Amounts received from customers in advance of product deliveries are recorded as contract liabilities referred to as deferred revenues and are recognized as revenue upon delivery of the product. The Company did not recognize any deferred revenue on the Company’s consolidated balance sheets as of December 31, 2022. The Company recognized $2.0 million of deferred revenue on the Company’s consolidated balance sheets as of December 31, 2021.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Changes in the deferred revenues balance are as follows (in thousands):

	For the Year Ended December 31,
	2022	2021
Beginning Balance	$2,000	$—
Customer prepayments	22,302	2,280
Revenue recognized	(24,302)	(280)

Ending Balance	$—	$2,000

Deferred Debt Discount and Financing Costs
In connection with entering into the 2018 Term Loan Credit Facility, the Company delivered to the lender warrants for up to 41,299,845 Class D units. The right to purchase Class D units became exercisable upon the funding of each draw under the 2018 Term Loan Credit Facility Agreement. The Company recognized a $32.2 million debt discount associated with the warrants based on the relative fair value of the debt and warrants issued. In connection with the First Amendment to the 2018 Term Loan Credit Facility (the “First Amendment”), the Company delivered to the lender additional warrants for up to 4,192,460 Class D units, which were exercisable upon funding of the draws in proportion to the additional drawings. The Company delivered 2,515,470 Class D units in connection with the First Amendment for the year ended December 31, 2020. Based on the relative fair value of the debt and warrants issued, the Company recognized $2.2 million of debt discount associated with the warrants delivered for the year ended December 31, 2020. The Company did not issue warrants for both the years ended December 31, 2022 and 2021. All warrants delivered have been exercised by the lender. There are no outstanding warrants as of December 31, 2022 and 2021. In connection with entering into the 2021 Term Loan Credit Facility, the Company recognized $1.8 million of debt discount related to fees paid to the lender for the year ended December 31, 2021. The debt discounts are reflected as a direct reduction from the carrying amount of the debt obligation on the Company’s consolidated balance sheets. Such costs are amortized to interest expense using the effective interest method. The Company recognized $0.5 million, $7.3 million, and $8.1 million of interest expense associated with the amortization of the debt discounts for the years ended December 31, 2022, 2021 and 2020, respectively.
The Company defers costs directly associated with acquiring third-party debt financing and these costs are amortized using the effective interest method over the life of the associated third-party debt financing. In connection with entering into the 2021 Term Loan Credit Facility and the 2018 Term Loan Credit Facility, the Company incurred $0.8 million and $2.3 million of deferred financing costs, respectively. These deferred financing costs are reflected as a direct deduction from the carrying amount of the related debt obligation on the Company’s consolidated balance sheets.
In 2018, the Company entered into the 2018 ABL Credit Facility and incurred $1.0 million of deferred financing costs. Deferred financing costs, net of amortization, related to the 2018 ABL Credit Facility are included in other long-term assets on the consolidated balance sheets. As of December 31, 2022 and 2021, deferred financing costs, net of amortization, related to the 2018 ABL Credit Facility was $0.2 million and $0.4 million, respectively. Deferred financing costs associated with the 2018 ABL Credit Facility are amortized on a straight-line basis over the life of the agreement and are recorded as interest expense in the consolidated statements of operations.
Interest expense associated with the amortization of deferred financing costs was $0.4 million, $0.7 million, and $0.8 million for the years ended December 31, 2022, 2021 and 2020, respectively.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On October 25, 2021, the Company repaid all borrowings outstanding under the 2018 Term Loan Credit Facility, in connection with entering into a new Term Loan Credit Facility. In connection with the repayment on October 25, 2021, unamortized debt discount of $11.1 million, deferred financing costs of $0.8 million and a make-whole premium of $4.5 million were recognized as a loss on debt extinguishment within interest expense, net, on the Company’s consolidated statements of operations for the year ended December 31, 2021.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1—Quoted prices in active markets for identical assets or liabilities.
Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3—Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
The amounts reported in the balance sheets as current assets or liabilities, including cash and cash equivalents, accounts receivable, spare parts inventories, inventories, prepaid expenses and other current assets, accounts payable, accrued liabilities and deferred revenues approximate fair value due to the short-term maturities of these instruments. As of the dates indicated, the Company’s long-term debt consisted of the following (in thousands):

	At December 31, 2022		At December 31, 2021		Valuation Technique
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial liabilities:
Outstanding principal amount of the 2021 Term Loan Credit	$147,174	$146,837	$175,275	$177,028	Level 2 - Market Approach
The Company’s 2021 Term Loan Credit Facility bears interest at a fixed rate of 8.47%, where its fair value will fluctuate based on changes in interest rates and credit quality. As of December 31, 2022, the fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments. These inputs are not quoted prices in active markets, but they are either directly or indirectly observable; therefore, they are classified as Level 2 inputs. As of December 31, 2021, the Company determined the fair value of the principal amount outstanding under the 2021 Term Loan Credit Facility based on the relative discount received in the 2021 Term Loan Credit Facility agreement executed in October 2021. See Note 7, Debt, for discussion of the 2021 Term Loan Credit Facility agreement. The Company concluded, as the pricing of the 2021 Term Loan Credit Facility was indirectly observable through a recent market transaction, that is classified as Level 2.
The Company entered into commodity derivative instruments accounted for at fair value on a recurring basis. For further discussion on the fair value of commodity derivative instruments see Prepaid Expenses and Other Current Assets discussed within this note.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Leases
The Company leases office space, equipment, and vehicles under non-cancellable
agreements. The Company’s leases may include options to extend or renew at the Company’s discretion. The measurement of the lease term includes options to extend or renew when it is reasonably certain the Company will exercise those options. Lease assets and liabilities are recognized at the commencement date based on the present value of minimum lease payments over the lease term. To determine the present value of future minimum lease payments, the Company uses the implicit rate when readily determinable; however, certain leases do not provide an implicit rate. Therefore, to determine the present value of minimum lease payments, the Company use the incremental borrowing rate based on the information available at the commencement date of the lease. The Company’s finance lease agreements typically include an interest rate that is used to determine the present value of future lease payments. Short-term operating leases with an initial term of twelve months or less are not recorded on our balance sheet. Minimum lease payments are expensed on a straight-line basis over the lease term, including reasonably certain renewal options.
The Company periodically evaluate whether current events or circumstances indicate that the carrying value of our right-of-use
assets exceeds fair value. If such a review should indicate that the carrying amount of right-of-use
asset is not recoverable, the Company will reduce the carrying amount of such assets to fair value.
Environmental Costs and Other Contingencies
The Company recognizes liabilities for environmental and other contingencies when there is an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, the Company accrues a liability for that amount. Where the most likely outcome cannot be estimated a range of potential losses is established and, if no one amount in that range is more likely than any other, the amount at the low end of that range is accrued.
The Company records liabilities for environmental contingencies at the undiscounted amounts on the consolidated balance sheets as accrued liabilities and other liabilities when environmental assessments indicate that remediation efforts are probable, and costs can be reasonably estimated. Estimates of the liabilities are based on currently available facts and presently enacted laws and regulations, taking into consideration the likely effects of other societal and economic factors. These estimates are subject to revision in future periods based on actual costs or new circumstances. The Company capitalizes costs that benefit future periods and recognizes a current period charge in operations and maintenance expenses when clean-up
efforts do not benefit future periods.
The Company evaluates potential recoveries of amounts from third parties, including insurance coverage, separately from the liability. Recovery is evaluated based on the solvency of the third party, among other factors. When recovery is assured, the Company records and reports an asset separately from the associated liability on the consolidated balance sheets.
Management is not aware of any environmental or other contingencies that would have a material effect on the consolidated financial statements for the years ended December 31, 2022, 2021 and 2020.
Revenues
Under ASC Topic
606-Revenue
from Contracts with Customers (“ASC 606”), revenue recognition is based on the transfer of control, or the customer’s ability to benefit from the services and products in an amount that

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

reflects the consideration expected to be received in exchange for those services and products. In recognizing revenue for products and services, the transaction price is determined from sales orders or contracts with customers.
The Company generates revenues from the sale of product that customers purchase for use in the oil and gas industry. Revenues are derived from product sold to customers under supply agreements, whose terms can extend for over one year, and from spot sales through individual purchase orders executed at prevailing market rates. The Company’s revenues are primarily a function of the price per ton realized and the volumes sold. Pricing structures under the supply agreements are, in certain cases, subject to certain contractual adjustments and consist of a combination of negotiated pricing and fixed pricing. These arrangements may undergo periodic negotiations regarding pricing and volume requirements, which may occur in volatile market conditions.
The Company recognizes revenue for product at a point in time following the transfer of control and satisfaction of the performance obligation of such items to the customer, under ASC 606, which typically occurs upon customer pick-up
at the facilities. The Company’s standard collection terms are generally 30 days, with certain customer payment terms extending up to 60 days.
Certain of the Company’s contracts contain shortfall provisions that calculate agreed upon fees that are billed when the customer does not meet the minimum purchases over a period of time defined in each contract and when collectability is reasonably certain. As the Company does not have the ability to predict customers’ orders over the period, there are constraints around the ability to recognize the variability in consideration related to this condition. The Company did not recognize shortfall revenue for the years ended December 31, 2022, 2021 and 2020.
The Company generates service revenue by providing transportation, storage solutions and contract labor services to companies in the oil and gas industry. Transportation services typically consist of transporting product from the plant facilities to the wellsite. The amounts invoiced reflects the transportation services rendered. The amount invoiced for storage solutions and contract labor services reflect the amount of time these services were utilized in the billing period. Transportation, storage solutions and contract labor services are contracted through work orders executed under established pricing terms.
The Company’s contracts for product consist of a single performance obligation as the promise to transfer product is not separately identifiable from other promises within the contract and, therefore, are not distinct. For the portion of the Company’s contracts that contain multiple performance obligations, such as work orders containing a combination of product and services, the Company allocates the transaction price to each performance obligation identified in the contract based on relative stand-alone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.
All of the Company’s revenue is generated from product and service sales in Texas and New Mexico. As such, no further disaggregation of revenue information is provided.
The Company has elected to use the ASC 606 practical expedients, pursuant to which it has excluded disclosures of transaction prices allocated to remaining performance obligations and when it expects to recognize such revenue. The remaining performance obligations are primarily comprised of unfulfilled contracts to deliver product, most of which hold a remaining duration of less than one year, and of which ultimate transaction prices will be allocated entirely to the unfulfilled contracts. The Company’s transaction prices under these contracts may be impacted by market conditions and potential contract negotiations, which have not yet been determined, and are therefore variable in nature.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Unit-Based Compensation
The Company awards incentive units to members of management, consultants and employees as incentive compensation. The Company accounts for these awards under the measurement and recognition provisions of Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation. The Company accounts for unit-based compensation by amortizing the fair value of the units, which is determined at the grant date, over the applicable vesting period for each tranche of the award using a graded vesting methodology.
The Company accounts for forfeitures as they occur and reverses any previously recognized unit-based compensation expense for the unvested portion of the awards that were forfeited. The Company did not recognize any forfeitures during the years ended December 31, 2022 and 2021. The Company recognized $0.2 million of forfeitures during the year ended December 31, 2020. Unit-based compensation expense is recognized as selling, general and administrative expense on the Company’s consolidated statements of operations.
Cost of Sales, Excluding Depreciation, Depletion and Accretion Expense
Cost of sales, excluding depreciation, depletion and accretion expense, related to product sales primarily consists of the cost to produce product, including direct and indirect labor, employee housing costs, excavation costs, rental equipment, maintenance expense, utilities, natural gas and royalty expense.
Cost of sales, excluding depreciation, depletion and accretion expense, related to service sales primarily consists of direct and indirect labor, transportation costs and rental equipment.
Cost of sales, excluding depreciation, depletion and accretion expense, related to product sales and service sales was $130.8 million and $68.1 million for the year ended December 31, 2022, respectively. Cost of sales, excluding depreciation, depletion and accretion expense, related to product sales and service sales was $57.8 million and $26.9 million for the year ended December 31, 2021, respectively. Cost of sales, excluding depreciation, depletion and accretion expense, related to product and service sales were $47.1 million and $26.0 million for the year ended December 31, 2020, respectively.
Selling, General and Administrative Expense
Selling, general and administrative expense primarily consists of non-production
personnel wages and benefits, insurance expense, travel and entertainment, advertising expense, professional fees, rent expense for the Company’s corporate office and office supplies, among other expenses to support the business.
Defined Contribution Plans
The Company has defined contribution plans covering substantially all employees who meet certain service and eligibility requirements. The Company’s matching contribution to defined contribution plans was approximately $0.5 million, $0.4 million, and $0.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Income Taxes
The Company is a limited liability company. As a limited liability company, the Company has elected to be treated as a partnership for income tax purposes and, therefore, is not subject to federal income tax. The Company’s taxable income or loss, which may differ significantly from taxable income reportable to members as result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Company’s current LLC Agreement, is included in the federal income

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

tax returns of each member. Accordingly, there is no provision for federal income taxes in the accompanying consolidated financial statements. However, the Company’s operations located in Texas are subject to an entity-level tax, the Texas margin tax, at a statutory rate of up to 0.75% of income that is apportioned to Texas. Deferred tax assets and liabilities are recognized for future Texas margin tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective Texas margin tax bases. As of December 31, 2022 and 2021, the Company’s net long-term deferred tax liabilities related solely to carrying value differences associated with the Company’s property, plant and equipment.
The Company evaluates the uncertainty in tax positions taken or expected to be taken in the course of preparing the consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. However, the conclusions regarding the evaluation are subject to review and may change based on factors including, but not limited to, ongoing analysis of tax laws, regulations, and interpretations thereof. As of December 31, 2022 and 2021, the Company did not have any liabilities for uncertain tax positions or gross unrecognized tax benefits. The Company’s income tax returns from 2019, 2020 and 2021 are subject to examinations by U.S. federal, state or local tax authorities. The IRS closed the examination of Company’s federal tax returns for the taxable year ended December 31, 2018 with no change. The Company cannot predict or provide assurance as to the ultimate outcome of any existing or future examinations.
The Company’s wholly owned corporate subsidiary, Atlas Energy Solutions, Inc. (“AESI”) is subject to income taxes. AESI was formed in February 2022 to facilitate a potential
Up-C
structure. AESI did not have any operations from formation through December 31, 2022. The corporate subsidiary has a de minimis tax provision as of December 31, 2022.
Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”). The Company’s CODM was collectively its Chairman of the Board, Chief Executive Officer, and President and Chief Financial Officer.
The CODM evaluates the Company’s financial information and performance on a consolidated basis for purposes of making operating decisions and allocating resources. The Company operates with centralized functions and delivers most of its products and services in a similar way to all customers.
Recently Issued Accounting Pronouncements
Rate Reform
- In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
, which provides optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. In December 2022, FASB issued ASU
2022-06,
Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848
. ASU
2022-06
amended ASU
2020-04
and deferred the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The Company is evaluating the impact

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

of this standard on its consolidated financial statements and does not believe it will have a material impact on the consolidated financial statements.
Financial Instruments
- In June 2016, the FASB issued ASU
2016-13,
Financial Instruments - Credit Losses (Topic 326)
, which amends the guidance on the impairment of financial instruments. The standard adds an impairment model, referred to as current expected credit loss, which is based on expected losses rather than incurred losses. The standard applies to most debt instruments, trade receivables, lease receivables, reinsurance receivables, financial guarantees and loan commitments. Under the guidance, companies are required to disclose credit quality indicators disaggregated by year of origination for a five-year period. In May 2019, ASU
2016-13
was subsequently amended by ASU
2019-04,
Codification Improvements to Topic 326, Financial Instruments - Credit Losses, ASU
2019-05,
Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief. The new guidance is effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the ASU on the consolidated financial statements and does not believe it will have a material impact on the consolidated financial statements.
Leases
- On January 1, 2022, the Company adopted ASU
2016-02,
Leases (Topic 842)
, as amended by other ASUs issued since February 2016, using the modified retrospective transition method applied at the effective date of the standard. By electing this option transition method, information prior to January 1, 2022 has not been restated and continues to be reported under the accounting standards in effect for the period (ASC Topic 840).
The Company elected the package of practical expedients permitted under the transition guidance within the new standard, including the option to carry forward the historical lease classifications and assessment of initial direct costs, account for lease and non-lease
components as a single lease, and to not include leases with an initial term of less than 12 months in the lease assets and liabilities.
The adoption of ASC Topic 842 resulted in the recognition of finance lease right-of-use
assets, operating lease
right-of-use
assets, and lease liabilities for finance and operating leases. As of January 1, 2022, the adoption of the new standard resulted in the recognition of finance lease right-of-use
assets of $0.7 million, including $0.7 million reclassified from property, plant and equipment, net, and finance lease liabilities of $0.6 million. Additionally, the Company recorded operating lease right-of-use
assets of $5.4 million and operating lease liabilities of $7.1 million, including $2.3 million and $4.8 million recorded to other short-term liabilities and other long-term liabilities, respectively as of January 1, 2022. There was no significant impact to the consolidated statements of income, equity or cash flows. Refer to Note 6, Leases, for additional disclosures required under ASC Topic 842.
Note 3—Inventories
Inventories consisted of the following (in thousands):

	For the Year Ended December 31,
	2022	2021
Raw materials	$290	$2
Work-in-process	4,825	2,747
Finished goods	499	450

Inventories	$5,614	$3,199

For the years ended December 31, 2022 and 2021, no inventory reserve was deemed necessary.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4—Property, Plant and Equipment, Net
Property, plant and equipment, net, consisted of the following (in thousands):

	For the Year Ended December 31,
	2022	2021
Plant facilities associated with productive, depletable properties	$243,613	$243,383
Plant equipment	251,122	237,845
Land	3,009	3,009
Furniture and office equipment	1,407	1,230
Computer and network equipment	1,648	1,541
Buildings and leasehold improvements	25,402	24,763
Logistic Equipment	1,591	—
Construction in progress	111,711	18,524

Property, plant and equipment	639,503	530,295
Less: Accumulated depreciation and depletion	(97,979)	(71,978)

Property, plant and equipment, net	$541,524	$458,317

Depreciation and depletion expense recognized in depreciation, depletion and accretion expense was $22.1 million and $5.4 million for the year ended December 31, 2022, respectively, as compared to $19.4 million and $4.2 million for the year ended December 31, 2021, respectively, and as compared to $17.5 million and $3.2 million for the year ended December 31, 2020, respectively. Depreciation expense recognized in selling, general and administrative expense was $1.1 million, $1.0 million, and $0.8 million for the years ended December 31, 2022, 2021 and 2020, respectively. The Company recognized $1.3 million of impairment of long-lived assets related to certain power generation assets where the vendor was unable to meet its obligations for the year ended December 31, 2020. The Company pursued legal remedy and determined the assets were not recoverable. The Company recognized $0.1 million of loss on disposal of fixed assets for the year ended December 31, 2020. The Company did not recognize impairment of long-lived assets or loss on disposal of assets for the years ended December 31, 2022 and 2021.
For the year ending December 31, 2021, the Company had capital leases that are reported as part of plant equipment. The amortization of capital leases is included in depreciation, depletion and accretion expense on the consolidated statements of operations. As of December 31, 2021, the Company had capital leases with a cost of $1.5 million and accumulated depreciation of $0.9 million. The Company recognized $0.4 million and $0.3 million of depreciation expense associated with capital leases for the year ended December 31, 2021 and 2020, respectively. On January 1, 2022, the Company adopted ASU Topic 842. Refer to Note 6, Leases, for additional disclosures required under ASC Topic 842.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5—Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):

	For the Year Ended December 31,
	2022	2021
Accrued capital expenditures	$10,536	$1,411
Accrued personnel costs	1,485	787
Accrued production costs	4,586	1,652
Accrued royalties	6,529	1,129
Professional services	1,263	592
Sales and use tax payable	2,144	1,099
Other	4,087	2,483

Total accrued liabilities	$30,630	$9,153

Note 6—Leases
The Company has operating and finance leases primarily for office space, equipment, and vehicles. The terms and conditions for these leases vary by the type of underlying asset.
Certain leases include variable lease payments for items such as property taxes, insurance, maintenance, and other operating expenses associated with leased assets. Payments that vary based on an index or rate are included in the measurement of lease assets and liabilities at the rate as of the commencement date. All other variable lease payments are excluded from the measurement of lease assets and liabilities, and are recognized in the period in which the obligation for those payments is incurred.
The components of lease expense for the year ended December 31, 2022 are as follows (in thousands):

Year Ended December 31, 2022
Finance lease cost:
Amortization of right-of-use assets	$2,027
Interest on lease liabilities	666
Operating lease cost	1,085
Variable lease cost	706
Short-term lease cost	12,576

Total lease cost	$17,060

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Supplemental cash flow and other information related to leases for the year ended December 31, 2022 are as follows (in thousands):

Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$1,305
Operating cash outflows from finance leases	$666
Financing cash outflows from finance leases	$1,010
Right-of-use assets obtained in exchange for new lease liabilities:
Operating leases	$6,245
Finance leases	$21,201
During the year ended December 31, 2022, the Company modified an agreement which related to certain operating right-of-use
assets of $1.3 million and liabilities of $1.3 million, the change in terms increased the amount, extended the term, and resulted in finance lease classification. In connection with this modification, the Company recognized finance lease right-of-use
assets of $3.2 million and liabilities of $3.2 million. There was no gain or loss recognized as a result of these amendments. Lease terms and discount rates as of December 31, 2022 are as follows (in thousands):

Year Ended December 31, 2022
Weighted-average remaining lease term:
Operating leases	4.5 years
Finance leases	5.3 years
Weighted-average discount rate:
Operating leases	4.3%
Finance leases	9.4%
During the year ended December 31, 2022, the Company modified an agreement which related to certain operating right-of-use
assets of $1.3 million and liabilities of $1.3 million, the change in terms increased the amount, extended the term, and resulted in finance lease classification. In connection with this modification, the Company recognized finance lease right-of-use
assets of $3.2 million and liabilities of $3.2 million. There was no gain or loss recognized as a result of these amendments. Lease terms and discount rates as of December 31, 2022 are as follows (in thousands):

Year Ended December 31, 2022
Weighted-average remaining lease term:
Operating leases	4.5 years
Finance leases	5.3 years
Weighted-average discount rate:
Operating leases	4.3%
Finance leases	9.4%

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease commitments as of December 31, 2022 are as follows (in thousands):

	Finance	Operating
2023	$4,976	$1,291
2024	5,051	1,312
2025	4,964	1,342
2026	4,964	1,281
2027	2,876	681
Thereafter	3,015	—

Total lease payments	25,846	5,907
Less imputed interest	(5,691)	(538)

Total	$20,155	$5,369

Supplemental balance sheet information related to the Company’s leases as of December 31, 2022 was as follows (in thousands):

	Classification	December 31, 2022
Operating Leases
Current operating lease liabilities	Other current liabilities	$1,082
Noncurrent operating lease liabilities	Other long-term liabilities	$4,287
Finance Leases
Current finance lease liabilities	Other current liabilities	$3,213
Noncurrent finance lease liabilities	Other long-term liabilities	$16,942
For the year ending December 31, 2021, the Company had the current portion of capital leases included in other current liabilities on the consolidated balance sheets and the long-term portion of capital leases included in other long-term liabilities on the consolidated balance sheets. As of December 31, 2021, the current portion of capital leases and long-term portion of capital leases was $0.3 million and $0.3 million, respectively.
On May 16, 2022, Atlas entered into a master lease agreement with Stonebriar Commercial Finance (“Stonebriar”) for the right, but not the obligation, to fund up to $70.0 million of purchases of transportation and logistics equipment. The interim financing for down payments on any purchased equipment is based on one-month
SOFR, plus 8.0%. The final interest rate will be set upon acceptance of the equipment based on the terms of the agreement. As of December 31, 2022, Stonebriar has funded $16.8 million of lease commitments under this agreement.
On July 28, 2022, Atlas entered into a master lease agreement with Stonebriar for the right, but not the obligation, to fund up to $10.0 million of purchases of dredges and related equipment. The interim financing for down payments on any purchased equipment is based on one-month
SOFR, plus 8.0%. The final interest rate will be set upon acceptance of the equipment based on the terms of the agreement. As of December 31, 2022, Stonebriar has funded $6.4 million of lease commitments under this agreement.
As of December 31, 2022, the Company had additional lease commitments that have not yet commenced totaling $6.0 million and therefore are not reflected on the consolidated balance sheet and tables above. These leases include agreements for transportation, logistics equipment and dredge equipment. These leases will commence between fiscal year 2022 and fiscal year 2023 with lease terms of 4 to 7 years. Certain transportation and logistics leases discussed here are a component of the purchase commitments discussed in Note 8,
Commitments and Contingencies
.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7—Debt
Debt consists of the following (in thousands):

	For the Year Ended December 31,
	2022	2021
Term Loan Credit Facility	$148,995	$177,539
Less: Debt discount, net of accumulated amortization of $546 and $89, respectively	(1,254)	(1,711)
Less: Deferred financing fees, net of accumulated amortization of $248 and $29 respectively	(567)	(553)
Less: Current portion (a)	(20,586)	(15,563)

Long-term debt	$126,588	$159,712

(a)	The current portion of long-term debt reflects payments based on the terms of the 2021 Term Loan Credit Facility.
2021 Term Loan Credit Facility
On October 20, 2021, the Company entered into a $180 million, aggregate principal amount, term loan credit facility (“2021 Term Loan Credit Facility”) which bears an interest rate of 8.47% per annum on borrowings outstanding under the facility with Stonebriar Commercial Finance, LLC (the “Term Lender”) and has a maturity date of October 1, 2027. The 2021 Term Loan Credit Facility is guaranteed on a secured basis and interest, plus principal, is payable in seventy-two
consecutive monthly installments.
At any time prior to the October 1, 2027, maturity date, the Company may redeem the 2021 Term Loan Credit Facility, in whole or in part, at a price equal to 100% of the principal amount plus a prepayment fee. The prepayment fee ranges from 3% on or before October 20, 2022, to 2% after October 20, 2022, and on or before October 20, 2023, and 1% thereafter. Upon maturity of the 2021 Term Loan Credit Facility, the entire unpaid principal amount, together with interest, fees and other amounts payable in connection with the facility, is immediately due and payable without further notice or demand.
The 2021 Term Loan Credit Facility includes certain
non-financial
covenants, including but not limited to restrictions on incurring additional debt and certain restricted payments. The 2021 Term Loan Credit Facility is not subject to financial covenants unless greater than $5.0 million or more in aggregate is outstanding under the Company’s ABL Credit Agreement and for which a minimum average liquidity balance of $20.0 million must be maintained. The 2021 Term Loan Credit Facility requires certain debt prepayment, not subject to a prepayment penalty fee, concurrent with a Company equity distribution. The Company is required to make a prepayment in an amount equal to one-third
or
one-fourth
of the total equity distribution, based on a pro forma leverage ratio as defined in the 2021 Term Loan Credit Agreement. In May 2022, August 2022, and October 2022, the Company paid $15.0 million, $15.0 million, and $15.0 million of equity distributions, respectively, and concurrently paid $5.0 million, $3.8 million and $3.8 million of the 2021 Term Loan Credit Facility as required by the terms described above, respectively. In January 2023, the Company paid a $15.0 million equity distribution and concurrently paid $3.8 million of the 2021 Term Loan Credit Facility as required by the terms described above.
Proceeds from the 2021 Term Loan Credit Facility were used exclusively for general corporate purposes, which included the repayment of outstanding indebtedness under the 2018 Term Loan Credit Facility, and to make permitted distributions. As of December 31, 2022 and 2021, the Company was in compliance with the covenants of the 2021 Term Loan Credit Facility.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2018 Asset-Based Loan Credit Facility
On December 14, 2018, the Company closed on the Asset-Based Loan Credit Facility (“2018 ABL Credit Facility”) that provides revolving credit financing with a borrowing capacity of up to $50.0 million. The 2018 ABL Credit Facility is unconditionally guaranteed, jointly and severally, by the Company and its subsidiaries. The 2018 ABL Credit Facility will mature on the stated maturity date, December 14, 2023. As of December 31, 2022 and 2021, the Company had no outstanding borrowings under the 2018 ABL Credit Facility.
The 2018 ABL Credit Facility includes a letter of credit
sub-facility,
which permits issuances of letters of credit up to an aggregate amount of $10.0 million. As of December 31, 2022 and 2021, the Company had $1.1 million and $0.6 million of outstanding letters of credit under the 2018 ABL Credit Facility, respectively.
The Company may also request swingline loans under the agreement in an aggregate principal amount not to exceed $7.5 million. During the years ended December 31, 2022 and 2021, the Company had no outstanding swingline loans under the 2018 ABL Credit Facility.
Obligations under the 2018 ABL Credit Facility were secured by a first-priority lien on substantially all assets of the Company, until September 9, 2019, when the lenders and the Company entered into the split collateral intercreditor agreement, at which time the 2018 ABL Credit Facility became secured by a first-priority lien on inventory and accounts receivable held by the Company and its subsidiaries, and a second-priority lien on the remaining assets of the Company.
Initially, the borrowing base was set at $35.0 million for the period beginning on December 14, 2018 and ending on April 1, 2019. Thereafter, the amount of available credit changes every month, depending on the amount of eligible accounts receivable and inventory the Company has available to serve as collateral. For the period beginning on April 1, 2019, and ending on June 30, 2019, the facility was limited to the lesser of (a) 85% to 90% of the eligible accounts receivable and (b) 75% of the market value of the eligible inventory. Thereafter, the facility is limited to the lesser of (i) the aggregate commitment and (ii) the sum of (a) 85% to 90% of the eligible accounts receivable and (b) lesser of 70% of the cost of the eligible inventory and 85% of the orderly liquidation value of the eligible inventory. The borrowing base components are subject to customary reserves and eligibility criteria. As of December 31, 2022, availability was $48.9 million.
Borrowings under the 2018 ABL Credit Facility bear interest, at the Company’s option, at either a base rate or London Interbank Offered Rate (“LIBOR”), as applicable, plus an applicable margin that ranges based on average excess availability. LIBOR loans bear interest at the LIBOR plus an applicable margin, which ranges from 1.50% to 2.00%. Base rate loans bear interest at the applicable base rate, plus an applicable margin, which ranges from 0.50% to 2.00%. In addition to paying interest on outstanding principal under the 2018 ABL Credit Facility, the Company is required to pay a commitment fee of 0.375% per annum with respect to the unutilized commitment under the 2018 ABL Credit Facility, based on the average utilization of the 2018 ABL Credit Facility. The Company is also required to pay customary letter of credit fees, to the extent that one or more letter of credit is outstanding. There were no outstanding borrowings under the 2018 ABL Credit Facility as of December 31, 2022. The Company recognized $0.2 million, $0.2 million, and $0.3 million of interest expense, unutilized commitment fees and other fees under the 2018 ABL Credit Facility, classified as interest expense, for the years ended December 31, 2022, 2021 and 2020, respectively.
The 2018 ABL Credit Facility requires that if the excess availability, as defined, is less than the greater of (i) 12.50% of the maximum credit and (ii) $5.0 million, the Company shall comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00, for covenant trigger periods beginning after March 14, 2019. In addition, the 2018 ABL Credit Facility contains negative covenants that restrict the Company from, among other things,

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

incurring additional debt, granting liens, entering into guarantees, entering into certain mergers, making certain loans and investments, entering into swap agreements, disposing of assets, prepaying certain debt, declaring dividends, accounting changes, transactions with affiliates, modifying certain material agreements or organizational documents relating to, or changing the business it conducts.
The 2018 ABL Credit Facility contains certain customary representations and warranties, affirmative covenants, and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events of abandonment, certain events under the Employee Retirement Income Security Act of 1974 as amended from time to time, material judgments, actual or asserted failure of any guaranty or security document supporting the 2018 ABL Credit Facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the 2018 ABL Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the 2018 ABL Credit Facility and all actions permitted to be taken by a secured creditor. As of December 31, 2022, the Company was in compliance with the covenants of the 2018 ABL Credit Facility.
Limited Waiver and First Amendment to the 2018 ABL Credit Facility
On June 4, 2019, the Company and the lenders agreed to amended certain terms of the 2018 ABL Credit Facility to extend the due date for taking certain actions with regard to two wholly owned subsidiaries of the Company, OLC Kermit, LLC and OLC Monahans, LLC, and to allow the making of limited investments into those subsidiaries. In addition, the lender agreed to waive any defaults or events of default that may have resulted from the Company’s acquisition of the two subsidiaries. The Limited Waiver and First Amendment was extended on August 31, 2019, on December 31, 2019, and on June 30, 2020.
Second Amendment to the 2018 ABL Credit Facility
On October 22, 2019, the Company and the lenders agreed to amend certain terms of the 2018 ABL Credit Facility to allow the Company to enter into insurance premium financing arrangements in the ordinary course of business.
Third Amendment to the 2018 ABL Credit Facility
On April 13, 2020, the Company and the lenders agreed to amend certain terms of the 2018 ABL Credit Facility that, in the event the Qualified SBA Loan is not forgiven, or fails to qualify for forgiveness, in accordance with the terms of the CARES ACT, allows the Company to establish reserves up to the amount of the Qualified Small Business Administration Loan that is not forgiven or fails to qualify for forgiveness.
Fourth Amendment to the 2018 ABL Credit Facility
On March 23, 2021, the Company and the lenders agreed to amend certain terms of the 2018 ABL Credit Facility, including expanding the list of assets available for the calculation of available credit. Subsequent to the execution of the Fourth Amendment to the 2018 ABL Credit Facility (“Fourth Amendment”), the facility is limited to the lessor of (i) the aggregate commitment and (ii) the sum of (a) 90% of the book value of eligible accounts receivable, (b) lesser of 100% Pledged Cash, defined on any date, as the aggregate amount of unrestricted cash on deposit in the cash collateral account, and $25.0 million, and (c) the lesser of 70% of the cost of eligible inventory and 85% of the net orderly liquidation value of the eligible inventory. The Company is required to keep cash on deposit in the cash collateral account only to the extent any outstanding borrowings under the 2018 ABL Credit Facility exceed the portion of the borrowing base represented by accounts receivable

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and inventory. The borrowing base components are subject to customary reserves and eligibility criteria. Additionally, the Fourth Amendment contains provisions addressing the potential transition from LIBOR to a secured overnight financing rate (“SOFR”), in the event the administrator has ceased or will cease publication of LIBOR.
Fifth Amendment to the 2018 ABL Credit Facility
On October 20, 2021, the Company and the lender agreed to amend certain terms of the 2018 ABL Credit Facility, to, among other things, allow the Company to enter into the 2021 Term Loan Credit Facility with Stonebriar Commercial Finance (the “2021 Term Loan Credit Facility”), to repay all borrowings outstanding under the 2018 Term Loan Credit Facility and to conform certain covenants under the 2018 ABL Credit Facility to the 2021 Term Loan Credit Facility.
2018 Term Loan Credit Facility
On January 30, 2018, the Company closed on the 2018 Term Loan Credit Facility that provided debt financing in an aggregate principal amount of $150.0 million, which was funded in a series of tranches during 2018. The Company refers to these borrowings, collectively, as the “2018 Term Loan Credit Facility.” In connection with the 2018 Term Loan Credit Facility, the Company delivered to the lender warrants for up to 41,299,845 Class D units. See Note 9,
Equity
, for further discussion.
Obligations under the 2018 Term Loan Credit Facility were secured by a second-priority lien on substantially all assets of the Company, until September 9, 2019, when the lenders and the Company entered into the split collateral intercreditor agreement, at which time the 2018 Term Loan Credit Facility became secured by a second-priority lien on inventory and accounts receivable held by the Company and its subsidiaries, and a first-priority lien on the remaining assets of the Company. In addition, the Company’s subsidiaries had guaranteed the Company’s obligations under the 2018 Term Loan Credit Facility and had granted to the lender security interests in substantially all respective assets.
Borrowings under the 2018 Term Loan Credit Facility bore interest equal to the lesser of (1) the applicable interest rate, which was set at either 10% or 13% per annum, based upon the Company’s consolidated leverage ratio or (2) the highest lawful rate, as defined in the 2018 Term Loan Credit Facility agreement. The Company, at its option, could pay up to 50% of any interest payment in-kind.
The interest rate for the 2018 Term Loan Credit Facility was 13% during the year ended December 31, 2021. The Company recognized interest expense associated with the 2018 Term Loan Credit Facility of $18.9 million and $23.6 million for the years ended December 31, 2021 and 2020.
The 2018 Term Loan Credit Facility would have matured on January 30, 2023, and, for certain loans, would amortize in quarterly installments equal to 1.00% of the aggregate outstanding principal balance as of each quarterly payment date beginning with the initial payment, which was made for the year ended December 31, 2018. Beginning on March 31, 2021, the quarterly principal payments increased to 5.00% of the aggregate outstanding principal balance, with the balance payable on the final maturity date, subject to the amend and extend provisions applicable under the agreement.
The Company had the option to voluntarily prepay the outstanding 2018 Term Loan Credit Facility along with all interest then accrued and unpaid, in whole or in part, and the applicable premium payment based upon either (a) the present value using a discount rate based upon a U.S. Treasury rate plus 50 basis points of the amount of interest that would have been payable on the principal balance prepaid if prior to January 30, 2020, (b) 7% of the principal balance prepaid, thereafter and prior to January 30, 2021, (c) 3% of the principal balance prepaid,

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

anytime thereafter, or (d) 1% of the principal balance if prepaid upon the occurrence of an Initial Public Offering (“IPO”) event.
The 2018 Term Loan Credit Facility contained customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Company’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In addition, it contained customary events of default that entitled the lenders to cause any or all of the Company’s indebtedness under the 2018 Term Loan Credit Facility to become immediately due and payable. The events of default (some of which were subject to applicable grace or cure periods) included, among other things, nonpayment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults.
First Amendment to the 2018 Term Loan Credit Facility
On April 3, 2019, the Company amended certain terms of the 2018 Term Loan Credit Facility, which allowed for borrowings of an additional $25.0 million, primarily to fund capital improvement projects. In addition, language related to payment terms for certain 2018 Term Loan Credit Facility was amended so that all aggregate outstanding principal related to the 2018 Term Loan Credit Facility, other than the paid-in-kind
loans, is paid according to the terms noted above.
In connection with the First Amendment to the 2018 Term Loan Credit Facility above on April 3, 2019, additional warrants were delivered for up to 4,192,460 Class D units, which were exercisable upon funding of the draws in proportion to the additional $25.0 million in borrowings, see Note 9, Equity, for further discussion.
On June 20, 2019, the Company borrowed $5.0 million of the additional $25.0 million under the 2018 Term Loan Credit Facility. On June 28, 2019, the Company borrowed another $5.0 million of the additional $25.0 million under the 2018 Term Loan Credit Facility. On April 24, 2020 and July 7, 2020, the Company borrowed $12.2 and $2.3 million of the additional $25.0 million under the 2018 Term Loan Credit Facility, respectively.
Limited Waiver and Second Amendment to the 2018 Term Loan Credit Facility
On June 4, 2019, the Company and the lender agreed to amended certain terms of the 2018 Term Loan Credit Facility to extend the due date for taking certain actions with regard to two wholly owned subsidiaries of the Company, OLC Kermit, LLC and OLC Monahans, LLC, and to allow the making of limited investments into those subsidiaries. In addition, the lender agreed to waive any defaults or events of default that may have resulted from the Company’s acquisition of the two subsidiaries. The Limited Waiver and Second Amendment was extended on August 31, 2019, on December 31, 2019, on June 30, 2020, and on August 29, 2020.
Third Amendment to the 2018 Term Loan Credit Facility
On October 22, 2019, the Company and the lender agreed to amend certain terms of the 2018 Term Loan Credit Facility to allow the Company to enter into insurance premium financing arrangements in the ordinary course of business.
Fourth Amendment to the 2018 Term Loan Credit Facility
On April 13, 2020, the Company and the lender agreed to amend certain terms of the 2018 Term Loan Credit Facility to allow the Company to receive the Qualified Small Business Administration Loan in an amount not to exceed $10.0 million.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Extinguishment of the 2018 Term Loan Credit Facility
On October 25, 2021, the Company repaid all borrowings outstanding under the 2018 Term Loan Credit Facility, in connection with entering into a new 2021 Term Loan Credit Facility with Stonebriar Commercial Finance. The Company paid a total of $171.0 million, which included principal of $143.1 million, paid-in-kind
borrowings of $22.2 million, make-whole premium of $4.5 million, and $1.2 million of accrued interest. In connection with the repayment on October 25, 2021, unamortized debt discount and deferred financing costs of $11.9 million and a make-whole premium of $4.5 million were recognized as a loss on debt extinguishment within interest expense, net, on the consolidated statements of operations for the year ended December 31, 2021.
Debt Obligations
The following table sets forth future principal payment obligations as of December 31, 2022, based on the terms of the Term Loan Credit Facility (in thousands).

2023	$20,586
2024	35,457
2025	38,611
2026	42,012
2027	12,329

Total	$148,995

Note 8—Commitments and Contingencies
Royalty Agreements
The Company has entered into a royalty agreement associated with its leased properties with a related party, under which it is committed to pay royalties on product sold from its production facilities for which the Company has received payment from the end customer. Royalty expense is recorded as the product is sold, is included in costs of sales, and totaled between 10% and 15% of cost of sales for the year ended December 31, 2022, and less than 10% of cost of sales for the years ended December 31, 2021 and 2020, respectively.
Standby Letters of Credit
As of December 31, 2022 and 2021, the Company had outstanding standby letters of credit issued under the 2018 ABL Credit Facility of $1.1 million and $0.6 million, respectively.
Lease Obligations
As of December 31, 2022, the Company’s estimated future minimum lease payments under long-term operating and finance lease agreements are associated with the Company’s adoption of ASC 842 and relate to lease payment maturities. The Company’s leases include office space, equipment and vehicles. See Note 6, Leases, for additional disclosure on the Company’s estimated future minimum lease payments.
Purchase Commitments
On March 23, 2022, the Company entered into an agreement to purchase transportation and logistics equipment in the amount of $5.2 million and $26.2 million in 2022 and 2023, respectively, subject to customary terms and conditions. On April 20, 2022, the Company entered into an agreement to purchase transportation and logistics equipment in the amount of $8.5 million and $11.9 million in 2022 and 2023, respectively, subject to customary terms and conditions.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Litigation
The Company is involved in various legal and administrative proceedings that arise from time to time in the ordinary course of doing business. Some of these proceedings may result in fines, penalties or judgments being assessed against the Company, which may adversely affect financial results. In addition, from time to time, the Company is involved in various disputes, which may or may not be settled prior to legal proceedings being instituted and which may result in losses in excess of accrued liabilities, if any, relating to such unresolved disputes. Expenses related to litigation reduce operating income. The Company does not believe that the outcome of any of these proceedings or disputes would have a significant adverse effect on the financial position, long-term results of operations or cash flows. It is possible, however, that charges related to these matters could be significant to results of operations or cash flows in any single accounting period. Management is not aware of any legal, environmental or other commitments and contingencies that would have a material effect on the consolidated financial statements.
Note 9—Equity
The Company has authority to issue an unlimited number of units under its current capital structure and the ability to issue additional units of different classes or series. The outstanding units are designated as Class A units, Class C units, Class D units and Class P units. Additional units, of the same or different classes or series, having the same or different rights, powers and duties as preexisting units may be created and issued. All Class A, Class C, Class D and Class P unitholders as of December 31, 2022 and 2021, are deemed to be members of the Company (“Members”).
On January 30, 2018, the Company executed the Third Amended and Restated Limited Liability Company Agreement of Atlas Sand Company, LLC (“LLC Agreement”) to create Class D units as a class of unit that the Company is authorized to issue. This amendment was executed in connection with the issuance of the 2018 Term Loan Credit Facility. The Company delivered to the lender warrants for up to 41,299,845 Class D units, with an exercise price of $0.01 per warrant unit, that became exercisable upon the funding of each draw under the 2018 Term Loan Credit Facility. During the year ended December 31, 2018, the lender exercised all 41,299,845 Class D warrants.
On April 3, 2019, the Company amended certain terms of the 2018 Term Loan Credit Facility. In connection with the First Amendment, the Company delivered to the lender additional warrants for up to 4,192,460 Class D units, which were exercisable upon funding of the draws in proportion to the additional drawings. During the year ended December 31, 2020, the Company delivered and the lender immediately exercised the remaining 2,515,470 Class D warrants associated with the First Amendment. There were no warrants outstanding as of December 31, 2022 and 2021.
Each Member of the Company is entitled to one vote for each Class A, Class C and Class D unit owned by such Member. Class P units are issued in connection with the Company’s long-term incentive plan and have no voting rights.
The Company’s LLC Agreement contains provisions for the allocation of net income and loss to the Class A and Class D units. For purposes of maintaining Member capital accounts, the LLC Agreement specifies that net income or net loss shall be allocated proportionally among Members in accordance with their respective percentage ownership interest.
In accordance with the Company’s LLC Agreement, all Class C units shall automatically convert to Class A units immediately prior to the closing of a Capital Event, as defined in the Company’s LLC Agreement, which, in

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

general, includes a public offering or sale of the Company’s assets or equity. Additionally, the holders of Class C units may elect, at any time prior to the approval of a Capital Event, to convert all Class C units into newly issued Class A units by providing notice to the Company.
The Company’s LLC Agreement sets forth the calculation to be used to determine the amount of cash distributions that the unitholders will receive.
In December 2021, May 2022, August 2022, and October 2022, the Company paid a cash distribution to Class A and Class D unitholders in the aggregate amount of $10.0 million, $15.0 million, $15.0 million, and $15.0 million, respectively, based on the Company’s LLC Agreement calculation. In January 2023, the Company paid additional cash distributions to Class A and Class D unitholders of $15.0 million based on the Company’s LLC Agreement calculation. Class C units do not participate in cash distributions, based on the terms of the Company’s LLC Agreement.
Upon admittance as Members of the Company, the Class C unitholders were initially granted an option that entitles them to acquire a percentage of the units of the Company that are offered in conjunction with additional capital contribution events, as defined by the Company’s LLC Agreement, which generally includes instances where additional units are issued by the Company. The option is not unconditional and can only be exercised upon the occurrence of certain capital events. The consideration for the exercise of the option is based on the percentage ownership of the Class C unitholders at the date of the capital event and the total capital to be contributed in connection with such capital event.
In October 2021, pursuant to the Company’s LLC Agreement, the Company delivered a Funding Notice to the Atlas Sand Company, LLC unitholders (other than ASMC, which is the majority unitholder and had already made Additional Capital Contributions related to such Funding Notice), by which the Company offered each unitholder the right, but not the obligation, to make Additional Capital Contributions to the Company. In addition, the Company delivered a notice to the Class C unitholders pursuant to their option giving them the right to make additional capital contributions, which they exercised. The offering closed on December 1, 2021 and resulted in Additional Capital Contributions of $12.6 million for the year ended December 31, 2021.
Note 10—Unit-Based Compensation
The Company recognizes unit-based compensation expense for awards granted under two long-term incentive plans, the Atlas Sand Management Company, LLC Long-Term Incentive Plan (the “ASMC Plan”) and the Atlas Sand Company, LLC Long-Term Incentive Plan (the “ASCo Plan”). The ASMC Plan was adopted on September 15, 2017, by ASMC for officers, employees, directors, managers and consultants of the Company (the “ASMC Participants”). The ASCo Plan was adopted by the Company on December 15, 2017, for officers, employees, directors, managers, consultants or other advisors of the Company (the “ASCo Participants”).
The Company has applied the guidance of FASB Interpretation 44, which establishes an accounting model where equity awards granted by a parent company to employees of a subsidiary are recognized in the financial statements of the subsidiary. During the years ended December 31, 2022, 2021 and 2020, the Company recognized $0.2 million, de minimis, and $0.9 million of unit-based compensation expense in its consolidated statements of operations related to awards in the ASMC Plan, respectively.
On May 28, 2018, the Company adopted the Amended and Restated Long-Term Incentive Plan that reduced the authorized available awards to be issued under the ASCo Plan from 149,425 to 100,000. The ASCo Plan consists of equity grants of Class P units made to ASCo Participants at the discretion of the plan administrator. Pursuant to the terms of the ASCo Plan, to the extent that an award is canceled, any and all Class P units that are canceled and repurchased will be available again for new awards under the ASCo Plan.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The vesting schedule for each grant under the plans shall be determined by the respective plans’ administrator.
A summary of ASCo’s Class P unit activity is as follows (in thousands):

ASCo Plan Class P unit activity	Number of Class P Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2020	2,500	$151.57
Granted	2,500	—
Vested	(2,167)	$151.57
Forfeited	—	—

Non-vested at December 31, 2021	2,833	$151.57

Granted	2,200	$151.57
Vested	(1,500)	$151.57
Forfeited	—	—

Non-vested at December 31, 2022	3,533	$151.57

The Company accounts for each tranche of the unit awards as compensatory awards in accordance with FASB ASC 718, and as such, compensation expense is recognized over the service condition vesting period based on the grant date fair values using a graded vesting methodology. To determine grant date fair value, the Company valued these unit awards utilizing a Monte Carlo option pricing model, to take into consideration the probability of a market condition on being met. This methodology involves making assumptions for the expected time to liquidity, volatility and risk-free rate.
The Company estimated expected volatility based on a 50/50 blend of historical and implied volatility. The risk-free interest rate is based on the yield on U.S. government bonds for a period commensurate with the expected term. The expected term is based on time to the expected exit date as of the valuation date based on the probability weighted average of exit scenario terms. The Company applies a discount to reflect the lack of marketability due to the absence of an active market for its shares. Further, the Company assumed no expected dividend yield.
For the years ended December 31, 2022, 2021 and 2020, the Company recognized $0.4 million, $0.1 million, and $1.6 million of unit-based compensation expense related to awards in the ASCo Plan, respectively.
As of December 31, 2022, unrecognized unit-based compensation expense amounts related to the ASCo and ASMC Plans were $0.2 million and $0.1 million, respectively, with a weighted average remaining service period of 1.2 years.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11—Income Taxes
The components of the income tax provision are as follows (in thousands):

	For the Year Ended December 31,
	2022	2021	2020
Current income tax provision:
Federal	$—	$—	$—
State	1,858	471	(294)

Total current income tax provision (benefit)	$1,858	$471	$(294)
Deferred income tax provision:
Federal	$—	$—	$—
State	(2)	360	666

Total deferred income tax provision (benefit)	$(2)	$360	$666

Income tax provision	$1,856	$831	$372

Income tax expense was different than the amounts computed by applying the statutory federal income tax rate for partnerships (0%) as follows (in thousands, except effective tax rates):

	For the Year Ended December 31,
	2022	2021	2020
Income before income taxes	$218,862	$5,089	$(34,070)
Income tax expense at the federal statutory rate	—	—	—
State income tax expense	1,856	831	372

Income tax expense	$1,856	$831	$372
Effective tax rate	0.8%	16.3%	(1.1)%
The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below (in thousands):

	For the Year Ended December 31,
	2022	2021
Deferred tax assets:
Other	$—	$—

Total deferred tax assets	$—	$—

Deferred tax liabilities:
Depreciable and depletable assets	$1,906	$1,908
Other	—	—

Total deferred tax liabilities	$1,906	$1,908

Due to the
contribution
of certain depletable assets by members of the Company, a deferred tax liability was created equal to the difference between the fair market value of the contributed assets (“GAAP basis”) and the historical cost basis (“Tax basis”). A deferred tax liability of $0.9 million has been recorded as a component of members’ equity because the difference resulted from transactions with members. The deferred tax liability will be amortized as the associated basis difference is realized on the tax return.

ATLAS SAND COMPANY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12—Related-Party Transactions
One member of the Company’s Board of Managers served as an executive for a company to whom the Company sold product. For the year ended December 31, 2020, the Company recognized $0.8 million in revenues from this customer. This entity was no longer considered a related party subsequent to May 2020, as the member of the Company’s Board of Managers was no longer associated with this entity.
The Company had one
month-to-month
lodging facility lease with a counterparty controlled by one member of the Company’s Board of Managers. During both the years ended December 31, 2021 and 2020, the Company recognized $1.5 million of rent expense associated with these leases. On December 10, 2021, the Company acquired this lodging facility and related assets in West Texas for $7.0 million from counterparties controlled by the Executive Chairman of the Company’s Board of Managers. This transaction is considered an asset acquisition in 2021. Subsequent to this transaction and as of December 31, 2021, the man camp lease was terminated. Therefore, the Company did not incur rental expense on the lodging facility for the year ended December 31, 2022.
On January 26, 2021, the Company entered into a Joint Development Agreement with, among others, a customer, which is controlled by one member of the Company’s Board of Managers. Under the Joint Development Agreement, the Company has agreed to supply sand for certain wells to be drilled and completed the customer. For the years ended December 31, 2022 and 2021, the Company recognized no revenue and $0.2 million under the agreement. For the years ended December 31, 2022 and 2021, the Company recognized $0.9 million and no revenue with this customer that was not under the agreement. As of December 31, 2022 and 2021, the Company’s outstanding balance of related-party accounts receivable to this customer was $0.9 million and $0.1 million.
During the years ended December 31, 2022, 2021 and 2020, the Company incurred $2.4 million, $2.0 million and $1.2 million of expenses with members of the Company, including such activities as payroll reimbursements, business development activities, travel expenditures and other general business expenditures, respectively.
As of December 31, 2022 and 2021, the Company’s outstanding balance of related-party accounts payable to these members was $0.2 million and $0.6 million, respectively.
The Company issued warrants for Class D units to the 2018 Term Loan Credit Facility lender, which the 2018 Term Loan Credit Facility lender exercised in full prior to the termination of the 2018 Term Loan Credit Facility. Refer to 2018 Term Loan Credit Facility section in Note 7 -
Debt
and Note 9 -
Equity
for additional disclosure.
Refer to Note 8 -
Commitments and contingencies
for disclosure related to the Company’s royalty agreement with a related party.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Sole Director and Stockholder of Atlas Energy Solutions Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Atlas Energy Solutions Inc. (the “Corporation”) as of February 3, 2022 and December 31, 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements presents fairly, in all material respects, the financial position of the Corporation at February 3, 2022 and December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
The financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Corporation’s auditor since 2022.
Austin, Texas
February 15, 2023

ATLAS ENERGY SOLUTIONS INC.
BALANCE SHEET

	December 31, 2022	February 3, 2022
Assets
Cash and cash equivalents	$10	$10

Total assets	$10	$10

Stockholders’ equity
Class A Common Stock, $0.01 par value, authorized 1,000 shares, 1,000 issued and outstanding at February 3, 2022	$10	$10
Total stockholders’ equity	$10	$10

The accompanying notes are an integral part of these financial statements

ATLAS ENERGY SOLUTIONS INC.
NOTES TO THE BALANCE SHEETS
Note 1—Organization and Basis of Presentation
Atlas Energy Solutions Inc. (“Atlas Inc.” or “Corporation”) is a Delaware corporation formed on February 3, 2022. Atlas Inc.’s fiscal year end is December 31. Atlas Inc. was formed with the intent that Atlas Inc. will be included in a reorganization into a holding corporation structure. It is anticipated that the Atlas Inc. will become a holding corporation and its sole material asset is expected to be an equity interest in Atlas Sand Company, LLC, a Delaware limited liability company (the “Company”).
These balance sheets have been prepared in accordance with accounting principles generally accepted in the United States. Separate statements of operations, changes in stockholders’ equity and of cash flows have not been presented because there have been no activities in this entity and because the single transaction is fully disclosed below. These balance sheets have been prepared assuming the Corporation will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.
Note 2—Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents consist of all highly liquid investments that are readily convertible into cash and have original maturities of three months or less when purchased. The Company places cash deposits with high-credit-quality financial institutions. At times, cash may be uninsured or in deposit accounts that exceed or are not covered under the Federal Deposit Insurance Corporation limit.
Income Taxes
The Corporation is treated as a subchapter C corporation, and therefore, are subject to both federal and state income taxes. The federal and state tax provisions were de minimis
as of December 31, 2022.
Note 3—Stockholders’ Equity
Atlas Inc. is authorized to issue 1,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”). Under the Atlas Inc.’s certificate of incorporation in effect as of February 3, 2022, all shares of Class A Common Stock are identical. In exchange for $10.00, the Corporation has issued 1,000 shares of Class A Common Stock, all of which were held by the Company as of February 3, 2022 and December 31, 2022.
Note 4—Subsequent Events
Subsequent events have been evaluated through February 15, 2023, the date this balance sheet was issued.

Atlas Energy Solutions Inc.
Pro Forma Financial Statements
(unaudited)
Introduction
Atlas Energy Solutions Inc. (the “Company” or “Atlas Inc.”) was formed in February 2022 and does not have historical financial operating results. For purposes of this prospectus, our accounting predecessor is Atlas LLC, which was formed in April 2017.
The unaudited pro forma financial statements have been prepared in accordance with Article 11 of Regulation
S-X,
using assumptions set forth in the notes to the unaudited pro forma financial statements. The following unaudited pro forma consolidated financial statements reflect the historical consolidated results of Atlas Sand Company, LLC (“Atlas LLC”), on a pro forma basis to give effect to the following transactions, which are described in further detail below, as if they had occurred on December 31, 2022, for unaudited pro forma balance sheet purposes, and on January 1, 2022, for unaudited pro forma statement of operations purposes:

1.	the contemplated transactions described under “Corporate Reorganization” elsewhere in this prospectus;

2.
the initial public offering of shares of Class A Common Stock and the use of the net proceeds therefrom as described in “Use of Proceeds” (the “Offering”). For purposes of the unaudited pro forma financial statements, the Offering is defined as the planned issuance and sale to the public of 18,000,000 shares of Class A Common Stock of the Company as contemplated by this prospectus and the application by the Company of the net proceeds from such issuance as described in “Use of Proceeds.” The net proceeds from the sale of the Class A Common Stock to be retained by the Company are expected to be $292.9 million, resulting from gross proceeds of $324.0 million, reduced for underwriting discounts of approximately $20.6 million and other offering costs of $10.5 million. The Company will contribute the net proceeds of $292.9 million to Atlas Sand Operating, LLC (“Atlas Operating”) in exchange for Atlas Units (as defined below); and

3.	in the case of the unaudited pro forma statement of operations, a provision for corporate income taxes at an effective rate of 22.5%, inclusive of federal and state income taxes.
The unaudited pro forma balance sheet of the Company is based on the audited historical balance sheets of the Company and Atlas LLC as of December 31, 2022 and includes pro forma adjustments to give effect to the described transactions as if they had occurred on December 31, 2022. The unaudited pro forma statement of operations of the Company are based on the audited historical statements of operations of the Company and Atlas LLC for the year ended December 31, 2022, as adjusted to give effect to the described transactions as if they occurred on January 1, 2022.
The unaudited pro forma financial statements have been prepared on the basis that the Company will be taxed as a corporation under the Internal Revenue Code of 1986 and, as a result, will be a tax-paying
entity subject to U.S. federal and state taxes, and should be read in conjunction with “Corporate Reorganization” and with the audited historical financial statements and related notes of Atlas LLC and the Company, included elsewhere in this prospectus.
The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the date indicated or which could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expenses associated with being a public company. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.
The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the Offering and other transactions contemplated herein had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the Offering and other transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma financial statement of operations and should not be relied upon as an indication of the future results the Company will have after the contemplation of the Offering and the other transactions contemplated by these unaudited pro forma financial statements.

ATLAS ENERGY SOLUTIONS INC.
PRO FORMA BALANCE SHEET
As of December 31, 2022
(Unaudited)

	Atlas Sand Company, LLC Historical	Offering and Corporate Reorganization		Pro Forma
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$82,010	$299,926	[a]	$381,926
Accounts receivable	73,341	—		73,341
Accounts receivable - related parties	1,051	—		1,051
Inventories	5,614	—		5,614
Spare part inventories	10,797	—		10,797
Prepaid expenses and other current assets	5,918	—		5,918

Total current assets	178,731	299,926		478,657
Property, plant and equipment, net	541,524	—		541,524
Finance lease right-of-use assets	19,173	—		19,173
Operating lease right-of-use assets	4,049	—		4,049
Other long-term assets	7,522	(7,000	) [a]	522

Total assets	$750,999	$292,926		$1,043,925

Liabilities & Members’ Equity
Current liabilities:
Accounts payable	$31,645	$—		$31,645
Accounts payable - related parties	154	—		154
Accrued liabilities	30,630	—		30,630
Current portion of long-term debt	20,586	—		20,586
Deferred revenues	—	—		—
Other current liabilities	5,659	—		5,659

Total current liabilities	88,674	—		88,674
Long-term debt, net of discount and deferred financing costs	126,588	—		126,588
Deferred tax liabilities	1,906	—		1,906
Asset retirement obligation	1,245	—		1,245
Other long-term liabilities	21,229	—		21,229

Total liabilities	239,642	—		239,642
Redeemable noncontrolling interest	—	771,345	[c]	771,345
Shareholders’ / Members’ equity:
Class A units	276,273	(276,273	) [b]	—
Class C units	94,640	(94,640	) [b]	—
Class D units	36,225	(36,225	) [b]	—
Class P units	—	—		—
Class A Common Stock	—	180	[a]	571
		391	[b]
Class B Common Stock	—	429	[c]	429
Additional paid-in-capital	—	92,746	[a]	31,938
	—	510,966	[b]
		(771,774	) [c]
Unit-based compensation	20,379	(20,379	) [b]	—
Other capital	(882)	882	[b]	—
Retained earnings (accumulated deficit)	84,722	(84,722	) [b]	—

Total members’ and stockholders’ equity (deficit)	511,357	(478,419)		32,938

Total liabilities, redeemable noncontrolling interest, members’ and stockholders’ equity (deficit)	$750,999	$292,926		$1,043,925

ATLAS ENERGY SOLUTIONS INC.
PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2022
(Unaudited)

	Atlas Sand Company, LLC Historical	Offering and Corporate Reorganization		Pro Forma
	(In thousands, except per share data)
Product sales	$408,446	$—		$408,446
Service sales	74,278	—		74,278

Total sales	482,724	—		482,724
Cost of sales (excluding depreciation, depletion and accretion expense)	198,918	—		198,918
Depreciation, depletion and accretion expense	27,498	—		27,498

Gross profit	256,308	—		256,308
Selling, general and administrative expense	24,317	—		24,317

Operating income	231,991	—		231,991
Interest expense, net	(15,760)	—		(15,760)
Other income	2,631	—		2,631

Income before income taxes	218,862	—		218,862
Income tax expense	1,856	26,244	[d]	28,100

Net income	$217,006	$(26,244)		$190,762

Less: net income attributable to redeemable non-controlling interest	—	93,096	[e]	93,096

Net income attributable to Atlas Energy Solutions, Inc.	$217,006	$(119,340)		$97,666

Net Income per Common Share (f)
Basic				$1.71
Diluted				$1.71
Weighted Average Common Shares outstanding (f)
Basic				57,148
Diluted				57,148

1. Basis of Presentation, the Offering and Reorganization
The historical financial information is derived from the financial statements of Atlas LLC and Atlas Inc. included elsewhere in this prospectus. For purposes of the unaudited pro forma balance sheet, it is assumed that the transactions had taken place on December 31, 2022. For purposes of the unaudited pro forma statement of operations, it is assumed all transactions had taken place on January 1, 2022.
Upon closing the Offering, the Company expects to incur incremental general and administrative expenses as a result of being publicly traded, including, but not limited to, costs associated with annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and independent director compensation. These incremental general and administrative expenditures are not reflected in the historical financial statements or in the unaudited pro forma financial statements.
The Company was incorporated as a Delaware corporation on February 3, 2022. Following the Offering, the Company will be a holding company whose sole material assets consist of 57.1% interest in Atlas Operating, which will wholly own Atlas LLC. Atlas LLC will continue to wholly own all of our operating assets. Following the Offering, the Company will be the managing member of Atlas Operating, and Atlas Operating will be the managing member of Atlas LLC and will be responsible for all operational, management and administrative decisions relating to Atlas LLC’s business and will consolidate the financial results of Atlas LLC and its subsidiaries. As there is no change in control of Atlas Operating, Atlas LLC, or the businesses or subsidiaries held by Atlas LLC, purchase accounting is not required and the Legacy Owners’ interests in Atlas Units are recognized as a noncontrolling interest in Atlas Operating.
Prior to the completion of the Offering, we will engage in the following series of transactions, which are collectively referred to in this prospectus as our “corporate reorganization”:

•	a merger will be effected in which Atlas LLC will survive as a wholly owned subsidiary of Atlas Operating;

•
recently formed holding companies (“HoldCos”), through which existing (direct and indirect) holders of membership interests in Atlas LLC (“Legacy Owners”), will hold their membership interests in Atlas Operating, which membership interests will be represented by a single class of common units (“Atlas Units”);

•
the Legacy Owners will indirectly, through the HoldCos, transfer all or a portion of their Atlas Units and voting rights, as applicable, in Atlas Operating to Atlas Inc. in exchange for shares of Class A Common Stock and, in the case of Legacy Owners continuing to hold Atlas Units through the HoldCos, shares of Class B Common Stock (so that such Legacy Owners continuing to hold Atlas Units will, through the HoldCos, hold one share of Class B Common Stock for each Atlas Unit held by them immediately following the Offering);

•	Atlas Inc. will issue 18,000,000 shares of Class A Common Stock to purchasers in the Offering in exchange for the proceeds of the Offering; and

•
Atlas Inc. will contribute all of the net proceeds received by it in the Offering to Atlas Operating in exchange for a number of Atlas Units (such that the total number of Atlas Units held by Atlas Inc. equals the number of shares of Class A Common Stock outstanding after the Offering), and Atlas Operating will further contribute the net proceeds received to Atlas LLC.

To the extent the underwriters’ option to purchase additional shares is exercised in full or in part, Atlas Inc. will contribute all of the net proceeds received by it to Atlas Operating in exchange for a number of Atlas Units (such that the total number of Atlas Units held by Atlas Inc. equals the number of shares of Class A Common Stock outstanding after the exercise of the underwriters’ option), and Atlas Operating will further contribute the net proceeds received to Atlas LLC.

The accompanying notes are an integral part of these condensed consolidated financial statements.

In connection with the Offering, each Legacy Owner’s ownership interest in any shares of Class A Common Stock, Class B Common Stock and/or Atlas Units, as the case may be, will become indirect ownership of such securities by virtue of such Legacy Owner’s direct ownership interest in the one or more of the HoldCos, which HoldCos will be the direct record owners of all such securities.
After giving effect to these transactions and the Offering and assuming the underwriters’ option to purchase additional shares is not exercised:

•
the Legacy Owners will collectively own all of the outstanding shares of Class B Common Stock and 39,147,501 shares of Class A Common Stock, collectively representing 82.0% of the voting power and 68.5% of the economic interest of Atlas Inc.;

•	Atlas Inc. will own an approximate 57.1% interest in Atlas Operating;

•	the Legacy Owners that continue to hold Atlas Units immediately following the corporate reorganization and the Offering will collectively own an approximate 42.9% interest in Atlas Operating; and

•	investors in the Offering will own 18,000,000 shares, representing 18% of the voting power and 31.5% of the economic interest of Atlas Inc.
If the underwriters’ option to purchase additional shares is exercised in full:

•
the Legacy Owners will collectively own all of the outstanding shares of Class B Common Stock and 39,147,501 shares of Class A Common Stock, collectively representing 79.8% of the voting power and 65.4% of the economic interest of Atlas Inc.;

•	Atlas Inc. will own an approximate 58.3% interest in Atlas Operating;

•	the Legacy Owners that continue to hold Atlas Units immediately following the corporate reorganization and the Offering will collectively own an approximate 41.7% interest in Atlas Operating; and

•	investors in the Offering will own 20,700,000 shares, representing 20.2% of the voting power and 34.6% of the economic interest of Atlas Inc.
2. Pro Forma Adjustments and Assumptions
The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma financial statements:

(a)
Reflects the issuance and sale of 18,000,000 shares of Class A Common Stock at an initial public offering price of $18.00 per share, net of underwriting discounts and commissions of $20.6 million, in the aggregate, and additional estimated expenses related to the Offering of approximately $10.5 million, including settlement of $7.0 million of capitalized offering costs from other long-term assets. The use of the net proceeds therefrom as follows, though no pro forma adjustments are necessary to give effect to the use of proceeds described herein:

a.
the Company will contribute all of the net proceeds from the Offering to Atlas Operating in exchange for Atlas Units, and Atlas Operating will further contribute the net proceeds received to Atlas LLC; and

b.	Atlas LLC will use:

i.	approximately $287.9 million of the net proceeds of the Offering to fund the construction of the Dune Express; and

ii.	approximately $5.0 million of the net proceeds of the Offering to fund general corporate purposes.

The accompanying notes are an integral part of these condensed consolidated financial statements.

(b)
Reflects a reclassification of Atlas LLC Class A, Class C and Class D members’ equity of $276.3 million, $94.6 million and $36.2 million, respectively, to Class A Common Stock and additional paid-in-capital.
Further unit-based compensation, retained earnings, and other capital of $20.4 million, $84.7 million, and $0.9 million, respectively, are reclassified to additional paid-in
capital.

(c)
Reflects a $771.3 million recognition of redeemable noncontrolling interest at fair value assuming no Atlas Units are redeemed at the time of the Offering and par value of $0.5 million for the Class B Common Stock issued for each Atlas Unit held by a noncontrolling interest holder. The offset of such newly recorded instruments reduces additional paid-in-capital
by $771.8 million. Each holder of Atlas Units (other than Atlas Inc.) will, subject to certain limitations, have the right (the “Redemption Right”) to cause Atlas Operating to acquire all or a portion of their Atlas Units for, at Atlas Operating’s election, (i) shares of Atlas Inc. Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Atlas Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, Atlas Inc. (instead of Atlas Operating) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered Atlas Unit directly from the redeeming holder of Atlas Units for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of Atlas Units pursuant to the Redemption Right or the Call Right, a corresponding number of shares of Class B Common Stock will be cancelled. As result of this cash redemption right, we have presented our outstanding Atlas Units as the associated Class B Common Stock as redeemable noncontrolling interest reflected as the fair value of the underlying shares on our pro forma balance sheet.

(d)
Reflects estimated income tax provision associated with the Company’s historical results of operations assuming the Company’s net income attributable to Atlas Energy Solutions Inc had been subject to federal and state income tax as a subchapter C corporation using a blended statutory rate of approximately 22.5%.

(e)	Reflects the net income attributable to noncontrolling interests of Atlas Operating held by Legacy Owners through Atlas Units.

(f)
Reflects basic and diluted earnings per common stock for the issuance of shares of Class A Common Stock and Class B Common Stock in the corporate reorganization and the offering. As the Class B Common Stock do not have economic rights, they are not participating and are therefore excluded from basic earnings per share. The Company uses the
“if-converted”
method to determine the potential dilutive effect related to the exchange of our non-controlling
interests, along with shares of its shares of Class B Common Stock. On a pro forma basis for the year ended December 31, 2022, the potential issuance of Class A Common Stock in exchange for noncontrolling interests were not recognized in dilutive earnings per share calculations as they would not have dilutive effect on earnings per share.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Atlas Energy Solutions Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$341,674	$82,010
Accounts receivable	85,940	73,341
Accounts receivable - related parties	—	1,051
Inventories	3,301	5,614
Spare part inventories	13,506	10,797
Prepaid expenses and other current assets	9,847	5,918

Total current assets	454,268	178,731
Property, plant and equipment, net	700,018	541,524
Finance lease right-of-use assets	36,609	19,173
Operating lease right-of-use assets	4,188	4,049
Other long-term assets	3,537	7,522

Total assets	$1,198,620	$750,999

Liabilities, redeemable noncontrolling interest, and stockholders’ and members’ equity
Current liabilities:
Accounts payable	$47,681	$31,645
Accounts payable - related parties	177	154
Accrued liabilities	51,380	30,630
Current portion of long-term debt	29,746	20,586
Other current liabilities	12,224	5,659

Total current liabilities	141,208	88,674
Long-term debt, net of discount and deferred financing costs	101,201	126,588
Deferred tax liabilities	39,070	1,906
Other long-term liabilities	38,012	22,474

Total liabilities	319,491	239,642
Commitments and contingencies (Note 7)
Redeemable noncontrolling interest	802,443	—
Stockholders’ / members’ equity:
Members’ equity	—	511,357
Preferred stock, $0.01 par value; 500,000,000 authorized; no shares issued and outstanding as of June 30, 2023	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 57,147,501 shares issued and outstanding as of June 30, 2023	571	—
Class B common stock, $0.01 par value, 500,000,000 shares authorized, 42,852,499 shares issued and outstanding as of June 30, 2023	429	—
Additional paid-in-capital	44,150	—
Retained earnings	31,536	—

Total stockholders’ and members’ equity	76,686	511,357

Total liabilities, redeemable noncontrolling interest and stockholders’ and members’ equity	$1,198,620	$750,999

The accompanying notes are an integral part of these condensed consolidated financial statements.

Atlas Energy Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Product sales	$125,216	$112,531	$253,358	$167,343
Service sales	36,572	18,792	61,848	23,834

Total sales	161,788	131,323	315,206	191,177
Cost of sales (excluding depreciation, depletion and accretion expense)	63,504	47,050	126,059	71,495
Depreciation, depletion and accretion expense	9,433	6,404	17,952	12,571

Gross profit	88,851	77,869	171,195	107,111
Selling, general and administrative expense (including stock and unit-based compen sation expense of $1,624, $178, $2,246, and $383, respectively.)	12,183	5,365	20,687	10,640

Operating income	76,668	72,504	150,508	96,471
Interest expense, net	(521)	(3,904)	(3,963)	(7,894)
Other income	118	514	302	1,608

Income before income taxes	76,265	69,114	146,847	90,185
Income tax expense	5,054	593	12,731	818

Net income	$71,211	$68,521	$134,116	$89,367
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC	—		54,561
Less: Net income attributable to redeemable noncontrolling interest	32,693		39,303

Net income attributable to Atlas Energy Solutions, Inc.	$38,518		$40,252

Net income per Class A common share
Basic	$0.67		$0.70
Diluted	$0.67		$0.70
Weighted average Class A common shares outstanding
Basic	57,148		57,148
Diluted	57,420		57,420

The accompanying notes are an integral part of these condensed consolidated financial statements.

Atlas Energy Solutions Inc.
Condensed Consolidated Statements of Stockholders’ and Members’ Equity and Redeemable Noncontrolling Interest
(Unaudited)
(In thousands)

	Redeemable Noncontrolling Interest	Members’ Equity	Class A		Class B		Additional Paid-In-Capital	Retained Earnings	Stockholders’ and Members’ Equity
		Value	Shares	Value	Shares	Value
Balance at December 31, 2022	$—	$511,357	—	$—	—	$—	$—	$—	$511,357
Member distributions prior to IPO	—	(15,000)	—	—	—	—	—	—	(15,000)
Net income prior to IPO and reorganization	—	54,561	—	—	—	—	—	—	54,561
Effect of Reorganization and reclassification to redeemable noncontrolling interest (Note 1)	771,345	(550,918)	39,148	391	42,852	429	(221,247)	—	(771,345)
Issuance of common stock in IPO, net of offering costs	—	—	18,000	180	—	—	291,056	—	291,236
Deferred tax liability arising from the IPO	—	—	—	—	—	—	(27,537)	—	(27,537)
Stock-based compensation	—	—	—	—	—	—	1,878	—	1,878
Net income after IPO and Reorganization	39,303	—	—	—	—	—	—	40,252	40,252
$0.15/share Class A common stock dividend	—	—	—	—	—	—	—	(8,572)	(8,572)
$0.15/unit distribution to Atlas Sand Operating, LLC unitholders	(6,428)	—	—	—	—	—	—	—	—
Dividend equivalent rights ($0.15 per share)	—	—	—	—	—	—	—	(144)	(144)
Other distributions to redeemable non-controlling interest unitholders	(1,777)	—	—	—	—	—	—	—	—

Balance at June 30, 2023	$802,443	$—	57,148	$571	42,852	$429	$44,150	$31,536	$76,686

	Redeemable Noncontrolling Interest	Members’ Equity	Class A		Class B		Additional Paid-In-Capital	Retained Earnings	Stockholders’ and Members’ Equity
		Value	Shares	Value	Shares	Value
Balance at December 31, 2021	$—	$338,697	—	$—	—	$—	$—	$—	$338,697
Member distributions	—	(15,024)	—	—	—	—	—	—	(15,024)
Unit-based compensation expense	—	383	—	—	—	—	—	—	383
Net income	—	89,367	—	—	—	—	—	—	89,367

Balance at June 30, 2022	$—	$413,423	—	$—	—	$—	$—	$—	$413,423

The accompanying notes are an integral part of these condensed consolidated financial statements.

Atlas Energy Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2023	2022
Operating activities:
Net income	$134,116	$89,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	18,622	13,229
Amortization of debt discount	238	222
Amortization of deferred financing costs	191	223
Stock and unit-based compensation	2,246	383
Deferred income tax	9,627	—
Commodity derivatives gain	—	(1,173)
Settlements on commodity derivatives	—	871
Other	185	(250)
Changes in operating assets and liabilities:
Accounts receivable	(12,598)	(44,544)
Accounts receivable - related party	868	55
Inventories	2,313	684
Spare part inventories	(2,737)	(2,447)
Prepaid expenses and other current assets	(3,929)	2,085
Other long-term assets	(918)	(3,343)
Accounts payable	1,813	2,599
Accounts payable - related parties	24	(417)
Deferred revenue	—	6,815
Accrued liabilities and other liabilities	8,057	11,072

Net cash provided by operating activities	158,118	75,431

Investing activities:
Purchases of property, plant and equipment	(146,835)	(18,428)

Net cash used in investing activities	(146,835)	(18,428)
Financing Activities:
Net proceeds from IPO	303,426	—
Payment of offering costs	(6,020)	—
Member distributions prior to IPO	(15,000)	(15,024)
Principal payments on term loan borrowings	(16,573)	(12,745)
Issuance costs associated with debt financing	(752)	(233)
Payments under finance leases	(1,700)	(393)
Dividends paid to Class A common stockholders	(8,572)	—
Distributions paid to Atlas Sand Operating, LLC unitholders	(6,428)	—

Net cash provided by (used in) financing activities	248,381	(28,395)

Net increase in cash and cash equivalents	259,664	28,608
Cash and cash equivalents, beginning of period	82,010	40,401

Cash and cash equivalents, end of period	$341,674	$69,009

Supplemental cash flow information
Cash paid during the period for:
Interest	$7,426	$7,358

Taxes	$4,227	$468

Supplemental disclosure of non-cash investing activities:
Property, plant and equipment in accounts payable and accrued liabilities	$51,088	$10,022

The accompanying notes are an integral part of these condensed consolidated financial statements.

Atlas Energy Solutions Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Note 1 – Business and Organization
Atlas Energy Solutions Inc. (“Atlas Inc.” and together with its subsidiaries “we,” “us,” “our,” or the “Company”) was formed on February 3, 2022, pursuant to the laws of the State of Delaware. Atlas Inc. is a holding corporation and the ultimate parent company of Atlas Sand Company, LLC (“Atlas LLC”), a Delaware limited liability company formed on April 20, 2017. Atlas LLC is a producer of high-quality, locally sourced 100 mesh and 40/70 sand used as a proppant during the well completion process. Proppant is necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. One hundred percent of Atlas LLC’s sand reserves are located in Winkler and Ward Counties, Texas, within the Permian Basin and operations consist of proppant production and processing facilities, including one facility near Kermit, Texas (the “Kermit facility”), a second facility under development at the Kermit location, and a third facility near Monahans, Texas (the “Monahans facility”).
We are currently building a logistics platform with the goal of increasing the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. This will include the Dune Express, an overland conveyor infrastructure solution currently under construction, coupled with our growing fleet of fit-for-purpose
trucks and trailers.
We sell products and services primarily to oil and natural gas exploration and production companies and oilfield services companies primarily under supply agreements and also through spot sales on the open market.
Initial Public Offering
On March 13, 2023, we completed our initial public offering (the “IPO”) of 18,000,000 shares of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”) at a price of $18.00 per share. The IPO generated $324.0 million of gross proceeds and net proceeds of approximately $291.2 million. The gross proceeds were offset by $20.6 million of underwriting discounts and commissions, $5.9 million of current offering costs in 2023, and $6.3 million in offering costs paid in 2022 that were recorded to other long-term assets on the consolidated balance sheets as of December 31, 2022. The material terms of the IPO are described in the Company’s final prospectus, dated March 8, 2023 and filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”), on March 10, 2023 (the “Final Prospectus”).
Reorganization
Pursuant to a master reorganization agreement (the “Master Reorganization Agreement”) dated March 8, 2023, by and among the Company, Atlas Sand Management Company, LLC, a Texas limited liability company (“ASMC”), Atlas LLC, Atlas Sand Holdings, LLC, a Delaware limited liability company (“Holdings”), Atlas Sand Operating, LLC, a Delaware limited liability company (“Atlas Operating”), Atlas Sand Holdings II, LLC, a Delaware limited liability company (“Holdings II”), Atlas Sand Management Company II, LLC, a Delaware limited liability company (“ASMC II”), and Atlas Sand Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), the Company and the parties thereto completed certain restructuring transactions (the “Reorganization”) in connection with the IPO. As part of the Reorganization:

•	Merger Sub merged with and into Atlas LLC, with Atlas LLC surviving as a wholly owned subsidiary of Atlas Operating;

•
Holdings, Holdings II and ASMC II were formed (collectively with ASMC, the “HoldCos”), through which certain holders who previously held membership interests in Atlas LLC (the “Legacy Owners”) were issued (and continue to hold a portion of) the membership interests in Atlas Operating, as represented by a single class of common units (“Operating Units”);

•
certain Legacy Owners, through the HoldCos, transferred all or a portion of their Operating Units and voting rights, as applicable, in Atlas Operating to the Company in exchange for an aggregate of 39,147,501 shares of Class A common stock and, in the case of Legacy Owners continuing to hold Operating Units through the HoldCos, an aggregate of 42,852,499 shares of Class B common stock, par value $0.01 per share, of the Company (the “Class B common stock,” and together with the Class A common stock, the “common stock”), so that such Legacy Owners that continue to hold Operating Units also hold, through the HoldCos, one share of Class B common stock for each Operating Unit held by them immediately following the Reorganization;

•	the 1,000 shares of Class A common stock issued to Atlas LLC at the formation of the Company were redeemed and canceled for nominal consideration; and

•
the Company contributed all of the net proceeds received by it in the IPO to Atlas Operating in exchange for a number of Operating Units (such that the total number of Operating Units held by the Company equals the number of shares of Class A common stock outstanding after the IPO), and Atlas Operating further contributed the net proceeds received to Atlas LLC.

As a result of the Reorganization, (i) the Company’s sole material asset consists of Operating Units, (ii) Atlas Operating’s sole material asset consists of 100% of the membership interests in Atlas LLC and (iii) Atlas LLC owns all of the Company’s operating assets. The Company is the managing member of Atlas Operating and is responsible for all operational, management and administrative decisions relating to Atlas LLC’s business and consolidates the financial results of Atlas LLC and its subsidiaries.
As a result of the IPO and Reorganization:

•
the Legacy Owners collectively own all of the outstanding shares of Class B common stock and 39,147,501 shares of Class A common stock, collectively representing 82.0% of the voting power and 68.5% of the economic interest of Atlas Inc. (and 82.0% of the economic interest of Atlas LLC, including both direct and indirect ownership interests);

•	Atlas Inc. owns an approximate 57.1% interest in Atlas Operating; and

•	the Legacy Owners that continue to hold Operating Units collectively own an approximate 42.9% interest in Atlas Operating.
On or before August 30, 2023, we will designate a date for distributions of the Operating Units and shares of common stock of the Company currently held by the HoldCos to the Legacy Owners in accordance with the distribution provisions of each respective HoldCo operating agreement. Following this distribution, the HoldCos will be dissolved, and the Legacy Owners will hold shares of the Company’s Class A common stock or Class B common stock (and corresponding Operating Units) directly.
On March 13, 2023, the date on which we closed the IPO, a corresponding deferred tax liability of approximately $27.5 million was recorded associated with the differences between the tax and book basis of the investment in Atlas LLC. The offset of the deferred tax liability was recorded to additional paid-in
capital. As there was no change in control of Atlas Operating, Atlas LLC, or the businesses or subsidiaries held by Atlas LLC as a result of the Reorganization, purchase accounting is not required and the Legacy Owners’ interests in Operating Units are recognized as a noncontrolling interest in Atlas Operating.
Note 2 – Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and SEC requirements. All adjustments necessary for a fair presentation of the Financial Statements have been included. Such adjustments are of a normal, recurring nature. These condensed consolidated financial statements include the accounts of Atlas Inc., New Atlas HoldCo Inc., Atlas Operating, Atlas LLC, and Atlas LLC’s wholly owned subsidiaries: Atlas Sand Employee Company, LLC; Atlas OLC Employee Company, LLC; Atlas Construction Employee Company, LLC; Atlas Sand Employee Holdings, LLC; Fountainhead Logistics Employee Company, LLC; Atlas Sand Construction, LLC; OLC Kermit, LLC; and OLC Monahans, LLC; Fountainhead Logistics, LLC; and Fountainhead Transportation Services, LLC.
The results of operations for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any other period. The Financial Statements and these notes should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2022 included within the Company’s Final Prospectus.
As discussed in Note 1-
Business and Organization
, as a result of our IPO and the Reorganization, Atlas Inc. is the managing member of Atlas Operating and consolidates entities in which it has a controlling financial interest. The Reorganization was considered a transaction between entities under common control. As a result, the financial statements for periods prior to our IPO and the Reorganization have been adjusted to combine the previously separate entities for presentation purposes. However, Atlas Inc. and Atlas Operating had no operations or assets and liabilities prior to our IPO. As such, for periods prior to the completion of our IPO, the consolidated financial statements represent the historical financial position and results of operations of Atlas LLC and its subsidiaries. For periods after the completion of our IPO, the financial position and results of operations include those of Atlas Inc. and report the redeemable noncontrolling interest related to the portion of Operating Units not owned by Atlas Inc.
Consolidation
The Financial Statements include the accounts of the Company and controlled subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.
Use of Estimates
The preparation of the Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of these Financial Statements include, but are not limited to: the sand reserves and their impact on calculating the depletion expense under the units-of-production
method; the depreciation and amortization associated with property, plant and equipment; stock and unit-based compensation; spare parts inventory reserve; collectability of receivables; certain liabilities; and income tax expense. We base estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
Cash and cash equivalents
Cash and cash equivalents consist of all highly liquid investments that are readily convertible into cash and have original maturities of three months or less when purchased. As of June 30, 2023, we have deposits of $109.3 million in an Insured Cash Sweep (“ICS”) Deposit Placement Agreement within IntraFi Network LLC facilitated by our bank. The ICS program provides the Company with access to FDIC insurance for our total cash held within the ICS. We had an additional $170.5 million in
2-month
and
3-month
United States Treasury Bills which are fully backed by the United States as of June 30, 2023. We place our remaining cash deposits with high-credit-quality financial institutions. At times, a portion of our cash may be uninsured or in deposit accounts that exceed or are not covered under the Federal Deposit Insurance Corporation limit.

Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at cost when earned and represent claims against third parties that will be settled in cash. These receivables generally do not bear interest. The carrying value of our receivables, net of allowance for credit losses, represents the estimated collectable amount. If events or changes in circumstances indicate specific receivable balances may be impaired, further consideration is given to our ability to collect those balances and the allowance is adjusted accordingly. We perform credit evaluations of new customers and sometimes require deposits and prepayments, to mitigate credit risk. When it is probable that all or part of an outstanding balance will not be collected, we establish an allowance for credit losses.
On January 1, 2023, we adopted Accounting Standards Update (“ASU”)
2016-13,
Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments, which replaced the prior incurred loss impairment model with an expected credit loss impairment model for financial instruments, including accounts receivable. The adoption of ASU
2016-13
did not result in a material cumulative-effect adjustment to retained earnings on January 1, 2023.
We are exposed to credit losses primarily through sales of products and services. We analyze accounts receivable on an individual customer and overall basis through review of historical collection experience and current aging status of our customer accounts. We also consider the financial condition and economic environment of our customers in evaluating the need for an allowance. During the three and six months ended June 30, 2023, we recognized de minimis allowance for credit losses. As of June 30, 2023 and December 31, 2022, we had de minimis allowance for credit losses, which is included in accounts receivable on the condensed consolidated balance sheets.
As of June 30, 2023, two customers represented 19% and 10% of our outstanding accounts receivable balance. As of December 31, 2022, two customers represented 19% and 13% of our outstanding accounts receivable balance, respectively.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1 - Quoted prices in active markets for identical assets or liabilities.
Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 - Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
The amounts reported in the balance sheets as current assets or liabilities, including cash and cash equivalents, accounts receivable, spare parts inventories, inventories, prepaid expenses and other current assets, accounts payable, accrued liabilities and deferred revenues approximate fair value due to the short-term maturities of these instruments. As of the dates indicated, our long-term debt consisted of the following (in thousands):

	At June 30, 2023		At December 31, 2022		Valuation Technique
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial liabilities
Outstanding principal amount of the 2021 Term Loan Credit Facility	$130,947	$130,384	$147,174	$146,837	Level 2 - Market Approach

Our credit agreement with Stonebriar Commercial Finance LLC (“Stonebriar”) pursuant to which Stonebriar extended a $180.0 million single advance six-year
term loan credit facility (the “2021 Term Loan Credit Facility”) bears interest at a fixed rate of 8.47%, where its fair value will fluctuate based on changes in interest rates and credit quality. As of June 30, 2023 and December 31, 2022, the fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments. These inputs are not quoted prices in active markets, but they are either directly or indirectly observable; therefore, they are classified as Level 2 inputs. See Note 6 -
Debt
for discussion of the credit agreement governing the 2021 Term Loan Credit Facility.
Stock-Based Compensation
We account for stock-based compensation, including grants of incentive units, restricted stock awards, time-based restricted stock units and performance share units, under the measurement and recognition provisions of Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation (“ASC 718”). We account for stock and unit-based compensation by amortizing the fair value of the units, which is determined at the grant date, on a straight-line basis unless the tranche method is required.
We account for forfeitures as they occur and reverse any previously recognized stock or unit-based compensation expense for the unvested portion of the awards that were forfeited.
Earnings Per Share
We use the treasury stock method to determine the potential dilutive effect of outstanding restricted stock units and performance share units. We evaluated the potential dilutive effect of Class B common stock using the
“if-converted”
method, noting conversion of Class B common stock to Class A common stock will not have a dilutive impact to earnings per share. Each share of Class B common stock is issued in conjunction with and only as a consequence of the issuance by Atlas Operating of an Operating Unit to a securityholder other than the Company. Atlas Inc. is a holding company the only assets of which are equity interests in Atlas Operating. The earnings of Atlas Operating per unit are attributable to the Company and the other Legacy Owners, as the holders of the outstanding Operating Units. Because each holder of Operating Units other than the Company also holds one share of Class B common stock, and because the Company consolidates the results of operations of Atlas Operating, the earnings per Operating Unit attributable to the Legacy Owners are derivatively attributable to the corresponding shares of Class B common stock held by such Legacy Owners. For that reason, if and when a Legacy Owner determines to exercise its Redemption Right (as defined below in Note 8 -
Stockholders’ Equity
) and exchange an Operating Unit (and corresponding share of Class B common stock), and if Atlas Operating or the Company determines to issue a share of Class A common stock in exchange for such Operating Unit (and corresponding share of Class B common stock), there would not be a dilutive impact to the earnings per share of the Class A common stock.
As a result of the IPO, the presentation of earnings per share for the periods prior to the IPO is not meaningful and only earnings per share for periods subsequent to the IPO are presented herein. See Note 11 –
Earnings Per Share
for additional information.
Redeemable Noncontrolling Interest
We account for the Legacy Owners’ 42.9% economic interest in Atlas Operating through ownership of Operating Units as redeemable noncontrolling interest. The redeemable noncontrolling interest is recognized at the higher of (1) its initial fair value plus accumulated earnings associated with the redeemable noncontrolling interest or (2) the redemption value as of the balance sheet date. At June 30, 2023, the redeemable noncontrolling interest was recorded based on its initial fair value plus accumulated income associated with the redeemable noncontrolling interest as this amount was higher than the redemption value of $726.8 million at June 30, 2023. The redemption amount is based on the
10-day
volume-weighted average closing price of shares of Class A

common stock at the end of the reporting period. Changes in the redemption value are recognized immediately as they occur, as if the end of the reporting period was also the redemption date for the instrument, with an offsetting entry to retained earnings, or additional paid-in
capital in the absence of retained earnings. For more information, refer to Note 9 -
Redeemable Noncontrolling Interest.
Income Taxes
Atlas Inc. is a corporation and it is subject to U.S. federal, state and local income taxes. The tax implications of the Reorganization referenced in Note 1 -
Business and Organization
and the tax impact of the Company’s status as a taxable corporation subject to U.S. federal, state and local income taxes have been reflected in the accompanying Financial Statements.
Atlas Inc. accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled pursuant to the provisions of ASC 740, Income Taxes. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
Atlas Inc. computes its quarterly taxes under the effective tax rate method based on applying an anticipated annual effective rate to its year-to-date
income, except for discrete items. Income taxes for discrete items are computed and recorded in the period that the specific transaction occurs.
Atlas LLC, the Company’s predecessor, was organized as a limited liability company. As a limited liability company, Atlas LLC elected to be treated as a partnership for income tax purposes and, therefore, is not subject to U.S. federal income tax. Rather, the U.S. federal income tax liability with respect to the taxable income of our predecessor was passed through to its owners.
We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing the condensed consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. However, the conclusions regarding the evaluation are subject to review and may change based on factors including, but not limited to, ongoing analysis of tax laws, regulations, and interpretations thereof. As of June 30, 2023 and December 31, 2022, we did not have any liabilities for uncertain tax positions or gross unrecognized tax benefits. Our income tax returns from 2018, 2019, 2020, 2021 and 2022 are open to examinations by U.S. federal, state or local tax authorities. We cannot predict or provide assurance as to the ultimate outcome of any existing or future examinations.
Recently Issued Accounting Pronouncements
Rate Reform – In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. In December 2022, FASB issued ASU
2022-06,
Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. ASU
2022-06
amended ASU
2020-04
and deferred the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. As described in Note 6 -
Debt,
our previous asset-based loan credit facility (the “2018 ABL Credit Facility”) was terminated on February 22, 2023. The 2018 ABL Credit Facility was our only material agreement affected by reference rate reform as of June 30, 2023. We will continue to evaluate the impact of this standard on the Financial Statements and do not believe it will have a material impact on the Financial Statements.
Financial Instruments – In June 2016, the FASB issued ASU
2016-13,
Financial Instruments - Credit Losses (Topic 326), which amended the guidance on the impairment of financial instruments. The standard added an impairment model, referred to as current expected credit loss, which is based on expected losses rather than incurred losses. The standard applies to most debt instruments, trade receivables, lease receivables, reinsurance receivables, financial guarantees and loan commitments. Under the guidance, companies are required to disclose credit quality indicators disaggregated by year of origination for a five-year period. In May 2019, ASU
2016-13
was subsequently amended by ASU
2019-04,
Codification Improvements to Topic 326, Financial Instruments - Credit Losses, ASU
2019-05,
Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief. The new guidance became effective for fiscal years beginning after December 15, 2022. We adopted ASU
2016-13
on January 1, 2023. ASU
2016-13
was applied using a modified retrospective approach, with a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. We analyzed trade accounts receivable on an individual customer and overall basis through review of historical collection experience and current aging status of our customer accounts. We also consider the financial condition and economic environment of our customers in evaluating the need for an allowance. There was no material cumulative impact of adoption in the opening balance of retained earnings as of January 1, 2023. See
Accounts Receivable and Allowance for Credit Losses
discussed within this Note.
Note 3 – Inventories
Inventories consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Raw materials	$343	$290
Work-in-process	2,646	4,825
Finished goods	312	499

Inventories	$3,301	$5,614

No inventory reserve was deemed necessary as of June 30, 2023 or December 31, 2022.
Note 4 – Property, Plant and Equipment, Net
Property, plant and equipment, net, consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Plant facilities associated with productive, depletable properties	$243,618	$243,613
Plant equipment	270,493	251,122
Land	3,009	3,009
Furniture and office equipment	1,871	1,407
Computer and network equipment	1,648	1,648
Buildings and leasehold improvements	30,003	25,402
Logistics equipment	6,771	1,591
Construction in progress	255,654	111,711

Property, plant and equipment	813,067	639,503
Less: Accumulated depreciation and depletion	(113,049)	(97,979)

Property, plant and equipment, net	$700,018	$541,524

Depreciation expense and depletion expense recognized in depreciation, depletion and accretion expense was $8.0 million and $1.4 million, respectively, for the three months ended June 30, 2023, as compared to $5.0 million and $1.4 million, respectively, for the three months ended June 30, 2022. Depreciation expense and depletion expense recognized in depreciation, depletion and accretion expense was $15.0 million and $2.9 million for the six months ended June 30, 2023, respectively, as compared to $10.0 million and $2.6 million for the six months ended June 30, 2022, respectively. Depreciation expense recognized in selling, general and administrative expense was $0.4 million for the three months ended June 30, 2023 as compared to $0.3 million for the three months ended June 30, 2022. Depreciation expense recognized in selling, general and administrative expense was $0.7 million for the six months ended June 30, 2023 as compared to $0.6 million for the six months ended June 30, 2022. We did not recognize impairment of long-lived assets or loss on disposal of assets for the three and six months ended June 30, 2023 and 2022.
Note 5 – Leases
We have operating and finance leases primarily for office space, equipment, and vehicles. The terms and conditions for these leases vary by the type of underlying asset.
Certain leases include variable lease payments for items such as property taxes, insurance, maintenance, and other operating expenses associated with leased assets. Payments that vary based on an index or rate are included in the measurement of lease assets and liabilities at the rate as of the commencement date. All other variable lease payments are excluded from the measurement of lease assets and liabilities, and are recognized in the period in which the obligation for those payments is incurred.
The components of lease cost were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Finance lease cost:
Amortization of right-of-use assets	$1,973	$255	$3,440	$456
Interest on lease liabilities	822	69	1,397	119
Operating lease cost	272	227	534	612
Variable lease cost	87	159	298	342
Short-term lease cost	6,571	2,261	12,362	3,390

Total lease cost	$9,725	$2,971	$18,031	$4,919

Supplemental cash flow and other information related to leases were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$289	$285	$575	$726
Operating cash outflows from finance leases	$822	$70	$1,397	$119
Financing cash outflows from finance leases	$962	$218	$1,700	$393
Right-of-use assets obtained in exchange for new lease liabilities:
Operating leases	$559	$—	$559	$5,384
Finance leases	$13,274	$—	$20,876	$3,951

During the six months ended June 30, 2022, we modified an agreement related to certain operating right-of-use
assets of $1.3 million and liabilities of $1.3 million; the change in terms increased the amount, extended the term, and resulted in finance lease classification. In connection with this modification, we recognized finance lease right-of-use
assets of $3.2 million and liabilities of $3.2 million. There was no gain or loss recognized as a result of these amendments.
Lease terms and discount rates as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023	December 31, 2022
Weighted-average remaining lease term:
Operating leases	4.1 years	4.5 years
Finance leases	5.1 years	5.3 years
Weighted-average discount rate:
Operating leases	4.7%	4.3%
Finance leases	9.4%	9.4%
Future minimum lease commitments as of June 30, 2023 are as follows (in thousands):

	Finance	Operating
Remainder of 2023	$5,089	$737
2024	10,255	1,443
2025	10,168	1,474
2026	10,168	1,414
2027	6,458	815
Thereafter	7,689	11

Total lease payments	49,827	5,894
Less imputed interest	10,497	527

Total	$39,330	$5,367

Supplemental balance sheet information related to our leases as of June 30,
2023
and December 31,
2022
was as follows (in thousands):

	Classification	June 30, 2023	December 31, 2022
Operating Leases
Current operating lease liabilities	Other current liabilities	$1,205	$1,082
Noncurrent operating lease liabilities	Other long-term liabilities	$4,162	$4,287
Finance Leases
Current finance lease liabilities	Other current liabilities	$6,851	$3,213
Noncurrent finance lease liabilities	Other long-term liabilities	$32,479	$16,942
On May 16, 2022, Atlas LLC entered into a master le
ase agre
ement with Stonebriar for the right, but not the obligation, to fund up to $70.0 million of purchases of transportation and logistics equipment. The interim financing for down payments on any purchased equipment is based on one-month
SOFR, plus 8.0%. The final interest rate is set upon acceptance of the equipment based on the terms of the agreement. As of June 30, 2023, Stonebriar has funded $34.1 million of lease commitments under this agreement.
On July 28, 2022, Atlas LLC entered into a master lease agreement with Stonebriar for the right, but not the obligation, to fund up to $10.0 million of purchases of dredges and related equipment. The interim financing for down payments on any purchased equipment is based on one-month
SOFR, plus 8.0%. The final interest rate is

set upon acceptance of the equipment based on the terms of the agreement. As of June 30, 2023, Stonebriar has funded $7.0 million of lease commitments under this agreement.
As of June 30, 2023, we had additional lease commitments totaling $3.5 million that have not yet commenced and therefore are not reflected on the condensed consolidated balance sheet and tables above. These leases include agreements for transportation, logistics equipment and dredge equipment. These leases will commence during fiscal year 2023 with lease terms of four to seven years. Certain transportation and logistics leases discussed here are a component of the purchase commitments discussed in Note 7 -
Commitments and Contingencies.
Note 6 – Debt
Debt consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Term Loan Credit Facility	$132,422	$148,995
Less: Debt discount, net of accumulated amortization of $785 and $546, respectively	(1,015)	(1,254)
Less: Deferred financing fees, net of accumulated amortization of $356 and $248 respectively	(460)	(567)
Less: Current portion (a)	(29,746)	(20,586)

Long-term debt	$101,201	$126,588

(a)	The current portion of long-term debt reflects payments based on the terms of the 2021 Term Loan Credit Facility.
2021 Term Loan Credit Facility
On October 20, 2021, Atlas LLC entered into the 2021 Term Loan Credit Facility with Stonebriar. The loans outstanding under the 2021 Term Loan Credit Facility bear interest at a rate of 8.47% per annum and had an initial maturity date of October 1, 2027. The 2021 Term Loan Credit Facility is guaranteed on a secured basis and interest, plus principal, was initially payable in seventy-two
consecutive monthly installments.
At any time prior to the maturity date, we may prepay loans outstanding under the 2021 Term Loan Credit Facility, in whole or in part, at a price equal to 100% of the principal amount prepaid plus a prepayment fee. The prepayment fee is 2% for prepayments made on or before October 20, 2023 and 1% with respect to any prepayments made thereafter. Upon the maturity of the 2021 Term Loan Credit Facility, the entire unpaid principal amount of loans under the facility, together with interest, fees and other amounts payable in connection with the facility, will become immediately due and payable without further notice or demand.
The 2021 Term Loan Credit Facility includes certain
non-financial
covenants, including but not limited to restrictions on incurring additional debt and certain restricted payments. The 2021 Term Loan Credit Facility is not subject to financial covenants unless $5.0 million or more in aggregate is outstanding under the 2023 ABL Credit Agreement (as defined below), at which time a minimum average liquidity balance of $20.0 million must be maintained. Dividends and distributions to equity holders are permitted to be made pursuant to certain limited exceptions and baskets as described in the credit agreement governing the 2021 Term Loan Credit Facility (the “2021 Term Loan Credit Agreement”) and otherwise generally subject to certain restrictions as described in the 2021 Term Loan Credit Agreement, including the requirements that (a) no Event of Default (as defined in the 2021 Term Loan Credit Agreement) has occurred and is continuing, (b) Atlas maintains a $30.0 million cash balance pro forma for the Restricted Payment (as defined in the 2021 Term Loan Credit Agreement), (c) the Annualized Leverage Ratio (as defined in the 2021 Term Loan Credit Agreement) is not greater than 2.00 to 1.00 and (d) Atlas LLC makes a concurrent prepayment of the loans outstanding under the 2021 Term Loan Credit Facility, which prepayment is not subject to a prepayment penalty fee, in an amount equal to one-third
or
one-fourth
of the total equity distributions being made, based on a pro forma leverage ratio set forth in the 2021 Term Loan Credit Agreement. Furthermore, the 2021 Term Loan Credit Facility permits dividends and distributions in certain other circumstances subject to the terms of the 2021 Term Loan Credit Agreement, including dividends and distributions made solely in certain qualified equity interests, tax distributions, and dividends of up to 10.0% per annum of the net proceeds raised in our IPO. During 2022, Atlas LLC paid $45.0 million of equity distributions and concurrently prepaid $12.6 million of the 2021 Term Loan Credit Facility as required by the terms described above. In January 2023, prior to the Reorganization, the board of managers of Atlas LLC approved and paid $15.0 million of equity distributions, and Atlas LLC concurrently prepaid $3.8 million of the 2021 Term Loan Credit Facility as required by the terms described above. In May 2023, Atlas Operating approved and paid a distribution of $0.15 per Operating Unit, in the aggregate amount of $15.0 million, as permitted by the Amended and Restated Limited Liability Company Agreement of Atlas Operating

(the “Atlas Operating LLCA”), and the Company declared and paid a quarterly variable dividend of $0.15 per share of Class A common stock. Concurrently with this distribution and dividend, Atlas LLC repaid $3.8 million of the 2021 Term Loan Credit Facility at par per the terms of the 2021 Term Loan Credit Facility.
Proceeds from the 2021 Term Loan Credit Facility were used exclusively for general corporate purposes, which included the repayment of outstanding indebtedness under the 2018 Term Loan Credit Facility, and to make permitted distributions. As of June 30, 2023 and December 2022, Atlas LLC was in compliance with the covenants of the 2021 Term Loan Credit Facility.
The 2021 Term Loan Credit Facility is unconditionally guaranteed, jointly and severally, by Atlas LLC and certain of its subsidiaries and secured by substantially all of the assets of Atlas LLC and certain of its subsidiaries, excluding: OLC Kermit, LLC, OLC Monahans, LLC and Atlas OLC Employee Company, LLC.
On February 22, 2023, Atlas LLC and Stonebriar agreed to amend the 2021 Term Loan Credit Facility to, among other things, permit the Company to enter into the 2023 ABL Credit Facility with the 2023 ABL Lenders and to update certain related terms.
2023 ABL Credit Facility
On February 22, 2023, Atlas LLC, certain of its subsidiaries, as guarantors, Bank of America, N.A., as administrative agent, and certain financial institutions party thereto as lenders (the “2023 ABL Lenders”) entered into a Loan, Security and Guaranty Agreement (the “2023 ABL Credit Agreement”) pursuant to which the 2023 ABL Lenders provide revolving credit financing to the Company in an aggregate principal amount of up to $75.0 million (the “2023 ABL Credit Facility”), with Availability (as defined in the 2023 ABL Credit Agreement) thereunder subject to a “Borrowing Base” as described in the 2023 ABL Credit Agreement. The 2023 ABL Credit Facility includes a letter of credit sub-facility,
which permits issuance of letters of credit up to an aggregate amount of $25.0 million. The scheduled maturity date of the 2023 ABL Credit Facility is February 22, 2028; provided that the 2023 ABL Credit Facility will mature on June 30, 2027 if any amount of the 2021 Term Loan Credit Facility that has a maturity date less than 91 days prior to February 22, 2028 is outstanding on June 30, 2027. As of June 30, 2023, Atlas LLC had no outstanding borrowings and $1.1 million outstanding letters of credit under the 2023 ABL
Credit Facility.
Atlas LLC
may also request swingline loans under the 2023 ABL Credit Agreement in an aggregate principal amount not to exceed $7.5 million. During the three and six months ended June 30, 2023, Atlas LLC had no outstanding swingline loans under the 2023 ABL Credit Facility.

Borrowings under the 2023 ABL Credit Facility bear interest, at Atlas LLC’s option, at either a base rate or Term SOFR, as applicable, plus an applicable margin based on average availability as set forth in the 2023 ABL Credit Agreement. Term SOFR loans bear interest at Term SOFR for the applicable interest period plus an applicable margin, which ranges from 1.50% to 2.00% per annum based on average availability as set forth in the

2023
ABL Credit Agreement. Base rate loans bear interest at the applicable base rate, plus an applicable margin, which ranges from 0.50% to 1.00% per annum based on average availability as set forth in the 2023 ABL Credit Agreement. In addition to paying interest on outstanding principal under the 2023 ABL Credit Facility, Atlas LLC is required to pay a commitment fee which ranges from 0.375% per annum to 0.500% per annum with respect to the unutilized commitments under the 2023 ABL Credit Facility, based on the average utilization of the 2023 ABL Credit Facility. Atlas LLC is required to pay customary letter of credit fees, to the extent that one or more letter of credit is outstanding. We recognized $0.1 and $0.1 of interest expense, unutilized commitment fees and other fees under the 2023 ABL Credit Facility, classified as interest expense, for the three and six months ended June 30, 2023, respectively.
The Borrowing Base was initially set at $75.0 million and the amount of available credit changes every month, depending on the amount of eligible accounts receivable and inventory we have available to serve as collateral. The Borrowing Base components are subject to customary reserves and eligibility criteria. As of June 30, 2023, the Borrowing Base was $75.0 million and Availability was $73.9 million.
The 2023 ABL Credit Facility requires that if Availability is less than the greater of (i) 12.50% of the Borrowing Base and (ii) $7.5 million, Atlas LLC must maintain a Fixed Charge Coverage Ratio (as defined in the 2023 ABL Credit Agreement) of at least 1.00 to 1.00 while a Covenant Trigger Period (as defined in the 2023 ABL Credit Agreement) is in effect.
Under the 2023 ABL Credit Agreement, Atlas LLC is permitted to make payments of dividends and distributions pursuant to certain limited exceptions and baskets set forth therein and otherwise generally subject to certain restrictions described therein, including that (i) no Event of Default (as defined under the 2023 ABL Credit Agreement) has occurred and is continuing, and (ii) no loans and no more than more than $7.5 million in letters of credit are outstanding, and liquidity exceeds $30.0 million at all times during the 30 days prior to the date of the dividend or distribution; provided that if any loans are outstanding or outstanding letters of credit exceed $7.5 million and no Event of Default (as defined under the 2023 ABL Credit Agreement) has occurred and is continuing, Atlas LLC is permitted to make payments of dividends and distributions subject to a minimum Fixed Charge Coverage Ratio (as defined under the 2023 ABL Credit Agreement) of 1.00 to 1.00 and satisfaction of minimum availability thresholds under the Borrowing Base (as defined under the 2023 ABL Credit Agreement), as provided under the 2023 ABL Credit Agreement. Additionally, Atlas LLC may make additional payments of dividends and distributions in qualified equity interests and may make Permitted Tax Distributions (as defined under the 2023 ABL Credit Agreement).
The 2023 ABL Credit Facility contains certain customary representations and warranties, affirmative and negative covenants, and events of default. As of June 30, 2023, the Company was in compliance with the covenants under the 2023 ABL Credit Facility.
The 2023 ABL Credit Facility is unconditionally guaranteed, jointly and severally, by Atlas LLC and certain of its subsidiaries and secured by substantially all of the assets of Atlas LLC and certain of its subsidiaries, excluding: OLC Kermit, LLC, OLC Monahans, LLC and Atlas OLC Employee Company, LLC.
2018 Asset-Based Loan Credit Facility

On December 14, 2018, Atlas LLC entered into the 2018 ABL Credit Facility, which provided revolving credit financing with a borrowing capacity of up to $50.0 million. The 2018 ABL Credit Facility was unconditionally guaranteed, jointly and severally, by Atlas LLC and certain of its subsidiaries. The 2018 ABL Credit Facility was set to mature on the stated maturity date, December 14, 2023. On February 22, 2023, Atlas LLC terminated the 2018 ABL Credit Facility. Atlas LLC had no borrowings under the 2018 ABL Credit Facility. In connection with the termination, we charged the remaining balance of the deferred financing cost of $0.2 million to interest expense, net on the condensed consolidated statements of operations for the six months ended June 30, 2023. We incurred de minimis fees associated with the termination.

F-6
0

2023 Term Loan Credit Facility
On July 31, 2023, Atlas LLC entered into a credit agreement (the “2023 Term Loan Credit Agreement”) with Stonebriar, as administrative agent and initial lender, pursuant to which Stonebriar extended Atlas LLC a term loan credit facility comprised of a $180.0 million single advance term loan that was made on July 31, 2023 (the “Initial Term Loan”) and commitments to provide up to $100.0 million of delayed draw term loans (collectively, the “2023 Term Loan Credit Facility”).
The Initial Term Loan is payable in
eighty-four
consecutive monthly installments and a final payment of the remaining outstanding principal balance at maturity. The Initial Term Loan has a final maturity date of August 1, 2030 (the “Maturity Date”). The Initial Term Loan bears interest at a rate equal to
9.50
% per annum.
Each delayed draw term loan under the 2023 Term Loan Credit Facility (“DDT Loans”) will be payable in equal monthly installments, with the monthly installments comprising
80
% of the delayed draw term loan and a final payment of the remaining
20
% of the outstanding principal balance due at maturity, unless earlier prepaid. The DDT Loans will bear interest at a rate equal to the applicable Term SOFR Rate (as defined in the 2023 Term Loan Credit Agreement) plus
5.95
% per annum. All monthly installments with respect to the Initial Term Loan and the DDT Loans payable on or prior to
January 1, 2025
will be interest only.
At any time prior to the Maturity Date, Atlas LLC may redeem loans outstanding under the 2023 Term Loan Credit Facility, in whole or in part, at a price equal to
100
% of the principal amount being prepaid (the “Prepayment Amount”) plus a prepayment fee. The prepayment fee is
8
% of the Prepayment Amount for any prepayment that occurs on or prior to December 31, 2024,
4
% of the Prepayment Amount for any prepayment that occurs after December 31, 2024 but on or prior to December 31, 2025,
3
% of the Prepayment Amount for any prepayment that occurs after December 31, 2025 but on or prior to December 31, 2026 and
2
% of the Prepayment Amount for any prepayment that occurs thereafter. Upon the maturity of the 2023 Term Loan Credit Facility, the entire unpaid principal amount of the loans outstanding thereunder, together with interest, fees and other amounts payable in connection with the facility, will be immediately due and payable without further notice or demand.
Dividends and distributions to equity holders are permitted to be made pursuant to certain limited exceptions and baskets described in the 2023 Term Loan Credit Agreement and otherwise generally subject to certain restrictions set forth in the 2023 Term Loan Credit Agreement, including the requirements that (a) no Event of Default (as defined under the 2023 Term Loan Credit Agreement) has occurred and is continuing and (b) Atlas LLC maintains at least $
30.0
million of Liquidity (as defined under the 2023 Term Loan Credit Agreement) pro forma for the Restricted Payment (as defined under the 2023 Term Loan Credit Agreement).
The 2023 Term Loan Credit Facility includes certain non-financial covenants, including but not limited to restrictions on incurring additional debt and certain distributions. The 2023 Term Loan Credit Facility is subject to a maximum
4.0 to 1.0
Leverage Ratio (as defined in the 2023 Term Loan Credit Agreement) financial covenant. Such financial covenant is tested as of the last day of each fiscal quarter.
Proceeds from the 2023 Term Loan Credit Facility were used to repay outstanding indebtedness under our previous 2021 Term Loan Credit Facility with Stonebriar, to repay obligations outstanding under certain equipment lease arrangements with Stonebriar and for general corporate purposes.
The 2023 Term Loan Credit Facility is unconditionally guaranteed, jointly and severally, by Atlas LLC and its subsidiaries and secured by substantially all of the assets of Atlas LLC and its subsidiaries. The 2023 Term Loan Credit Facility is also unconditionally guaranteed on an unsecured basis by Atlas
Inc.

Note 7 – Commitments and Contingencies
Royalty Agreements
Atlas LLC entered into a royalty agreement associated with its leased property at the Kermit facility and a mining agreement associated with its leased property at the Monahans facility, in each case, with Permian Dunes Holding Company, LLC, a related party. The royalty agreement associated with the Kermit facility terminated on the date of our IPO, pursuant to the terms of the agreement. Under the mining agreement associated with the Monahans facility, we are committed to pay royalties on product sold from that facility and are required to pay a minimum royalty of $1.0 million for any lease year following our IPO. Royalty expense associated with these agreements is recorded as the product is sold, is included in costs of sales, and totaled between 5% and 10% of cost of sales for the three and six months ended June 30, 2023, and totaled between 10% and 15% of cost of sales for the three and six months ended June 30, 2022.
Standby Letters of Credit
As of December 31, 2022, we had $1.1 million outstanding in standby letters of credit issued under the 2018 ABL Credit Facility. On February 22, 2023, the 2018 ABL Credit Facility was terminated and our standby letters of credit were transferred to our 2023 ABL Credit Facility. As of June 30, 2023, we had $1.1 million outstanding in standby letters of credit issued under the 2023 ABL Credit Facility.
Purchase Commitments
On March 23, 2022, we entered into an agreement to purchase transportation and logistics equipment in the amount of $5.2 million and $26.2 million in 2022 and 2023, respectively, subject to customary terms and conditions. On April 20, 2022, we entered into an agreement to purchase transportation and logistics equipment in the amount of $8.5 million and $11.9 million in 2022 and 2023, respectively, subject to customary terms and conditions. In addition, in connection with the construction of the Dune Express and construction of the second facility at the Kermit location, we enter short-term purchase obligations for products and services. We expect to use $291.2 million of the net proceeds from the IPO and cash flow from operations to fund the obligations over the next 15 to 17 months.
Litigation
We are involved in various legal and administrative proceedings that arise from time to time in the ordinary course of doing business. Some of these proceedings may result in fines, penalties or judgments being assessed against us, which may adversely affect our financial results. In addition, from time to time, we are involved in various disputes, which may or may not be settled prior to legal proceedings being instituted and which may result in losses in excess of accrued liabilities, if any, relating to such unresolved disputes. Expenses related to litigation reduce operating income. We do not believe that the outcome of any of these proceedings or disputes would have a significant adverse effect on our financial position, long-term results of operations or cash flows. It is possible, however, that charges related to these matters could be significant to our results of operations or cash flows in any single accounting period. Management is not aware of any legal, environmental or other commitments and contingencies that would have a material effect on the Financial Statements.

Note 8 – Stockholders Equity
Class A Common Stock
Atlas Inc. had 57,147,501 shares of Class A common stock outstanding as of June 30, 2023. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the Company’s stockholders and are entitled to ratably receive dividends when and if declared by the Company’s board of directors (the “Board”). Upon liquidation, dissolution, distribution of assets or other

62

winding
up, the holders of shares of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any outstanding shares of preferred stock
.
Class B Common Stock
Atlas Inc. had 42,852,499 shares of Class B common stock outstanding as of June 30, 2023. Holders of shares of Class B common stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders. Holders of Class A common stock and Class B common stock generally vote together as a single class on all matters presented to Atlas Inc.’s stockholders for their vote or approval. Holders of Class B common stock do not have any right to receive dividends or distributions upon a liquidation or winding up of Atlas Inc. See Note 9 -
Redeemable Noncontrolling Interest
for more information regarding Class B common stock.
Dividends and Distributions
In April 2023, Atlas Operating approved a distribution to its unitholders, the Company and Holdings, in the aggregate amount of $4.1 million for the payment of estimated U.S. federal income tax obligations, as permitted by the Atlas Operating LLCA. To effect the payment of the distribution, Atlas Operating made a distribution of $2.3 million to the Company, which was remitted to the Internal Revenue Service. The related pro rata distribution due to Holdings is included in accrued liabilities on the condensed consolidated balance sheets.
In May 2023, Atlas Operating approved and paid a distribution of $0.15 per Operating Unit, in the aggregate amount of $15.0 million, as permitted by the Atlas Operating LLCA, and the Company declared a quarterly variable dividend of $0.15 per share of Class A common stock. To effect the payment of the dividend, Atlas Operating paid a distribution of $0.15 per Operating Unit to each of the Company and Holdings, the Company used its respective distribution to fund the quarterly variable dividend paid to the holders of our Class A common stock, and Holdings distributed its respective distributions to certain Legacy Owners who are holders of membership interests in Holdings. Concurrently with this distribution, Atlas LLC repaid $3.8 million of the 2021 Term Loan Credit Facility at par per the terms of the 2021 Term Loan Credit Facility.
On July 31, 2023, Atlas Operating approved a distribution of $0.20 per Operating Unit, in the aggregate amount of $20.0 million, as permitted by the Atlas Operating LLCA, and the Company declared a quarterly base dividend of $0.15 per share and a quarterly variable dividend of $0.05 per share of Class A common stock. The dividend and distribution, as applicable, will be payable on August 17, 2023 to holders of record of Class A common stock and Operating Units, as applicable, at the close of business on August 10, 2023.
Up-C
Simplification
On July 31, 2023, the Company entered into a master reorganization agreement (the “Simplification MRA”) to reorganize under a new public holding company (the
“Up-C
Simplification”). The
Up-C
Simplification will allow the Company to, among other things, eliminate its
“Up-C”
structure and transition to a single class of common stock held by all stockholders, as opposed to the two classes of common stock of the Company that are currently authorized, issued and outstanding: the Class A common stock (such shares, for the purposes of this discussion, the “Existing Class A Shares”), and the Class B common stock (such shares, for the purposes of this discussion, the “Existing Class B Shares” and, together with the Existing Class A Shares, the “Existing Common Stock”).
The parties to the Simplification MRA are: the Company; Atlas Operating; New Atlas HoldCo Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“New Atlas”); AESI Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Atlas (“PubCo Merger Sub”); Atlas Operating Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Atlas (“OpCo Merger Sub”); and Holdings. Holdings currently holds all of the Existing Class B Shares and all of the issued and outstanding Operating Units not held by the Company. The term “Downstairs Holder(s)” refers to Holdings or, in the event that any of the Operating Units and corresponding Existing Class B Shares currently held by Holdings are distributed or otherwise transferred prior to the consummation of the
Up-C
Simplification, the holders of such securities following such distribution or transfer.
Pursuant to the Simplification MRA, (a) PubCo Merger Sub will be merged with and into Atlas Inc. (the “PubCo Merger”), as a result of which (i) each of the Existing Class A Shares then issued and outstanding will be exchanged for one share of common stock of New Atlas, par value $0.01 per share (the “New Atlas Common Stock”), (ii) all of the Existing Class B Shares then issued and outstanding will be surrendered by the Downstairs Holder(s) and cancelled for no consideration and (iii) Atlas Inc. will survive the PubCo Merger (in such capacity, the “Surviving Corporation”) as a direct, wholly-owned subsidiary of New Atlas; and (b) OpCo Merger Sub will be merged with and into Atlas Operating (the “OpCo Merger” and, together with the PubCo Merger, the “Mergers”), as a result of which (i) each of the Operating Units then issued, outstanding and held by the Downstairs Holder(s) will be exchanged for one share of New Atlas Common Stock and (ii) Atlas Operating will become a wholly-owned subsidiary (partially direct and partially indirect through the Surviving Corporation) of New Atlas.
As a result of the
Up-C
Simplification, New Atlas will replace Atlas Inc. as the publicly held entity and, through its subsidiaries, will conduct all of the operations currently conducted by Atlas Inc., and Atlas Inc. will remain the managing member of Atlas Operating.
Under the terms of the Simplification MRA, New Atlas is required to file with the SEC a registration statement on Form S-4 in order to provide for the registration under the Securities Act of the shares of New Atlas Common Stock issuable by New Atlas in connection with the Mergers (the “Simplification Registration Statement”), and containing an information statement and prospectus relating to the Mergers (the “Information Statement/Prospectus). Pursuant to the terms of the Simplification MRA and in connection with the consummation of the Up-C Simplification, that certain Registration Rights Agreement, dated March 8, 2023, by and among Atlas Inc. and the other parties thereto (the “Existing Registration Rights Agreement”), and that certain Stockholders’ Agreement, dated March 8, 2023, by and among Atlas Inc. and the other parties thereto (the “Existing Stockholders’ Agreement”), are expected to be amended and restated in order to, among other things, provide for the assumption of Atlas Inc.’s obligations thereunder by New Atlas. The amended and restated registration rights agreement and the amended and restated stockholders’ agreement will each be substantially similar to the Existing Registration Rights Agreement and Existing Stockholders’ Agreement, respectively, but will contain certain administrative and clarifying changes to reflect the transition from a dual class to a single class of common stock.
The consummation of the Up-C Simplification, including the Mergers, is subject to the satisfaction or waiver of certain specified conditions in the Simplification MRA, including, among other things, (i) the receipt of approval of the Up-C Simplification by the holders of a majority of the voting power of the outstanding shares of Existing Common Stock entitled to vote thereon, (ii) the Simplification Registration Statement having been declared effective by the SEC under the Securities Act, (iii) the shares of New Atlas Common Stock issuable in connection with the Mergers having been approved for listing on the New York Stock Exchange, and (iv) at least 20 calendar days having elapsed since Atlas Inc. mailed the Information Statement/Prospectus to its stockholders.
Non-recurring
transaction costs associated with the
Up-C
Simplification are shown as an
add-back
to Adjusted EBITDA. Refer to “— How We Evaluate Our Operations —
Non-GAAP
Financial Measures” for additional disclosure.
A more detailed description of the Simplification MRA and the
Up-C
Simplification was included in the Company’s Current Report on Form
8-K
filed by the Company with the SEC on August 1, 2023 (the
“Up-C
Simplification
8-K”).
The foregoing summary of the Simplification MRA and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Simplification MRA, which is filed as Exhibit 2.1 of the
Up-C
Simplification
8-K.

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Note 9 – Redeemable Noncontrolling Interest
The redeemable noncontrolling interest represents the Legacy Owners’ 42.9% economic interest in Atlas Operating through ownership of Operating Units. In addition, the Legacy Owners own all of the Company’s non-economic
Class B common stock. Each share of Class B common stock entitles its holder to one vote on all matters to be voted on by our stockholders, generally, but confers no economic rights to dividends or distributions upon a liquidation or winding up of Atlas Inc. As discussed in Note 1 -
Business and Organization
, following the IPO:

•
Each holder of Operating Units following the Reorganization, other than Atlas Inc. and its subsidiaries, received a number of shares of Class B common stock equal to the number of Operating Units held by such holder following the IPO;

•
Atlas Inc. contributed, directly or indirectly, the net proceeds of the IPO to Atlas Operating in exchange for an additional number of Operating Units such that Atlas Inc. holds, directly or indirectly, a total number of Operating Units equal to the number of shares of Class A common stock outstanding following the IPO; and

•
Following the IPO, under the Atlas Operating LLCA, the holders of Operating Units, other than Atlas Inc., will, subject to certain limitations, have the right (the “Redemption Right”) to cause Atlas Operating to acquire all or a portion of their Operating Units for, at Atlas Operating’s election, (i) shares of Atlas Inc.’s Class A common stock at a redemption ratio of one share of Class A common stock for each Operating Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. The Company will determine whether to issue shares of Class A common stock or cash based on facts in existence at the time of the decision, which are expected to include the relative value of the Class A common stock (including the trading prices for the Class A common stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Operating Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, Atlas Inc. (instead of Atlas Operating) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered Operating Unit directly from the redeeming holder for, at Atlas Inc.’s election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of Operating Units pursuant to the Redemption Right or the Call Right, a corresponding number of shares of such holder’s Class B common stock will be cancelled.

The
Legacy Owners’ 42.9% economic interest in Atlas Operating through ownership of Operating Units is classified as redeemable noncontrolling interest on the condensed consolidated balance sheets as, pursuant to the Atlas Operating LLC Agreement, holders of Operating Units have the right to cause Atlas Operating to acquire all or a portion of their Operating Units for, at Atlas Operating’s election, (i) shares of Atlas Inc.’s Class A common stock at a redemption ratio of one share of Class A common stock for each Operating Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Certain holders of the Class B common stock are participants in a stockholders’ agreement among holders of a majority of the voting stock of the Company, which allows Mr. Brigham or his affiliates to designate the members of the Board, including those directors that determine whether Atlas Operating will elect to make a cash payment upon an Operating Unit holder’s exercise of its Redemption Right.

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The redeemable noncontrolling interest is recognized at the higher of (1) its initial fair value plus accumulated earnings associated with the noncontrolling interest or (2) the redemption value as of the balance sheet date. From the date of the IPO through June 30, 2023, we recorded adjustments to the value of our redeemable noncontrolling interest as presented in the table below:

Redeemable Noncontrolling Interest
Balance at March 13, 2023 (1)	$771,345
Net income attribution post-IPO	39,303
$0.15/unit distribution to Atlas Sand Operating, LLC unitholders	(6,428)
Other distributions to redeemable non-controlling interest unitholders	(1,777)

Balance at June 30, 2023	$802,443

(1)	Based on the Operating Units held by the Legacy Owners who also hold 42,852,499 shares of Class B common stock and a Class A common stock price of $18.00 on the date on which we consummated the IPO.
Note 10 – Stock-Based Compensation
Long Term Incentive Plan
On March 8, 2023, we adopted the Atlas Energy Solutions Inc. 2023 Long Term Incentive Plan (the “LTIP”) for the benefit of employees, directors and consultants of the Company and its affiliates. The LTIP provides for the grant of all or any of the following types of awards: (1) incentive stock options qualified as such under U.S. federal income tax laws; (2) stock options that do not qualify as incentive stock options; (3) stock appreciation rights; (4) restricted stock awards; (5) restricted stock units (“RSUs”); (6) bonus stock; (7) dividend equivalents; (8) other stock-based awards; (9) cash awards; and (10) substitute awards. The shares to be delivered under the LTIP may be made available from (i) authorized but unissued shares, (ii) shares held as treasury stock or (iii) previously issued shares reacquired by us, including shares purchased on the open market. Subject to adjustment in accordance with the terms of the LTIP, 10,270,000 shares of Class A common stock have been reserved for issuance pursuant to awards under the LTIP. If an award under the LTIP is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the LTIP. The LTIP will be administered by the Compensation Committee of the Board (the “Compensation Committee”). On June 30, 2023, 9,507,255 shares of Class A common stock were available for future grants. We account for the awards granted under the LTIP as compensation cost measured at the fair value of the award on the date of grant.
Restricted Stock Units
RSUs represent the right to receive shares of Class A common stock at the end of the vesting period in an amount equal to the number of RSUs that vest. The granted RSUs vest and become exercisable with respect to employees in three equal installments starting on the first anniversary of the date of grant and, with respect to directors, on the one-year
anniversary of the date of grant, so long as the participant either remains continuously employed or continues to provide services to Board, as applicable. The RSUs are subject to restrictions on transfer and are generally subject to a risk of forfeiture if the award recipient ceases providing services to the Company prior to the date the award vests. If the participant’s employment with or service to the Company is terminated for cause or without good reason prior to the vesting of all of the RSUs, and unless such termination is a “Qualifying Termination” or due to a “Change in Control” as defined in the applicable restricted stock unit agreement, any unvested RSUs will generally terminate automatically and be forfeited without further notice and at no cost to the Company. In the event the Company declares and pays a dividend in respect of its outstanding shares of common stock and, on the record date for such dividend, the participant holds RSUs that have not been

F-6
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settled, we will record the amount of such dividend in a bookkeeping account and pay to the participant an amount in cash equal to the cash dividends the participant would have received if the participant was the holder of record, as of such record date, of a number of shares of common stock equal to the number of RSUs held by the participant that had not been settled as of such record date, such payment to be made on or within 60 days following the date on which such RSUs vest. The stock-based compensation expense of such RSUs was determined using the closing prices on March 13, 2023 and May 22, 2023, the dates of grant, of $15.99 and $17.72 applied to the total number of 260,722 and 28,217 RSUs granted, respectively. We account for forfeitures as they occur. We recognized stock-based compensation related to RSUs of $0.7 million and $0.8 million for the three and six months ended June 30, 2023, respectively. Changes in non-vested
RSUs outstanding under the LTIP during the three months ended June 30, 2023 were as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2022	—	$—
Granted	288,939	$16.16
Vested	(16,944)	$15.99
Forfeited	—	$—

Non-vested at June 30, 2023	271,995	$16.17

There was approximately $3.8 million of unrecognized compensation expense relating to outstanding RSUs as of June 30, 2023. The unrecognized compensation expense will be recognized on a straight-line basis over the weighted average remaining vesting period of 1.6 years.
Performance Share Units
Performance Share Units (“PSUs”) represent the right to receive one share of Class A common stock multiplied by the number of PSUs that become earned, and the number of PSUs that may vest range from 0% to 200% of the Target PSUs (as defined in the Performance Share Unit Grant Agreement governing the PSUs (the “PSU Agreement”)), subject to the Compensation Committee’s discretion to increase the ultimate number of vested PSUs above the foregoing maximum level. Each PSU also includes a tandem dividend equivalent right, which is a right to receive an amount equal to the cash dividends made with respect to a share of common stock during the Performance Period (as defined in the PSU Agreement), which will be adjusted to correlate to the number of PSUs that ultimately become vested pursuant to the PSU Agreement. 490,167 PSUs (based on target) were granted on March 13, 2023 (the “2023 PSUs”). The Performance Goals (as defined in the PSU Agreement) for the 2023 PSUs are based on a combination of Return on Capital Employed (“ROCE”) and “Relative TSR” (each, as defined in the PSU Agreement), with 25% weight applied to ROCE and 75% weight applied to Relative TSR, each as measured during the three-year Performance Period ending December 31, 2025. The vesting level is calculated based on the actual total stockholder return achieved during the Performance Period. The fair value of such PSUs was determined using a Monte Carlo simulation and will be recognized over the applicable Performance Period. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Expected volatilities in the model were estimated using a historical period consistent with the Performance Period of approximately three years. The risk-free interest rate was based on the United States Treasury rate for a term commensurate with the expected life of the grant. We recognized stock-based compensation related to PSUs

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of $0.9 million and $1.1 million for the three and six months ended June 30, 2023. Changes in non-vested
PSUs outstanding under the LTIP during the three months ended June 30, 2023 were as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2022	—	$—
Granted	490,167	$20.19
Vested	(584)	$20.19
Forfeited	(16,360)	$20.19

Non-vested at June 30, 2023	473,223	$20.19

There was approximately $8.5 million of unrecognized compensation expense relating to outstanding PSUs as of June 30, 2023. The unrecognized compensation expense will be recognized on a straight-line basis over the weighted average remaining vesting period of 2.5 years.
Atlas LLC Incentive Plan and ASMC Incentive Plan
Prior to the IPO closing date, the Company recognized unit-based compensation expense for awards granted under two long-term incentive plans, the Atlas Sand Management Company, LLC Long-Term Incentive Plan (the “ASMC Plan”) and the Atlas Sand Company, LLC Long-Term Incentive Plan (the “ASCo Plan”). The ASMC Plan was adopted on September 15, 2017, by ASMC for officers, employees, directors, managers and consultants of ASMC (the “ASMC Participants”). The ASCo Plan was adopted by Atlas LLC on December 15, 2017, for officers, employees, directors, managers, consultants or other advisors of Atlas LLC (the “ASCo Participants”).
On May 28, 2018, Atlas LLC adopted the Atlas Sand Company, LLC Amended and Restated Long-Term Incentive Plan that reduced the authorized available awards to be issued under the ASCo Plan from 149,425 to 100,000. The ASCo Plan consists of equity grants of Class P units made to ASCo Participants at the discretion of the plan administrator. Pursuant to the terms of the ASCo Plan, to the extent that an award is canceled, any and all Class P units that are canceled and repurchased will be available again for new awards under the ASCo Plan.
The Company has applied the guidance of FASB Interpretation 44, which establishes an accounting model whereby equity awards granted by a parent company to employees of a subsidiary are recognized in the financial statements of the subsidiary.
A summary of Atlas LLC’s Class P unit activity is as follows:

	Number of Class P Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2022	3,533	$151.57
Granted	—	$—
Vested	(3,533)	$151.57
Forfeited	—	$—

Non-vested at June 30, 2023	—	$—

We account for each tranche of the unit awards as compensatory awards in accordance with ASC 718, and as such, compensation expense is recognized over the service condition vesting period based on the grant date fair values using a graded vesting methodology. To determine grant date fair value, we valued these unit awards utilizing a Monte Carlo option pricing model, to take into consideration the probability of a market condition on being met. This methodology involves making assumptions for the expected time to liquidity, volatility and risk-free rate.

F-6
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We estimated expected volatility based on a 50/50 blend of historical and implied volatility. The risk-free interest rate is based on the yield on U.S. government bonds for a period commensurate with the expected term. The expected term is based on time to the expected exit date as of the valuation date based on the probability weighted average of exit scenario terms. We applied a discount to reflect the lack of marketability due to the absence of an active market for its units. Further, we assumed no expected dividend yield.
For the three and six months ended June 30, 2023, we recognized no unit-based compensation expense related to awards in the ASCo Plan and $0.2 million of unit-based compensation expense related to awards in the ASCo Plan, respectively, as compared to $0.1 million and $0.3 million for the three and six months ended June 30, 2022, respectively. For the three and six months ended June 30, 2023, the Company recognized no unit-based compensation expense related to awards in the ASMC Plan and $0.1 million of unit-based compensation expense related to awards in the ASMC Plan, respectively, as compared to $0.1 million and $0.1 million for the three and six months ended June 30, 2022, respectively.
As of June 30, 2023, there were no unrecognized unit-based compensation expense amounts related to the ASCo Plan and ASMC Plan.
Note 11 – Earnings per Share
Basic earnings per share (“EPS”) measures the performance of an entity over the reporting period. Diluted earnings per share measures the performance of an entity over the reporting period while giving effect to all potentially dilutive common shares that were outstanding during the period. Atlas Inc. uses the treasury stock method to determine the potential dilutive effect of vesting of its outstanding RSUs and PSUs. Atlas Inc. does not use the two-class
method as the Class B common stock, the unvested RSUs, and PSU awards are nonparticipating securities. The issuance of Class A common stock in exchange for Operating Units held by the Legacy Owners (and their corresponding shares of Class B common stock) will not have a dilutive effect on EPS and was not recognized in dilutive earnings per share calculations as of June 30, 2023. Please see Note 2
 - Summary of Significant Accounting Policies -Earnings Per Share
for more information. There were no shares of Class A or Class B common stock outstanding for the three and six months ended June 30, 2022, and therefore no earnings per share information has been presented for that period.
For the three and six months ended June 30, 2023, Atlas Inc.’s EPS calculation includes only its share of net income for the period subsequent to the IPO, and omits income prior to the IPO. In addition, the basic weighted average shares outstanding calculation is based on the actual days during which the shares were outstanding date of our IPO through June 30, 2023.
The following table reflects the allocation of net income to common stockholders and EPS computations for the period indicated based on a weighted average number of shares of common stock outstanding for the period:

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2023
Numerator:
Net income	$71,211	$134,116
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC	—	54,561
Less: Net income attributable to redeemable noncontrolling interest	32,693	39,303

Net income attributable to Atlas Energy Solutions, Inc.	$38,518	$40,252

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	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2023
Denominator:
Basic weighted average shares outstanding	57,148	57,148
Dilutive potential of restricted stock units	272	272

Diluted weighted average shares outstanding (1)	$57,420	$57,420

Basic EPS attributable to Class A stockholders	$0.67	$0.70
Diluted EPS attributable to Class A stockholders (1)	$0.67	$0.70

(1)	Shares of Class A common stock issued in exchange for Operating Units do not have a dilutive effect on EPS and were not included in the EPS calculation.
As of June 30, 2023, there were 473,223 shares related to PSUs (based on target) that could vest in the future based on predetermined performance goals. These units were not included in the computation of EPS for the three months ended June 30, 2023, because the performance goals had not been met, assuming the end of the reporting period was the end of the contingency period.
Note 12 – Income Taxes
The Company’s predecessor, Atlas LLC, is a limited liability company that elected to be treated as a partnership for income tax purposes and, therefore, is not subject to U.S. federal income tax. Rather, the U.S. federal income tax liability with respect to the taxable income of Atlas LLC is passed through to its owners. However, Atlas LLC’s operations located in Texas are subject to an entity-level tax, the Texas margin tax, at a statutory rate of up to 0.75% of income that is apportioned to Texas. The tax expense or benefit associated with the interim period is computed using the most recent estimated tax rate applied to the year-to-date
revenues less cost of sales.
Atlas Inc. is a corporation and is subject to U.S. federal, state and local income taxes. In March 2023, Atlas Inc. completed its initial public offering of 18,000,000 shares of Class A common stock at a price to the public of $18.00 per share. The tax implications of the Reorganization, the IPO and the tax impact of Atlas Inc.’s status as a taxable corporation subject to U.S. federal income tax have been reflected in the accompanying Financial Statements. On March 13, 2023, the date on which we closed the IPO, a corresponding deferred tax liability of approximately $27.5 million was recorded associated with the differences between the tax and book basis of the investment in Atlas LLC. The offset of the deferred tax liability was recorded to additional paid-in
capital.
The effective combined U.S. federal and state income tax rate for the three and six months ended June 30, 2023 was 8.7%. During the three and six months ended June 30, 2023, we recognized an income tax expense of $5.1 million and $12.7 million, respectively. Total income tax expense for the three and six months ended June 30, 2023 differed from amounts computed by applying the U.S. federal statutory tax rate of 21% due to the net income attributable to Atlas LLC prior to the date of our IPO, net income attributable to noncontrolling interest subsequent to the IPO, and state taxes (net of the anticipated federal benefit). During the three and six months ended June 30, 2022, we recognized an income tax expense of $0.6 million and $0.8 million, respectively.

F-
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Note 13 – Related-Party Transactions
Brigham Oil & Gas, LLC
Atlas LLC has sold proppant to a customer, Brigham Oil & Gas, LLC (“Brigham Oil & Gas”), which is controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023 and 2022, the Company made no sales to this related party. As of June 30, 2023 and December 31, 2022, we had no outstanding accounts receivable and $0.9 million outstanding accounts receivable with Brigham Oil & Gas, respectively.
Brigham Land Management LLC
Brigham Land Management LLC (“Brigham Land”) provides us with landman services for certain of our projects and initiatives. The services are provided on a per hour basis at market prices. Brigham Land is owned and controlled by Vince Brigham, an advisor to the Company and the brother of our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023, we made aggregate payments to Brigham Land equal to approximately $0.3 million and $0.5 million, respectively. For the three and six months ended June 30, 2022, we made aggregate payments to Brigham Land equal to approximately $0.2 million and $0.5 million, respectively. As of June 30, 2023 and December 31, 2022, our outstanding accounts payable to Brigham Land was $0.1 million and $0.1 million, respectively.
Brigham Earth, LLC
Brigham Earth, LLC (“Brigham Earth”) provides us with professional and consulting services as well as access to certain information and software systems. Brigham Earth is owned and controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023, we made aggregate payments to Brigham Earth for these services equal to approximately $0.1 million and $0.2 million, respectively. For the three and six months ended June 30, 2022, we made aggregate payments to Brigham Earth for these services equal to approximately $0.2 million and $0.4 million, respectively. As of June 30, 2023 and December 31, 2022, we had no outstanding accounts payable and $0.1 million outstanding accounts payable to Brigham Earth, respectively.
Anthem Ventures, LLC
Anthem Ventures, LLC (“Anthem Ventures”) provides us with transportation services. Anthem Ventures is owned and controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023, we made aggregate payments to Anthem Ventures for these services equal to approximately $0.1 million and $0.2 million, respectively. For the three and six months ended June 30, 2022, we made de minimis aggregate payments to Anthem Ventures for these services. As of June 30, 2023 and December 31, 2022, we had $0.1 million outstanding accounts payable and no outstanding accounts payable balance with Anthem Ventures.
In a Good Mood
In a Good Mood, LLC (“In a Good Mood”) provides the Company with access, at cost, to reserved space in the Moody Center in Austin, Texas for concerts, sporting events and other opportunities as a benefit to our employees and for business entertainment. In a Good Mood is owned and controlled by our Executive Chairman and Chief Executive Officer, Bud Brigham. For the three and six months ended June 30, 2023 and 2022, we made de minimis aggregate payments to In a Good Mood for these services. As of June 30, 2023 and December 31, 2022, we did not have an outstanding accounts payable balance with this related party.
Permian Dunes Holding Company, LLC
Refer to Note 7 –
Commitments and contingencies
for disclosures related to the Company’s royalty agreement and mining agreement with Permian Dunes Holding Company, LLC, a related party.

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Reorganization
Refer to Note 1 –
Business and Organization
for disclosures related to the Company’s transactions with affiliates including entities controlled by Bud Brigham.
Registration Rights Agreement
In connection with the closing of the IPO, we entered into a registration rights agreement with certain Legacy Owners covering, in the aggregate, approximately 38.4% of our Class A and Class B common stock on a combined basis. The agreement includes provisions by which we agree to register under the U.S. federal securities laws the offer and resale of shares of our Class A common stock (including shares issued in connection with any redemption of Operating Units pursuant to the Redemption Right or the Call Right) by such Legacy Owners or certain of their respective affiliates or permitted transferees under the registration rights agreement. These registration rights will be subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.
Stockholders’ Agreement
In connection with the closing of the IPO, we entered into a stockholders’ agreement with certain of our Legacy Owners (the “Principal Stockholders”). Among other things, the stockholders’ agreement provides our Executive Chairman and Chief Executive Officer, Bud Brigham, the right to designate a certain number of nominees for election or appointment to our Board as described below according to the percentage of Class A and Class B common stock (taken together as a single class) held by such Principal Stockholders.
Pursuant to the stockholders’ agreement, we will be required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election or appointment of the nominees designated by Mr. Brigham or his affiliates, and each of the Principal Stockholders will agree to cause its respective shares of Class A and Class B common stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. Mr. Brigham or his affiliates will be entitled to designate the replacement for any of his respective board designees whose board service terminates prior to the end of such director’s term.
In addition, the stockholders’ agreement provides that for so long as Mr. Brigham or any of his affiliates is entitled to designate any members of our Board, we will be required to take all necessary actions to cause each of the audit committee, compensation committee and nominating and governance committee of our Board to include in its membership at least one director designated by Mr. Brigham or his affiliates, except to the extent that such membership would violate applicable securities laws or stock exchange rules.
Furthermore, so long as the Principal Stockholders collectively beneficially own at least a majority of the outstanding shares of our Class A and Class B common stock (taken together as a single class), we have agreed not to take, and will cause our subsidiaries not to take, the following actions (or enter into an agreement to take such actions) without the prior consent of Mr. Brigham or his affiliates, subject to certain exceptions:

•	adopting or proposing any amendment, modification or restatement of or supplement to our certificate of incorporation or bylaws;

•	increasing or decreasing the size of our Board; or

•
issuing any equity securities that will rank senior to our Class A and Class B common stock as to voting rights, dividend rights or distributions rights upon liquidation, winding up or dissolution of the Company.

F-7
2

For more information, please see the section titled “Certain Relationships and Related Party Transactions - Stockholders’ Agreement” in our Final Prospectus.
Up-C
Simplification
Refer to Note 8 –
Stockholders Equity
for disclosures related to the Company’s
Up-C
Simplification.

F-7
3

ANNEX I –MASTER REORGANIZATION AGREEMENT

Annex I

MASTER REORGANIZATION AGREEMENT

by and among

Atlas Energy Solutions Inc.,

Atlas Sand Operating, LLC,

New Atlas HoldCo Inc.,

AESI Merger Sub Inc.,

Atlas Operating Merger Sub, LLC

and

Atlas Sand Holdings, LLC

July 31, 2023

I-i

Exhibits

Exhibit A	Form of Certificate of Merger for PubCo Merger
Exhibit B	Form of Second A&R Certificate of Incorporation of PubCo
Exhibit C	Form of Second A&R Bylaws of PubCo
Exhibit D	Form of A&R Certificate of Incorporation of New PubCo
Exhibit E	Form of A&R Bylaws of New PubCo
Exhibit F	Form of Certificate of Merger for OpCo Merger
Exhibit G	Form of Second A&R LLC Agreement of OpCo

I-ii

MASTER REORGANIZATION AGREEMENT

This Master Reorganization Agreement (this “Agreement”), dated effective as of July 31, 2023 (the “Execution Date”), is entered into by and among Atlas Energy Solutions Inc., a Delaware corporation (“PubCo”), Atlas Sand Operating, LLC, a Delaware limited liability company (“OpCo”), New Atlas HoldCo Inc., a Delaware corporation (“New PubCo”), AESI Merger Sub Inc., a Delaware corporation (“Merger Sub Inc.”), Atlas Operating Merger Sub, LLC, a Delaware limited liability company (“Merger Sub LLC” and, together with Merger Sub Inc., the “Merger Subs”), and Atlas Sand Holdings, LLC, a Delaware limited liability company (“Holdings”). PubCo, OpCo, New PubCo, the Merger Subs and Holdings are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, New PubCo and the Merger Subs are newly formed entities organized for the purposes of participating in the transactions contemplated by this Agreement (collectively referred to herein as the “Transactions” or the “Reorganization”);

WHEREAS, as of the Execution Date, (a) PubCo holds all of the issued and outstanding shares of common stock of New PubCo, par value $0.01 per share (the “New PubCo Common Stock”), (b) PubCo and Holdings collectively hold all of the issued and outstanding membership interests in OpCo designated as “Common Units” (the “OpCo Units”), (c) Holdings holds all of the issued and outstanding shares of Class B common stock of PubCo, par value $0.01 per share (“Existing Class B Shares”), and (d) New PubCo holds (i) all of the issued and outstanding shares of common stock of Merger Sub Inc., par value $0.01 per share (the “Merger Sub Shares”), and (ii) all of the issued and outstanding membership interests in Merger Sub LLC (the “Merger Sub Interests”);

WHEREAS, the Board of Directors of PubCo (the “PubCo Board”) previously established a Special Committee of independent and disinterested members of the PubCo Board (the “Special Committee”) to evaluate the Transactions, and the Special Committee previously approved of the Transactions and determined that it is advisable and in the best interests of PubCo and the holders of the outstanding shares of Class A common stock of PubCo, par value $0.01 per share (“Existing Class A Shares” and, together with the Existing Class B Shares, “Existing PubCo Common Stock”), not affiliated with PubCo or Holdings to consummate the Transactions in accordance with this Agreement in order to effect a reorganization by which, among other things:

(a)    a new holding company would be created by merging Merger Sub Inc. with and into PubCo (the “PubCo Merger”), as a result of which (i) each of the outstanding Existing Class A Shares would be exchanged for one share of New PubCo Common Stock, (ii) each of the outstanding Existing Class B Shares would be surrendered and cancelled for no consideration and (iii) PubCo would survive the PubCo Merger (PubCo, in such capacity, at times referred to herein as the “Surviving Corporation”) as a direct, wholly owned subsidiary of New PubCo; and

(b)    OpCo would become a wholly owned subsidiary of New PubCo (partially through New PubCo’s direct interest in OpCo, and partially indirect through the Surviving Corporation’s direct interest in OpCo) by merging Merger Sub LLC with and into OpCo (the “OpCo Merger” and, together with the PubCo Merger, the “Mergers”), as a result of which each of the OpCo Units held by Holdings would be exchanged for one share of New PubCo Common Stock;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income tax treatment), the Parties intend that (a) (i) PubCo Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Mergers be treated as integrated transactions constituting related transfers governed by Section 351(a) of the Code (clauses (a)(i) and (a)(ii) together, the “Intended Tax Treatment”) and (b) this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the PubCo Merger;

WHEREAS, (a) the Boards of Directors of each of PubCo, New PubCo and Merger Sub Inc. have approved this Agreement and the Reorganization, subject to the terms and conditions set forth in this Agreement and (b) PubCo, in its capacity as the managing member of OpCo, has approved this Agreement and the Reorganization, and (c) New PubCo, in its capacity as the sole member of Merger Sub LLC, has approved this Agreement and the Reorganization; and

WHEREAS, the PubCo Board expects to receive approval of the Reorganization by written consent (the “Stockholder Written Consent”) from PubCo stockholders sufficient for the Required Stockholder Vote (as defined herein) in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1.    Definitions. In addition to terms defined in the body of this Agreement, the following capitalized terms have the following meanings:

“ASMC” means Atlas Sand Management Company, LLC, a Texas limited liability company.

“ASMC II” means Atlas Sand Management Company II, LLC, a Delaware limited liability company.

“DLLCA” means the Delaware Limited Liability Company Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing New PubCo Bylaws” means those certain Bylaws of New PubCo, adopted June 28, 2023, as amended, restated or otherwise modified prior to the Effective Time.

“Existing New PubCo Charter” means that certain Certificate of Incorporation of New PubCo, dated as of June 28, 2023, as amended, restated or otherwise modified prior to the Effective Time.

“Existing OpCo LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of OpCo, dated as of March 8, 2023, as amended, restated or otherwise modified prior to the Effective Time.

“Existing PubCo Bylaws” means those certain Amended and Restated Bylaws of PubCo, adopted March 8, 2023, as amended, restated or otherwise modified prior to the Effective Time.

“Existing PubCo Charter” means that certain that certain Amended and Restated Certificate of Incorporation of PubCo, dated as of March 8, 2023, as amended, restated or otherwise modified prior to the Effective Time.

“Governmental Authority” means the United States of America and any foreign country, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“Holdings II” means Atlas Sand Holdings II, LLC, a Delaware limited liability company.

“Law” means any applicable federal, state, provincial, municipal, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

“Legacy Owners” refer to holders of membership interests in one or more of Holdings, Holdings II, ASMC and ASMC II.

“NYSE” means the New York Stock Exchange.

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Principal Stockholders” means Holdings, Holdings II and Ben M. “Bud” Brigham.

“Required Stockholder Vote” means the affirmative vote (or written consent) of the holders of a majority of the voting power of the outstanding shares of Existing PubCo Common Stock entitled to vote on the Reorganization.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

Section 1.2.    Effective Time. The Mergers shall become effective at the same time and date (the “Effective Time”), with such time and date to be specified in each of the Merger Certificates (as defined below) in accordance with Section 103(d) of the DGCL and Section 18-209(c)(5) of the DLLCA, as applicable.

Section 1.3.    Heading; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole, including, without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders, and the singular will include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

RESTRUCTURING ACTIONS AND RELATED MATTERS

Section 2.1.    The PubCo Merger.

(a)    Substantially concurrently with the filing of the OpCo Merger Certificate (as defined below), a certificate of merger with respect to the PubCo Merger in the form attached hereto as Exhibit A (the “PubCo Merger Certificate”) will be filed with the Secretary of State of the State of Delaware, pursuant to which, at the Effective Time, Merger Sub Inc. will be merged with and into PubCo, with PubCo surviving the PubCo Merger as a direct, wholly owned subsidiary of New PubCo.

(b)    In connection with the PubCo Merger, effective as of the Effective Time, the Existing PubCo Charter and the Existing PubCo Bylaws will be amended and restated in the forms attached hereto as Exhibit B and Exhibit C, respectively, in order to, among other things, (i) establish a single class of common stock of the

Surviving Corporation, par value $0.01 per share (each, a “Surviving Corporation Share”), as the sole capital stock of the Surviving Corporation, (ii) provide for the governance of the Surviving Corporation by New PubCo, in its capacity as the sole stockholder of PubCo following the PubCo Merger, and (iii) change the name of the Surviving Corporation to “AESI Holdings Inc.”

(c)    In connection with the PubCo Merger, effective as of the Effective Time, (i) the Existing New PubCo Charter will be amended and restated in substantially the form attached hereto as Exhibit D, and (ii) the Existing New PubCo Bylaws will be amended and restated in substantially the form attached hereto as Exhibit E, in order to, among other things, increase the authorized number of shares of New PubCo Common Stock, change the name of New PubCo to “Atlas Energy Solutions Inc.” and effect certain other amendments to provide for the governance of New PubCo as the new public holding company and successor to PubCo following the Reorganization.

(d)    By virtue of the PubCo Merger, effective as of the Effective Time, (i) the Existing Class A Shares issued and outstanding as of immediately prior to the Effective Time will be exchanged for newly issued shares of New PubCo Common Stock on a one-for-one basis (such shares of New PubCo Common Stock, the “PubCo Merger Shares”); (ii) the Existing Class B Shares issued and outstanding as of immediately prior to the Effective Time will be surrendered and cancelled for no consideration; (iii) the Merger Sub Shares issued and outstanding as of immediately prior to the Effective Time will be converted into Surviving Corporation Shares on a one-for-one basis (resulting in the Surviving Corporation being a direct, wholly owned subsidiary of New PubCo); and (iv) the separate existence of Merger Sub Inc. will cease.

(e)    In connection with the PubCo Merger, effective as of the Effective Time, New PubCo will redeem from PubCo, and PubCo will convey, transfer and deliver to New PubCo, the 1,000 shares of New PubCo Common Stock issued to PubCo in connection with the incorporation of New PubCo on June 28, 2023 (the “Initial New PubCo Shares”) for an aggregate redemption price of $10.00. PubCo will irrevocably constitute and appoint the Secretary of New PubCo to transfer the Initial New PubCo Shares on the books of New PubCo with full power of substitution in the premises. Following their transfer to New PubCo, the Initial New PubCo Shares will be deemed to have been cancelled and no longer be outstanding effective simultaneously with the Effective Time.

(f)    This Section 2.1, together with any related definitions and other provisions of this Agreement, constitutes an agreement and plan of merger for purposes of the PubCo Merger Certificate and Law.

Section 2.2.    The OpCo Merger.

(a)    Substantially concurrently with the filing of the PubCo Merger Certificate, a certificate of merger with respect to the OpCo Merger in the form attached hereto as Exhibit F (the “OpCo Merger Certificate” and, together with the PubCo Merger Certificate, the “Merger Certificates”) will be filed with the Secretary of State of the State of Delaware, pursuant to which, at the Effective Time, Merger Sub LLC will be merged with and into OpCo, with OpCo surviving the OpCo Merger as a wholly owned subsidiary of New PubCo (partially through New PubCo’s direct interest in OpCo, and partially indirect through the Surviving Corporation’s direct interest in OpCo).

(b)    By virtue of the OpCo Merger, effective as of the Effective Time, (i) the OpCo Units issued and outstanding and held by Holdings as of immediately prior to the Effective Time will be exchanged for newly issued shares of New PubCo Common Stock on a one-for-one basis (the “OpCo Merger Shares” and, together with the PubCo Merger Shares, the “Merger Shares”); (ii) the Merger Sub Interests issued and outstanding as of immediately prior to the Effective Time will be converted into a number of OpCo Units equal to the number of OpCo Merger Shares issued in accordance with the foregoing clause (i), all of which will be held by New PubCo immediately following the Effective Time; and (iii) the separate existence of Merger Sub LLC will cease. The OpCo Units issued and outstanding and held by PubCo as of immediately prior to the Effective Time will remain issued and outstanding and otherwise be unaffected by the OpCo Merger such that, immediately following the Effective Time, the Surviving Corporation and New PubCo will collectively hold all of the OpCo Units then issued and outstanding.

(c)    In connection with the OpCo Merger, effective as of the Effective Time, (i) the Existing OpCo LLC Agreement will be amended and restated in substantially the form attached hereto as Exhibit G in order to, among other things, reflect the receipt by New PubCo of OpCo Units in the OpCo Merger and the admission of New PubCo as a member of OpCo and to provide for the governance of OpCo following the Reorganization.

(d)    This Section 2.2, together with any related definitions and other provisions of this Agreement, constitutes an agreement and plan of merger for purposes of the OpCo Merger Certificate and Law.

ARTICLE III

ACTIONS TO BE TAKEN IN CONNECTION WITH THE REORGANIZATION

Section 3.1.    Assumption of PubCo LTIP and Awards. At the Effective Time, PubCo will assign to New PubCo, and New PubCo will assume (a) the Atlas Energy Solutions, Inc. Long Term Incentive Plan (the “PubCo LTIP”); (b) all awards of restricted stock units and performance share units, in each case, whether or not vested (collectively, “PubCo LTIP Awards”), that are then outstanding under the PubCo LTIP; (c) each (i) restricted stock unit grant notice and restricted stock unit agreement and (ii) performance share unit grant agreement, in each case, evidencing then-outstanding PubCo LTIP Awards under the PubCo LTIP; and (d) the then remaining unallocated reserve of Existing Class A Shares issuable under the PubCo LTIP. As of the Effective Time, the reserve of Existing Class A Shares under the PubCo LTIP, whether allocated to outstanding PubCo LTIP Awards or unallocated at that time, will be converted on a one-for-one basis into a reserve of shares of New PubCo Common Stock, and New PubCo shall reserve such number of shares of New PubCo Common Stock, and each PubCo LTIP Award assumed by New PubCo will continue to have, and be subject to, the same terms and conditions as set forth in the PubCo LTIP and the agreement(s) evidencing each such award as in effect immediately prior to the Effective Time (including, without limitation, the vesting schedule and applicable issuance dates (without acceleration thereof by virtue of the Reorganization and the other Transactions), the expiration date and other applicable termination provisions and the tax withholding procedures), except that (x) each PubCo LTIP Award will be denominated with reference to that number of shares of New PubCo Common Stock equal to the number of Existing Class A Shares that were subject to such PubCo LTIP Award immediately prior to the Effective Time, (y) dividend equivalents shall accrue with respect to the PubCo LTIP Awards in connection with New PubCo’s declaration and payment of a dividend in respect of its outstanding shares of New PubCo Common Stock instead of with respect to PubCo’s declaration and payment of a dividend in respect of its outstanding Existing Class A Shares (and, for the avoidance of doubt, dividend equivalents that have accrued prior to the Effective Time, if any, shall not be affected), and (z) in the case of PubCo LTIP Awards that are performance share units, with respect to the portion of the applicable performance period following the Effective Time, the return on capital employed metric shall be in reference to New PubCo’s income from operations and capital employed instead of PubCo’s income from operations and capital employed and the relative total shareholder return metric shall be in reference to New PubCo Common Stock instead of Existing Class A Shares (and, for the avoidance of doubt, the other terms and conditions with respect to the applicable performance metrics and the determination of achievement thereof shall not be affected, including the applicable performance period and that the performance during the portion of the applicable performance period prior to the Effective Time shall be taken into account in such determination). Effective as of the Effective Time, New PubCo will become the successor issuer of securities under the PubCo LTIP and will, as soon as practicable following the Effective Time, file a post-effective amendment to the existing registration statement on Form S-8 covering the PubCo LTIP, pursuant to which New PubCo as successor to PubCo will expressly adopt such registration statement on Form S-8 as its own in accordance with Rule 414 issued under the Securities Act.

Section 3.2.    Other Compensation Arrangements. As of the Effective Time, PubCo shall assign to New PubCo, and New PubCo shall assume, the Atlas Energy Solutions Inc. Management Change in Control

Severance Plan and each participation agreement that is then outstanding under such plan, if any, upon the same terms and conditions as set forth in such plan and agreements (if applicable) as in effect immediately prior to the Effective Time. Each of the PubCo Board and the Board of Directors of New PubCo (the “New PubCo Board”) shall take such action as necessary such that, as of the Effective Time, the terms and conditions of compensation for members of the PubCo Board for their services on the PubCo Board (and any applicable committee(s) thereof), previously approved by the PubCo Board and as in effect immediately prior to the Effective Time, shall no longer apply to such members for such services and shall instead apply to members of the New PubCo Board for their services on the New PubCo Board (and any applicable committee(s) thereof), and such terms and conditions shall otherwise remain unaffected, except that any portion of such compensation that is to be granted in the form of equity-based awards shall be granted in awards denominated with reference to shares of New PubCo Common Stock instead of Existing Class A Shares (and, for the avoidance of doubt, any awards that have previously been granted and are then outstanding shall be treated as described in Section 3.1).

Section 3.3.    Registration Statement; Information Statement/Prospectus. As soon as reasonably practicable following the Execution Date, PubCo and New PubCo shall cooperate in preparing and PubCo shall cause New PubCo to file with the SEC a registration statement on Form S-4 in connection with the registration under the Securities Act of the Merger Shares issuable by New PubCo in the Mergers (together with any amendments thereof or supplements thereto, the “Registration Statement”), and containing an information statement and prospectus relating to the Mergers (the “Information Statement/Prospectus”). Each of New PubCo and PubCo shall use its reasonable best efforts to cause the Registration Statement and the Information Statement/Prospectus to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of New PubCo and PubCo shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and New PubCo shall use its reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Mergers. As promptly as reasonably practicable following the clearance of the Information Statement/Prospectus by the SEC and the effectiveness of the Registration Statement and the receipt by PubCo of the Stockholder Written Consent, each of New PubCo and PubCo will cause the Information Statement/Prospectus to be filed in definitive form with the SEC and PubCo will mail or cause to be mailed, or otherwise make available in accordance with the Securities Act and the Exchange Act, the Information Statement/Prospectus to its stockholders. New PubCo shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of the Merger Shares in the Mergers. Each of New PubCo and PubCo shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Mergers to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 3.4.    Section 16 Matters. Prior to the Effective Time, New PubCo and PubCo shall take all such steps as may be required to cause any dispositions of shares of Existing PubCo Common Stock (including derivative securities) or acquisitions of New PubCo Common Stock (including derivative securities) in connection with the Reorganization by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PubCo, or will become subject to such reporting requirements with respect to New PubCo, to be exempt under Rule 16b-3 under the Exchange Act.

Section 3.5.    NYSE Listing. Each of PubCo and New PubCo agree to use its reasonable best efforts to obtain, prior to the Effective Time, confirmation of listing on the NYSE of the New PubCo Common Stock issuable pursuant to the Reorganization.

Section 3.6.    Treatment of Certain Material Agreements.

(a)    PubCo, New PubCo and Holdings each hereby agree to cause that certain Stockholders’ Agreement, dated as of March 8, 2023 (the “Existing Stockholders Agreement”), by and between PubCo, Holdings and the other Principal Stockholders, to be amended and restated at the Effective Time in substantially the same form as the Existing Stockholders Agreement (the Existing Stockholders Agreement, as so amended and restated, the

“A&R Stockholders Agreement”), except for such amendments as are necessary to cause (i) the existing rights and obligations of PubCo under the Existing Stockholders Agreement to become substantively equivalent rights and obligations of New PubCo under the A&R Stockholders Agreement and (ii) the existing rights and obligations of the Principal Stockholders under the Existing Stockholders Agreement with respect to the PubCo Board, the Existing PubCo Common Stock or otherwise relating to PubCo to become substantively equivalent rights and obligations under the A&R Stockholders Agreement with respect to the New PubCo Board and the New PubCo Common Stock or to otherwise relate to New PubCo. New PubCo and Holdings each hereby agrees to become a party to the A&R Stockholders Agreement and to assume and agree to perform all of its obligations thereunder.

(b)    PubCo and New PubCo hereby agree to cause that certain Registration Rights Agreement, dated as of March 8, 2023 (the “Existing Registration Rights Agreement”), by and among PubCo and certain of the Legacy Owners, to be amended and restated at the Effective Time in substantially the same form as the Existing Registration Rights Agreement (the Existing Registration Rights Agreement, as so amended and restated, the “A&R Registration Rights Agreement”), except for such amendments as are necessary to cause (i) the existing rights and obligations of PubCo under the Existing Registration Rights Agreement with respect to the Existing PubCo Common Stock to become substantively equivalent rights and obligations of New PubCo under the A&R Registration Rights Agreement with respect to the New PubCo Common Stock and (ii) the existing rights and obligations of such Legacy Owners under the Existing Registration Rights Agreement with respect to their shares of Existing PubCo Common Stock to become the substantively equivalent rights and obligations under the A&R Registration Rights Agreement with respect to the shares of New PubCo Common Stock received by such Legacy Owners in connection with the Reorganization. New PubCo hereby agrees to become a party to the A&R Registration Rights Agreement and to assume and agree to perform all of its obligations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants, solely with respect to itself, to the other Parties as follows:

Section 4.1.    Organization. Such Party is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing (where such concept exists) under the Laws of the jurisdiction of its organization, and has all requisite corporate, partnership or limited liability company, as applicable, power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a material adverse effect on such Party or on the consummation of the Reorganization and other Transactions.

Section 4.2.    Authority; Enforceability. Such Party has the requisite corporate, limited partnership, limited liability company or other power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Party of this Agreement and the consummation of the Transactions have been duly authorized by its board of directors (or committee thereof) or other governing body, as applicable, and no other action is necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party, and, assuming due and valid authorization, execution and delivery hereof by the other Parties hereto, this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms.

Section 4.3.    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by such Party, or compliance by it with any of the provisions hereof, do, nor will, (a) subject to obtaining the Required Stockholder Vote and the filing of the Certificates of Merger required by the DGCL and the DLLCA, as applicable, conflict with or result in any breach of any provision of the certificate of incorporation and bylaws, partnership agreement, limited liability company agreement or similar organizational documents of such Party, as applicable; (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except for (i) the filing of the Certificate of Mergers with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, as applicable, (ii) the filing with the SEC of the Registration Statement and the Information Statement/Prospectus, (iii) filings with the NYSE and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws; or (c) violate any Law applicable to such Party or any of its properties or assets, excluding from the foregoing clauses (b) and (c) such filings, permits, authorizations, consents, violations, breaches, defaults, rights, obligations or encumbrances that (x) have been obtained or made or will be obtained or made at the time so required or (y) if not given or obtained, would not, individually or in the aggregate, have a material adverse effect on such Party or prevent the consummation of the Reorganization.

Section 4.4.    Ownership of Interests. Each Party contributing, issuing, delivering or exchanging interests pursuant to this Agreement, owns all such interests free and clear of all liens, encumbrances, security interest, equities, charges or claims, other than as disclosed in the Registration Statement or the Information Statement/Prospectus. There are no preferential rights to purchase, rights of first refusal or similar rights that are applicable to the contribution, issuance, delivery or exchange of such interests in connection with the Transactions that have not been waived by the Person holding such rights.

Section 4.5.    Bankruptcy. There are no bankruptcy, reorganization, receivership or other insolvency type proceedings pending, being contemplated by or, to such Party’s knowledge, threatened against such Party.

Section 4.6.    Litigation. No suit, action or litigation by any Person by or before any tribunal or Governmental Authority is pending or, to such Party’s knowledge, threatened against such Party or its affiliates that would, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the ability of such Party to perform its obligations hereunder or consummate the Transactions.

Section 4.7.    Independent Investigation. Each Party has reviewed with, or has had opportunity to consult with, their own independent legal and tax advisors regarding the Transactions, including the U.S. federal, state, local, foreign and other tax consequences of the Transactions.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

Section 5.1.    Conditions Precedent. The obligations of the Parties to consummate the Reorganization and the other Transactions pursuant to this Agreement will be subject to the satisfaction or waiver by PubCo of each of the conditions set forth below in this Section 5.1.

(a)    The representations and warranties of the Parties contained in ARTICLE IV, shall be true and correct on and as of immediately prior to the Effective Time, except as would not reasonably be expected to prevent or materially delay the consummation of the Reorganization.

(b)    The Registration Statement will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued by the SEC and no proceeding for that purpose will have been initiated or, to the knowledge of New PubCo or PubCo, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Information Statement/Prospectus will have been initiated or, to the knowledge of New PubCo or PubCo, threatened by the SEC and not concluded or withdrawn.

(c)    PubCo shall have received a legal opinion of Vinson & Elkins L.L.P. in form and substance reasonably satisfactory to it and the Special Committee indicating the Pubco Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) together with the Opco Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code.

(d)    All material approvals, licenses and certifications from, and notifications and filings to, Governmental Authorities and non-governmental third parties required in order to consummate the Reorganization shall have been obtained or made, as applicable.

(e)    The Stockholder Written Consent shall have been received by PubCo and be in full force and effect.

(f)    At least 20 calendar days will have elapsed since PubCo mailed to the stockholders of PubCo the Information Statement/Prospectus, as contemplated by Regulation 14C under the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

(g)    The New PubCo Common Stock to be issued pursuant to Reorganization will have been approved for listing by the NYSE.

(h)    No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect will have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Reorganization or any of the other Transactions.

ARTICLE VI

MISCELLANEOUS

Section 6.1.    Consents; Deemed Amendment to Agreements. To the extent required under Law or the governing documents of any of the Parties or any documents to which they are party, each Party hereby acknowledges that this Agreement constitutes the written consent of such Party to each of the agreements and transactions described herein, including in its capacity as a member, stockholder, manager or director of any other Party.

Section 6.2.    Deed; Bill of Sale; Assignment. To the extent required and permitted by Law, this Agreement will also constitute a “deed,” “bill of sale,” “stock power” or “assignment” of the assets, shares and membership and other interests referenced herein, as well as an amendment of the relevant agreements, without the need for any further assignment or transfer document.

Section 6.3.    Tax Matters.

(a)    This Agreement is hereby adopted as and will constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the PubCo Merger.

(b)    The Parties intend for the Mergers to qualify for the Intended Tax Treatment. Each Party will report and file all applicable U.S. federal and applicable state income tax returns consistent with the Intended Tax Treatment (including by attaching the statement described in Treasury Regulations Sections 1.368-3(a) and/or 1.351-3, as applicable, on or with its tax return for the taxable year that includes the date upon which the Mergers are effected), except as otherwise required pursuant to a change in Law after Execution Date or a “determination” within the meaning of Section 1313(a) of the Code or any corresponding or similar provision of Law.

(c)    Each Party will use its respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, and no Party shall (or shall permit any of its affiliates to) take or cause to be taken any action that is not specifically contemplated by this Agreement which action, to its knowledge, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(d)    Each Party acknowledges and agrees that no other Party is making any representation or warranty as to the U.S. federal, state, local, foreign or other tax consequences to any Party hereto as a result of the

Reorganization. Each of the Parties has reviewed with its own tax advisor the U.S. federal, state and local tax consequences of the Reorganization. Each Party understands that, notwithstanding any other provision of this Agreement to the contrary, it will be responsible for its own tax liability, if any, that may arise as a result of the Reorganization.

Section 6.4.    Further Assurances. Each of the Parties hereby agrees to execute, acknowledge and deliver all such additional assignments, stock or unit powers, conveyances, instruments, notices and other documents, and to do all such other acts and things, all in accordance with Law, as may be necessary or appropriate (a) to more fully assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests and shares contributed and assigned by this Agreement or intended to be so and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 6.5.    Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after any execution and delivery of the Stockholder Written Consent): (a) by action of the PubCo Board, with the concurrence of the Special Committee if it determines that, for any reason, the completion of the Transactions would be inadvisable or not in the best interest of PubCo or its stockholders; (b) by mutual written agreement of PubCo and New PubCo; and (c) shall automatically terminate and be of no further force or effect if the Reorganization has not been completed by the first anniversary of the Execution Date.

Section 6.6.    Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual written consent of the Parties. Notwithstanding anything herein to the contrary, if any amendment, based solely on a reading of the explicit terms thereof, would alter or change the Transactions in a manner that is material and adverse to PubCo or its stockholders, then such amendment shall also require the written consent of the PubCo Board, with the concurrence of the Special Committee.

Section 6.7.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such Party at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730 (or such other address as shall be specified by like notice).

Section 6.8.    Successors and Assigns; No Third Party Rights. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to, and does not, create rights in any other Person, and no Person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement. In the event that Holdings at any time distributes or otherwise transfers any of its shares of Existing PubCo Common Stock to any Person during the period beginning on the Execution Date and ending immediately prior the Effective Time, such Person shall acquire such shares subject to this Agreement and shall agree in writing to be bound by all of the terms of this Agreement applicable to Holdings as if such Person were originally party to this Agreement in such capacity; provided, that, notwithstanding any failure by such Person to so agree in writing, such shares of Existing PubCo Common Stock shall be held subject to all of the terms of this Agreement and, by acquiring and holding such shares, such Person shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement applicable to Holdings as if such Person were originally party to this Agreement in such capacity.

Section 6.9.    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity will not invalidate the entire Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment will be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.10.    Waivers. Any waiver of any term or condition of this Agreement will be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement will not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 6.11.    Waiver of Appraisal Rights. Holdings hereby knowingly, voluntarily, intentionally and irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL (and any other similar statute) with respect to any shares of Existing PubCo Common Stock in connection with the Transactions, including the Mergers.

Section 6.12.    Entire Agreement; Survival. This Agreement, together with the agreements and other documents referenced herein, constitutes the entire agreement among the Parties pertaining to the Transactions and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining thereto. The provisions of this Agreement (including the representations and warranties hereunder) shall survive the Reorganization, and shall continue indefinitely.

Section 6.13.    Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware.

Section 6.14.    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means) with the same effect as if all Parties had signed the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the Parties as of the date first written above.

ATLAS ENERGY SOLUTIONS INC.

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

ATLAS SAND OPERATING, LLC

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

NEW ATLAS HOLDCO INC.

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

AESI MERGER SUB INC.

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

ATLAS OPERATING MERGER SUB, LLC

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

ATLAS SAND HOLDINGS, LLC

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

[SIGNATURE PAGE TO MASTER REORGANIZATION AGREEMENT]

EXHIBIT A

Form of Certificate of Merger

(PubCo Merger)

[see attached]

CERTIFICATE OF MERGER

merging

AESI MERGER SUB INC.

(a Delaware corporation)

with and into

ATLAS SAND ENERGY SOLUTIONS INC.

(a Delaware corporation)

[●], 2023

Pursuant to the provisions of Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation hereby submits this Certificate of Merger for filing and certifies as follows:

1.    The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) that are to merge are as follows:

Name	State of Incorporation
AESI Merger Sub Inc.	Delaware
Atlas Sand Energy Solutions Inc.	Delaware

2.    An Agreement and Plan of Merger (the “Agreement and Plan of Merger”), providing for the merger of AESI Merger Sub Inc. with and into Atlas Sand Energy Solutions Inc. (the “Company”), with the Company to continue in existence following such merger as the sole surviving corporation (the “Surviving Corporation”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

3.    The name of the Surviving Corporation shall be amended in the merger to be “AESI Holdings Inc.”

4.    Upon the effectiveness of the Merger in accordance with Sections 251(c) and 103 of the DGCL at the Effective Time (as defined below), the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time shall be amended as set forth on Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation at the Effective Time and until such time as it may be further amended thereafter in accordance with its terms and the DGCL.

5.    The merger shall become effective at [●], Central Standard Time, on [●], 2023 (the “Effective Time”).

6.    The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at the following address: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730.

7.    A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed on its behalf as of the date first written above.

ATLAS SAND ENERGY SOLUTIONS INC.

By:
Name:
Title:

SIGNATURE PAGE TO CERTIFICATE OF MERGER

Exhibit A

[See attached.]

EXHIBIT B

Form of Second A&R Certificate of Incorporation of PubCo

[see attached]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AESI HOLDINGS INC.

[●], 2023

AESI Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 2022.

2.    The Amended and Restated Certificate of Incorporation (the “Prior Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on March 8, 2023.

3.    This Second Amended and Restated Certificate of Incorporation, which restates and amends the Prior Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Amended and Restated Certificate of Incorporation” herein refer to the Second Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

4.    This Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware. The Prior Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

SECTION 1.1. Name. The name of the corporation is AESI Holdings Inc.

ARTICLE II

REGISTERED AGENT

SECTION 2.1. Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

SECTION 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITALIZATION

SECTION 4.1. Capitalization. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

SECTION 5.2. Number. The number of directors of the Corporation shall be as specified, or determined in the manner provided, in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote on all matters voted or acted upon by the Board.

ARTICLE VI

BYLAWS

SECTION 6.1. Bylaws. In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of the State of Delaware, the Board is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation or adopt new bylaws without any action on part of the stockholders; provided that any bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

SECTION 7.1. Limitation of Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Article VII that purports to limit the liability of a director or officer shall be prospective only and shall not affect any limitation of liability of a director or officer, as applicable, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 8.1. Amendments. The Corporation reserves the right at any time, and from time to time, to amend, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of [●], 2023.

AESI HOLDINGS INC.

By:
Name:
Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AESI HOLDINGS INC.

EXHIBIT C

Form of Second A&R Bylaws of PubCo

[see attached]

SECOND AMENDED AND RESTATED

BYLAWS

OF

AESI HOLDINGS INC.

A Delaware Corporation

Date of Adoption:

[●], 2023

SECOND AMENDED AND RESTATED

BYLAWS

OF

AESI HOLDINGS INC.

ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of AESI Holdings Inc. (the “Corporation”) required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and restated from time to time, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors of the Corporation (the “Board of Directors”) in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware, such registered office need not be identical to such principal office of the Corporation.

Section 2.    Other Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1.    Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2.    Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the holders of shares of stock with a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of the Corporation’s stock belonging to the Corporation or to another corporation, if such shares of stock representing a majority of the voting power entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the chairman of the meeting or the holders of shares of stock with a majority of the voting power present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.    Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting.

Section 4.    Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), by the Chief Executive Officer or by a majority of the Board of Directors, or by a majority of the executive committee (if any), and shall be called by the Chairman of the Board (if any), by the Chief Executive Officer or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least 25% of the issued and outstanding stock entitled to vote at such meeting.

Section 5.    Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Section 3 of Article VIII of these bylaws, notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 12 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.    Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the Chief Executive Officer, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat and shall be delivered not less than 10 nor more than 60 days before the date of the meeting, personally, by electronic transmission or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice.

Section 7.    Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 8.    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

Section 9.    Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

All elections for directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or these bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 10.    Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he or she is not present, by the Chief Executive Officer, or if neither the Chairman of the Board (if any), nor Chief Executive Officer is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary shall so act; if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

(a)	Calling of meeting to order.

(b)	Election of a chairman and the appointment of a secretary if necessary.

(c)	Presentation of proof of the due calling of the meeting.

(d)	Presentation and examination of proxies and determination of a quorum.

(e)	Reading and settlement of the minutes of the previous meeting.

(f)	Reports of officers and committees.

(g)	The election of directors if an annual meeting, or a meeting called for that purpose.

(h)	Unfinished business.

(i)	New business.

(j)	Adjournment.

Section 11.    Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation and such shares shall not be counted for quorum purposes.

Section 12.    Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

ARTICLE III

BOARD OF DIRECTORS

Section 1.    Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders or residents of the State of Delaware.

Section 2.    Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.    Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his or her absence by the Chief Executive Officer, or by resolution of the Board of Directors.

Section 4.    First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required.

Section 5.    Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

Section 6.    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board (if any), the Chief Executive Officer or, on the written request of any two directors, by the Secretary, in each case on at least 24 hours’ personal or written notice or on at least 24 hours’ notice by electronic transmission to each director. Such notice, or any waiver thereof pursuant to Section 3 of Article VIII hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

Section 7.    Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board of Directors is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Section 8.    Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

Section 9.    Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.

Section 10.    Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 11.    Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the holders of shares of stock representing a majority of the voting power entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of the holders of shares of stock representing a majority of the voting power entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

ARTICLE IV

COMMITTEES

Section 1.    Designation; Powers. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders an agreement of merger, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation or amending, altering or repealing the bylaws or adopting new bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2.    Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article IV shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

Section 3.    Substitution of Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

Section 1.    Number, Titles and Term of Office. The officers of the Corporation shall be a Chief Executive Officer and a Secretary and, if the Board of Directors so elects, a Chairman of the Board, a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Chief Financial Officer, one or more Assistant Chief Financial Officers, one or more Assistant Secretaries and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 2.    Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

Section 3.    Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4.    Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5.    Powers and Duties of the Chief Executive Officer. The President, if any, shall be the Chief Executive Officer of the Corporation unless the Board of Directors designates the Chairman of the Board or any other officer as Chief Executive Officer. Subject to the control of the Board of Directors and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 6.    Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors and shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 7.    President. Unless the Board of Directors otherwise determines, the President, if any, shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board of Directors otherwise determines, he or she shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board of Directors; and he or she shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him or her by the Board of Directors.

Section 8.    Vice Presidents. In the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the Chief Executive Officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9.    Chief Financial Officer. The Chief Financial Officer, if any, shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors. He or she shall perform all acts incident to the position of Chief Financial Officer, subject to the control of the Chief Executive Officer and the Board of Directors; and he or she shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form as the Board of Directors may require.

Section 10.    Assistant Chief Financial Officers. Each Assistant Chief Financial Officer, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Assistant Chief Financial Officers shall exercise the powers of the Chief Financial Officer during that officer’s absence or inability or refusal to act.

Section 11.    Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors or the Chief Executive Officer; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the Chief Executive Officer and the Board of Directors.

Section 12.    Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 13.    Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which the Corporation may hold securities and to otherwise exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1.    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof), other than a proceeding (or part thereof) brought under Section 3 of this Article VI, initiated by such person or his or her heirs, executors and administrators only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.

Section 2.    Indemnification of Employees and Agents. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article VI.

Section 3.    Right of Claimant to Bring Suit. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article VI is not paid in full by the Corporation within 90 days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4.    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.    Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any covered person indemnified under this Article VI in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 7.    Definitions. For purposes of this Article VI, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VII

CAPITAL STOCK

Section 1.    Certificates of Stock. Except as provided in this Section 1 of Article VII, the certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. The Chairman of the Board (if any), Chief Executive Officer or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chairman of the Board (if any), the Chief Executive Officer or any Vice President, Secretary, Assistant Secretary, Chief Financial Officer or Assistant Chief Financial Officer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares. The Board of Directors may deem that any outstanding shares of the Corporation will be uncertificated and registered in such form on the stock books of the Corporation.

Section 2.    Transfer of Shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, the shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3.    Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4.    Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5.    Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 1.    Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board of Directors.

Section 2.    Corporate Seal. The Board of Directors may provide a suitable seal containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by any Assistant Secretary or Assistant Chief Financial Officer.

Section 3.    Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these bylaws, said notice shall be deemed to be sufficient if given by electronic transmission or by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these bylaws.

Section 4.    Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5.    Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 6.    Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 7.    Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

ARTICLE IX

AMENDMENTS

Section 1.    Amendments. If provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the Board of Directors.

EXHIBIT D

Form of A&R Certificate of Incorporate of New PubCo

[see attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATLAS ENERGY SOLUTIONS INC.

Atlas Energy Solutions Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as it currently exists or may hereafter be amended, the “DGCL”), hereby certifies as follows:

1.    The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 28, 2023.

2.    This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by an authorized officer of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Certificate of Incorporation” herein refer to this Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time (including by any Preferred Stock Designation as defined in this Certificate of Incorporation).

3.    The Original Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

SECTION 1.1. Name. The name of the Corporation is Atlas Energy Solutions Inc.

ARTICLE II

REGISTERED AGENT

SECTION 2.1. Registered Agent. The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

SECTION 3.1. Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, and the Corporation shall have the power to perform all lawful acts and activities.

ARTICLE IV

CAPITALIZATION

SECTION 4.1. Number of Shares.

(A)    The total number of shares of stock that the Corporation shall have the authority to issue is 2,000,000,000 shares of stock, classified as:

(i)    500,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”); and

(ii)    l,500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

(B)    Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for the exercise of outstanding options or warrants or conversion of any authorized and outstanding convertible securities) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Preferred Stock or Common Stock voting separately as a class shall be required therefor. For purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.2. Provisions Relating to Preferred Stock.

(A)    Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(B)    Subject to any limitations prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the Preferred Stock Designation the designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i)    whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

(ii)    the number of shares to constitute the series and the designation thereof;

(iii)    the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv)    whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)    whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)    the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii)    the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii)    whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable or redeemable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange or redemption may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix)    such other powers, preferences, privileges and rights, protective provisions and qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(C)    The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board may decrease the number of shares of the Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of the Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

SECTION 4.3. Provisions Relating to Common Stock.

(A)    Except as may otherwise be provided in this Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share on all matters to which stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided in any Preferred Stock Designation. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(B)    Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(C)    Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(D)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, and subject to the right of participation, if any, of the holders of shares of Preferred Stock in any dividends, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (D), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(E)    No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

SECTION 4.4. Restrictions on Transfer.

(A)    No holder of Common Stock that acquired its shares thereof in exchange for shares of Class A common stock, par value $0.01 per share, of the Corporation’s predecessor, AESI Holdings Inc. (formerly known as Atlas Energy Solutions Inc.) (the “Predecessor”), that such holder acquired prior to the consummation of the Predecessor’s initial public offering on March 13, 2023 (the “IPO,” and each such holder an “Initial Stockholder”) shall be permitted to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of (collectively, a “Disposition”) any Common Stock, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, which includes engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead to or result in a Disposition of any Common Stock, held by such Initial Stockholder or acquired by such Initial Stockholder immediately after the consummation of the IPO, or that may be deemed to be beneficially owned by such Initial Stockholder (collectively, the “Lock-Up”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act for a period of 180 days following the consummation of the IPO (the “Lock-Up Period”), without the prior written consent of Goldman Sachs & Co. LLC, BofA Securities, Inc. and Piper Sandler & Co. (the “Representatives”). If an Initial Stockholder executes a separate agreement covering any Dispositions during the Lock-Up Period as may be reasonably requested by the Representatives that is necessary to give further effect hereto, in the event of any conflict or inconsistency between the terms of such separate agreement and this Section 4.4, the terms of such separate agreement shall control. Following the expiration of the Lock-Up Period, the Initial Stockholders may effect a Disposition of all or any portion of their Common Stock, subject to compliance with applicable securities laws, policies of the Corporation, this Certificate of Incorporation, the bylaws of the Corporation and any other requirements imposed by the Corporation or the transfer agent and registrar with respect to the Common Stock.

(B)    Notwithstanding Section 4.4(A), the Lock-Up shall not apply to (i) bona fide gifts, sales or other dispositions of shares of any class of the Corporation’s capital stock, in each case, that are made exclusively between and among an Initial Stockholder and members of the Initial Stockholder’s family, or Affiliates of the Initial Stockholder, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any transfer pursuant to this clause (i) that (A) the transferee/donee, through its subsequent ownership of such transferred shares of Common Stock, is bound by the restrictions set forth in Section 4.4(A) to the same extent as the transferor/donor, (B) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period, and (C) the Initial Stockholder notifies the Representatives at least two business days prior to the proposed transfer or disposition; (ii) any exercise of options or vesting or exercise of any other equity-based award, in each case, under the Corporation’s equity incentive plan or any other plan or agreement described in the prospectus included in the registration statement on Form S-1 filed in connection with the IPO, including any Common Stock withheld by the Corporation for the payment of taxes due upon such exercise or vesting; provided that (A) no filing or public announcement by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such exercise or vesting and (B) any Common Stock received upon such exercise or vesting, following any applicable net settlement or net withholding, will also be subject to the Lock-Up; and (iii) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period.

(C)    Unless the written approval of the Representatives is obtained with respect to a Disposition prior the expiration of the Lock-Up Period, such purported Disposition shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock, and the transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Common Stock purported to be purchased, acquired or transferred in the Disposition (including, without limitation, the right to vote or to receive dividends with respect thereto). Each such share of Common Stock subject to the Lock-Up Period shall bear the following legend (or any substantially similar legend):

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ATLAS ENERGY SOLUTIONS INC.

ARTICLE V

DIRECTORS

SECTION 5.1. Term and Classes.

(A)    The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(B)    The directors, other than those who may be elected by the holders of any series of Preferred Stock as specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes designated as “Class I Directors,” “Class II Directors” and “Class III Directors,” as nearly equal in number as is reasonably possible, with the initial term of office of the Class I Directors to expire at the first annual meeting of stockholders following the time at which the initial classification of the Board becomes effective, the initial term of office of the Class II Directors to expire at the second annual meeting of stockholders following the time at which the initial classification of the Board becomes effective, and the initial term of office of the Class III Directors to expire at the third annual meeting of stockholders following the time at which the initial classification of the Board becomes effective, with each director to hold office until such director’s successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal, and the Board shall be authorized to assign members of the Board, other than those directors who may be elected by the holders of any series of Preferred Stock, to such classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until their successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

SECTION 5.2. Vacancies. Subject to applicable law, the rights of the holders of any series of Preferred Stock then outstanding and the terms of the Amended and Restated Stockholders’ Agreement among the Corporation and certain of its stockholders, dated as of [●], 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Stockholders’Agreement”), any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, retirement, disqualification or removal of any director or from any other cause shall, unless otherwise required by law, be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of such director’s predecessor, or if it is a newly created directorship, shall be included in the class as designated by the Board and shall hold office until the first meeting of stockholders held after their election for the purpose of electing directors of that class and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal from office. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

SECTION 5.3. Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) and subject to the terms of the Stockholders’ Agreement, (A) prior to the Trigger Date (as defined below), any director may be removed from office with or without cause, upon the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors and (B) from and after the Trigger Date (as defined below), any director may be removed only for cause, upon the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors.

SECTION 5.4. Additional Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (A) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (B) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such additional director’s earlier death, resignation, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such additional director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

SECTION 5.5. Number. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and the terms of the Stockholders’ Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SECTION 5.6. Committees. The Board may designate and appoint from among its members one or more committees, which may have one or more members, and may designate one or more of its members as alternate members, who may, subject to any limitations imposed by the Board, replace absent or disqualified members at any meeting of such committee. The stockholders of the Corporation shall have no power to appoint or remove directors as members of committees of the Board, nor to abrogate the power of the Board to establish any such committees or the power of any such committee to exercise the powers and authority of the Board.

ARTICLE VI

STOCKHOLDER ACTION

SECTION 6.1. Stockholder Consents.

(A)    Prior to the date on which the stockholders party to the Stockholders’ Agreement (collectively, the “Principal Stockholders”) and their respective Affiliates (as such term is defined in Section 10.2) no longer collectively beneficially own a majority of the outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consent or consents are delivered to the Corporation.

(B)    On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent of such stockholders.

ARTICLE VII

SPECIAL MEETINGS

SECTION 7.1. Special Meetings. Special meetings of stockholders of the Corporation, and any proposals to be considered at such meetings, may be called and proposed only by the Executive Chairman, the Chief Executive Officer or, pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board, by the Board; provided, however, that prior to the Trigger Date, special meetings of the stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of record of a majority of the outstanding shares of Common Stock. The Board shall fix the date, time and place, if any, of such special meeting. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

ARTICLE VIII

BYLAWS

SECTION 8.1. Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board. Stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the bylaws of the Corporation may be adopted, altered, amended or repealed by the stockholders of the Corporation only (A) prior to the Trigger Date, by the affirmative vote of holders of not less than a majority of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, and (B) on and after the Trigger Date, by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, nothing in the bylaws of the Corporation shall be deemed to limit the ability of the parties to the Stockholders’ Agreement to amend, alter or repeal any provision of the Stockholders’ Agreement pursuant to the terms thereof, provided that no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision of the

Stockholders’ Agreement to which the bylaws of the Corporation are subject) shall amend the bylaws of the Corporation. The bylaws of the Corporation shall not contain any provision inconsistent with this Certificate of Incorporation. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE IX

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

SECTION 9.1. Limitation of Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Article IX that purports to limit the liability of a director or officer shall be prospective only and shall not affect any limitation on liability of a director or officer, as applicable, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE X

CORPORATE OPPORTUNITY

SECTION 10.1. Corporate Opportunity.

(A)    Designated Parties (defined below) may own substantial equity interests in other entities and may make investments and enter into advisory service agreements and other agreements from time to time. Certain Designated Parties may also serve as employees, partners, officers or directors of other companies and, at any given time, certain Designated Parties may be in direct or indirect competition with the Corporation and/or its subsidiaries. The Corporation renounces, to the maximum extent permitted by law and in accordance with Section 122(17) of the DGCL, all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Designated Parties. To the maximum extent permitted by law, no Designated Party shall have any obligation to refrain from: (i) engaging in or managing the same or similar activities or lines of business as the Corporation or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Corporation or any of its subsidiaries; (ii) investing in or owning any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its subsidiaries (including any Designated Party, a “Competing Person”); (iii) developing a business relationship with any Competing Person; or (iv) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of (i) through (iv)) of whether such activities are in direct or indirect competition with the business or activities of the Corporation or any of its subsidiaries. To the maximum extent permitted by law, if any Designated Party acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Designated Party or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Designated Party shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Designated Party may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, this Section 10.1(A) shall not apply to any potential transaction or business opportunity that is expressly offered to a director, officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a director, officer or employee of the Corporation or its subsidiaries.

(B)    Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(C)    If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance or any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

(D)    To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article X. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the bylaws of the Corporation or any applicable law.

SECTION 10.2. Definitions. For purposes of this Article X, the following terms have the following definitions:

(A)    “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; with respect to any Designated Party, an “Affiliate” shall include (i) any Person who is the direct or indirect ultimate holder of “equity securities” (as such term is described in Rule 405 under the Securities Act) of such Designated Party, and (ii) any investment fund, alternative investment vehicle, special purpose vehicle or holding company that is directly or indirectly managed, advised or controlled by such Designated Party.

(B)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of the then-outstanding shares of stock entitled to vote, by contract, or otherwise. A Person who is the owner of 20% or more of the then-outstanding shares of stock entitled to vote of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds the then-outstanding shares of stock entitled to vote, in good faith and not for the purpose of circumventing this Section 10.2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(C)    “Designated Parties” means the Principal Stockholders and any member of the Board who is not at the time an officer of the Corporation, and their respective Affiliates (other than the Corporation) and all of their respective interests in other entities (existing and future) that participate in the energy industry, as applicable.

(D)    “Person” means any individual, corporation, partnership, limited liability company, joint venture, firm, association, trust, estate or other entity.

ARTICLE XI

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

SECTION 11.1. Business Combinations with Interested Stockholders. The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation until immediately following the time at which both of the following conditions exist (if ever): (A) Section 203 by its terms would, but for the provisions of this Article XI, apply to the Corporation; and (B) none of the Principal Stockholders own (as defined in Section 203) shares of capital stock of the Corporation representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 12.1. Amendments.

(A)    The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

(B)    Notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by applicable law or this Certificate of Incorporation), on and after the Trigger Date, the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Incorporation; provided, however, that the amendment, alteration or repeal of Section 4.1 shall only require the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(C)    Notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by applicable law or this Certificate of Incorporation), prior to, on and after the Trigger Date, the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to (i) amend, alter or repeal any provision of this Certificate of Incorporation to (a) include a provision authorized by Section 362(a)(l) of the DGCL (or any successor provision thereof) in order for the Corporation to become a “public benefit corporation” (as defined in Section 362(a) of the DGCL (or any successor provision thereof)) or (b) otherwise cause or allow the Corporation to become a “public benefit corporation” or similar entity; (ii) merge or consolidate with or into, or convert into, another entity if, as a result of such merger, consolidation or conversion, any class or series of capital stock of the Corporation would become, or be converted into or exchanged for the right to receive, shares or other equity interests in a domestic or foreign “public benefit corporation” or similar entity; or (iii) amend, alter or repeal (by merger, consolidation, conversion or otherwise) this Section 12.1(C).

(D)    Notwithstanding the foregoing, nothing in this Certificate of Incorporation shall be deemed to limit the ability of the parties to the Stockholders’ Agreement to amend, alter or repeal any provision of the Stockholders’ Agreement pursuant to the terms thereof, provided that no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision of the Stockholders’ Agreement to which this Certificate of Incorporation is subject) shall amend this Certificate of Incorporation.

ARTICLE XIII

FORUM SELECTION

SECTION 13.1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or by the bylaws of the Corporation (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, this Certificate of Incorporation or bylaws of the Corporation or (D) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. The provisions of this Article XIII shall not apply to actions brought to enforce any liability or duty created by the Exchange Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of [●], 2023.

ATLAS ENERGY SOLUTIONS INC.

By:
Name:
Title:

Signature Page to Amended and Restated Certificate of Incorporation

EXHIBIT E

Form of A&R Bylaws of New PubCo

[see attached]

AMENDED AND RESTATED BYLAWS

OF

ATLAS ENERGY SOLUTIONS INC.

Date of Adoption: [●], 2023

ARTICLE I

OFFICES AND RECORDS

SECTION 1.1. Registered Office. The registered office of Atlas Energy Solutions Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Amended & Restated Certificate of Incorporation of the Corporation, as it may be further amended, restated, supplemented and otherwise modified from time to time (the “Certificate of Incorporation”), and the name of the Corporation’s registered agent at such address is as set forth in the Certificate of Incorporation. The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by applicable law.

SECTION 1.2. Other Offices. The Corporation may have such other offices, either within or outside of the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

SECTION 1.3. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

ARTICLE II

STOCKHOLDERS

SECTION 2.1. Annual Meetings. If required by applicable law, an annual meeting of the stockholders of the Corporation shall be held for the election of directors at such date, time and place, if any, either within or outside of the State of Delaware, as may be fixed by the Board, the Chairman of the Board, the Chief Executive Officer or the President, as the case may be, and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. The Board may postpone, recess, adjourn, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board. Any other proper business may be transacted at the annual meeting.

SECTION 2.2. Special Meetings. Special meetings may be called in the manner as specified in the Certificate of Incorporation.

SECTION 2.3. Record Date.

(A)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, exchange or redemption of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(C)    Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by applicable law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

SECTION 2.4. Stockholder List. The Corporation shall prepare, no later than the tenth day before every meeting of stockholders, a complete list of stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days ending on the day before the meeting date, either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. Except as otherwise required by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of the stockholders.

SECTION 2.5. Notice of Meeting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, notice shall be given not less than ten days nor more than 60 days before the date of the meeting, to each stockholder of record entitled to vote at such meeting. The notice shall specify (A) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), (B) the place, if any, date and time of such meeting, (C) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (D) in the case of a special meeting, the purpose or purposes for which such meeting is called and (E) such other information as may be required by applicable law or as may be deemed appropriate by the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 2.4 of these Bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation. The Corporation may also provide stockholders with notice of a meeting including by electronic transmission in accordance with the requirements of Section 232 of the General Corporation Law of the State of Delaware (the

“DGCL”). Such further notice shall be given as may be required by applicable law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting.

SECTION 2.6. Quorum and Adjournment of Meetings.

(A)    Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the voting power of all of the outstanding shares of such class or series, represented in person or by proxy, shall constitute a quorum of such class or series for the transaction of such business. For the avoidance of doubt, abstentions shall be treated as present for purposes of determining the presence or absence of a quorum. The presiding person at the meeting may adjourn the meeting from time to time for any reason, whether or not there is such a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(B)    Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

SECTION 2.7. Proxies. At all meetings of stockholders, a stockholder may vote by proxy. The authorization of a person to act as proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine the identity of the stockholder granting such authorization. Any copy, facsimile transmission or other reliable reproduction of the document (including any electronic transmission) created pursuant to this section may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original document. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable.

SECTION 2.8. Notice of Stockholder Business and Nominations.

(A)    Annual Meetings of Stockholders.

(i)    Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board or any authorized committee thereof, (c) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures and other requirements set forth in these Bylaws and applicable law, or (d) by stockholders of the Corporation who are given such rights or abilities under the Amended & Restated Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [●], 2023 (as further amended, restated, supplemented or otherwise modified from time to time, the “Stockholders’ Agreement”), pursuant to the terms of the Stockholders’ Agreement. Sections 2.8(A)(i)(c) and (d) of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under and in compliance with Rule 14a-8 or Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and included in the Corporation’s notice of meeting, annual meeting proxy statement and proxy card) before an annual meeting of the stockholders. In addition, if the proposal is made on behalf of a beneficial owner other than the stockholder of record, such beneficial owner must be the beneficial owner of stock of the Corporation both at the time of giving notice provided for in this Section 2.8(A)(i) and at the time of the annual meeting.

(ii)    For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.8(A)(i)(c) of these Bylaws, (x) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (y) such other business must otherwise be a proper matter for stockholder action under the DGCL and (z) the record stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these Bylaws. To be timely, a stockholder’s notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after the shares of Class A common stock, par value $0.01 per share (such stock, the “Predecessor Class A Common Stock”), of the Corporation’s predecessor, AESI Holdings Inc. (formerly known as Atlas Energy Solutions Inc.) (the “Predecessor”) were first publicly traded, be deemed to have occurred on March 9, 2023), provided, however, that subject to the following sentence, in the event that the date of the annual meeting is scheduled for a date that is more than 30 days before or more than 60 days after such anniversary date or in the event that no annual meeting was held in the prior year (other than with respect to the Corporation’s first annual meeting of stockholders after the shares of Predecessor Class A Common Stock are first publicly traded), notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment, recess or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

To be in proper form, a stockholder’s notice (whether given pursuant to this Section 2.8(A)(ii) or Section 2.8(B)) to the Secretary of the Corporation must:

(a)    set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of any such Stockholder Associated Person (as defined in Section 2.8(C)(ii)), if any, (2) (A) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder and such Stockholder Associated Person, (B) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder or by any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation held by such stockholder or by any Stockholder Associated Person, (C) a complete and accurate description of any agreement, arrangement or understanding between or among such stockholder and any Stockholder Associated Person and any other person or persons in connection with such stockholder’s director nomination or other proposed business and the name and address of any other person(s) or entity or entities known to the stockholder to support such nomination or business, including any agreements, arrangements or understandings relating to any compensation or payments to be paid to any such proposed nominee(s), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), (D) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote, directly or indirectly, any shares of any security of the Corporation, (E) any short interest in any security of the Corporation held by such stockholder or any Stockholder Associated Person (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or by any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (G) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to base on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household, (3) any other information relating to such stockholder and any Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (4) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, (5) a representation as to whether or not such stockholder or any Stockholder Associated Person intends or is a party of a group which intends (x) to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or, in the case of a nomination or nominations, at least the percentage of the voting power of the Corporation’s outstanding stock reasonably believed by the stockholder or Stockholder Associated Person, as the case may be, to be sufficient to elect such nominee or nominees, (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act (such representation, a “Solicitation Statement”), (6) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (7) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation, (8) any performance-related fees (other than an asset based fee) to which such stockholder or beneficial owner, directly or indirectly, is entitled based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Derivative Instruments and (9) the names and addresses of other stockholders (including beneficial owners) known by any of the stockholders giving the notice to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

(b)    if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and Stockholder Associated Person, if any, in such business, (2) the exact text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment) and (3) a complete and accurate description of all agreements, arrangements and understandings between or among such stockholder and such stockholder’s Stockholder Associated Person, if any, and the name and address of any other person(s) or entity or entities in connection with the proposal of such business by such stockholder;

(c)    set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and Stockholder Associated Person, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (3) a representation that such person intends to serve a full term, if elected as director; and

(d)    with respect to each nominee for election or reelection to the Board, include (1) a completed and signed questionnaire, representation and agreement in a form provided by the Corporation, which form the stockholder must request from the Secretary of the Corporation in writing with no less than seven days advance notice and (2) a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that such person (A) is not and will not become a party to (i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(iii)    A stockholder providing notice of a nomination or proposal of other business to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to clauses (ii)(a)(1)-(4) and (6)-(9) and clauses

(ii)(b)-(c) of this Section 2.8(A) shall be true and correct (a) as of the record date for the meeting and (b) as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than seven business days prior to the date for the meeting or any postponement or adjournment thereof, if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof)).

(B)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting (i) by or at the direction of the Board or any committee thereof (or stockholders if permitted pursuant to Article VII of the Certificate of Incorporation and Section 2.2 of these Bylaws) or (ii) if the Board (or stockholders if permitted pursuant to Article VII of the Certificate of Incorporation and Section 2.2 of these Bylaws) has determined that directors shall be elected at such meeting, (a) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the special meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in these Bylaws and applicable law or (b) by a stockholder of the Corporation who is given such rights or abilities under the Stockholders’ Agreement pursuant to the terms of the Stockholders’ Agreement. In the event a special meeting of stockholders is called pursuant to Article VII of the Certificate of Incorporation or Section 2.2 of these Bylaws for the purpose of electing one or more directors to the Board, a stockholder pursuant to clause (ii)(a) of this Section 2.8(B) may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder delivers notice with the information required by Section 2.8(A)(ii)(a) and Section 2.8(A)(ii)(c) (with the updates required by Section 2.8(A)(iii)) of these Bylaws with respect to any nomination and the completed and signed questionnaire, representations and agreements required by Section 2.8(A)(ii)(d) of these Bylaws. Such notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting at which directors are to be elected. In no event shall any adjournment, recess or postponement or the announcement thereof of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting.

(C)    General.

(i)    Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in these Bylaws and applicable law shall be eligible to serve as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws and applicable law. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presiding person at the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and applicable law and, if any proposed nomination or business is not in compliance with these Bylaws and applicable law, to declare that such defective proposal or nomination shall be disregarded.

(ii)    For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to

Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, and “Stockholder Associated Person” shall mean, for any stockholder, (a) any person or entity controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or (c) any person or entity controlling, controlled by or under common control with any person or entity referred to in the preceding clauses (a) or (b).

(iii)    Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.8(A) or Section 2.8(B) of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; (b) of stockholders to include the names of persons validly nominated for election as a director of the Corporation in the Corporation’s proxy card in compliance with Rule 14a-19 of the Exchange Act; or (c) of the holders of any series of preferred stock of the Corporation (“Preferred Stock”) if and to the extent provided for under applicable law, the Certificate of Incorporation or these Bylaws. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder or Stockholder Associated Person, if any, (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or such Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominee may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder or such Stockholder Associated Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(iv)    Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 2.8 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 2.8, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(v)    Notwithstanding anything to the contrary contained in this Section 2.8, for so long as the Stockholders’ Agreement remains in effect with respect to any Principal Stockholder, Ben M. Brigham (so long as Ben M. Brigham has the right to designate one or more nominees for election to the Board pursuant to the Stockholders’ Agreement) shall not be subject to this Section 2.8 with respect to any annual or special meeting of stockholders.

SECTION 2.9. Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of a meeting of stockholders as it shall deem appropriate in its sole discretion. The Chairman of the Board, if one shall have been elected, or in the Chairman of the Board’s absence, the Chief Executive Officer or, in the Chief

Executive Officer’s absence or if one shall not have been elected, the director or officer designated by the majority of the Whole Board (as defined below), shall preside at all meetings of the stockholders. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over the meeting shall have the right and authority to convene and for any or no reason to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the presiding person at the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person at the meeting, may include, without limitation, the following: (A) the establishment of an agenda or order of business for the meeting; (B) rules and procedures for maintaining order at the meeting and the safety of those present; (C) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (D) restrictions on entry to the meeting after the time fixed for the commencement thereof; (E) limitations on the time allotted to questions or comments by participants; and (F) restrictions of the use of audio or visual recording devices. The person presiding over the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting, and if such presiding person at the meeting should so determine, such presiding person at the meeting shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SECTION 2.10. Required Vote. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in such election. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Unless a different or minimum vote is required by applicable law, the rules and regulations of any stock exchange applicable to the Corporation, any law or regulation applicable to the Corporation or its securities, the Certificate of Incorporation or these Bylaws, in which such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the plurality of the votes cast by the holders of outstanding shares of stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the recommendation of the stockholders.

SECTION 2.11. Treasury Stock. Shares of the Corporation’s capital stock shall neither be entitled to vote nor counted for quorum purposes if such shares belong to (A) the Corporation, (B) any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation, or (C) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly, by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation or such other corporation to vote stock of the Corporation held in a fiduciary capacity.

SECTION 2.12. Inspectors of Elections. The Corporation may, and when required by applicable law, shall, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders and the appointment of an inspector is required by applicable law, the presiding person at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by applicable law.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authorities expressly conferred upon them by these Bylaws, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. The directors shall act only as a Board or as a committee thereof, and the individual directors shall have no power as such.

SECTION 3.2. Number, Election, Tenure and Voting Power. Subject to applicable law, the Stockholders’ Agreement and the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board; provided that the initial number of directors shall be nine. The election, term and voting power of directors shall be as set forth in the Certificate of Incorporation.

SECTION 3.3. Regular Meetings. Subject to Section 3.5, regular meetings of the Board shall be held on such dates, and at such times and places, if any, as are determined from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

SECTION 3.4. Special Meetings. Special meetings of the Board shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place, if any, date and time of the meetings. Any business may be conducted at a special meeting of the Board.

SECTION 3.5. Notice. Notice of any special meeting of directors shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail, courier service or facsimile or electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 24 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 24 hours prior to the time set for the meeting and shall be confirmed by facsimile or electronic transmission that is sent promptly thereafter. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with these Bylaws.

SECTION 3.6. Action by Consent of Board. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware.

SECTION 3.7. Remote Meetings. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.8. Quorum. A majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may, to the fullest extent permitted by law, adjourn the meeting from time to time without further notice unless (A) the date, time and place, if any, of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 3.5 of these Bylaws shall be given to each director, or (B) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (A) shall be given to those directors not present at the announcement of the date, time and place, if any, of the adjourned meeting. Except as otherwise expressly required by law, the Certificate of Incorporation or these Bylaws, all matters shall be determined by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present.

SECTION 3.9. Vacancies. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled in accordance with the Certificate of Incorporation.

SECTION 3.10. Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

SECTION 3.11. Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

SECTION 3.12. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses. The Corporation will cause each non-employee director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service.

SECTION 3.13. Regulations. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate.

SECTION 3.14. First Meeting. Each newly elected Board may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of stockholders. Notice of such meeting shall not be required.

ARTICLE IV

COMMITTEES

SECTION 4.1. Designation; Powers. Subject to the terms of the Stockholders’ Agreement, the Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the fullest extent permitted by applicable law and to the extent provided in the resolution(s) of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

SECTION 4.2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 4.1 shall choose its own chairman in the event the chairman has not been selected by the Board by a majority vote of the members then in attendance at a meeting of the committee so long as a quorum is present, shall keep regular minutes of its proceedings, and shall meet at such times and at such place or places as may be provided by the charter of such committee or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present at a meeting where a quorum is present shall be necessary for the adoption by it of any resolution. A committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to such subcommittee any or all of the powers of such committee. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the governance of any committee not inconsistent with the provisions of the Certificate of Incorporation, these Bylaws or any such charter. Unless the Certificate of Incorporation, these Bylaws, any charter for such committee or the Board otherwise provides, any such committee or subcommittee may make rules for the conduct of its business, but unless otherwise provided by the Board or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these Bylaws with respect to meetings or for the conduct of business or the taking of actions by the Board. The Board shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee. The Secretary of the Corporation shall act as Secretary of any committee or subcommittee, unless otherwise provided by the Board or such committee or subcommittee.

SECTION 4.3. Substitution of Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

SECTION 5.1. Officers. The Board shall elect the officers of the Corporation which may include, if the Board so elects, a Chairman of the Board, a Chief Executive Officer, a President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, a Secretary, a Treasurer and such other officers as the Board from time to time may deem proper. If elected, the Chairman of the Board shall be chosen from among the directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any duly authorized committee thereof or, with respect to any Executive Vice President, Senior Vice President, Vice Presidents, Treasurer or Secretary, by the Chairman of the Board, Chief Executive Officer or President, if any. The Board or any committee thereof may from time to time elect, or the Chairman of the Board, Chief Executive Officer or President, if any, may appoint, such other officers (including a Chief Financial Officer, Chief Operating Officer and one or more Senior Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee thereof or by the Chairman of the Board, Chief Executive Officer or President, as the case may be. Any number of offices may be held by the same person. Except for the Chairman of the Board, if any, no officer need be a director. None of the officers need be a stockholder of the Corporation.

SECTION 5.2. Election and Term of Office. Each officer shall hold office until his or her successor shall have been duly elected or appointed and shall have qualified or until his or her death or until he or she shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Board or, except in the case of an officer or agent elected by the Board, by the Chairman of the Board, Chief Executive Officer or President, if any. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his or her successor, his or her death, resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

SECTION 5.3. Chairman of the Board. The Chairman of the Board, if elected, shall perform all duties incidental to his or her office that may be required by law and all such other duties as are properly required of him or her by the Board. The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board. The Chairman of the Board may also have the title of Executive Chairman if the Chairman of the Board is also an officer of the Corporation.

SECTION 5.4. Chief Executive Officer. The Chief Executive Officer, if any, shall be responsible for the general management of the affairs of the Corporation and shall act in a general executive capacity subject to the oversight of the Chairman of the Board in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The Chief Executive Officer shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer, if also a director, shall preside when present at all meetings of the Board.

SECTION 5.5. President. The President, if any, shall have such powers and shall perform such duties as shall be assigned to him or her by the Board. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President, if any and if he or she shall be a director, shall preside when present at all meetings of the Board.

SECTION 5.6. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. Each Executive Vice President, Senior Vice President and Vice President, if any, shall have such powers and shall perform such duties as shall be assigned to him or her by the Board or the Chairman of the Board, the Chief Executive Officer or the President, if any.

SECTION 5.7. Treasurer. The Treasurer, if any, shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. He or she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the Board, the Chairman of the Board, the Chief Executive Officer or the President, if any.

SECTION 5.8. Secretary. The Secretary, if any, shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he or she shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law; he or she shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board may direct; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President, if any.

SECTION 5.9. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, removal or otherwise may be filled by the Board for the unexpired portion of the term at any meeting of the Board. Any vacancy in an office appointed by the Chairman of the Board, the Chief Executive Officer or the President, if any, because of death, resignation, removal or otherwise may be filled by the Chairman of the Board, the Chief Executive Officer or the President, if any.

SECTION 5.10. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chief Executive Officer or any officer authorized by the Chairman of the Board, the Chief Executive Officer or the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers that the Corporation may possess by reason of its ownership of securities in such other corporation.

SECTION 5.11. Delegation. The Board may from time to time delegate the powers and duties of any officer to any other officer or agent, notwithstanding any provision hereof.

SECTION 5.12. Compensation. The salaries or other compensation of the officers of the Corporation shall be fixed from time to time by the Board, a committee of the Board or an officer of the Corporation designated by the Board or a committee of the Board, subject to applicable law and the rules or regulations of any stock exchange applicable to the Corporation.

ARTICLE VI

STOCK CERTIFICATES AND TRANSFERS

SECTION 6.1. Stock Certificates and Transfers. The interest of each stockholder of the Corporation evidenced by certificates for shares of stock shall be in such form as the appropriate officers of the Corporation may from time to time prescribe, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be uncertificated shares. The shares of the stock of the Corporation shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares. Subject to the provisions of the Certificate of Incorporation, the shares of the stock of the Corporation shall be transferred on the books of the Corporation, which may be maintained by a third-party registrar or transfer agent, by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form, at which time the Corporation shall issue a new certificate to the person entitled thereto (if the stock is then represented by certificates), cancel the old certificate and record the transaction upon its books.

Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

SECTION 6.2. Lost, Stolen or Destroyed Certificates. No certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or their discretion require.

SECTION 6.3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

SECTION 6.4. Regulations Regarding Certificates. Subject to applicable law, the Board shall have the power and authority to make all such rules and regulations concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Corporation may enter into additional agreements with stockholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the DGCL.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the 31st day of December of each year or as otherwise determined by the Board.

SECTION 7.2. Dividends. Except as otherwise provided by law or the Certificate of Incorporation, the Board may from time to time declare, and the Corporation may pay, out of funds legally available therefor, dividends on its outstanding shares of stock, which dividends may be paid in either cash, property or shares of stock of the Corporation. A member of the Board, or a member of any committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

SECTION 7.3. Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

SECTION 7.4. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 7.5. Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving notice in writing or by electronic transmission of such resignation to the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary, and such resignation shall be deemed to be effective when said notice is received by the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary, or at such later time as is specified therein unless otherwise provided in the notice of resignation. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

SECTION 7.6. Indemnification and Advancement of Expenses.

(A)    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent, or in any other capacity while serving or having agreed to serve as a director, officer, trustee, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.

(B)    The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that the Covered Person is not entitled to be indemnified under this Section 7.6 or otherwise.

(C)    The rights to indemnification and advancement of expenses under this Section 7.6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.6, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(D)    If a claim for indemnification under this Section 7.6 (following the final disposition of such proceeding) is not paid in full within 60 days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Section 7.6 is not paid in full within 30 days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim, or a claim brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Section 7.6 or otherwise shall be on the Corporation.

(E)    The rights conferred on any Covered Person by this Section 7.6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, law (common or statutory), any provision of the Certificate of Incorporation, these Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise.

(F)    This Section 7.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(G)    Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Section 7.6, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated (including, without limitation, any Principal Stockholder). The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of this Section 7.6, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a proceeding, expense, liability or matter that is the subject of this Section 7.6, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated (including, without limitation, any Principal Stockholder) to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated (including, without limitation, any Principal Stockholder) or insurer of any such person and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated (including, without limitation, any Principal Stockholder) from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.

(H)    The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan, shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, other enterprise, non-profit entity or employee benefit plan.

(I)    The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan, against any expense, liability or loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement), whether or not the Corporation would have the power to indemnify such person against any such expense, liability or loss under the DGCL.

(J)    Any repeal or modification of the provisions of this Section 7.6 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

SECTION 7.7. Notices. Except as otherwise specifically provided herein or required by applicable law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (A) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (B) if by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL) in accordance with the DGCL; (C) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (D) if by any other form of electronic transmission, when directed to the stockholder; and (E) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

SECTION 7.8. Facsimile and Electronic Signatures. In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these Bylaws, facsimile or electronic signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof, the Chairman of the Board, the Chief Executive Officer or President, if any.

SECTION 7.9. Time Periods. Except as otherwise set forth in these Bylaws, in applying any provision of these Bylaws that require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 7.10. Reliance Upon Books, Reports and Records. Each member of the Board, each member of any committee designated by the Board and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 7.11. Severability. Whenever possible and to the fullest extent permitted by law, each provision or portion of any provision of these Bylaws will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of these Bylaws is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and these Bylaws will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

ARTICLE VIII

AMENDMENTS

SECTION 8.1. Amendments. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, and subject to the provisions in the Certificate of Incorporation, the Board is expressly authorized to adopt, amend or repeal these Bylaws. Any adoption, amendment or repeal of these Bylaws by the Board shall require the approval of a majority of the Whole Board. Stockholders shall also have the power to adopt, amend or repeal these Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, these Bylaws may be adopted, altered, amended or repealed by the stockholders of the Corporation only (i) prior to the Trigger Date (as defined in the Certificate of Incorporation), by the affirmative vote of holders of not less than a majority in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, and (ii) on and after the Trigger Date by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

EXHIBIT F

Form of Certificate of Merger

(OpCo Merger)

[see attached]

CERTIFICATE OF MERGER

merging

ATLAS OPERATING MERGER SUB, LLC

(a Delaware limited liability company)

with and into

ATLAS SAND OPERATING, LLC

(a Delaware limited liability company)

[●], 2023

Pursuant to the provisions of Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), the undersigned entity hereby submits this Certificate of Merger for filing and certifies as follows:

1.    The name, jurisdiction of formation or organization and type of entity of each of the business entities that are to merge are as follows:

Name	State of Formation	Type of Business Entity
Atlas Operating Merger Sub, LLC	Delaware	Limited Liability Company
Atlas Sand Operating, LLC	Delaware	Limited Liability Company

2.    An Agreement and Plan of Merger (the “Agreement and Plan of Merger”), providing for the merger of Atlas Operating Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), with and into Atlas Sand Operating, LLC, a Delaware limited liability company (the “Company” and, together with Merger Sub, the “Constituent Entities”), with the Company to continue in existence following such merger as the sole surviving entity (the “Surviving Entity”), has been approved and executed by each of the Constituent Entities in accordance with Title 6, Section 18-209 of the Act.

3.    The name of the Surviving Entity shall be “Atlas Sand Operating, LLC”.

4.    The Certificate of Formation of the Company as in effect immediately prior to the merger shall be the Certificate of Formation of the Surviving Entity.

5.    The merger shall become effective at [●], Central Standard Time, on [●], 2023.

6.    The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Entity at the following address: 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730.

7.    A copy of the Agreement and Plan of Merger will be furnished by the Surviving Entity, on request and without cost, to any member of either of the Constituent Entities.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed on its behalf as of the date first written above.

ATLAS SAND OPERATING, LLC

By:
Name:
Title:

SIGNATURE PAGE TO CERTIFICATE OF MERGER

EXHIBIT G

Form of Second A&R LLC Agreement of OpCo

[see attached]

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS SAND OPERATING, LLC

a Delaware Limited Liability Company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Atlas Sand Operating, LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2023 (the “Effective Date”), is adopted, executed and agreed to by the Members (as defined below). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing LLC Agreement (as defined below).

WHEREAS, the Company was formed pursuant to the filing of a Certificate of Formation with the Secretary of State of the State of Delaware effective on November 18, 2022, in accordance with the provisions of the Act (as defined below), and is currently governed by that certain Amended and Restated Limited Liability Company Agreement, dated March 8, 2023 (the “Existing LLC Agreement”);

WHEREAS, this Agreement is being entered into pursuant to and in connection with the consummation of the transactions contemplated by that certain Master Reorganization Agreement, dated as of [●], 2023 (the “Reorganization Agreement” and, such transactions, the “Reorganization”), by and among the Company, Atlas Energy Solutions Inc., a Delaware corporation (“Atlas”), New Atlas HoldCo Inc., a Delaware corporation (“New Atlas”), AESI Merger Sub Inc., a Delaware corporation, Atlas Operating Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and Atlas Sand Holdings, LLC, a Delaware limited liability company (“Holdings”);

WHEREAS, prior to the Reorganization, (a) Holdings and Atlas collectively held 100% of the issued and outstanding membership interests in the Company and (b) Merger Sub was a direct wholly owned subsidiary of New Atlas;

WHEREAS, in connection with the consummation of the Reorganization on the Effective Date, among other things, (a) Merger Sub merged with and into the Company, with the Company surviving such merger as a subsidiary of the Members, (b) Atlas changed its name from “Atlas Energy Solutions Inc.” to “AESI Holdings Inc.” (as used herein, the term “AESI Holdings” refers to Atlas at times following consummation of the Reorganization) and (c) New Atlas changed its name from “New Atlas HoldCo Inc.” to “Atlas Energy Solutions Inc.”; and

WHEREAS, the Members desire to enter into this Agreement in order to amend and restate the Existing LLC Agreement in connection with the Reorganization, with this Agreement to supersede the Existing LLC Agreement in its entirety effective on the Effective Date and at such time as is provided under the terms of the Reorganization Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows.

1.    Formation. The Company was formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.    Term. The Company shall have perpetual existence unless dissolved in accordance with Section 10 of this Agreement.

3.    Purposes. The purposes of the Company shall be to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4.    Members. As of the Effective Date, the members of the Company (each, a “Member” and, collectively, the “Members”) are AESI Holdings and New Atlas.

5.    Units; Percentage Interests. The Company shall have a single class of membership interests designated as “Units.” Each Member’s ownership of Units in relation to the total outstanding Units of the Company is referred to herein as such Member’s “Percentage Interest.” As of the Effective Date, AESI Holdings owns [57,147,501]1 Units, and New Atlas owns [42,852,499]2 Units. Following the Effective Date, the Company shall update its books and records from time to time to reflect any transfers or additional issuances of Units. The Company shall be authorized to issue from time to time such additional number of Units as the Managing Member (as defined below) may determine.

6.    Contributions. Without creating any rights in favor of any third party, the Members may, from time to time, make contributions of cash or property to the capital of the Company but shall have no obligation to do so.

7.    Capital Accounts; Allocations.

(a)     Capital Accounts. The Managing Member shall establish and maintain a separate capital account in accordance with the requirements of Section 704(b) of Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.704-1(b)(2)(iv) (the “Capital Account”) for each Member in the Company’s books of account.

(b)    Book Allocations of Profits and Losses. After giving effect to the allocations under Section 7(c), all items of income, profit, gain, loss, deduction and credit of the Company for each tax period shall be allocated among the Members in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations under Section 7(c) and all distributions through the end of such tax period) to equal, as nearly as possible, the amount such Members would receive if all assets of the Company on hand at the end of such tax period were sold for cash equal to their Code Section 704(b) book values, all liabilities of the Company were satisfied in cash in accordance with their terms, and all remaining or resulting cash were distributed to the Company under Section 8, as reasonably determined by the Managing Member.

(c)    Regulatory Allocations. Allocations of individual items of income and gain will be made in accordance with the “minimum gain chargeback,” “partner nonrecourse debt minimum gain chargeback,” and “qualified income offset” provisions of the Treasury Regulations promulgated under Section 704(b) of the Code.

(d)     Tax Allocations. Except as otherwise provided herein, each item of income, profit, gain, loss, deduction and credit of the Company shall be allocated among the Members in the same manner as set forth in Sections 7(b) and 7(c); provided, however, that (a) in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, with respect to any property that has a variance between its book basis for capital account purposes and its adjusted tax basis, the income, gain, loss and deduction with respect to such property shall, solely for tax purposes, be allocated among the Members so as to take into account such variation pursuant to any permissible allocation method described in Treasury Regulations Section 1.704-3 as is determined by the Managing Member in its sole discretion, and (b) any such allocations made pursuant to this Section 7(d) are solely for purposes of federal income taxation and shall not affect any Member’s Capital Account or right to receive distributions under this Agreement.

(e)    The provisions of this Section 7 are intended, and shall be construed, and, if necessary, modified by the Managing Member in its sole discretion to cause the allocations of profits, losses, income, gain, deductions, credits and other tax items pursuant to this Section 7 to have substantial economic effect under the Code and the Treasury Regulations promulgated under Section 704(b) of the Code (or the equivalent thereof within the

[1]	Note to draft: To be the number of OpCo Units held by AESI as of immediately prior to the closing.
[2]	Note to draft: To be the total number of Class B shares outstanding as of immediately prior to closing.

meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(i)). This Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligating any Member or its assignees or successors in interest to make a capital contribution to the Company.

8.    Distributions. Distributions (including, without limitation, liquidating distributions) made by the Company shall be distributed to the Members solely at such times and in such amounts as the Managing Member shall determine and shall be allocated to the Members in accordance with their respective Percentage Interests.

9.    Management. AESI Holdings shall be the sole managing member of the Company (the “Managing Member”). Except as otherwise required by applicable law, (a) the Managing Member shall have full and complete charge of all affairs of the Company, (b) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member, and (c) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

10.    Officers.

(a)    General. The Managing Member may designate one or more persons to be officers of the Company. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Managing Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Managing Member. Any officer may be removed as such, either with or without cause, by the Managing Member. Designation of an officer shall not of itself create contract rights.

(b)    Titles. To the extent appointed by the Managing Member, the officers of the Company may be a Chief Executive Officer, President, a Secretary, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Managing Member may from time to time elect or appoint. Any number of offices may be held by the same person.

11.    Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Managing Member may elect. No other event will cause the Company to dissolve.

12.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

13.    Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Managing Member.

14.    Liability. The Members, including any of their officers or members, and the officers of the Company shall not have any liability for the obligations, debts or liabilities of the Company, except to the extent required in the Act.

15.    Indemnity; Exculpation.

(a)    The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment except to the extent required by a non-waivable and non-modifiable provision of applicable Law), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Manager entitled to indemnification under the Existing LLC Agreement, a Member, an Officer, the Managing Member or the Company Representative or is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, (x) such Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith violation of this Agreement or (y) such Covered Person would not be so entitled to be indemnified and held harmless if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as in effect on the date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment except to the extent required by a non-waivable and non-modifiable provision of applicable Law), pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 14 or otherwise. The rights to indemnification and advancement of expenses under this Section 14 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 14, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member. If this Section 14(a) or any portion of this Section 14(a) shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Section 14(a) that shall not have been invalidated.

(b)    Subject to other applicable provisions of this Section 14, to the fullest extent permitted by applicable Law, the Covered Persons shall not be liable to the Company, any Subsidiary, any director, any Member or any holder of any equity interest in any Subsidiary by virtue of being a Covered Person or for any acts or omissions in their capacity as a Covered Person or otherwise in connection with the Company, this Agreement or the business and affairs of the Company and its Subsidiaries unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members.

16.    Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts any may delivered by email or other electronic means. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned, being the Members, have caused this Agreement to be duly executed effective as of the date first set forth above.

MANAGING MEMBER:

AESI HOLDINGS INC.

By:
Name:
Title:

MEMBER:

ATLAS ENERGY SOLUTIONS INC.

By:
Name:
Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ATLAS SAND OPERATING, LLC

ANNEX II – FORM OF AMENDED & RESTATED CERTIFICATE OF INCORPORATION OF NEW ATLAS

II-1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AESI HOLDINGS INC.

[●], 2023

AESI Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 2022.

2. The Amended and Restated Certificate of Incorporation (the “Prior Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on March 8, 2023.

3. This Second Amended and Restated Certificate of Incorporation, which restates and amends the Prior Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Amended and Restated Certificate of Incorporation” herein refer to the Second Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

4. This Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware. The Prior Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

SECTION 1.1. Name. The name of the corporation is AESI Holdings Inc.

ARTICLE II

REGISTERED AGENT

SECTION 2.1. Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

SECTION 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITALIZATION

SECTION 4.1. Capitalization. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

SECTION 5.2. Number. The number of directors of the Corporation shall be as specified, or determined in the manner provided, in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote on all matters voted or acted upon by the Board.

ARTICLE VI

BYLAWS

SECTION 6.1. Bylaws. In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of the State of Delaware, the Board is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation or adopt new bylaws without any action on part of the stockholders; provided that any bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

SECTION 7.1. Limitation of Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Article VII that purports to limit the liability of a director or officer shall be prospective only and shall not affect any limitation of liability of a director or officer, as applicable, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 8.1. Amendments. The Corporation reserves the right at any time, and from time to time, to amend, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of [●], 2023.

AESI HOLDINGS INC.

By:
Name:
Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AESI HOLDINGS INC.

SECOND AMENDED AND RESTATED

BYLAWS

OF

AESI HOLDINGS INC.

A Delaware Corporation

Date of Adoption:

[●], 2023

ANNEX III – FORM OF AMENDED & RESTATED BYLAWS OF NEW ATLAS

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SECOND AMENDED AND RESTATED

BYLAWS

OF

AESI HOLDINGS INC.

ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of AESI Holdings Inc. (the “Corporation”) required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and restated from time to time, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors of the Corporation (the “Board of Directors”) in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware, such registered office need not be identical to such principal office of the Corporation.

Section 2.    Other Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1.    Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2.    Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the holders of shares of stock with a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of the Corporation’s stock belonging to the Corporation or to another corporation, if such shares of stock representing a majority of the voting power entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the chairman of the meeting or the holders of shares of stock with a majority of the voting power present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.    Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the

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meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting.

Section 4.    Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), by the Chief Executive Officer or by a majority of the Board of Directors, or by a majority of the executive committee (if any), and shall be called by the Chairman of the Board (if any), by the Chief Executive Officer or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least 25% of the issued and outstanding stock entitled to vote at such meeting.

Section 5.    Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Section 3 of Article VIII of these bylaws, notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 12 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.    Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the Chief Executive Officer, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat and shall be delivered not less than 10 nor more than 60 days before the date of the meeting, personally, by electronic transmission or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice.

Section 7.    Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

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Section 8.    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

Section 9.    Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

All elections for directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or these bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

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Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 10.    Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he or she is not present, by the Chief Executive Officer, or if neither the Chairman of the Board (if any), nor Chief Executive Officer is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary shall so act; if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

(a)	Calling of meeting to order.

(b)	Election of a chairman and the appointment of a secretary if necessary.

(c)	Presentation of proof of the due calling of the meeting.

(d)	Presentation and examination of proxies and determination of a quorum.

(e)	Reading and settlement of the minutes of the previous meeting.

(f)	Reports of officers and committees.

(g)	The election of directors if an annual meeting, or a meeting called for that purpose.

(h)	Unfinished business.

(i)	New business.

(j)	Adjournment.

Section 11.    Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation and such shares shall not be counted for quorum purposes.

Section 12.    Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

ARTICLE III

BOARD OF DIRECTORS

Section 1.    Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the

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number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders or residents of the State of Delaware.

Section 2.    Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.    Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his or her absence by the Chief Executive Officer, or by resolution of the Board of Directors.

Section 4.    First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required.

Section 5.    Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

Section 6.    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board (if any), the Chief Executive Officer or, on the written request of any two directors, by the Secretary, in each case on at least 24 hours’ personal or written notice or on at least 24 hours’ notice by electronic transmission to each director. Such notice, or any waiver thereof pursuant to Section 3 of Article VIII hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

Section 7.    Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board of Directors is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Section 8.    Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

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Section 9.    Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.

Section 10.    Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 11.    Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the holders of shares of stock representing a majority of the voting power entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of the holders of shares of stock representing a majority of the voting power entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

ARTICLE IV

COMMITTEES

Section 1.    Designation; Powers. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders an agreement of merger, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation or amending, altering or repealing the bylaws or adopting new bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

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Section 2.    Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article IV shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

Section 3.    Substitution of Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

Section 1.    Number, Titles and Term of Office. The officers of the Corporation shall be a Chief Executive Officer and a Secretary and, if the Board of Directors so elects, a Chairman of the Board, a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Chief Financial Officer, one or more Assistant Chief Financial Officers, one or more Assistant Secretaries and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 2.    Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

Section 3.    Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4.    Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5.    Powers and Duties of the Chief Executive Officer. The President, if any, shall be the Chief Executive Officer of the Corporation unless the Board of Directors designates the Chairman of the Board or any other officer as Chief Executive Officer. Subject to the control of the Board of Directors and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 6.    Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors and shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors.

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Section 7.    President. Unless the Board of Directors otherwise determines, the President, if any, shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board of Directors otherwise determines, he or she shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board of Directors; and he or she shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him or her by the Board of Directors.

Section 8.    Vice Presidents. In the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the Chief Executive Officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9.    Chief Financial Officer. The Chief Financial Officer, if any, shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors. He or she shall perform all acts incident to the position of Chief Financial Officer, subject to the control of the Chief Executive Officer and the Board of Directors; and he or she shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form as the Board of Directors may require.

Section 10.    Assistant Chief Financial Officers. Each Assistant Chief Financial Officer, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Assistant Chief Financial Officers shall exercise the powers of the Chief Financial Officer during that officer’s absence or inability or refusal to act.

Section 11.    Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors or the Chief Executive Officer; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the Chief Executive Officer and the Board of Directors.

Section 12.    Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 13.    Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security

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holders of any other corporation in which the Corporation may hold securities and to otherwise exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1.    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof), other than a proceeding (or part thereof) brought under Section 3 of this Article VI, initiated by such person or his or her heirs, executors and administrators only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.

Section 2.    Indemnification of Employees and Agents. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article VI.

Section 3.    Right of Claimant to Bring Suit. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article VI is not paid in full by the Corporation within 90 days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a

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determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4.    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.    Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any covered person indemnified under this Article VI in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 7.    Definitions. For purposes of this Article VI, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VII

CAPITAL STOCK

Section 1.    Certificates of Stock. Except as provided in this Section 1 of Article VII, the certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. The Chairman of the Board (if any), Chief Executive Officer or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chairman of the Board (if any), the Chief Executive Officer or any Vice President, Secretary, Assistant Secretary, Chief Financial Officer or Assistant Chief Financial Officer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall

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be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares. The Board of Directors may deem that any outstanding shares of the Corporation will be uncertificated and registered in such form on the stock books of the Corporation.

Section 2.    Transfer of Shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, the shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3.    Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4.    Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5.    Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 1.    Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board of Directors.

Section 2.    Corporate Seal. The Board of Directors may provide a suitable seal containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by any Assistant Secretary or Assistant Chief Financial Officer.

Section 3.    Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these bylaws, said notice shall be deemed to be sufficient if given by electronic transmission or by deposit of the same in a post office box in a sealed prepaid wrapper

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addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these bylaws.

Section 4.    Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5.    Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 6.    Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 7.    Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

ARTICLE IX

AMENDMENTS

Section 1.    Amendments. If provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the Board of Directors.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation

Law, and our bylaws will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we will enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with its future directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

Exhibit No.	Description

2.1	Master Reorganization Agreement (attached as Annex I to the Information Statement/Prospectus that forms a part of this Registration Statement).

3.1	Certificate of Incorporation of New Atlas HoldCo Inc.

3.2	Form of Amended and Restated Certificate of Incorporation of New Atlas HoldCo Inc. (attached as Annex II to the Information Statement/Prospectus that forms a part of this Registration Statement).

3.3	Bylaws of New Atlas HoldCo Inc.

3.4	Form of Amended and Restated Bylaws of New Atlas HoldCo Inc. (attached as Annex III to the Information Statement/Prospectus that forms a part of this Registration Statement).

4.1	Form of Common Stock Certificate of New Atlas HoldCo Inc.

5.1	Opinion of Vinson & Elkins L.L.P.

8.1	Opinion of Vinson & Elkins L.L.P. regarding certain U.S. federal income tax matters.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm to Atlas Energy Solutions Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm to Atlas Sand Company, LLC.

23.3	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).

23.4	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 8.1 hereto).

23.5	Consent of John T. Boyd Company, independent mining engineers and geologists.

24.1	Power of Attorney (included on the signature page hereto).

99.1	John T. Boyd Company Summary of Reserves at December 31, 2021.

99.2	Addendum to Summary Reserve Report of John T. Boyd Company as of December 31, 2022.

Exhibit No.	Description

99.3	Consent of Ben M. “Bud” Brigham (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

99.4	Consent of Gayle Burleson (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

99.5	Consent of Stephen C. Cole (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

99.6	Consent of Stacy Hock (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

99.7	Consent of A. Lance Langford (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

99.8	Consent of Mark P. Mills (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

99.9	Consent of Douglas Rogers (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

99.10	Consent of Robb L. Voyles (to be appointed to the Board of Directors of New Atlas HoldCo Inc.).

101.INS	Inline XBRL Instance Document (the XBRL Instance Document does not appear in the Interactive Data File because its iXBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 1, 2023.

NEW ATLAS HOLDCO INC.

/s/ Ben M. Brigham
Name: Ben M. Brigham
Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John Turner and Dathan C. Voelter, or either of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of August 1, 2023.

Signatures	Title

/s/ Ben M. Brigham Ben M. Brigham	Executive Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ John Turner John Turner	President and Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Dathan C. Voelter Dathan C. Voelter	Director